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As filed with the Securities and Exchange Commission on November 24, 2004

Registration No. 333-118827

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7011 (Primary Standard Industrial Classification Code Number)	27-0099920 (IRS Employer Identification Number)
3355 Las Vegas Boulevard South Las Vegas, Nevada 89109 (702) 414-1000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frederick H. Kraus, Esq.
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 414-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	Raymond Y. Lin, Esq. Kirk A. Davenport II, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4834 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public:
 As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 24, 2004.

23,809,524 Shares Las Vegas Sands Corp. Common Stock

        This is an initial public offering of shares of common stock of Las Vegas Sands Corp. All of the shares of common stock are being sold by Las Vegas Sands Corp.

        Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $20.00 and $22.00. Las Vegas Sands Corp. common stock has been approved for listing on the New York Stock Exchange under the symbol "LVS".

        See "Risk Factors" on page 16 to read about factors you should consider before buying shares of the common stock.

        NEITHER THE NEVADA STATE GAMING CONTROL BOARD, THE NEVADA GAMING COMMISSION NOR ANY OTHER GAMING REGULATORY AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Las Vegas Sands Corp.	$	$

        To the extent that the underwriters sell more than 23,809,524 shares of common stock, the underwriters have the option to purchase up to an additional 3,571,429 shares from Las Vegas Sands Corp. at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on                          , 2004.

Goldman, Sachs & Co.

Citigroup
JPMorgan
Lehman Brothers
Merrill Lynch & Co.
UBS Investment Bank	Jefferies & Company, Inc.

Prospectus dated                  , 2004.

Venetian Casino Resort

Venetian Main Lobby

Gondola Rides Along the Grand Canal

Only All-Suites Hotel in Las Vegas

Meeting and Convention Facilities

High-End Casino Offerings

Venezia Tower Main Lobby

Palazzo Casino Resort in Las Vegas, Nevada (Under Construction)

Palazzo Casino Resort with Venetian in Background (Graphic Model)

High-End Retail Offerings (Rendering)

View from the Las Vegas Strip (Rendering)

Main Reception Area (Rendering)

Venetian Casino Resort in Macau, China (To Be Constructed)

Macao Venetian Casino Resort (Rendering)

We have no financing in place for the construction of the Venetian Casino Resort in Macau

PROSPECTUS SUMMARY

        This summary highlights all material information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our common stock under the caption "Risk Factors" and our financial statements and related notes included elsewhere in this prospectus before making an investment decision. Except as the context otherwise requires, references in this prospectus to the "Company," "we," "our" or "us" are to Las Vegas Sands Corp. and its consolidated subsidiaries, and the term "Las Vegas Sands Opco" refers to Las Vegas Sands, Inc., our operating subsidiary. Unless otherwise indicated, the information in this prospectus gives effect to our holding company merger and the other transactions described in "Reorganization Transactions" below. Unless otherwise indicated, the "pro forma" information in this prospectus gives effect to the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements." Some of the statements in this summary are forward-looking statements.

Our Company

Overview

        We own and operate the Venetian Casino Resort and the Sands Expo and Convention Center in Las Vegas, Nevada, and the Sands Macao Casino in Macau, China. We are also in the process of developing two additional casino resorts: the Palazzo Casino Resort, which will be adjacent to and connected with the Venetian Casino Resort, and the Macao Venetian Casino Resort in Macau. We have also entered into certain agreements to develop gaming properties in the United Kingdom and are exploring other gaming entertainment opportunities in Asia, Europe and the United States.

        We were incorporated in Nevada in August 2004. We are currently a subsidiary of Las Vegas Sands Opco. Immediately prior to the closing of this offering, Las Vegas Sands Opco will merge into a subsidiary of ours and we will acquire 100% of the capital stock of Las Vegas Sands Opco. Las Vegas Sands Opco was incorporated in Nevada in 1988.

        Upon consummation of this offering, Sheldon G. Adelson and trusts for the benefit of Mr. Adelson and his family members will beneficially own approximately 88.1% of our outstanding common stock. As a result, following this offering, Mr. Adelson will continue to exercise significant influence over our business policies and affairs. In particular, Mr. Adelson will be able to control the composition of our board of directors and any action requiring the approval of our stockholders, such as the adoption of amendments to our articles of incorporation and the approval of a merger or sale of substantially all of our assets.

Our Las Vegas Properties

        The Venetian Casino Resort is one of the most successful properties on Las Vegas Boulevard (known as the "Strip") based on revenues and one of the largest and most luxurious casino resorts in the world. It is a Renaissance Venice-themed casino resort situated at one of the premier locations on the Strip, across from the Mirage and the Treasure Island Hotel and Casino and next to the Wynn Las Vegas Resort, which is currently under construction. Since its opening, the Venetian Casino Resort has been a "must-see" destination that provides visitors with first-class accommodations, gaming, entertainment, dining and meeting facilities and shopping at the first all-suites hotel on the Strip. The Venetian Casino Resort includes 4,027 suites, a gaming facility of approximately 116,000 square feet consisting of approximately 2,000 slot machines and 139 table games, and the Congress Center, a meeting and conference facility of approximately 650,000 square feet. In addition, The Grand Canal Shoppes located within the Venetian Casino Resort and owned by a third party offers approximately 440,000 square feet of shopping, dining and entertainment space. During the nine months ended September 30, 2004, our occupancy rate (total occupied rooms divided by total available rooms) was 98.3% and our average daily room rate was $219.

        The Venetian Casino Resort is directly connected to our Sands Expo and Convention Center, which we refer to as the Sands Expo Center, a 1.15 million square foot convention and trade show facility. Our ability to attract and accommodate trade show and convention business has been a key contributor to our success. Management believes that the Venetian Casino Resort and the Sands Expo Center, with 4,027 suites and a combined 1.8 million square feet of meeting and convention space, together comprise one of the largest hotel and meeting complexes in the world. This complex benefits from its prime location in Las Vegas, which is one of the most visited convention and trade show destinations in the United States. During 2003, approximately 5.7 million visitors attended trade shows and conventions in Las Vegas, with approximately 16% of these visitors attending events at the Sands Expo Center. The demand for rooms generated by visitors at the Sands Expo Center contributed to our mid-week occupancy rate (the occupancy rate from Sunday night through Thursday night only) of 97.2% during the first nine months of 2004, which compares favorably to the Las Vegas mid-week average occupancy rate of 86.9% during that period.

        In August 2004, we began construction of the Palazzo Casino Resort, our second world-class luxury hotel, casino and resort in Las Vegas. The Palazzo Casino Resort will have a design and ambiance reminiscent of high-end locales such as Beverly Hills, Bel Air and Rodeo Drive. The Palazzo Casino Resort will consist of an all-suites 50-floor luxury hotel tower with approximately 3,025 rooms, a gaming facility of approximately 105,000 square feet, an enclosed shopping, dining and entertainment complex of approximately 400,000 square feet, which we refer to as the Phase II mall, and additional meeting and conference space of approximately 450,000 square feet (which will comprise an addition to the Congress Center). Upon completion of the Palazzo Casino Resort, our combined Las Vegas facilities will have approximately 2.25 million gross square feet of meeting and convention space. We expect to fund the construction of the Palazzo Casino Resort at its current budget of approximately $1.6 billion (exclusive of land) with proceeds from the sale of The Grand Canal Shoppes, operating cash flow and debt financings. We have obtained facilities or commitments for all of the debt financing for the construction of the Palazzo Casino Resort at its current budget. We expect to open the Palazzo Casino Resort during the second quarter of 2007.

        The Las Vegas market has shown consistent growth over both the near and long terms in both visitation and expenditures and has one of the highest hotel occupancy rates of any major market in the United States. According to the Las Vegas Convention and Visitors Authority (the "LVCVA"), the number of visitors traveling to Las Vegas has increased at a steady and significant rate over the last ten years, from 23.5 million visitors in 1993 to 35.5 million visitors in 2003. According to the LVCVA, Las Vegas was the most popular trade show destination in the United States in 2003. In 2003, Las Vegas hosted 38 of the largest 200 trade shows in the United States in terms of net square footage and was one of the most popular convention destinations in the United States. In 2003, Las Vegas was among the most popular travel destinations in the United States with hotel occupancy rates among the highest of any major market in the country. To accommodate this popularity, Las Vegas has experienced a period of rapid hotel development, with the number of hotel and motel rooms in Las Vegas increasing from 86,053 in 1993 to 130,482 in 2003 (a 4.3% compound annual growth rate), according to the LVCVA. The concentration of luxury and themed casino hotels and resorts is expected to continue encouraging visitor interest in Las Vegas as a trade show, convention and vacation destination and, as a result, increase overall demand for hotel rooms, gaming and entertainment. An increasing number of destination resorts are developing non-gaming entertainment to complement their gaming activities in order to draw additional visitors. According to the LVCVA, while gaming revenues in Clark County (which includes the Las Vegas metropolitan area) have increased from $4.7 billion in 1993 to $7.8 billion in 2003 (a 5.2%

compound annual growth rate), non-gaming tourist revenues increased from $10.4 billion in 1993 to $24.9 billion in 2003 (a 9.1% compound annual growth rate).

The Macau Properties

        We are currently the sole government-approved subconcessionaire under one of only three concessions granted to operate casinos in Macau, China. One of the world's largest gaming markets with approximately $3.7 billion in gaming revenue in 2003, Macau is located in a highly-populated region of the world that we believe is currently underserved by its regional gaming facilities. Macau is the only location in China that permits casino gaming and is located in a highly-populated region of the world with approximately 1.0 billion people living within a three-hour flight of Macau. In October 2004, there were approximately 1.5 million visitors to Macau according to the Macau Statistics and Census Service. The Chinese government has recently removed certain internal travel restrictions, allowing mainland Chinese from certain urban centers and economically developed regions to visit Macau without joining a tour group, and increased the amount of renminbi (the Chinese currency) that Chinese citizens are permitted to bring into Macau. We expect tourism in Macau to continue to grow as the Chinese government continues to implement its policy of liberalizing historical restrictions on travel and currency movements.

        On May 18, 2004, we opened the first phase of the Sands Macao, the first Las Vegas-style casino to open in Macau, located in the heart of Macau's gaming district. The remaining portion of the Sands Macao opened in late August 2004. The property offers approximately 328 table games and approximately 670 slot machines or similar electronic gaming devices, numerous restaurants, luxurious VIP suites and gaming room facilities and other high-end services and amenities. Management believes that the Sands Macao is the premier facility in the region, with a quality of construction, first-class accommodations and high-end amenities that are not available at competing facilities. In October 2004, the Sands Macao had 825,651 visits (based on a metal detector machine count of the total number of persons entering into the casino from its four entry points).

        We also intend to build, own and operate under our subconcession the Macao Venetian Casino Resort, an all-suites hotel, casino and convention center complex with a Venetian- style theme similar to that of our Las Vegas property, in Cotai (an area of reclaimed land between the islands of Taipa and Coloane in Macau). In connection with this development, we are sponsoring a plan for the development of a "Cotai Strip" designed to meet the demand generated by the rapidly-growing Asian gaming market. We have submitted to the Macau government a development plan that comprises six other hotel developments in addition to the Macao Venetian Casino Resort, constructed on an area of about 80 hectares in Cotai. The proposed development is expected to include hotels, exhibition and conference facilities, casinos (which we plan to operate), showrooms, shopping malls, spas, world-class restaurants and entertainment facilities and other attractions. As the anchor property at the corner of entry to the Cotai Strip, the Macao Venetian Casino Resort is expected to include approximately 3,000 suites (with 1,500 suites fully completed at opening and another 1,500 suites to be completed at a future date depending upon market conditions and demand), 546,000 square feet of gaming facilities, 1.0 million square feet of gross retail space and 1.8 million square feet of meeting and convention facilities. The completion of the Macao Venetian Casino Resort is not dependent upon governmental approval of the Cotai development plan and development has begun with a scheduled opening date in the first quarter of 2007. We currently estimate that the cost for the Macao Venetian Casino Resort will be approximately $1.8 billion. The other six hotel developments on the Cotai Strip will be developed, constructed and financed by independent lodging companies and investor groups. We have entered into six non-binding letters of intent for these hotel developments. After development, subject to Macau government approval, we plan to lease and operate the casinos and showroom portions of these facilities under our gaming subconcession while these third parties will operate the hotel, retail and meeting space portions together with associated amenities.

Business Strategy and Competitive Strengths

        Our primary business objective is to become the leading worldwide operator of premium destination casino resorts and uniquely branded gaming entertainment properties in order to drive superior returns on invested capital, increase asset value and maximize value for our stockholders. We have developed distinct but interrelated strategies for our Las Vegas operations and our global expansion plan.

  Las Vegas Strategy

        Our Las Vegas strategy is to create a unique, world-class, "must-see" destination resort complex that caters to premium clientele and effectively leverages our convention-driven business model. To implement this strategy, we intend to:

  •
  expand on our operation of uniquely-themed "must-see" destination resort facilities that are strategically located at the heart of the Las Vegas Strip;

  •
  drive recurring, predictable high hotel occupancy and casino use rates, especially during mid-week periods, through events held at our convention facilities which generate significant non-hotel traffic during these periods;

  •
  capture superior hotel room rates through a differentiated all-suites offering of first-class services and high-end resort facilities. In the first nine months of 2004, the Venetian Casino Resort's average daily room rate was approximately $219 compared to $89 for Las Vegas during this period, according to the LVCVA;

  •
  target higher-budget customers who drive incremental revenues through a unique offering of exceptional hospitality, restaurant shopping and gaming facilities;

  •
  attract world-famous chefs, prestigious art institutions, premium retailers and first-class leisure facilities at our casino resort facilities and leverage the international recognition of these brands to promote our own Venetian brand;

  •
  develop Asian-focused offerings to meet the expectations of high-end Asian customers whom we expect will represent an increasing percentage of premium gaming customers as Asian gaming markets grow and our Macau operations expand; and

  •
  capture operating efficiencies through the development and management of three interconnected facilities, the Venetian Casino Resort, the Sands Expo Center and the Palazzo Casino Resort, which were originally designed to complement each other and form the largest integrated hotel and convention facility in the world.

  Global Expansion Strategy

        Our global expansion strategy is to aggressively pursue development opportunities in gaming markets worldwide with attractive growth prospects. To implement this strategy, we intend to:

  •
  showcase our successful Las Vegas properties to position ourselves as a casino developer and operator of choice and win new development opportunities in jurisdictions that are turning to large-scale casino resorts projects as catalysts for economic expansion;

  •
  take full advantage of our "first mover" status in Macau to fine-tune the appeal of our offerings to the Asian mass-market and our marketing methods in support of further development in the region;

  •
  leverage Macau's position as the only legalized gaming locale in China and its proximity to densely populated, wealthy and rapidly developing regions;

  •
  position the Sands Macao as a day-trip mass-market product and the Macao Venetian Casino Resort and the Cotai Strip resorts as destination resorts that promote multi-day visits;

  •
  deliver the Las Vegas experience to the Asian marketplace to satisfy the largely untapped high demand for Las Vegas-style gaming facilities in the region;

  •
  aggressively pursue development opportunities in other emerging markets with attractive growth prospects, including the United Kingdom where the legislative process for the expansion of casino gaming is currently underway; and

  •
  extend our successful "Sands," "Venetian" and "Palazzo" brands worldwide and cross-market our Las Vegas offerings as international opportunities arise.

  Competitive Risks

        As further described in "Risk Factors" beginning on page 16 of this prospectus, we operate in a highly competitive industry that is particularly sensitive to consumer spending, economic downturns and terrorist acts, and our planned construction project for the Palazzo Casino Resort is subject to substantial risks. Also, our international operations are subject to certain political and economic risks. We have substantial investment obligations in Macau which we must fulfill by agreed-upon deadlines or we may lose the right to operate the Sands Macao and our other Macau properties. Competition in Macau is intense and is expected to intensify as the other concessionaires, including our competitor Wynn Resorts, open new properties and could intensify further if additional gaming concessions and subconcessions are granted by the Macau government.

  Experienced Management Team

        Our senior management team has an average of approximately 30 years of experience in the hotel, gaming and convention industries. The team is significantly incentivized through its ownership in our company. We also have a 24-person in-house development and construction staff, the senior management of which averages more than 35 years of experience, including an average of six years with our company.

Reorganization Transactions

        Prior to this offering, our business was conducted by Las Vegas Sands Opco and its subsidiaries. Mr. Adelson, our principal stockholder, and trusts for the benefit of Mr. Adelson and his family members beneficially owned approximately 94.3% of Las Vegas Sands Opco prior to this offering.

        Our management team and significant stockholders plan to create a holding company for operational and financial flexibility. Therefore, immediately prior to the closing of this offering we will acquire 100% of the capital stock of Las Vegas Sands Opco. This will be effected by merging Las Vegas Sands Opco with and into our wholly-owned subsidiary, with Las Vegas Sands Opco surviving as our operating subsidiary. We refer to this merger as the "holding company merger." In connection with the holding company merger, holders of Las Vegas Sands Opco's common stock will receive 266.0327553 shares of our common stock for each share of Las Vegas Sands Opco common stock that they own and we will receive all of the outstanding shares of common stock of Las Vegas Sands Opco. Each option to purchase one share of common stock of Las Vegas Sands Opco will be converted into an option to purchase 266.0327553 shares of our common stock. Investors in this offering will purchase shares of our common stock. Based upon an assumed initial public offering price of $21.00 per share, the mid-point of the range shown on the cover of the prospectus, the 326,190,476 shares to be issued in the holding company merger would be valued at approximately $6.8 billion.

        On July 29, 2004, Las Vegas Sands Opco acquired all of the capital stock of Interface Group Holding Company, Inc., which we refer to as Interface Holding, from Mr. Adelson in exchange for 220,370 shares of Las Vegas Sands Opco common stock. Interface Holding indirectly owns the Sands Expo Center and holds a redeemable preferred interest in Las Vegas Sands Opco's wholly-owned subsidiary Venetian Casino Resort, LLC. These transactions are referred to collectively as the Interface transactions. The Interface transactions were consummated in anticipation of entering into financing arrangements for the Palazzo Casino Resort. The acquisition of Interface Holding was approved by a committee of independent directors of Las Vegas Sands Opco. The acquisition consideration was the result of negotiations among Mr. Adelson, senior management and an independent director of Las Vegas Sands Opco. The factors used to determine the value of the capital stock of Interface Holding included:

  •
  an independent appraisal that concluded that the value of the Sands Expo Center was $170.0 million;

  •
  the unique value the Sands Expo Center represents to the Venetian Casino Resort because of the significant mid-week business generated, which was determined subjectively to be $30.0 million;

  •
  the aggregate liquidation preference of the preferred interest in Venetian Casino Resort, LLC at the time of acquisition, which was determined to be $255.2 million based on the unpaid principal amount at that time of $121.7 million and accrued and unpaid preferred return of $133.5 million; and

  •
  the outstanding indebtedness of Interface Holding and its subsidiaries at the time of acquisition, which was $124.3 million.

Based upon those factors, the value of the Interface Holding capital stock received by Las Vegas Sands Opco at the time of the acquisition was determined to be approximately $331.0 million.

        The factors used to determine the $1,500 per share price of Las Vegas Sands Opco common stock issued to Mr. Adelson in the Interface Holding acquisition included:

  •
  the financial and operating performance of Las Vegas Sands Opco;

  •
  a valuation of Las Vegas Sands Opco based on market comparison, net underlying asset and earnings capacity methodologies that were similar to those used by the company to determine the exercise price of the stock options that it granted at substantially the same time under its stock option plan;

  •
  the recent opening of the Sands Macao and the risks associated with a new business venture and reaching final construction completion on the Sands Macao; and

  •
  the risks and uncertainties related to the construction and financing of the Palazzo Casino Resort and the Venetian Macau Casino Resort.

        Following this acquisition, Las Vegas Sands Opco made an equity contribution of approximately $27.0 million to Interface Group-Nevada, Inc., the direct owner of the Sands Expo Center and a wholly-owned subsidiary of Interface Holding. On July 30, 2004, Interface Group-Nevada entered into a $100.0 million mortgage loan, which we refer to as the Interface mortgage loan. It then used the proceeds from that loan and a portion of the approximately $27.0 million equity contribution to repay in full $124.3 million of outstanding notes payable under its prior mortgage loan from an unaffiliated entity, and to pay related fees and expenses. We refer to this refinancing as the Interface Refinancing.

        As a result of this offering, Las Vegas Sands Opco will convert from a subchapter S corporation to a taxable "C" corporation for income tax purposes and intends to declare a tax distribution to all of its stockholders, which includes Mr. Adelson, immediately prior to the proposed conversion. The tax distribution will be payable shortly after this offering. The amount of the tax distribution will be based on the estimated taxable income of Las Vegas Sands Opco for fiscal 2004 and the highest aggregate effective marginal rate of federal, state and local income tax (or, if applicable, alternative minimum tax) to which any stockholder of Las Vegas Sands Opco immediately prior to the conversion would be subject, as provided under Las Vegas Sands Opco's debt instruments. We estimate the aggregate amount to be distributed will be approximately $23.9 million.

Benefits to Affiliates

        Our affiliates have received or will receive significant benefits in connection with the transactions described in "Reorganization Transactions" above.

        In the Interface acquisition, Mr. Adelson received 220,370 shares of Las Vegas Sands Opco common stock. After giving effect to the holding company merger and based upon an assumed initial price of $21.00 per share, the mid-point of the range shown on the cover of this prospectus, those shares would be converted into 58,625,638 of our shares with a value of approximately $1.23 billion.

        Immediately prior to the consummation of the Interface transactions, Interface Holding made an approximately $15.2 million distribution of cash and assets unrelated to the Sands Expo Center to Mr. Adelson, which we refer to as the Interface Distribution. The value of these assets was excluded in determining the value of the consideration Las Vegas Sands Opco paid to Mr. Adelson in the Interface transactions.

        The table below sets forth the number of our shares of common stock beneficially owned by certain of our affiliates following the holding company merger and the estimated tax distribution amounts to be received by these affiliates in connection with the proposed conversion of Las Vegas Sands Opco from a subchapter S corporation to a taxable "C" corporation (assuming an estimated aggregate tax distribution of $23.9 million):

Name	Las Vegas Sands Opco Shares Beneficially Owned Prior to the Offering	Common Shares of the Las Vegas Sands Corp. to be issued	Estimated Tax Distribution Amount
Sheldon G. Adelson	863,052	229,600,102	$3,721,000
Sheldon G. Adelson 2002 Remainder Trust	151,696	40,356,105	3,911,000
Sheldon G. Adelson 2002 Four-Year LVSI Annuity Trust	114,302	30,408,076	13,872,000
Sheldon G. Adelson 2004 Two-Year Annuity Trust	29,620	7,879,890	2,026,000
William P. Weidner	13,524	3,597,827	97,000
Irrevocable Trust of William P. Weidner	9,980	2,655,007	71,000
Bradley H. Stone	17,628	4,689,625	90,000
Robert G. Goldstein	11,752	3,126,417	60,000
Charles D. Forman	2,500	665,082	—
Harry Miltenberger	800	212,826	22,000

        In connection with the proposed conversion of Las Vegas Sands Opco from a subchapter S corporation to a taxable "C" corporation for income tax purposes, Las Vegas Sands Opco also expects to enter into an indemnification agreement pursuant to which it will agree to indemnify those of our stockholders who were stockholders of Las Vegas Sands Opco immediately prior to the proposed conversion, including Mr. Adelson and all of the other persons listed in the above table, and Mr. Adelson as the former stockholder of Interface Holding, against certain tax liabilities incurred by these stockholders with respect to taxable periods during which Las Vegas Sands Opco and Interface Holding, respectively, were subchapter S corporations for income tax purposes.

        Finally, we will grant demand and piggy-back registration rights to certain of our stockholders, including Mr. Adelson and all of the other persons listed in the table above, with respect to their shares of our common stock under a registration rights agreement.

Construction of Palazzo Casino Resort and Related Financing Transactions

        The Palazzo Casino Resort is expected to cost us approximately $1.6 billion (exclusive of land and certain incentive payments to executives made in July 2004). In addition, we expect tenants will make significant additional expenditures to build out stores and restaurants in the Palazzo Casino Resort. The Palazzo Casino Resort is expected to open during the second quarter of 2007. As of September 30, 2004, Las Vegas Sands Opco had incurred approximately $152.3 million in design, pre-development and construction costs for the Palazzo Casino Resort.

        On August 20, 2004, Las Vegas Sands Opco entered into a $1.010 billion senior secured credit facility and on September 30, 2004, subsidiaries of Las Vegas Sands Opco entered into a $250.0 million construction loan to, among other things, finance the Palazzo Casino Resort construction costs. In addition, Las Vegas Sands Opco has a commitment for a furniture, fixtures and equipment ("FF&E") credit facility of up to $135.0 million. Las Vegas Sands Opco used a portion of the proceeds from its new $1.010 billion senior secured credit facility to repay in full its prior senior secured credit facility and pay for transaction costs. Las Vegas Sands Opco intends to use the remaining proceeds from this facility, proceeds from the Phase II mall construction loan and the FF&E credit facility, the remaining net proceeds from the sale of The Grand Canal Shoppes described below and a portion of its operating cash flow to fund the development and construction costs for the Palazzo Casino Resort, and to pay related fees and expenses. These financings and the use of proceeds therefrom, are collectively referred to throughout this prospectus as the financing transactions.

Sale of The Grand Canal Shoppes and Lease of Restaurant and Retail Assets

        On May 17, 2004, Las Vegas Sands Opco sold The Grand Canal Shoppes and leased certain restaurant and other retail assets of the Venetian Casino Resort for approximately $766.0 million in gross proceeds to a subsidiary of General Growth Properties ("GGP"). Las Vegas Sands Opco used a portion of the proceeds from the sale of The Grand Canal Shoppes to repay the $120.0 million secured loan facility relating to The Grand Canal Shoppes, which we refer to as the secured mall facility, repurchase $6.4 million in principal amount of its mortgage notes pursuant to an asset sale offer, make tax distributions to all of its stockholders at the time in the aggregate amount of $100.0 million and make incentive payments to its executive officers, Messrs. Adelson, Weidner, Stone and Goldstein, in the aggregate amount of $62.2 million for the significant value they created for Las Vegas Sands Opco in connection with arranging for the sale of the Phase II mall. The tax distributions were made in order to provide these stockholders with funds to pay taxes attributable to taxable income of Las Vegas Sands Opco (including the taxable income of Las Vegas Sands Opco associated with the sale of The Grand Canal Shoppes) that flowed through to them by virtue of Las Vegas Sands Opco's status as a subchapter S corporation for income tax purposes. Las Vegas Sands Opco intends to use the remaining net proceeds from The Grand Canal Shoppes sale to finance a portion of the cost of constructing the Palazzo Casino Resort.

        As part of The Grand Canal Shoppes sale, Las Vegas Sands Opco entered into an agreement with GGP to construct and sell the shopping, dining and entertainment complex of the Palazzo Casino Resort. The purchase price that GGP has agreed to pay for the Phase II mall is the greater of $250.0 million and the Phase II mall's net operating income for months 19 through 30 of its operations (assuming that the rent due from all tenants in month 30 was actually due in each of months 19 through 30) divided by a capitalization rate. The capitalization rate is .06 for every dollar of net operating income up to and including $38.0 million and .08 for every dollar of net operating income above $38.0 million.

Corporate and Ownership Structure

        Set forth below is our ownership structure showing our principal subsidiaries upon consummation of this offering (assuming that the underwriters' overallotment option is not exercised).

        Our principal executive office is located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Our telephone number at that address is (702) 414-1000. Our website address is www.venetian.com. The information on our website is not part of this prospectus.

        Las Vegas Sands Opco owns 90% of the capital stock and 100% of the economic interest in the capital stock of Venetian Macau S.A., the owner and operator of the Sands Macao casino. Under the requirements of applicable Macau law, two individuals own 10% and 0.005%, respectively, of the capital stock of Venetian Macau S.A. However, each of them has assigned all of his respective economic interest in the shares to Las Vegas Sands Opco's subsidiary Venetian Venture Development Intermediate Limited.

Sheldon G. Adelson and Adelson Family Trusts
88.1% common stock (direct ownership)
Directors and Senior Management including former officers
5.1% common stock (direct ownership)
Public Stockholders
6.8% common stock
Las Vegas Sands Corp.
(Nevada)
100% common stock (direct ownership)
Las Vegas Sands, Inc. ("Las Vegas Sands Opco") (casino operator of the Venetian Casino Resort, Las Vegas)
(Nevada)
100% (direct ownership)
100% interest (direct ownership)
Interface Group Holding Company, Inc. (holding company)
(Nevada)
100% preferred interest
Venetian Casino Resort, LLC (owner of the Venetian Casino Resort, Las Vegas)
(Nevada)
100% interest (indirect ownership)
Interface Group-Nevada, Inc. (owner of the Sands Expo Center)
(Nevada)
100% interest (indirect ownership)
Venetian Venture Development Intermediate Limited (holding company)
(Cayman Islands)
100% economic interest
Phase II Mall Subsidiary, LLC (owner of the Phase II Mall)
(Delaware)
Lido Casino Resort, LLC (owner of the Palazzo Casino Resort)
(Nevada)
Venetian Macau S.A. (owner and operator of the Sands Macao Casino, Macau)
(Macau)

The Offering

Common stock offered by us	23,809,524 shares.
Common stock to be outstanding immediately after this offering	350,000,000 shares.
New York Stock Exchange symbol	"LVS".
Use of proceeds
We intend to use the net proceeds from the sale of the shares for general corporate purposes and working capital. In particular, we may use the net proceeds to fund our development projects in Macau, the United Kingdom and other jurisdictions.
Dividends	We do not expect to pay cash dividends on our common stock in the foreseeable future.
Risk Factors
Investment in our common stock involves substantial risks. You should carefully read and consider the information set forth under "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

        Unless we specifically state otherwise, the information in this prospectus:

  •
  assumes that our common stock will be sold at $21.00 per share, which is the mid-point of the range set forth on the cover of this prospectus;

  •
  assumes that the underwriters will not exercise the over-allotment option granted to them by us;

  •
  gives effect to the holding company merger and the exchange of each outstanding share of Las Vegas Sands Opco common stock into 266.0327553 shares of our common stock; and

  •
  excludes, in the number of shares of common stock to be outstanding after this offering, options to purchase 2,805,163 shares of common stock that will be outstanding immediately upon consummation of this offering, at a weighted-average exercise price of $17.78 per share (assuming an initial public offering price of $21.00, the mid-point of the range shown on the cover of this prospectus).

Summary Historical and Pro Forma Financial and Other Data

        The historical statement of operations and other financial data of Las Vegas Sands Opco for the years ended December 31, 2001, 2002 and 2003 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The historical statement of operations and other financial data of Las Vegas Sands Opco for the nine months ended September 30, 2003 and 2004 and the balance sheet data of Las Vegas Sands Opco at September 30, 2004 are derived from, and are qualified by reference to, the unaudited consolidated financial statements of Las Vegas Sands Opco for these periods included elsewhere in this prospectus. The audited and unaudited consolidated financial statements included elsewhere in this prospectus have been restated due to the acquisition on July 29, 2004 of all of the common stock of Interface Holding from our principal stockholder. Las Vegas Sands Opco has accounted for this acquisition as a reorganization of entities under common control, in a manner similar to a pooling-of-interests. In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations of Las Vegas Sands Opco for those periods. The results of operations of Las Vegas Sands Opco for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year or for any future period. The unaudited pro forma statement of operations and balance sheet data of Las Vegas Sands Opco is derived from the unaudited condensed consolidated pro forma financial statements appearing elsewhere in this prospectus and give effect to The Grand Canal Shoppes sale and certain other transactions described under "Unaudited Pro Forma Condensed Consolidated Financial Statements." The other operating data for all periods presented have been derived from our internal records. The following information should be read in conjunction with "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, the related notes and other financial information included elsewhere in this prospectus.

Pro Forma Financial Data

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues
Casino	$272,804	$468,786
Rooms	251,397	236,174
Food and beverage	80,207	92,544
Retail and other	91,037	77,575

	695,445	875,079
Promotional allowances	(44,839)	(42,374)

Net revenues	650,606	832,705
Operating expenses
Casino	128,170	214,204
Rooms	64,819	58,444
Food and beverage	40,177	48,635
Retail and other	46,745	44,406
Provision for doubtful accounts	8,197	9,561
General and administrative	124,212	121,085
Corporate expense(2(b))	10,176	123,857
Rental expense	7,571	7,421
Pre-opening and developmental expense	10,525	24,512
Depreciation and amortization	48,708	49,905
Loss on disposal of assets(2(b))	—	30,635

	489,300	732,665

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
	(dollars in thousands, except per share data)
Operating income	161,306	100,040
Interest expense, net	(117,139)	(94,831)
Other income	887	—

Income before provision for income taxes	45,054	5,209
(Provision) benefit for income taxes	(20,306)	7,326

Net income	$24,748	$12,535

Per share data
Basic earnings per share(1)	$.08	$.04

Diluted earnings per share(1)	$.08	$.04

Weighted average shares outstanding (basic)(1)	324,658,393	324,998,916
Weighted average shares outstanding (diluted)(1)	325,190,456	325,260,426
Other Financial Data
EBITDA(2)	$210,901	$149,945
	As of September 30, 2004
	Actual	Pro Forma	As Adjusted(3)
	(dollars in thousands)
Balance Sheet Data
Cash and cash equivalents	$622,198	$598,262	$1,064,512
Restricted cash and cash equivalents	$374,890	$374,890	$374,890
Total assets	$2,785,511	$2,779,046	$3,245,296
Long term debt	$1,777,810	$1,777,810	$1,777,810
Stockholders' equity	$525,279	$501,911	$968,161

Summary Historical Financial and Operating Data

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(dollars in thousands, except other operating and per share data)
Statement of Operations Data
Revenues
Casino	$227,240	$256,484	$272,804	$205,927	$468,786
Rooms	204,242	206,706	251,397	181,682	236,174
Food and beverage	59,490	67,645	80,207	60,929	92,544
Retail and other	138,595	126,709	132,202	101,297	94,354

	629,567	657,544	736,610	549,835	891,858
Less—Promotional allowances	(42,594)	(34,208)	(44,856)	(31,505)	(42,379)

Net revenues	586,973	623,336	691,754	518,330	849,479

Operating expenses
Casino	139,223	118,843	128,170	95,608	214,204
Rooms	50,039	53,435	64,819	47,196	58,444
Food and beverage	29,391	35,144	40,177	30,563	48,635
Retail and other	54,377	51,332	53,556	43,913	46,657
Provision for doubtful accounts	20,198	21,393	8,084	5,534	9,561
General and administrative	105,063	112,913	126,134	88,134	121,788
Corporate expense	6,079	10,114	10,176	6,621	123,857
Rental expense	8,074	7,640	10,128	8,216	8,307
Pre-opening and developmental expense	355	5,925	10,525	6,717	24,512
Depreciation and amortization	43,972	46,662	53,859	38,465	51,729
Loss on disposal of assets	—	—	—	—	30,635
Gain on sale of The Grand Canal Shoppes	—	—	—	—	(417,822)

	456,771	463,401	505,628	370,967	320,507

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(dollars in thousands, except other operating and per share data)
Operating income	130,202	159,935	186,126	147,363	528,972
Interest expense, net	(119,007)	(121,432)	(120,317)	(89,230)	(96,483)
Other income (expense)	(1,938)	1,045	825	820	(9)
Loss on early retirement of debt(4)	(1,383)	(51,392)	—	—	(6,553)

Net income (loss)	$7,874	$(11,844)	$66,634	$58,953	$425,927

Per share data
Basic earnings (loss) per share(1)	$6.45	$(9.71)	$54.60	$48.31	$348.65
Diluted earnings (loss) per share(1)	$6.45	$(9.71)	$54.51	$48.19	$348.37
Dividends declared per share(5)	$—	$—	$3.44	$—	$100.81
Weighted average shares outstanding (basic)(1)	1,220,370	1,220,370	1,220,370	1,220,370	1,221,650
Weighted average shares outstanding (diluted)(1)	1,220,370	1,220,370	1,222,370	1,223,370	1,222,633
Other Financial Data
Net cash provided by operating activities	$65,752	$86,842	$137,116	$116,957	$299,166
Net cash provided by (used in) investing activities	$(60,291)	$(240,237)	$(298,326)	$(260,873)	$89,694
Net cash provided by (used in) financing activities	$(66)	$194,119	$207,520	$190,686	$80,545
Capital expenditures	$56,025	$136,740	$279,948	$222,172	$326,988
EBITDA(2)	$170,853	$156,250	$240,810	$186,648	$574,139
Other Las Vegas Properties Operating Data
Occupancy(6)(7)	94.6%	95.6%	96.0%	97.3%	98.3%
Average daily room rate(6)(8)	$196	$196	$204	$203	$219
Revenue per available room(6)(9)	$185	$187	$195	$198	$215
Average number of table games(6)(10)	123	126	126	127	135
Table games drop per unit per day(6)(11)	$21,560	$18,808	$17,969	$17,772	$20,286
Average number of slot machines(6)(12)	2,159	2,036	1,995	1,992	2,001
Slot machine win per unit per day(6)(13)	$130	$136	$165	$158	$191
Number of Sands Expo Center visitors per day(6)(14)	9,445	7,711	7,707	8,190	5,053
Number of show days at Sands Expo Center(14)	110	121	116	71	105
					Three Months Ended September 30, 2004
Macau Property Data(15)
Net income					$60,749
EBITDA					$68,483
Aggregate table games drop					$972,300

(1)
Historical earnings (loss) per share and shares outstanding reflect the impact of the first quarter 2002 stock split which increased the number of shares of common stock of Las Vegas Sands Opco outstanding from 925,000 to 1,000,000 and the issuance of 220,370 shares of common stock of Las Vegas Sands Opco in connection with the acquisition of Interface Holding on July 29, 2004. The impact of outstanding options to purchase 5,500 shares of common stock of Las Vegas Sands Opco has not been included in the computation of diluted loss per share for the year ended December 31, 2002, as their impact would have been antidilutive. There were no options outstanding for 2001. Pro forma earnings per share and weighted average shares outstanding reflect the impact on basic and diluted weighted average shares outstanding due to the exchange ratio of 266.0327553 per share in the holding company merger. Pro forma earnings per share and weighted average shares outstanding have not been adjusted to reflect the estimated issuance of 23,809,524 shares of common stock in this offering.

(2)
EBITDA consists of net income before interest, taxes, depreciation and amortization. EBITDA is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes EBITDA to compare the operating profitability of its casino operations with those of its competitors. We are also presenting EBITDA because it is used by some investors as a way to measure a company's ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplemental performance measure to GAAP financial measures. When evaluating EBITDA, investors should consider, among other factors, (1) increasing or decreasing trends in EBITDA and (2) how EBITDA compares to levels of debt and interest expense. However, EBITDA should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. We have significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in EBITDA.

  All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented by us may not be comparable to similarly titled measures presented by other companies.

        The following is a reconciliation of net income to EBITDA (in thousands):

					Nine Months Ended September 30,
	Year Ended December 31,
				Pro Forma Year Ended December 31, 2003				Pro Forma Nine Months Ended September 30, 2004
	2001	2002	2003		2003	2004
Net income (loss)	$7,874	$(11,844)	$66,634	$24,748	$58,953	$425,927	(a)	$12,535
Interest income	(5,162)	(3,027)	(2,125)	(1,338)	(1,531)	(3,278)		(2,731)
Interest expense	124,169	124,459	122,442	118,477	90,761	99,761		97,562
Provision (benefit) for income taxes	—	—	—	20,306	—	—		(7,326)
Depreciation and amortization	43,972	46,662	53,859	48,708	38,465	51,729		49,905

EBITDA	$170,853	$156,250	$240,810	$210,901	$186,648	$574,139	(b)	$149,945 (b)

(a)
Includes the impact of the $417.8 million gain on the sale of The Grand Canal Shoppes.
(b)
Includes in corporate expense the impact of incentive payments of $62.2 million related to arranging for the sale of the Phase II mall that were made to certain of our executives in July 2004 and a $49.2 million stock-based compensation charge in the third quarter of 2004 and in loss on disposal of assets a $30.6 million loss accrued on disposal of assets in the third quarter of 2004. These charges are not expected to occur again in the same magnitude in the near future.
(3)
On an as adjusted basis to reflect the pro forma transactions and this offering at an assumed initial offering price of $21.00, the mid-point of the range shown on the cover of this prospectus and the application of the net proceeds that we expect to receive from this offering.
(4)
In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement No. 145 ("SFAS 145") "Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements of APB Opinion No. 30. We have adopted SFAS 145 and no longer present losses on early retirements of debt as an extraordinary item. Accordingly, prior period losses on early retirement of debt have been reclassified to other income (expense) to conform to this new presentation in the accompanying table.

(5)
Las Vegas Sands Opco intends to declare an additional tax distribution to stockholders of approximately $23.9 million immediately prior to its conversion from a subchapter S Corporation to a taxable "C" corporation for income tax purposes as permitted under its existing debt instruments. The tax distribution will be payable shortly after this offering. Subsequent to the completion of this offering, we do not expect to pay cash dividends on our common stock in the foreseeable future.

(6)
Operating data represents the average for the respective periods.

(7)
Occupancy represents the percentage of total occupied rooms to total available rooms. An occupied room is a rented room for one night. Available rooms represents the number of total rooms less off-the-market rooms and out-of-order rooms. On average, during the nine months ended September 30, 2004, 35 rooms per day (1,057 rooms per month) were off-the-market and 0 rooms per day (3 rooms per month) were out-of-order. Total occupancy uses this formula for every day in a period cited while mid-week occupancy period uses the same formula described above for the period Sunday night through Thursday night for the total period cited.

(8)
Average daily room rate ("ADR") is total room revenue divided by total occupied rooms.

(9)
Revenue per available room ("RevPAR") is total room revenue divided by total available rooms.

(10)
Average number of table games represents the number of table games on the casino floor each day divided by the number of days.

(11)
Table games drop per unit per day represents the total table games drop divided by average number of tables divided by number of days. Table games drop represents the sum of markers issued (credit instruments) less markers repaid at the table by customers, plus cash deposited in the table drop box.

(12)
Average number of slot machines represents the number of slot machines on the casino floor each day divided by the number of days.

(13)
Slot machine win per unit per day represents the daily average of slot machine win divided by the number of slot machines in service. Win is the excess of the amount of money deposited by the player into the slot machine over the amount of money paid out of the slot machine to the player and is recorded by us as revenue.

(14)
This data is based on actual days during which a convention trade show or similar event is ongoing at the Sands Expo Center. This data excludes move-in and move-out days.

(15)
Reflects operations of the Sands Macao for the three month period ended September 30, 2004.

The following is a reconciliation of the Sands Macao net income to EBITDA for the three months ended September 30, 2004 (in thousands):

Three Months Ended September 30, 2004
Net income	$60,749
Interest expense	2,809
Depreciation and amortization	4,925

EBITDA	$68,483

RISK FACTORS

        An investment in our common stock involves risks. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before buying shares of our common stock. Any of the risk factors we describe below could adversely affect our business, financial condition or operating results. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You may lose all or part of the money you pay to buy our common stock. Some of the statements in "Risk Factors" are forward-looking statements. For more information about forward-looking statements, please see "Disclosure Regarding Forward-Looking Statements."

Risks Related to Our Business

Our business is particularly sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

        Consumer demand for hotel casino resorts, trade shows and conventions and for the type of luxury amenities we offer is particularly sensitive to downturns in the economy. Changes in consumer preferences or discretionary consumer spending brought about by factors such as fears of war, future acts of terrorism, general economic conditions, disposable consumer income, fears of recession and changes in consumer confidence in the economy could reduce customer demand for the luxury products and leisure services we offer, thus imposing practical limits on pricing and harming our operations.

Our business is sensitive to the willingness of our customers to travel. Acts of terrorism and developments in the conflict in Iraq could cause severe disruptions in air travel that reduce the number of visitors to our facilities, resulting in a material adverse effect on our financial condition, results of operations and cash flows.

        We are dependent on the willingness of our customers to travel. A substantial number of our customers for the Venetian Casino Resort use air travel to come to Las Vegas. On September 11, 2001, acts of terrorism occurred in New York City, Pennsylvania and Washington, D.C. As a result of these terrorist acts, domestic and international travel was severely disrupted, which resulted in temporarily decreased customer visitation to Las Vegas, including to the Venetian Casino Resort and the Sands Expo Center. In addition, developments in the conflict in Iraq could have a similar effect on domestic and international travel. Most of our customers travel to reach either the Venetian Casino Resort or the Sands Macao. Only a small amount of our business is generated by local residents. Management cannot predict the extent to which disruptions in air travel as a result of any further terrorist act, outbreak of hostilities or escalation of war would adversely affect our financial condition, results of operations or cash flows.

An outbreak of severe acute respiratory syndrome or other highly infectious disease could adversely affect the number of visitors to our facilities and disrupt our operations, resulting in a material adverse effect on our financial condition, results of operations and cash flows.

        In 2003, Taiwan, China, Hong Kong, Singapore and certain other regions experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome. As a result of the outbreak, there was a decrease in travel to and from, and economic activity in, affected regions, including Macau. If an outbreak recurs or if an outbreak of another highly infectious disease occurs, it may adversely affect the number of visitors to the Sands Macao, the Venetian Casino Resort or the Sands Expo Center and our business and prospects. Furthermore, an outbreak might disrupt our ability to adequately staff our business and could generally disrupt our operations. If any of our customers or employees is suspected of having contracted severe acute respiratory syndrome or such other disease, we may be required to quarantine such customers or employees or the affected areas of our facilities and temporarily suspend part or all of our operations at affected facilities. Any new outbreak of severe acute respiratory syndrome or other infectious diseases could have a material adverse effect on our financial condition, results of operations and cash flows.

There are significant risks associated with our planned construction projects, which could adversely affect our financial condition, results of operations or cash flows from these planned facilities.

        Our ongoing and future construction projects, such as the Palazzo Casino Resort and the Macao Venetian Casino Resort, entail significant risks. Construction activity requires us to obtain qualified contractors and subcontractors, the availability of which may be uncertain. Construction projects are subject to cost overruns and delays caused by events not within our control or, in certain cases, our contractors' control, such as shortages of materials or skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages, weather interference, unanticipated cost increases and unavailability of construction materials or equipment. Construction, equipment or staffing problems or difficulties in obtaining any of the requisite materials, licenses, permits, allocations and authorizations from governmental or regulatory authorities could increase the total cost, delay, jeopardize or prevent the construction or opening of such projects or otherwise affect the design and features of the Palazzo Casino Resort and the Macao Venetian Casino Resort or other projects.

        We have not entered into a fixed-price or guaranteed maximum price contract with a construction manager or general contractor for the construction of the Palazzo Casino Resort and do not expect to do so for the Macao Venetian Casino Resort. As a result, we will rely heavily on our in-house development and construction team to manage construction costs and coordinate the work of the various trade contractors. The lack of any fixed-price contract with a construction manager or general contractor will put more of the risk of cost-overruns on us. If we are unable to manage costs or we are unable to raise additional capital required to complete the Palazzo Casino Resort or the Macao Venetian Casino Resort, we may not be able to open or complete these projects, which may have an adverse impact on our business and prospects for growth.

        The anticipated costs and completion date for the Palazzo Casino Resort are based on a budget, design, development and construction documents and schedule estimates that we have prepared with the assistance of architects and are subject to change as the design, development and construction documents are finalized and more actual construction work is performed. The completion date for the Macao Venetian Casino Resort is management's current estimate based on the development work done to date. A failure to complete the Palazzo Casino Resort or the Macao Venetian Casino Resort on budget or on schedule may adversely affect our financial condition, results of operations or cash flows. Also see "—Risks Associated with Our International Operations—We are required to make substantial additional investments in Macau and build and open the Macao Venetian Casino Resort by June 2006 and a convention center by December 2006. If we do not do so, we may lose our right to continue to operate the Sands Macao or any other facilities developed under the subconcession."

        We currently have no financing commitments for the Macao Venetian Casino Resort. In addition, the debt agreements that Las Vegas Sands Opco and its subsidiaries have entered into to fund the construction of the Palazzo Casino Resort contain significant conditions that must be satisfied in order for Las Vegas Sands Opco and its subsidiaries to be able to use the $824.5 million in proceeds available under these facilities, including:

  •
  using the remaining proceeds from the sale of The Grand Canal Shoppes and cash on hand in an aggregate amount of $552.0 million for construction costs before any borrowings under Las Vegas Sands Opco's senior secured credit facility are used for construction costs, and a cash equity investment of approximately $25.0 million before any borrowings under the Phase II mall construction loan are used;

  •
  having sufficient funds available so that construction costs of the Palazzo Casino Resort are "in balance" for purposes of the debt instruments;

  •
  obtaining various consents and other agreements from third parties, including trade contractors and GGP; and

  •
  other customary conditions.

        The failure to obtain the necessary financing, or satisfy these funding conditions, could adversely affect our ability to construct the Palazzo Casino Resort or the Macao Venetian Casino Resort.

Because we are currently dependent upon three properties in two markets for all of our cash flow, we will be subject to greater risks than a gaming company with more operating properties or that operates in more markets.

        We currently do not have material assets or operations other than the Venetian Casino Resort, the Sands Expo Center and the Sands Macao. As a result, we will be entirely dependent upon these properties for all of our cash flow until we develop other properties.

        Given that our operations are currently conducted at one property location in Las Vegas and one property location in Macau and that a large portion of our planned future development is in Las Vegas and Macau, we will be subject to greater degrees of risk than a gaming company with more operating properties in more markets. The risks to which we will have a greater degree of exposure include the following:

  •
  local economic and competitive conditions;

  •
  inaccessibility due to inclement weather, road construction or closure of primary access routes;

  •
  decline in air passenger traffic due to higher ticket costs or fears concerning air travel;

  •
  changes in local and state governmental laws and regulations, including gaming laws and regulations;

  •
  natural and other disasters, including the risk of typhoons in the South China region or outbreaks of infectious diseases;

  •
  an increase in the cost of electrical power for the Venetian Casino Resort/Sands Expo Center complex as a result of, among other things, power shortages in California or other western states with which Nevada shares a single regional power grid;

  •
  a decline in the number of visitors to Las Vegas or Macau; and

  •
  a decrease in gaming and non-gaming activities at the Venetian Casino Resort and the Sands Macao.

Our substantial debt could impair our financial condition.

        We are highly leveraged and have substantial debt service obligations. As of September 30, 2004, on a pro forma basis assuming the $220.0 million delayed draw term loans under Las Vegas Sands Opco's senior secured credit facility, the $250.0 million Phase II mall construction loan and the proposed $135.0 million FF&E credit facility had been fully drawn, we would have had approximately $2.4 billion of indebtedness outstanding. We would have also had approximately $65.0 million of available borrowings under the $125.0 million revolving credit facility of our senior secured credit facility and approximately $20 million of available borrowings under the $20.0 million revolving credit facility of our Macau subsidiaries. Our Macau subsidiaries may incur additional substantial indebtedness to construct various projects in Macau, including the Macao Venetian Casino Resort. See "Note 7—Long-Term Debt" to our consolidated financial statements.

        This substantial indebtedness could have important consequences to us. For example, it could:

  •
  make it more difficult for us to satisfy our debt obligations;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, development projects, acquisitions or general corporate purposes;

  •
  require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available for our operations;

  •
  limit our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt is and will continue to be at variable rates of interest.

The terms of our debt instruments may restrict our current and future operations, particularly our ability to finance additional growth, respond to changes or take some actions.

        Our current debt instruments, including Las Vegas Sands Opco's senior secured credit facility, contain, and any future debt instruments likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us or our subsidiaries. Our current debt instruments, including Las Vegas Sands Opco's senior secured credit facility, include covenants restricting, among other things, Las Vegas Sands Opco's ability to:

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  incur additional debt, including guarantees or credit support, subject to exceptions permitted under the senior secured credit facility for debt of up to $135.0 million under the FF&E credit facility, debt of approximately $843.6 million in principal amount under the mortgage notes, debt that would not cause Las Vegas Sands Opco's consolidated senior leverage ratio to exceed 2.25 to 1, debt of up to $50.0 million for certain investments and debt of up to $25.0 million prior to substantial completion of the Palazzo Casino Resort and $50.0 million of debt thereafter;

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  incur liens, subject to exceptions permitted under the senior secured credit facility for liens securing the senior secured credit facility, liens securing the FF&E credit facility, second priority liens securing the mortgage notes, liens securing debt that would not cause Las

    Vegas Sands Opco's consolidated senior leverage ratio to exceed 2.25 to 1, liens securing up to $25.0 million of debt prior to substantial completion of the Palazzo Casino Resort and $50.0 million of debt thereafter, liens securing debt not to exceed $7.5 million and statutory and other liens incurred in the ordinary course of business;

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  dispose of assets;

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  make certain acquisitions;

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  pay dividends or make distributions and make other restricted payments, such as purchasing equity interests, repurchasing junior indebtedness or making investments in third parties;

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  enter into sale and leaseback transactions;

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  engage in any new businesses;

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  issue preferred stock; and

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  enter into transactions with our stockholders and our affiliates.

        Las Vegas Sands Opco's senior secured credit facility also includes financial covenants, including requirements that Las Vegas Sands Opco satisfy:

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  a minimum consolidated net worth test;

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  a maximum consolidated capital expenditure test;

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  a minimum consolidated interest coverage ratio; and

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  a maximum consolidated leverage ratio, which ratio can be no greater than 7.25 to 1.0 through the last day of the fiscal quarter in which the Palazzo Casino Resort and the Phase II mall are substantially completed, and 6.75 to 1.0, 6.25 to 1.0, 5.75 to 1.0 and 5.0 to 1.0 during the six month period that follows such fiscal quarter, the period beginning six months after and ending 12 months after such fiscal quarter, the period beginning 12 months after and ending 18 months after such fiscal quarter, and the period beginning 18 months after such fiscal quarter and ending on the maturity date.

        In addition, our other debt and future debt or other contracts could contain financial or other covenants more restrictive than those applicable to the above instruments.

Our insurance coverage may not be adequate to cover all possible losses that the Venetian Casino Resort, the Sands Expo Center or the Sands Macao could suffer. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.

        We currently own and operate the Venetian Casino Resort and the Sands Expo Center in Las Vegas, Nevada, and the Sands Macao in Macau, China. Although we have all-risk property insurance for each such property covering damage caused by a casualty loss (such as fire and natural disasters), each such policy has certain exclusions. In addition, our property insurance coverage for the Venetian Casino Resort and the Sands Expo Center is in an amount that is significantly less than the expected replacement cost of rebuilding the complex if there was a total loss. Our level of insurance coverage for the Venetian Casino Resort and the Sands Expo Center may not be adequate to cover all losses in the event of a major casualty. In addition, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of room reservations or conventions due to fear of terrorism, deterioration or corrosion, insect or animal damage and pollution, might not be covered at all under our policies. Therefore, certain acts could expose us to heavy, uninsured losses.

        In addition, although we currently have certain insurance coverage for occurrences of terrorist acts with respect to the Venetian Casino Resort, the Sands Expo Center and the Sands Macao and certain losses that could result from these acts, our terrorism coverage is subject to the same risks and deficiencies as those described above for our all risk property coverage. The lack of sufficient insurance for these types of acts could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks, which could have a significant negative impact on our operations.

        In addition to the damage caused to our property by a casualty loss (such as fire, natural disasters, acts of war or terrorism), we may suffer disruption of our business as a result of these events or be subject to claims by third parties injured or harmed. While we carry business interruption insurance and general liability insurance, such insurance may not be adequate to cover all losses in such event.

        We renew our insurance policies on an annual basis. The cost of coverage may become so high that we may need to further reduce our policy limits or agree to certain exclusions from our coverage. Among other factors, it is possible that the situation in Iraq, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could materially adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may not be able to, obtain any coverage for losses due to acts of terrorism.

        Our debt instruments and other material agreements require us to maintain a certain minimum level of insurance. Failure to satisfy these requirements could result in an event of default under our debt instruments. Also see "—Risks Associated with Our International Operations—The Macau government can terminate our subconcession under certain circumstances without compensation to us, which could have a material adverse effect on our operations and financial condition."

We depend on the continued services of key managers and employees. If we do not retain our key personnel or attract and retain other highly skilled employees, our business will suffer.

        Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team, including Mr. Adelson. Each of Mr. Adelson, William Weidner, Bradley Stone, Robert Goldstein and Scott Henry have entered into employment agreements. However, we cannot assure you that any of these individuals will remain with us. We currently do not have a life insurance policy on any of the members of the senior management team. The death or loss of the services of any of our senior managers or the inability to attract and retain additional senior management personnel could have a material adverse effect on our business.

We are controlled by a principal stockholder whose interest in our business may be different than yours.

        Mr. Adelson and trusts for the benefit of Mr. Adelson and his family members will beneficially own approximately 88.1% of our outstanding common stock upon consummation of this offering. Accordingly, Mr. Adelson exercises significant influence over our business policies and affairs, including the composition of our board of directors and any action requiring the approval of our stockholders, including the adoption of amendments to our articles of incorporation and the approval of a merger or sale of substantially all of our assets. The concentration of ownership may also delay, defer or even prevent a change in control of our company and may make some transactions more difficult or impossible without the support of Mr. Adelson. Because Mr. Adelson will own more than 50% of the voting power of our company upon consummation of this offering, we are considered a controlled company in connection with the New York Stock Exchange listing standards. As such, the New York Stock Exchange corporate governance requirements that our board of directors and our compensation committee be independent will not apply to us. As a result, the ability of our independent directors to influence our business policies and affairs may be reduced. The interests of Mr. Adelson may conflict with your interests.

        For additional information regarding the share ownership of, and our relationship with, Mr. Adelson, you should read the information under the headings "Principal Stockholders" and "Certain Relationships and Related Party Transactions."

We are a holding company and our only material source of cash is and will be distributions from our subsidiaries.

        We are a holding company with no material business operations of our own. Our only significant asset is the capital stock of our subsidiaries. We conduct virtually all of our business operations through our direct and indirect subsidiaries. Accordingly, our only material sources of cash are dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. In addition, our subsidiaries' debt instruments and other agreements limit or prohibit certain payment of dividends or other distributions to us.

We are currently in the development stage of several projects that are subject to a variety of contingencies that may ultimately prevent the realization of such plans.

        We have several new projects in development, including building and operating the Macao Venetian Casino Resort and a collection of Las Vegas-style casino and showroom facilities under leases with third parties along the Cotai Strip, exploring opportunities for casino gaming operations into certain other domestic and foreign jurisdictions, including the United Kingdom, Singapore, Japan and Thailand and certain other foreign jurisdictions, and developing an Internet gaming site. In a number of jurisdictions, such as the United Kingdom, Singapore and Japan, current laws do not permit casino gaming of the type we propose to develop. These projects are subject to a number of contingencies, including, but not limited to, adverse developments in applicable legislation, our inability to reach satisfactory, final agreements with necessary third parties or meet the conditions provided for thereunder, and our inability to raise sufficient financing to fund such projects. In addition, luxury casino resort projects require substantial amounts of capital. As a result, our various plans for the development of our operations may not ultimately be realized as currently planned, or at all. Even if we are successful in launching any of these ventures, we cannot assure you that any of these projects would be successful, or that their operations would not have a material adverse effect on our financial position, results of operations or cash flows.

An unaffiliated party may not have paid the same consideration that we paid in the Interface transactions. As a result, Las Vegas Sands Opco might have paid higher consideration for these assets than the fair market value of such assets to an unaffiliated party that does not also own the Venetian Casino Resort.

        Because the Interface transactions were reorganization transactions which Las Vegas Sands Opco consummated in anticipation of entering into financing agreements for the Palazzo Casino

Resort, the acquisition of Interface Holding and its properties was not conducted by means of a bidding or other marketing process and Las Vegas Sands Opco did not obtain an independent appraisal for the determination of the private company stock price of Interface Holding in these transactions. Furthermore, because of the unique nature of these properties and the fact that they constitute part of an integrated complex, it is difficult to compare this acquisition to other similar transactions. We cannot assure you that an unaffiliated third party would have paid the same consideration for these assets. As a result, Las Vegas Sands Opco might have paid higher consideration for these assets than the fair market value of such assets to an unaffiliated party that does not also own the Venetian Casino Resort.

Risks Associated with Our Las Vegas Operations

We face significant competition in Las Vegas which could materially adversely affect our financial condition, results of operations or cash flows. Some of our competitors have substantially greater resources and access to capital than we have. In addition, any significant downturn in the trade show and convention business would significantly and adversely affect our mid-week occupancy rates and business.

        The hotel, resort and casino business in Las Vegas is highly competitive. See "Business—The Las Vegas Market—Competition in Las Vegas." The Venetian Casino Resort competes with a large number of major hotel-casinos and a number of smaller casinos located on and near the Strip and in and near Las Vegas. Competitors of the Venetian Casino Resort include major resorts on the Strip, such as the Wynn Las Vegas Resort, which is currently under construction, the Bellagio, the Mandalay Bay Resort & Casino and Paris Las Vegas. Management expects increased competition from the 2,700-room Wynn Las Vegas Resort, one block north of the Venetian Casino Resort once it opens. Wynn Resorts Ltd. has recently announced plans to add a second hotel tower at Wynn Las Vegas which is expected to include 1,500 suites and additional casino, retail and convention space. The new project is tentatively called Encore at Wynn Las Vegas and is expected to open in 2007. During 2003, the hotel at the Mandalay Bay Resort & Casino completed, the new Bellagio tower began construction of, and Caesars announced the planned construction of, approximately 1,000 hotel room additions at each property. In addition, a renovation and rebranding of the approximately 2,600-room Aladdin has been announced. The Aladdin opened in August 2000 and later filed for bankruptcy. We also compete, to some extent, with other hotel-casino facilities in Nevada and in Atlantic City, as well as hotel-casinos and other resort facilities and vacation destinations elsewhere in the United States and around the world. Many of our competitors are subsidiaries or divisions of large public companies and may have greater financial and other resources than we have. In particular, the recent merger of Mandalay Resort Group, the operator of the Mandalay Bay Resort & Casino, and MGM Mirage, the operator of the MGM Grand Hotel and Casino and the Mirage and Treasure Island Hotel and Casino, and the proposed acquisition of Caesar's Entertainment Inc. by Harrah's Entertainment are expected to result in the creation of the world's two largest gaming companies. Additionally, MGM Mirage has recently announced plans to develop and build a multi-billion dollar urban complex consisting of hotels and condominium towers, currently known as Project CityCenter. The first phase of Project CityCenter, which will include a hotel and casino complex, three "boutique" hotels and retail, dining and entertainment venues, is expected to open in 2010.

        According to the LVCVA, there were approximately 130,482 hotel and motel rooms in Las Vegas as of December 31, 2003. Various competitors on the Strip have announced several expansions and renovations of existing facilities. If demand for hotel rooms does not keep up with the increase in the number of hotel rooms, competitive pressures may cause reductions in average room rates. In addition, several of our competitors have announced or completed the construction of all-suites products, including an approximately 1,100 room all-suites tower at the Mandalay Bay Resort & Casino which was completed in December 2003.

        We also compete with legalized gaming from casinos located on Native American tribal lands. Native American tribes in California are permitted to operate casinos with video gaming machines, black jack and house-banked card games. The governor of California has entered into compacts with numerous tribes in California and has recently announced the execution of a number of new compacts with no limits on the number of gaming machines, which was limited under the prior compacts. In addition, there are a number of public referendums on the November ballot in California to expand or limit Native American gaming. The federal government has approved numerous compacts in California and casino-style gaming is now legal on those tribal lands. While the competitive impact on our operations in Las Vegas from the continued growth of Native American gaming establishments in California remains uncertain, the proliferation of gaming in California and other areas located near the Venetian Casino Resort could have an adverse effect on our results of operations.

        In addition, certain states have legalized, and others may legalize, casino gaming in specific areas, including metropolitan areas from which we traditionally attract customers, such as New York, Los Angeles, San Francisco and Boston. In October 2001, the New York legislature approved a bill for expanded casino gaming on Native American reservations and video lottery terminals at certain race tracks. In 2003 and 2004, Maine and Pennsylvania, respectively, approved legislation legalizing slot machines or similar electronic gaming devices at certain locations, although such legislation has not been implemented yet. A number of states have permitted or are considering permitting gaming at "racinos," on Native American reservations and through expansion of state lotteries. The current global trend toward liberalization of gaming restrictions and resulting proliferation of gaming venues could result in a decrease in the number of visitors to our Las Vegas facilities by attracting customers close to home and away from Las Vegas, which could adversely affect our financial condition, results of operations or cash flows.

        As a result of the large number of trade shows and conventions held in Las Vegas, the Sands Expo Center and the Congress Center provide recurring demand for mid-week room nights for business travelers who attend these events. The attendance level at the trade shows and conventions that we host contribute to our higher-than-average mid-week occupancy rates. The Sands Expo Center and Congress Center presently compete with other large convention centers, including convention centers in other cities. Competition will be increasing for the Congress Center and the Sands Expo Center as a result of certain planned additional convention and meeting facilities as well as the enhancement or expansion of existing convention and meeting facilities in Las Vegas. With the expansion of their facilities, the Las Vegas Convention Center, an approximately 3.2 million square foot convention and exhibition space facility, and the Mandalay Bay Convention Center, an approximately 1.8 million square foot convention center opened in 2003, will continue to be major competitors of the Sands Expo Center and will be able to solely host many large trade shows which had previously split space between the Las Vegas Convention Center and the Sands Expo Center. Because large convention and trade shows are often booked more than one year in advance, the competition from new or expanded facilities may not yet be fully realized. Moreover, management anticipates increased competition from the MGM Grand Hotel and Casino and the Mirage, which have significant conference and meeting facilities. Also, cities such as Boston, Orlando and Pittsburgh are in the process of developing, or have announced plans to develop, convention centers and other meeting, trade and exhibition facilities that may materially adversely affect us. To the extent that these competitors are able to capture a substantially larger portion of the trade show and convention business, there could be a material adverse impact on our financial position, results of operations or cash flows.

The loss of our gaming license or our failure to comply with the extensive regulations that govern our operations could have an adverse effect on our financial condition, results of operations or cash flows.

        Our gaming operations and the ownership of our securities are subject to extensive regulation by the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board. These gaming authorities have broad authority with respect to licensing and registration of our business entities and individuals investing in or otherwise involved with us.

        Although Las Vegas Sands Opco currently holds a gaming license issued by the Nevada gaming authorities, these authorities may, among other things, revoke the gaming license of any corporate entity or the registration of a registered corporation or any entity registered as a holding company of a corporate licensee for violations of gaming regulations.

        In addition, the Nevada gaming authorities may, under certain conditions, revoke the license or finding of suitability of any officer, director, controlling person, stockholder, noteholder or key employee of a licensed or registered entity. If our gaming licenses were revoked for any reason, the Nevada gaming authorities could require the closing of the casino, which would have a material adverse effect on our business. In addition, compliance costs associated with gaming laws, regulations or licenses are significant. Any change in the laws, regulations or licenses applicable to our business or gaming licenses could require us to make substantial expenditures or could otherwise have a material adverse effect on our operations.

        The Nevada State Gaming Control Board investigates or reviews the records of gaming companies for compliance with gaming regulations as part of its regular oversight functions. Las Vegas Sands Opco has been investigated for thirteen violations, which resulted in a penalty of $663,000 and regulatory investigation costs of $337,000 being assessed by and paid to the Nevada gaming authorities during March 2004. The violations included a drawing for prizes in Chinese New Year celebrations where an executive pre-selected the grand prize winners, a few instances of non- compliance with procedures governing promotional disbursements before June 2001, two instances of improper handling of imported wine, a few instances of non-compliance with procedures governing voiding of credit instruments during the period shortly after the opening of the Venetian Casino Resort, inadequate training and reporting of a cash payment at a branch office, a prohibited sports wager by an employee and the failure to prevent an instance of credit scheme including nine patrons, which resulted in unpaid credit obligations.

        For a more complete description of the gaming regulatory requirements affecting our business, see "Business—Regulation and Licensing."

Certain beneficial owners of our voting securities may be required to file an application with and be investigated by the Nevada gaming authorities, and the Nevada Gaming Commission may restrict the ability of a beneficial owner to receive any benefit from our voting securities and may require the disposition of shares of our voting securities, if a beneficial owner is found to be unsuitable.

        Any person who acquires beneficial ownership of more than 10% of our voting securities will be required mandatorily to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails a written notice requiring such filing. Under certain circumstances, an "institutional investor" as defined under the regulations of the Nevada Gaming Commission, which acquires beneficial ownership of more than 10% but not more than 15% of our voting securities, may apply to the Nevada Gaming Commission for a waiver of such finding of suitability requirement if such institutional investor holds our voting securities only for investment purposes. In addition, any beneficial owner of our voting securities, regardless of the number of shares beneficially owned, may be required at the discretion of the Nevada Gaming Commission to file an application for a finding of suitability as such. In either case, a finding of suitability is comparable to licensing and the applicant must pay all costs of investigation incurred by such Nevada gaming authorities in conducting such investigation.

        Any person who fails or refuses to apply for a finding of suitability as a beneficial owner of our voting securities within 30 days after being ordered to do so by the Nevada gaming authorities may be found to be unsuitable. Any person found to be unsuitable by the Nevada Gaming Commission to be a beneficial owner of our voting securities and who continues to hold, directly or indirectly, beneficial ownership of our voting securities beyond such period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a beneficial owner of our voting securities or to have any other relationship with us, we:

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  pay that person any dividend or interest upon our voting securities;

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  allow that person to exercise, directly or indirectly, any voting right conferred through our voting securities held by that person;

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  pay that person any remuneration in any form for services rendered or otherwise; or

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  fail to pursue all lawful efforts to require that person to relinquish our voting securities for cash at fair market value.

        For a more complete description of the Nevada gaming regulatory requirements applicable to beneficial owners of our voting securities, see "Business—Regulation and Licensing—State of Nevada."

We are involved in a lawsuit with the construction manager regarding the original construction of the Venetian Casino Resort, which could have an adverse impact on our financial condition, results of operations or cash flows.

        The original construction of the principal components of the Venetian Casino Resort was undertaken by Lehrer McGovern Bovis, Inc. as construction manager under a construction management agreement. The construction management agreement established a guaranteed maximum price of $645.0 million, subject to various exceptions, and a required substantial completion date for the Venetian Casino Resort of April 21, 1999. In July 1999, we filed a lawsuit in federal court against the construction manager for the Venetian Casino Resort, the guarantor of the construction manager's obligations and various other parties for breach of contract and breach of guaranty, including failure to pay trade contractors and vendors and failure to meet the April 21, 1999 substantial completion date for the Venetian Casino Resort. We sought total damages in excess of $100.0 million. In response, the construction manager filed a complaint against us in state court alleging, among other things, breach of contract, a claim for the value of the services performed and fraud on the construction manager in connection with the construction of the Venetian Casino Resort. The construction manager sought compensatory damages, attorneys' fees, costs and punitive damages and claimed that it is owed approximately $90.0 million from us. Commencing in March 2000, we and the construction manager engaged in arbitration proceedings ordered by the federal court to determine the cost and schedule impact of any changes in the scope of services of the construction manager under the construction management contract.

        In connection with these disputes, the construction manager and its subcontractors filed mechanics liens against the Venetian Casino Resort for approximately $145.6 million and $182.2 million, respectively. We then purchased surety bonds for all of the claims underlying these liens, other than approximately $15.0 million of claims with respect to which the construction manager purchased bonds. As a result, there can be no foreclosure of the Venetian Casino Resort in connection with the claims of the construction manager and its subcontractors. However, we will be required to pay or immediately reimburse the bonding company if, and to the extent that, the underlying claims are judicially determined to be valid.

        On June 3, 2003, an approximate nine-month trial was concluded in the state court action when a jury returned a verdict, which awarded the construction manager approximately $44.0 million in additional costs under the construction management contract and awarded us approximately $2.0 million in damages for defective and incomplete work performed by the construction manager. The verdict also returned a defense verdict in our favor on the construction manager's fraud claim, and denied the construction manager's claim for punitive damages. The verdict did not address pre-judgment interest and reimbursement of attorneys' costs, that are being sought from the state court by both parties. Notwithstanding the entry of judgment in the state court action, we have continued to pursue certain claims in the arbitration proceedings. Based on the recent judgment in the state court action and the remaining open items in the arbitration proceedings, we estimate that our range of loss in this matter is from zero (or a gain if all remaining matters are determined in our favor and considering the existing accrual of approximately $7.2 million for unpaid construction costs) to approximately $70.0 million (see below) if we were to lose all remaining arbitration matters and related pending actions and appeals that counsel has advised are possible of loss, and that are not already included in the state court action. Such range of loss is before attorney costs and interest, which have not yet been considered by the state court. The construction manager has asked the state court to award $19.0 million in prejudgment interest, $11.0 million in costs and $10.0 million in attorneys' fees. We are disputing these amounts as to both entitlement and amount. Substantially all of our attorneys' fees and costs related to the defense and prosecution of claims arising out of the construction management agreement incurred since June 28, 2000 are being paid by an insurance company under a special insurance policy obtained to mitigate our losses. We incurred approximately $2.2 million in attorneys' fees related to the construction litigation prior to June 28, 2000 that are not covered by insurance.

        The range of loss is possibly as high as $70.0 million (the original verdict of $42.0 million plus $28.0 million, representing all remaining indemnity claims and arbitration matters), plus attorneys' fees, any uncovered claims under the insurance policy described below and interest. While the state court's orders denying our post trial motions could be viewed as increasing the possibility that we will be exposed to loss in this litigation, there are appellate issues that we intend to pursue and ongoing arbitration proceedings that we believe will impact the amount of loss and/or any award to which we may be entitled.

        There are two ways the state court judgment may change before it can be executed on by the construction manager. First, most of our credit claims under the contract were ordered to arbitration. We have already obtained interim credit awards of $3.0 million in arbitration related to work that was required by the contract and never completed by the construction manager. In addition, we have claims of over $25.0 million which will be submitted to arbitration within the next 12 months. The largest of these credit claims, in the amount of over $12.0 million, relates to payments due from the construction manager for workers' compensation and general liability insurance provided to the construction manager and trade contractors by us under the owner controlled insurance program. The other credit claims principally relate to defective and incomplete work which was completed by us after the construction manager stopped performing on the project. If we are successful in proving our remaining credit claims, the arbitration credit awards, in total, could offset up to $28.0 million of the verdict.

        It is likely that certain elements of the verdict will be preempted because they are duplicative of items ordered to arbitration by federal court before the state court jury trial began. For example, the jury verdict includes an award of over $8.0 million for trade contractor overtime incurred by the construction manager. The arbitrator has found that the construction manager is entitled to an award of zero dollars for these exact same overtime claims. It is our position that the arbitration awards should be substituted for the portions of the verdict which overlap. In a March 31, 2004 hearing, the state court judge acknowledged that the verdict and the judgment on the verdict will need to be adjusted after the completion of the arbitrations.

        Because of the possibility of offsetting credits that may be awarded in arbitration and the elimination of duplicative claims through the substitution of arbitration awards for the verdict, no single amount within the range of any loss can be reasonably determined as an estimated loss. If there is a loss, such loss could be material to our results of operations in the period that the estimate is recorded. We have purchased a special insurance policy to mitigate our losses above $45.0 million from this litigation. See "Business—Legal Proceedings."

The construction and operation of the Palazzo Casino Resort could have an adverse effect on the Venetian Casino Resort.

        We have commenced construction on the Palazzo Casino Resort, which will consist of a hotel, casino, restaurant, dining and entertainment complex, and meeting and conference center space on an approximately 15-acre site adjacent to the Venetian Casino Resort. Although we intend to construct the Palazzo Casino Resort with minimal impact on the Venetian Casino Resort, we cannot guarantee that the construction will not disrupt the operations of the Venetian Casino Resort or that it will be implemented as planned. Therefore, the construction of the Palazzo Casino Resort may adversely impact the businesses, operations and revenues of the Venetian Casino Resort. We also cannot assure you that the Palazzo Casino Resort will be as financially successful as the Venetian Casino Resort. If demand for the additional hotel rooms at the Palazzo Casino Resort is not strong, the lack of demand may adversely affect the occupancy rates and room rates realized by us. In addition, because the business concept for the Palazzo Casino Resort is very similar to that of the Venetian Casino Resort, there may not be enough demand to fill the combined hotel room capacity of the Palazzo Casino Resort and the Venetian Casino Resort.

Our failure to substantially complete construction of the Phase II mall by an agreed-upon deadline will result in our having to pay substantial liquidated damages and cause an event of default under our debt instruments.

        Under our agreement with GGP, we have agreed to substantially complete construction of the Phase II mall before the earlier of 36 months after the date on which sufficient permits are received to begin construction of the Phase II mall and March 1, 2008. These dates may be extended due to force majeure or certain other delays. In the event that we do not substantially complete construction of the Phase II mall on or before the earlier of these two dates (as such dates may be extended as described in the preceding sentence), we must pay liquidated damages of $5,000 per day, for up to six months, until substantial completion (increasing to $10,000, for up to the next six months, per day if substantial completion does not occur by the end of six months after the completion deadline). If substantial completion has not occurred on or before one year after the deadline, we will be required to pay total liquidated damages in the amount of $100.0 million. In addition, failure to substantially complete construction of the Phase II mall before the agreed-upon deadline would constitute an event of default under our senior secured credit facility and our disbursement agreement. See "Description of Indebtedness and Operating Agreements—Indebtedness of Las Vegas Sands Opco—Senior Secured Credit Facility—Events of Default" and "Description of Indebtedness and Operating Agreements—Indebtedness of Las Vegas Sands Opco—Disbursement Agreement."

If we are unable to maintain an acceptable working relationship with GGP and/or if GGP breaches any of its material agreements with us, there could be a material adverse effect on our operations and financial condition.

        We have entered into agreements with GGP under which, among other things:

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  GGP has agreed to purchase the Phase II mall from us;

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  GGP has agreed to operate The Grand Canal Shoppes subject to and in accordance with the cooperation agreement;

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  leases for the Phase II mall, a joint opening date of the Phase II mall and the Palazzo Casino Resort and certain aspects of the design of the Phase II mall must be jointly approved by us and GGP; and

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  we lease from GGP certain office space and space located within The Grand Canal Shoppes in which we operate the C2K Showroom, the canal and the gondola retail store.

        Each of the above-described agreements with GGP could be adversely affected, in ways that could have a material adverse effect on our operations and financial condition, if we do not maintain an acceptable working relationship with GGP. For example:

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  if we are unable to agree with GGP on leases for the Phase II mall, the purchase price we will ultimately be paid for the Phase II mall could be substantially reduced, and there would, at least for a certain period of time, be an empty or partially empty mall within the Palazzo Casino Resort;

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  the success of the opening of the Palazzo Casino Resort may be adversely affected if there is not an agreed-upon joint opening date for the Palazzo Casino Resort and the Phase II mall;

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  completion of the construction of the Phase II mall would be delayed during any period of time that we are not in agreement with GGP as to certain design elements of the Phase II mall; and

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  the cooperation agreement requires that the owner of the Phase II mall and the owner of the Palazzo Casino Resort cooperate in various ways and take various joint actions, which will be more difficult to accomplish, especially in a cost-effective manner, if the parties do not have an acceptable working relationship.

        There could be similar material adverse consequences to us if GGP breaches any of its agreements to us, such as its agreement to purchase the Phase II mall from us, its agreement under the cooperation agreement to operate The Grand Canal Shoppes consistent with the standards of first-class restaurant and retail complexes and the overall Venetian theme, and its various obligations as our landlord under the leases described above. Although the various agreements with GGP do provide us with various remedies in the event of any breaches by GGP and also include various dispute-resolution procedures and mechanisms, these remedies, procedures and mechanisms may be inadequate to prevent a material adverse effect on our operations and financial condition if breaches by GGP occur or if we do not maintain an acceptable working relationship with GGP.

We extend credit to a large portion of our customers, and we may not be able to collect gaming receivables from our credit players.

        We conduct our gaming activities on a credit basis as well as a cash basis. This credit is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on cash flow and earnings in a particular quarter.

        We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. Generally our table games drop is approximately 59% from credit-based guest wagering. The default rate on credit extended to our table gaming customers was approximately 1.5% of the total amount of credit for the three years ended December 31, 2003. Certain individual gaming receivables range as high as $10.0 million for a single player and could have a significant impact on our operating results if deemed uncollectible.

        While gaming debts evidenced by a credit instrument, including what is commonly referred to as a "marker," and judgments on gaming debts are enforceable under the current laws of Nevada, and Nevada judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a material adverse impact on our operating results.

Risks Associated with Our International Operations

Conducting business in Macau has certain political and economic risks which may affect the results of operations and financial condition of our Asian operations.

        We currently own and operate a casino in Macau and are developing and plan to operate one or more hotels, additional casinos and convention centers in Macau, including the Macao Venetian Casino Resort. Accordingly, our business development plans, results of operations and financial condition may be materially and adversely affected by significant political, social and economic developments in Macau and throughout the rest of China and by changes in policies of the government or changes in laws and regulations or the interpretations thereof. Our operations in Macau are also exposed to the risk of changes in laws and policies that govern operations of Macau-based companies. Tax laws and regulations may also be subject to amendment or different interpretation and implementation, thereby adversely affecting our profitability after tax. Further, the variable portion of the premium we pay under our subconcession is subject to renegotiation in 2005 and the percentage of our gross gaming revenues that we must contribute annually to the Macau authorities is subject to change in 2010. These changes may have a material adverse effect on our results of operations and financial condition.

        As we expect a significant number of consumers to come to the Sands Macao and the Macao Venetian Casino Resort from China, general economic conditions and policies in China could have a significant impact on our financial prospects. Any slowdown in economic growth or reversal of China's current policies of liberalizing restrictions on travel and currency movements could adversely impact the number of visitors from China to our Macau properties as well as the amounts they are willing to spend in the casino.

        Current Macau laws and regulations concerning gaming and gaming concessions are, for the most part, fairly recent and there is little precedent on the interpretation of these laws and regulations. We believe that our organizational structure and operations are in compliance with all applicable laws and regulations of Macau. However, these laws and regulations are complex and a court or an administrative or regulatory body may in the future render an interpretation of these laws and regulations, or issue regulations, that differ from our interpretation, which could have a material adverse effect on our results of operations or financial condition.

        In addition, our activities in Macau are subject to administrative review and approval by various agencies of the Macau government. We cannot assure you that we will be able to obtain all necessary approvals, which may materially affect our long-term business strategy and operations. Macau law permits redress to the courts with respect to administrative actions. However, such redress is largely untested in relation to gaming issues.

We are required to make substantial additional investments in Macau and build and open the Macao Venetian Casino Resort by June 2006 and a convention center by December 2006. If we do not do so, we may lose our right to continue to operate the Sands Macao or any other facilities developed under the subconcession.

        Under our subconcession agreement, we are obligated to develop and open the Macao Venetian Casino Resort by June 2006 and a convention center by December 2006 and invest, or cause to be invested, at least 4.4 billion patacas (approximately $567.2 million at exchange rates in effect on September 30, 2004) in various development projects in Macau by December 2009. The construction and development costs of the Sands Macao will be applied to the fulfillment of this total investment obligation. After applying all of the current estimated construction and development costs of the Sands Macao towards fulfilling our investment obligations under our subconcession, our remaining investment obligations under our subconcession will be approximately 2.34 billion patacas (approximately $302.2 million at exchange rates in effect on September 30, 2004).

        We expect that the construction and development costs of the Macao Venetian Casino Resort and additional capital improvements of the Sands Macao will satisfy the remainder of this obligation, including our obligation to build a convention center. The construction and development of the Macao Venetian Casino Resort will require significant additional debt and/or equity financing. The ability of Las Vegas Sands Opco to incur additional debt or to make investments in the entity constructing the Macao Venetian Casino Resort is limited under the terms of its debt instruments and may prevent us from fulfilling our remaining investment obligations. See "—The terms of our debt instruments may restrict our current and future operations, particularly our ability to finance additional growth, respond to changes or take some actions." In addition, we may not be able to obtain such additional debt or equity financing on commercially reasonable terms or at all. The Macau government has the right, after consultation with Galaxy Casino Company Limited (which we refer to as Galaxy), to unilaterally terminate our subconcession without compensation to us if we fail to invest 4.4 billion patacas in Macau by December 2009.

        We are currently scheduled to open the Macao Venetian Casino Resort in the first quarter of 2007. Construction of the Macao Venetian Casino Resort is subject to significant development and construction risks, including construction, equipment and staffing problems or delays and difficulties in obtaining required materials, licenses, permits and authorizations from governmental regulatory authorities, not all of which have been obtained. Construction projects are subject to cost overruns and delays caused by events not within our control or, in certain cases, our contractors' control, such as shortages of materials or skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages, weather interference, unanticipated cost increases and unavailability of construction materials or equipment. The planning, development and construction of a hotel casino resort is difficult and time consuming. As a result, we cannot assure you that we will be able to complete the development of the Macao Venetian Casino Resort on schedule. See "—Risks Related to Our Business—There are significant risks associated with our planned construction projects, which could adversely affect our financial condition, results of operations or cash flows from these planned facilities."

        We are required under our subconcession to complete the Macao Venetian Casino Resort by June 2006. Although we believe that we will be able to obtain an extension of the June 2006 deadline under our subconcession for the completion of this project, the Macau government has the right, after consultation with Galaxy, to unilaterally terminate our subconcession to operate the Sands Macao or any of our other casino operations in Macau, without compensation to us, if we fail to develop and open the Macao Venetian Casino Resort by June 2006 and are not successful in obtaining an extension of this deadline. The loss of our subconcession would prohibit us from conducting gaming operations in Macau, which could have a material adverse effect on our results of operations and financial condition.

The Macau government can terminate our subconcession under certain circumstances without compensation to us, which would have a material adverse effect on our operations and financial condition.

        The Macau government has the right, after consultation with Galaxy, to unilaterally terminate our subconcession in the event of serious non-compliance by Venetian Macau S.A. with its basic obligations under the subconcession and applicable Macau laws. The following reasons for termination are included in the subconcession:

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  the operation of gaming without permission or operation of business which does not fall within the business scope of the subconcession;

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  suspension of operations of our gaming business in Macau without reasonable grounds for more than seven consecutive days or more than 14 non-consecutive days within one calendar year;

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  unauthorized transfer of all or part of our gaming operations in Macau;

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  failure to pay taxes, premiums, levies or other amounts payable to the Macau government;

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  failure to resume operations following the temporary assumption of operations by the Macau government;

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  repeated failure to comply with decisions of the Macau government;

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  failure to provide or supplement the guarantee deposit or the guarantees specified in the subconcession within the prescribed period;

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  bankruptcy or insolvency by Venetian Macau S.A.;

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  fraudulent activity by Venetian Macau S.A.;

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  serious and repeated violation by Venetian Macau S.A. of the applicable rules for carrying out casino games of chance or games of other forms or the operation of casino games of chance or games of other forms;

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  the grant to any other person of any managing power over Venetian Macau S.A.; or

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  failure by a controlling shareholder in Venetian Macau S.A. to dispose of its interest in Venetian Macau S.A. following notice from the gaming authorities of another jurisdiction in which such controlling shareholder is licensed to operate casino games of chance to the effect that such controlling shareholder can no longer own shares in Venetian Macau S.A.

        These events could lead to the termination of our subconcession without compensation to us regardless of whether they occurred with respect to us or with respect to our affiliates who will operate our Macau properties. Upon such termination, all of our casino gaming operations and related equipment in Macau would be automatically transferred to the Macau government without compensation to us and we would cease to generate any revenues from these operations. In many of these instances, the subconcession agreement does not provide a specific cure period within which any such events may be cured and, instead, we would be relying on consultations and negotiations with the Macau government to give us an opportunity to remedy any such default. In addition, the subconcession agreement contains various general covenants and obligations and other provisions, the determination as to compliance with which is subjective. We cannot assure you that we will perform such covenants in a way that satisfies the requirements of the Macau government and, accordingly, we will be dependent on our continuing communications and good faith negotiations with the Macau government to ensure that we are performing our obligations under the subconcession in a manner that would avoid a default thereunder.

        Our subconcession also allows the Macau government to request various changes in the plans and specifications of our Macau properties and to make various other decisions and determinations that may be binding on us. For example, the Macau government has the right to require that additional capital be contributed to our Macau subsidiaries or that we provide certain deposits or other guarantees of performance in any amount determined by the Macau government to be necessary. Our Macau subsidiary, Venetian Macau S.A., is limited in its ability to raise additional capital by its existing debt agreements and the need to first obtain the approval of the Macau gaming and governmental authorities before raising certain debt or equity. As a result, we cannot assure you that we will be able to comply with these requirements or any other requirements of the Macau government or with the other requirements and obligations imposed by our subconcession. In addition, the subconcession agreement provides that the annual fees which we pay to keep our subconcession in effect will be renegotiated at the third year of the subconcession. We cannot assure you that we will be able to reach an acceptable agreement regarding such fees with the Macau government or that the renegotiated fees will not be in an amount that materially and adversely affects our financial condition.

        Furthermore, pursuant to the subconcession agreement, we are obligated to comply not only with the terms of that agreement, but also with laws and regulations that the Macau government might promulgate in the future. We cannot assure you that we will be able to comply with any such order or that any such order would not adversely affect our ability to construct or operate our Macau properties. If any disagreement arises between us and the Macau government regarding the interpretation of, or our compliance with, a provision of the subconcession agreement, we will be relying on the consultation process with the applicable Macau governmental agency described above. During any such consultation, however, we will be obligated to comply with the terms of the subconcession agreement as interpreted by the Macau government.

        Our failure to comply with the subconcession in a manner satisfactory to the Macau government could result in the termination of the subconcession. Under our subconcession, we would not be compensated if the Macau government decided to terminate the subconcession because of our failure to perform. The loss of our subconcession would prohibit us from conducting gaming operations in Macau, which could have a material adverse effect on our operations and financial condition.

We will stop generating any revenues from our Macau gaming operations if we cannot secure an extension of our subconcession in 2022 or if the Macau government exercises its redemption right in 2017.

        Our subconcession agreement expires on June 26, 2022. Unless our subconcession is extended, on that date, all of our casino operations and related equipment in Macau will be automatically transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations. Beginning on December 26, 2017, the Macau government may redeem the subconcession agreement by providing us at least one year prior notice. In the event the Macau government exercises this redemption right, we are entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption. We cannot assure you that we will be able to renew or extend our subconcession agreement on terms favorable to us or at all. We also cannot assure you that if our subconcession is redeemed, the compensation paid will be adequate to compensate us for the loss of future revenues.

Our Macau operations face intense competition, which could have a material adverse effect on our financial condition, results of operations or cash flows.

        The hotel, resort and casino businesses are highly competitive. See "Business—The Macau Market—Competition in Macau." Our Macau operations currently compete with approximately 14 smaller casinos located in Macau. In addition, we expect competition to increase in the near future from local and foreign casino operators. Sociedade de Jogos de Macau ("SJM"), which currently operates 13 of these 14 other gaming facilities in Macau, has committed to invest at least 4.7 billion patacas (approximately $606 million at exchange rates in effect on September 30, 2004) in gaming, entertainment and related projects in Macau by December 2004. These projects include the upgrade of the Lisboa Hotel, Macau's largest hotel with approximately 1,000 rooms, the development of a multimillion dollar Fisherman's Wharf entertainment complex and a potential new casino hotel project. According to recent press reports, the managing director of SJM, Stanley Ho, has entered into an agreement with Publishing and Broadcasting Ltd., Australia's biggest casino owner, under which Publishing and Broadcasting Ltd. will own a 28% stake in Mr. Ho's Park Hyatt hotel and casino development in Macau. In addition, MGM Mirage has recently announced that it has entered into a joint venture agreement with Mr. Ho's daughter, Pansy Ho Chiu-king, to develop, build and operate a major hotel-casino resort in Macau, subject to entering into a subconcession with SJM and obtaining the approval of the Macau government.

        In addition, a subsidiary of our competitor, Wynn Resorts, Ltd., a Las Vegas casino operation headed by Steve Wynn, has also received a concession from the Macau government, which requires it to construct and operate one or more casino gaming properties in Macau, including a full-service casino resort by the end of 2006, and to invest at least 4.0 billion patacas (approximately $516 million at exchange rates in effect on September 30, 2004) in Macau-related projects by June 27, 2009. Wynn Resorts, Ltd. has recently begun construction of a facility that would be comprised of an approximately 580-room hotel, a casino and other non-gaming amenities with a total estimated cost of $705.0 million as reported in its public filings. SJM and Wynn Resorts, Ltd. compete directly with our Macau operations.

        Under its concession, Galaxy is also obligated to invest 4.4 billion patacas (approximately $567.2 million at exchange rates in effect on September 30, 2004) in development projects in Macau by June 2012. Galaxy recently opened a small casino in Macau.

        We will also compete to some extent with casinos located elsewhere in Asia, such as Malaysia's Genting Highlands, as well as gaming venues in Australia, New Zealand and elsewhere in the world, including Las Vegas. In addition, certain countries have legalized and others may in the future legalize casino gaming, including Hong Kong, Singapore, Japan, Taiwan and Thailand. We also expect competition from cruise ships operating out of Hong Kong and other areas of Asia that offer gaming. The proliferation of gaming venues in Southeast Asia could significantly and adversely affect our financial condition, results of operations or cash flows.

The Macau government could grant additional rights to conduct gaming in the future, which could have a material adverse effect on our financial condition, results of operations and cash flows.

        We hold a subconcession under one of only three gaming concessions authorized by the Macau government to operate casinos in Macau, and the Macau government is precluded from granting any additional gaming concessions until 2009. However, we cannot assure you that the laws will not change and permit the Macau government to grant additional gaming concessions before 2009. MGM Mirage has indicated that its joint venture will be seeking a subconcession under SJM's existing concession. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our financial condition and results of operations.

Our business could be adversely affected by the limitations of the pataca exchange markets and restrictions on the export of the renminbi.

        Our revenues in Macau are denominated in patacas, the legal currency of Macau, and Hong Kong dollars. Although currently permitted, we cannot assure you that patacas will continue to be freely exchangeable into U.S. dollars. Also, because the currency market for patacas is relatively small and undeveloped, our ability to convert large amounts of patacas into U.S. dollars over a relatively short period may be limited. As a result, we may experience difficulty in converting patacas into U.S. dollars.

        We are currently prohibited from accepting wagers in renminbi, the currency of China. There are currently restrictions on the export of the renminbi outside of mainland China, including to Macau. Restrictions on the export of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact our gaming operations.

        The Macau pataca is pegged to the Hong Kong dollar. Certain Asian countries have publicly asserted their desire to eliminate the peg of the Hong Kong dollar and the Chinese renminbi to the U.S. dollar. As a result, we cannot assure you that the Hong Kong dollar, the Chinese renminbi and the Macau pataca will continue to be pegged to the U.S. dollar, which may result in severe fluctuations in the exchange rate for these currencies. We also cannot assure you that the current peg rate for these currencies will remain at the same level. Any change in such peg rate could have a material adverse effect on our ability to make payments on certain of our debt instruments. We do not currently hedge for foreign currency risk.

Certain gaming laws apply to our planned gaming activities and associations in other jurisdictions where we operate or plan to operate.

        Certain Nevada gaming laws will also apply to our gaming activities and associations in jurisdictions outside the state of Nevada. We will be required to comply with certain reporting requirements concerning our proposed gaming activities and associations occurring outside the state of Nevada, including Macau, Alderney and other jurisdictions. We will also be subject to disciplinary action by the Nevada Gaming Commission if we:

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  knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

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  fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

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  engage in any activity or enter into any association that is unsuitable for us because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

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  engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

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  employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.

        In addition, if the Nevada State Gaming Control Board determines that one of our actual or intended activities or associations in a foreign gaming operation may violate one or more of the foregoing, we can be required by it to file an application with the Nevada Gaming Commission for a finding of suitability of such activity or association. If the Nevada Gaming Commission finds that the activity or association in the foreign gaming operation is unsuitable or prohibited, we will either be required to terminate the activity or association, or will be prohibited from undertaking the activity or association. Consequently, should the Nevada Gaming Commission find that our gaming activities or associations in Macau, Alderney or certain other jurisdictions where we operate are unsuitable, we may be prohibited from undertaking our planned gaming activities or associations in those jurisdictions.

        The Macau gaming authorities exercise similar powers for purposes of assessing suitability in relation to our activities in jurisdictions outside of Macau.

Macau is susceptible to severe typhoons that may disrupt operations.

        Macau is susceptible to severe typhoons. Macau consists of a peninsula and two islands off the coast of mainland China. On some occasions, typhoons have caused a considerable amount of damage to Macau's infrastructure and economy. In the event of a major typhoon or other natural disaster in Macau, our business may be severely disrupted and our results of operations could be adversely affected. Although we own insurance coverage with respect to these events, we cannot assure you that our coverage will be sufficient to fully indemnify us against all direct and indirect costs, including loss of business, that could result from substantial damage to, or partial or complete destruction of, our Macau properties or other damages to the infrastructure or economy of Macau.

Risks Related to Ownership of Our Common Stock

Our stock price may be volatile and you may lose all or part of your investment.

        The market price of our common stock could fluctuate significantly, in which case you may not be able to resell your shares at or above the offering price. The market price of our common stock may fluctuate based on a number of factors in addition to those listed in this prospectus, including:

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  our operating performance and the performance of our competitors and other similar companies;

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  the public's reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, which we refer to as the SEC;

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  changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

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  changes in general economic conditions;

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  the number of shares to be publicly traded after this offering;

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  actions of our current stockholders, including sales of common stock by our directors and executive officers;

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  the arrival or departure of key personnel or personal matters affecting our principal stockholder;

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  acquisitions, strategic alliances or joint ventures involving us or our competitors; and

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  other developments affecting us, our industry or our competitors.

        In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and these fluctuations could materially reduce our stock price.

You will experience immediate and substantial dilution as the net tangible book value of the shares of common stock will be substantially lower than the offering price.

        The initial public offering price of the shares of common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, if we were liquidated for book value immediately following this offering, you would experience immediate and substantial dilution of $18.03 per share of common stock, assuming an initial offering price of $21.00, the mid-point of the range shown on the cover of this prospectus. We will also have outstanding stock options to purchase 2,805,163 shares of our common stock at a weighted average exercise price of $17.78 per share immediately following the consummation of this offering, assuming an initial offering price of $21.00, the mid-point of the range shown on the cover of this prospectus. Dilution is the difference between the offering price per share and the net tangible book value per share of our common stock. See "Dilution" for a discussion about how net tangible book value is calculated.

Our articles of incorporation and by-laws contain provisions that may discourage a takeover attempt. Nevada law also imposes, and other jurisdictions may impose, barriers to acquiring a controlling interest in our shares.

        Provisions contained in our amended and restated articles of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our amended and restated articles of incorporation and by-laws impose various procedural and other requirements which could make it more difficult for stockholders to affect some corporate actions. For example, our articles of incorporation authorize our board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus our board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. In addition, a change of control of our company may be delayed or deferred as a result of our having three classes of directors. Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined statutorily as any acquisition that causes such stockholder's interest to exceed any of a 1/5, 1/3 or 1/2 interest in a corporation, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless:

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  the corporation's other stockholders, by majority vote, grant voting rights to such shares; or

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  the corporation's articles of incorporation or by-laws in effect on the tenth day following such acquisition of shares exempt the corporation from the relevant Nevada law provisions.

        In addition, under Nevada law, any change of control of our company must also be approved by the Nevada gaming authorities. Other jurisdictions may have similar requirements. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. See "Business—Regulation and Licensing" and "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

Future sales of shares could depress our stock price.

        Sales of a substantial number of shares of our common stock, or the perception that a large number of shares will be sold, following our initial public offering could depress the market price of our common stock. We, our principal stockholder, certain trusts for the benefit of our principal stockholder and his family and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock, subject to specified exceptions and extensions, during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. Goldman, Sachs & Co. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Our amended and restated articles of incorporation will authorize us to issue 1,000,000,000 shares of common stock, of which 350,000,000 shares will be outstanding and 2,805,163 shares will be issuable upon the exercise of outstanding stock options upon completion of this offering, assuming an initial offering price of $21.00, the mid-point of the range shown on the cover of this prospectus. Of the outstanding shares, the 23,809,524 shares sold in this offering are freely tradable; 250,283,616 shares will be available for sale immediately after the expiration of the 180-day lock-up period (or earlier if waived by Goldman, Sachs & Co.) subject to the volume and other restrictions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and 75,906,860 shares will be available for sale at various times after the expiration of the 180-day lock-up period and applicable holding period pursuant to

Rule 144 under the Securities Act. In addition, options to purchase 984,321 shares from our principal stockholder will be outstanding upon consummation of this offering. Of these shares, 931,115 shares will be available for sale after the expiration of the holding period pursuant to Rule 144 under the Securities Act.

        The holders of approximately 325,259,362 shares of our common stock, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these stockholders could cause the price of our common stock to decline. In addition, immediately following this offering, we intend to file a registration statement registering under the Securities Act 25,089,263 shares reserved for issuance under our employee stock option plans and 16,616,140 shares held for resale by our existing stockholders that were previously issued under our employee stock option plans (of which 1,327,503 shares will not be subject to the 180-day lock-up).

        See the information under the heading "Shares Eligible for Future Sale" for a more detailed description of the shares that will be available for future sales upon completion of this offering.

There is no existing market for our common stock and we do not know if one will develop to provide you with adequate liquidity. Even if a market were to develop, the stock prices in the market may not exceed the offering price.

        Prior to this initial public offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy.

        The initial public offering price for the shares will be determined by negotiations among us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

We do not expect to pay cash dividends.

        We do not expect to pay cash dividends on our common stock in the foreseeable future. Our board of directors will determine whether to pay dividends in the future based on conditions then existing, including our earnings, financial condition and capital requirements, as well as economic and other conditions our board may deem relevant. Our ability to declare and pay dividends on our common stock is subject to the requirements of Nevada law. We are a holding company, dependent upon the operations of our subsidiaries for cash. The terms of our subsidiaries' debt and other agreements restrict the ability of our subsidiaries to dividend funds up to us. We intend to retain earnings to finance operations and the expansion of our business. Therefore, unless and until we pay cash dividends on our common stock, any gains from your investment in our common stock must come from an increase in its market price. See "—Risks Related to Our Business—We are a holding company and our only material source of cash is and will be distributions from our subsidiaries."

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements," as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such forward-looking statements include the discussions of the business strategies of our company and expectations concerning future operations, margins, profitability, liquidity, and capital resources. In addition, in certain portions of this prospectus, the words: "anticipates", "believes", "estimates", "seeks", "expects", "plans", "intends" and similar expressions, as they relate to our company or its management, are intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks associated with:

  •
  entering into new development and construction and new ventures, including the Palazzo Casino Resort and the Macao Venetian Casino Resort;

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  increased competition and other planned construction in Las Vegas, including the opening of the Wynn Las Vegas Resort on the site of the former Desert Inn and upcoming increases in hotel rooms, meeting and convention space and retail space;

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  increased competition and other planned construction projects in Macau, including from SJM, MGM Mirage, Wynn Resorts, Ltd. and Galaxy;

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  the completion of infrastructure projects in Las Vegas and Macau;

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  government regulation of the casino industry, including gaming license approvals and regulation in foreign jurisdictions, the legalization of gaming in certain domestic jurisdictions, including Native American reservations, and regulation of gaming on the Internet;

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  passage of new legislation and receipt of governmental approvals for our proposed developments on the Cotai Strip, in the United Kingdom and other jurisdictions where we are planning to operate;

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  leverage and debt service (including sensitivity to fluctuations in interest rates and other capital markets trends);

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  uncertainty of tourist behavior related to spending and vacationing at casino resorts in Las Vegas and Macau;

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  disruptions or reductions in travel due to conflicts with Iraq and any future terrorist incidents;

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  outbreaks of infectious diseases, such as severe acute respiratory syndrome, in our market areas;

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  new taxes or changes to existing tax rates;

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  fluctuations in occupancy rates and average daily room rates in Las Vegas or Macau;

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  demand for all-suites rooms;

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  the popularity of Las Vegas as a convention and trade show destination;

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  insurance risks, including the risk that we have not obtained sufficient coverage against acts of terrorism or will only be able to obtain additional coverage at significantly increased rates;

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  litigation risks, including the outcome of the pending disputes with our Venetian Casino Resort construction manager and its subcontractors; and

  •
  general economic and business conditions which may impact levels of disposable income, consumer spending and pricing of hotel rooms.

        All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by federal securities laws.

INDUSTRY AND MARKET DATA

        Industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also derived from our review of internal surveys, as well as the independent sources listed above.

USE OF PROCEEDS

        We estimate that our net proceeds from our sale of 23,809,524 shares of common stock in this offering at an assumed initial public offering price of $21.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $466.3 million, or approximately $536.8 million if the underwriters exercise in full their option to purchase additional shares.

        We intend to use the net proceeds from the sale of the common stock for general corporate purposes and working capital. In particular, we may use the net proceeds to fund our development projects in Macau, the United Kingdom and other jurisdictions. Pending their final use, the proceeds from this offering will be invested in cash, cash equivalents or other short-term instruments.

        We have not yet finalized the financing options for the construction of the Macao Venetian Casino Resort and have not finalized the budget and financing options for the developments in the United Kingdom. As a result, we are unable to determine whether we will spend any of the proceeds from this offering on these projects or if we do so, in what amount. In addition, our expansion into the United Kingdom is subject to changes in the United Kingdom's gaming laws that have not been enacted yet. Accordingly, we will have broad discretion as to the application of such proceeds. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these net proceeds.

DIVIDEND POLICY

        We do not expect to pay dividends on our common stock in the future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Our board of directors will determine whether to pay dividends in the future based on conditions then existing, including our earnings, financial condition and capital requirements, as well as economic and other conditions our board may deem relevant. Our ability to declare and pay dividends on our common stock is subject to the requirements of Nevada law. In addition, our subsidiaries' ability to pay dividends to us is restricted under certain of their debt and other agreements. See "Risk Factors—Risks Related to Ownership of Our Common Stock—We do not expect to pay cash dividends."

        Las Vegas Sands Opco declared and accrued dividends of $4.2 million in 2003 and zero during 2002. In the first nine months of 2004, Las Vegas Sands Opco declared and paid $107.9 million of dividends as tax distributions to all of its stockholders at the time, including its principal stockholder. These tax distributions were made in order to provide these stockholders with funds to pay taxes attributable to taxable income of Las Vegas Sands Opco (including taxable income of Las Vegas Sands Opco associated with the sale of The Grand Canal Shoppes) that flowed through to them by virtue of Las Vegas Sands Opco's status as a subchapter S corporation for income tax purposes. Las Vegas Sands Opco also intends to declare an additional tax distribution to all of its stockholders at the time, including its principal stockholder, immediately prior to its conversion from a subchapter S corporation to a taxable "C" corporation for income tax purposes. The tax distribution will be payable shortly after this offering. The amount of the proposed tax distribution will be based on the estimated taxable income of Las Vegas Sands Opco for fiscal 2004 and the highest aggregate effective marginal rate of federal, state and local income tax (or, if applicable, alternative minimum tax) to which any stockholder of Las Vegas Sands Opco immediately prior to the conversion would be subject, as provided under our debt instruments. We estimate the aggregate amount to be distributed will be approximately $23.9 million. These tax distributions are permitted under existing debt instruments so long as Las Vegas Sands Opco is a subchapter S corporation. Following the conversion to a taxable "C" corporation for income tax purposes, Las Vegas Sands Opco will no longer make these tax distributions.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents, restricted cash and cash equivalents and capitalization as of September 30, 2004 on:

  •
  an actual basis;

  •
  a pro forma basis to reflect:

  •
  the estimated $23.9 million tax distribution to be paid by Las Vegas Sands Opco shortly after the completion of this offering;

  •
  Las Vegas Sands Opco's proposed conversion from a subchapter S corporation to a taxable "C" corporation for income tax purposes described in "Unaudited Pro Forma Condensed Consolidated Financial Statements;" and

  •
  the holding company merger; and

  •
  on an as adjusted pro forma basis to reflect the above transactions and this offering at an assumed initial offering price of $21.00, the mid-point of the range shown on the cover of this prospectus and the application of the net proceeds that we expect to receive from this offering, as described under "Use of Proceeds."

        You should read this information in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, the related notes and other financial information included elsewhere in this prospectus.

	As of September 30, 2004
	Actual	Pro Forma	As Adjusted Pro Forma
	(dollars in thousands)
Cash and cash equivalents	$622,198	$598,262	$1,064,512

Restricted cash and cash equivalents(1)	$374,890	$374,890	$374,890

Debt of Las Vegas Sands Opco and its subsidiaries other than Phase II mall subsidiaries, the Macau subsidiaries and the Interface subsidiaries:
New senior secured credit facility(1)	$665,000	$665,000	$665,000
11% mortgage notes due 2010	843,640	843,640	843,640
Venetian Casino Resort FF&E credit facility	13,200	13,200	13,200
Debt of the Macau subsidiaries:
Venetian Macau revolver	—	—	—
Venetian Macau senior secured notes	120,000	120,000	120,000
Venetian Intermediate credit facility	50,000	50,000	50,000
Debt of Interface subsidiaries:
Interface mortgage loan(2)	99,704	99,704	99,704

Total debt(3)	1,791,544	1,791,544	1,791,544

	As of September 30, 2004
	Actual	Pro Forma	As Adjusted Pro Forma
	(dollars in thousands)
Shareholders' equity:
Common stock (par value $0.10 per share: 3,000,000 shares authorized; 1,226,129 shares issued and outstanding on an actual basis; par value $0.001 per share: 1,000,000,000 shares authorized; 326,190,476 shares issued and outstanding on a pro forma basis; par value $0.001 per share: 1,000,000,000 shares authorized; 350,000,000 shares issued and outstanding on an as adjusted pro forma basis)(4)	123	326	350
Capital in excess of par value(5)	214,098	501,585	967,811
Retained earnings(6)	311,058	—	—

Total shareholders' equity	525,279	501,911	968,161

Total capitalization	$2,316,823	$2,293,455	$2,759,705

(1)
The new senior secured credit facility of Las Vegas Sands Opco consists of (a) a $115.0 million term loan A, which has up to an 18-month delayed draw period, (b) a $770.0 million term loan B, of which $105.0 million has up to a 6-month delayed draw period and (c) a $125.0 million revolving credit facility. The only amounts initially borrowed were $665.0 million under the term loan B, of which $290.0 million was used to pay the prior senior secured credit facility of Las Vegas Sands Opco, $1.0 million was used to pay accrued interest, $19.5 million was used to pay transaction costs, and $354.5 million was deposited into a restricted cash account to pay for certain development and construction costs of the Palazzo Casino Resort. In addition, $60.0 million of letters of credit were outstanding as of September 30, 2004, which reduces the amount available for borrowing under the revolving facility.

(2)
Interface Group-Nevada's $100.0 million mortgage loan agreement was entered into following the Interface transactions. Interface Group-Nevada used the proceeds from that new mortgage loan and $24.3 million in cash from a $27.0 million equity contribution from Las Vegas Sands Opco to repay in full $124.3 million of outstanding notes payable under Interface Group-Nevada's prior mortgage loan.

(3)
On September 30, 2004, subsidiaries of Las Vegas Sands Opco entered into the Phase II mall construction loan agreement, which allows Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC to borrow up to $250.0 million on a senior secured delayed draw basis to fund a portion of the Phase II mall construction costs. Las Vegas Sands Opco has a commitment from a lender for an FF&E credit facility which we intend to use to fund a portion of the construction costs of the Palazzo Casino Resort. We anticipate that the Palazzo Casino Resort FF&E credit facility will allow us to borrow senior secured delayed draw loans in an amount equal to the lesser of (i) $135.0 million, less any reserves, and (ii) up to 100% of the invoice amounts due for the purchase of specified equipment. Due to the delayed draw nature of these credit agreements, they have not been included in the accompanying capitalization table.

(4)
Pro forma common stock reflects the completion of the holding company merger, with an exchange ratio of 266.0327553 per share and the change in the par value per share of common stock to $0.001. As adjusted pro forma common stock reflects the receipt of $500.0 million of proceeds in connection with the issuance of 23,809,524 shares of common stock in this offering at an assumed initial public offering price of $21.00 per share, net of estimated offering costs of $33.8 million. Pro forma and as adjusted pro forma common stock exclude the exercise of stock options and of the underwriters' option to purchase additional shares.

(5)
Pro forma capital in excess of par value reflects the reclassification of previously undistributed pro forma retained earnings of $287.7 million upon termination of Las Vegas Sands Opco's subchapter S corporation tax status.

(6)
Pro forma retained earnings reflects $23.9 million estimated tax distribution to be paid shortly after the completion of this offering and the reclassification of previously undistributed pro forma retained earnings of $287.7 million to capital in excess of par value associated with the termination of Las Vegas Sands Opco's subchapter S corporation tax status.

DILUTION

        The net tangible book value per share of our common stock is the difference between our tangible assets and our liabilities, divided by the number of shares of common stock outstanding. For investors in this offering, dilution is the difference between the initial public offering price per share of the common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after completing this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the net tangible book value per share attributable to the existing stockholders for the currently outstanding stock.

        As of September 30, 2004, our pro forma net tangible book value prior to this offering was approximately $501.9 million, or approximately $1.54 per share, based on 326,190,476 shares of common stock outstanding.

        As of September 30, 2004, without taking into account any changes in our pro forma net tangible book value subsequent to that date other than the sale of the common stock in this offering at the assumed initial public offering price of $21.00 per share, the mid-point of the range shown on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and other offering expenses, the pro forma net tangible book value of each of the outstanding shares of common stock would have been $2.97 after this offering. Therefore, new investors in the common stock would have paid $21.00 for a share of common stock having a pro forma net tangible book value of approximately $2.97 per share after this offering. That is, their investment would have been diluted by approximately $18.03 per share. At the same time, existing common stockholders would have realized an increase in pro forma net tangible book value of $1.22 per share after this offering without further cost or risk to themselves. The following table illustrates this per share dilution:

Initial public offering price per share of common stock			$21.00
Net tangible pro forma book value per share of common stock before the offering		$1.54
Increase in net tangible pro forma book value per share of common stock attributable to investors in the offering		1.43

Net tangible pro forma book value per share of common stock after the offering (1) (2)			2.97

Dilution per share to new investors	$		18.03

(1)
After deduction of the estimated offering expenses payable by us, including the underwriting discounts and commissions.

(2)
Does not give effect to the issuance of up to 3,571,429 shares issuable by us if the underwriters exercise their over-allotment option.

        The following table sets forth, as of September 30, 2004, the differences between our existing stockholders and the new investors with respect to the average price per share paid by our existing stockholders and to be paid by new investors in this offering at $21.00, the mid-point of the range of the initial public offering price set forth on the cover page of this prospectus, and before deducting estimated underwriting discounts and commissions.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	326,190,476	93.2%	$319,603,000	39.0%	$0.98
New investors	23,809,524	6.8%	500,000,000	61.0%	21.00

Total	350,000,000	100.0%	$819,603,000	100.0%	$2.34

        The discussion and tables above assume no exercise of the stock options that will be outstanding as of the date of the completion of this offering and no exercise of the underwriters' option to purchase additional shares. As of the completion of this offering, we expect to have options outstanding to purchase a total of 2,805,163 shares of common stock at a weighted average price of $17.78 per share, assuming an initial offering price of $21.00, the mid-point of the range shown on the cover of this prospectus. For more information, please see "Shares Eligible for Future Sale" and "Note 9—Stockholders' Equity and Per Share Data" to our consolidated financial statements.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

        Set forth in the following table are certain historical financial and other data of Las Vegas Sands Opco as of and for each of the periods specified. The balance sheet and statement of operations and other financial data as of December 31, 2002 and 2003 and for each of the years ended December 31, 2001, 2002 and 2003 have been derived from the audited consolidated financial statements of Las Vegas Sands Opco for these periods included elsewhere in this prospectus. The balance sheet data as of September 30, 2004 and the statement of operations and other financial data for the nine months ended September 30, 2003 and 2004 of Las Vegas Sands Opco have been derived from the unaudited consolidated financial statements of Las Vegas Sands Opco for these periods included elsewhere in this prospectus. The balance sheet data as of December 31, 1999, 2000 and 2001 and as of September 30, 2003 and the statement of operations and other financial data for the years ended December 31, 1999 and 2000 have been derived from the unaudited consolidated financial information of Las Vegas Sands Opco. The balance sheet and statement of operations and other financial data for all periods have been restated due to the acquisition on July 29, 2004 of all of the common stock of Interface Holding from our principal stockholder. Las Vegas Sands Opco has accounted for this acquisition as a reorganization of entities under common control, in a manner similar to a pooling-of-interests. In the opinion of management, the unaudited financial information (including the unaudited financial data as of September 30, 2003 and 2004 and for the nine months ended September 30, 2003 and 2004) reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations of Las Vegas Sands Opco for those periods. The results of operations of Las Vegas Sands Opco for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year or for any future period. The historical results are not necessarily indicative of the results of operations to be expected in the future. The other operating data for all periods presented have been derived from our internal records. The following information should be read in conjunction with "Prospectus Summary—Summary Historical and Pro Forma Financial and Other Data," "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, the related notes and other financial information included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	1999(1)	2000	2001	2002	2003	2003	2004
	(dollars in thousands, except operating and per share data)
Statement of Operations Data
Revenues:
Casino	$124,161	$299,083	$227,240	$256,484	$272,804	$205,927	$468,786
Rooms	89,585	192,327	204,242	206,706	251,397	181,682	236,174
Food and beverage	29,527	63,362	59,490	67,645	80,207	60,929	92,544
Retail and other	80,637	132,723	138,595	126,709	132,202	101,297	94,354

	323,910	687,495	629,567	657,544	736,610	549,835	891,858
Promotional allowances	(25,045)	(46,296)	(42,594)	(34,208)	(44,856)	(31,505)	(42,379)

Net revenues	298,865	641,199	586,973	623,336	691,754	518,330	849,479

Operating expenses:
Casino	69,664	162,617	139,223	118,843	128,170	95,608	214,204
Rooms	25,532	49,618	50,039	53,435	64,819	47,196	58,444
Food and beverage	19,082	32,556	29,391	35,144	40,177	30,563	48,635
Retail and other	27,213	53,938	54,377	51,332	53,556	43,913	46,657
Provision for doubtful accounts	13,655	19,252	20,198	21,393	8,084	5,534	9,561
General and administrative	66,335	111,596	105,063	112,913	126,134	88,134	121,788
Corporate expense	2,450	5,655	6,079	10,114	10,176	6,621	123,857
Rental expense	5,485	8,727	8,074	7,640	10,128	8,216	8,307
Pre-opening and developmental expense	21,484	—	355	5,925	10,525	6,717	24,512
Loss on disposal of assets	—	—	—	—	—	—	30,635
Depreciation and amortization	30,125	46,280	43,972	46,662	53,859	38,465	51,729
Gain on sale of The Grand Canal Shoppes	—	—	—	—	—	—	(417,822)

	281,025	490,239	456,771	463,401	505,628	370,967	320,507

	Year Ended December 31,					Nine Months Ended September 30,
	1999(1)	2000	2001	2002	2003	2003	2004
	(dollars in thousands, except operating and per share data)
Operating income	17,840	150,960	130,202	159,935	186,126	147,363	528,972
Interest expense, net of amounts capitalized	(69,735)	(131,313)	(119,007)	(121,432)	(120,317)	(89,230)	(96,483)
Other income (expense)	—	—	(1,938)	1,045	825	820	(9)
Loss on early retirement of debt(2)	(589)	(2,785)	(1,383)	(51,392)	—	—	(6,553)

Net income (loss)	$(52,484)	$16,862	$7,874	$(11,844)	$66,634	$58,953	$425,927

Per share data:
Basic earnings (loss) per share(3)	$(43.02)	$13.82	$6.45	$(9.71)	$54.60	$48.31	$348.65
Diluted earnings (loss) per share(3)	$(43.02)	$13.82	$6.45	$(9.71)	$54.51	$48.19	$348.37
Dividends declared per share(3)	$—	$—	$—	$—	$3.44	$—	$100.81
Weighted average shares outstanding (basic)(3)	1,220,370	1,220,370	1,220,370	1,220,370	1,220,370	1,220,370	1,221,650
Weighted average shares outstanding (diluted)(3)	1,220,370	1,220,370	1,220,370	1,220,370	1,222,370	1,223,370	1,222,633
Other Financial Data
Net cash provided by (used in) operating activities	$(16,290)	$109,608	$65,752	$86,842	$137,116	$116,957	$299,166
Net cash provided by (used in) investing activities	$(203,290)	$(19,987)	$(60,291)	$(240,237)	$(298,326)	$(260,873)	$89,694
Net cash provided by (used in) financing activities	$240,637	$(62,023)	$(66)	$194,119	$207,520	$190,686	$80,545
Capital expenditures	$321,760	$30,677	$56,025	$136,740	$279,948	$222,172	$326,988
Other Operating Data
Occupancy %(4)(5)	81.7%	95.2%	94.6%	95.6%	96.0%	97.3%	98.3%
Average daily room rate(4)(6)	$159	$182	$196	$196	$204	$203	$219
Revenue per available room(4)(7)	$130	$174	$185	$187	$195	$198	$215
Average number of table games(4)(8)	116	122	123	126	126	127	135
Table games drop per unit per day (4)(9)	$15,587	$25,241	$21,560	$18,808	$17,969	$17,772	$20,286
Average number of slot machines(4)(10)	2,293	2,159	2,159	2,036	1,995	1,992	2,001
Slot machine win per unit per day(4)(11)	99	129	130	136	165	158	191
Number of Sands Expo Center visitors per day(4)(12)	9,496	8,528	9,445	7,711	7,707	8,190	5,053
Number of show days at Sands Expo Center(12)	123	159	110	121	116	71	105
	December 31,					September 30,
	1999(1)	2000	2001	2002	2003	2003	2004
	(dollars in thousands, except per share data)
Balance Sheet Data
Cash and cash equivalents	$32,766	$60,364	$65,759	$106,483	$152,793	$153,253	$622,198
Restricted cash and cash equivalents	$24,711	$17,771	$22,037	$124,854	$141,799	$162,423	$374,890
Total assets	$1,298,175	$1,327,050	$1,363,555	$1,606,762	$1,917,035	$1,886,991	$2,785,511
Long—term debt	$907,754	$1,000,672	$945,431	$1,343,762	$1,525,116	$1,407,764	$1,777,810
Stockholders' equity (deficit)	$99,770	$103,594	$112,187	$100,384	$162,108	$158,206	$525,279

(1)
The Venetian Casino Resort opened on May 4, 1999.

(2)
In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements of APB Opinion No. 30. We have adopted SFAS 145 and no longer present losses on early retirements of debt as an extraordinary item. Accordingly, prior period losses on early retirement of debt have been reclassified to other income (expense) to conform to this new presentation in the accompanying table.

(3)
Earnings (loss) per share and shares outstanding for all periods presented retroactively reflect the impact of the first quarter 2002 stock split which increased the number of shares of common stock of Las Vegas Sands Opco outstanding from 925,000 to 1,000,000 and the issuance of 220,370 shares of common stock of Las Vegas Sands Opco in connection with the acquisition of Interface Holding on July 29, 2004. The impact of outstanding options to purchase 5,500 shares of common stock of Las Vegas Sands Opco has not been included in the computation of diluted earnings (loss) per share for the year ended December 31, 2002, as their impact would have been antidilutive. There were no options outstanding for the years 1999-2001.

(4)
Operating data represents the average for the respective periods.

(5)
Occupancy represents the percentage of total occupied rooms to total available rooms. An occupied room is a rented room for one night. Available rooms represents the number of total rooms less off-the-market rooms and out-of-order rooms. On average, during the nine months ended September 30, 2004, 35 rooms per day (1,057 rooms per month) were off-the-market and 0 rooms per day (3 rooms per month) were out-of-order. Total occupancy uses this formula for every day in a period cited while mid-week occupancy period uses the same formula described above for the period Sunday night through Thursday night for the total period cited.

(6)
Average daily room rate is total room revenue divided by total occupied rooms.

(7)
Revenue per available room is total room revenue divided by total available rooms.

(8)
Average number of table games represents the number of table games on the casino floor each day divided by the number of days.

(9)
Table games drop per unit per day represents the total table games drop divided by average number of tables divided by number of days. Table games drop represents the sum of markers issued (credit instruments) less markers repaid at the table by customers, plus cash deposited in the table drop box.

(10)
Average number of slot machines represents the number of slot machines on the casino floor each day divided by the number of days.

(11)
Slot machine win per unit per day represents the daily average of slot machine win divided by the number of slot machines in service. Win is the excess of the amount of money deposited by the player into the slot machine over the amount of money paid out of the slot machine to the player and is recorded by us as revenue.

(12)
This data is based on actual days during which a convention trade show or similar event is ongoing at the Sands Expo Center. This data excludes move-in and move-out days.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma condensed consolidated statements of operations have been prepared by management and give effect to the following items as if they had occurred on January 1, 2003:

  •
  The Grand Canal Shoppes sale;

  •
  the borrowing of $665.0 million under Las Vegas Sands Opco's new senior secured credit facility of which $290.0 million were used to repay in full its prior senior secured credit facility and $19.5 million to pay transaction costs in connection with the refinancing transactions;

  •
  the Interface Refinancing and Interface Distribution;

  •
  the estimated $23.9 million tax distribution to be paid by Las Vegas Sands Opco shortly after this offering;

  •
  the proposed conversion of Las Vegas Sands Opco from a subchapter S corporation to a taxable "C" corporation for income tax purposes; and

  •
  the holding company merger.

        The unaudited pro forma condensed consolidated balance sheet has been prepared by management and gives effect to the following items as if they had occurred on September 30, 2004:

  •
  the estimated $23.9 million tax distribution to be paid by Las Vegas Sands Opco shortly after this offering;

  •
  the proposed conversion of Las Vegas Sands Opco from a subchapter S corporation to a taxable "C" corporation for income tax purposes;

  •
  the holding company merger; and

  •
  the assumed completion of this offering and receipt of $500.0 million, net of $33.8 million of estimated offering costs.

        Due to their delayed draw terms, the unaudited pro forma data does not give effect to other borrowings under the senior secured credit facility, the Phase II mall construction loan or the FF&E credit facility.

        The pro forma adjustments, which are based on available information and certain assumptions that we believe are reasonable under the circumstances, are applied to the historical consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been had the transactions described above occurred on such dates or to project our results of operations or financial position for any future period.

        The accompanying unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," "Selected Historical Financial and Other Data" and the historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

	For the Nine Month Period Ended September 30, 2004
	Las Vegas Sands Opco Historical	Grand Canal Shoppes Transaction			Financing Transactions(1), Interface Refinancing and Interface Distribution			Tax Distribution and Conversion to "C" Corporation			Pro Forma
	(dollars in thousands, except per share data)
Revenues:
Casino	$468,786	$			$			$			$468,786
Rooms	236,174										236,174
Food and beverage	92,544										92,544
Retail and other	94,354		(16,779	)(2)							77,575

	891,858		(16,779)								875,079
Less — promotional allowances	(42,379)		5	(3)							(42,374)

Net revenues	849,479		(16,774)								832,705

Operating expenses:
Casino	214,204										214,204
Rooms	58,444										58,444
Food and beverage	48,635										48,635
Retail and other	46,657		(2,251	)(4)							44,406
Provision for doubtful accounts	9,561										9,561
General and administrative	121,788		(703	)(3)							121,085
Corporate expense	123,857										123,857
Rental expense	8,307		(886	)(3)							7,421
Pre-opening and developmental expense	24,512										24,512
Depreciation and amortization	51,729		(1,824	)(3)							49,905
Loss on disposal of assets	30,635										30,635
Gain on sale of The Grand Canal Shoppes	(417,822)		417,822	(5)							—

	320,507		412,158								732,665

Operating income	528,972		(428,932)								100,040
Other income (expense):
Interest income	3,278		(67	)(3)		(300	)(6)		(180	)(6)	2,731
Interest expense, net of amounts capitalized	(99,761)		2,056	(3)		143	(7)				(97,562)
Other income (expense)	(9)		9	(3)							—
Loss on early retirement of debt	(6,553)		1,147	(3)		5,406	(1)				—

Income before provision for income taxes	425,927		(425,787)			5,249			(180)		5,209
Income tax benefit									7,326	(8)	7,326

Net income	$425,927		$(425,787)			$5,249			$7,146		$12,535

Basic earnings per share	$348.65										$.04	(9)

Diluted earnings per share	$348.37										$.04	(9)

Weighted average shares outstanding
Basic	1,221,650										324,998,916	(9)

Diluted	1,222,633										325,260,426	(9)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2003
	Las Vegas Sands Opco Historical	Grand Canal Shoppes Transaction			Financing Transactions(1), Interface Refinancing and Interface Distribution			Tax Distribution and Conversion to "C" Corporation			Pro Forma
	(dollars in thousands, except per share data)
Revenues:
Casino	$272,804	$			$			$			$272,804
Rooms	251,397										251,397
Food and beverage	80,207										80,207
Retail and other	132,202		(41,165)	(10)							91,037

	736,610		(41,165)								695,445
Less — promotional allowances	(44,856)		17	(11)							(44,839)

Net revenues	691,754		(41,148)								650,606

Operating expenses:
Casino	128,170										128,170
Rooms	64,819										64,819
Food and beverage	40,177										40,177
Retail and other	53,556		(6,811)	(12)							46,745
Provision for doubtful accounts	8,084		113	(11)							8,197
General and administrative	126,134		(1,922)	(11)							124,212
Corporate expense	10,176										10,176
Rental expense	10,128		(2,557)	(11)							7,571
Pre-opening and developmental expense	10,525										10,525
Depreciation and amortization	53,859		(5,151)	(11)							48,708

	505,628		(16,328)								489,300

Operating income	186,126		(24,820)								161,306
Other income (expense):
Interest income	2,125		(148)	(11)		(400)	(6)		(239)	(6)	1,338
Interest expense, net of amounts capitalized	(122,442)		4,874	(11)		(909)	(7)				(118,477)
Other income	825		62	(11)							887

Income before provision for income taxes	66,634		(20,032)			(1,309)			(239)		45,054
Provision for income taxes									(20,306	)(8)	(20,306)

Net income	$66,634		$(20,032)			$(1,309)			$(20,545)		$24,748

Basic earnings per share	$54.60										$.08	(9)

Diluted earnings per share	$54.51										$.08	(9)

Weighted average shares outstanding
Basic	1,220,370										324,658,393	(9)

Diluted	1,222,370										325,190,459	(9)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2004
	Las Vegas Sands Opco Historical	Tax Distribution			Conversion to "C" Corporation			Holding Company Merger			Pro Forma	This Offering			As Adjusted Pro Forma
	(dollars in thousands)
Assets:
Current assets:
Cash and cash equivalents	$622,198		$(23,936	)(13)	$			$			$598,262		$466,250	(17)	$1,064,512
Restricted cash and cash equivalents	19,773										19,773				19,773
Accounts receivable, net	51,760										51,760				51,760
Inventories	6,541										6,541				6,541
Prepaid expenses and other current assets	12,496					17,471	(14)				29,967				29,967

Total current assets	712,768		(23,936)			17,471					706,303		466,250		1,172,553
Property and equipment, net	1,635,074										1,635,074				1,635,074
Deferred offering costs, net	54,397										54,397				54,397
Restricted cash and cash equivalents	355,117										355,117				355,117
Other assets, net	28,155										28,155				28,155

	$2,785,511		$(23,936)			$17,471		$			$2,779,046		$466,250		$3,245,296

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$28,377	$			$			$			$28,377	$			$28,377
Construction payables	84,266										84,266				84,266
Construction payables—contested	7,232										7,232				7,232
Accrued interest payable	30,545										30,545				30,545
Other accrued liabilities	127,098										127,098				127,098
Current maturities of long term debt	13,734										13,734				13,734

Total current liabilities	291,252										291,252				291,252
Other long term liabilities	11,177					16,903	(14)				28,080				28,080
Deferred gain on sale of The Grand Canal Shoppes	72,459										72,459				72,459
Deferred rent from The Grand Canal Shoppes transaction	107,534										107,534				107,534
Long term debt	1,777,810										1,777,810				1,777,810

	2,260,232					16,903					2,277,135				2,277,135

Stockholders' equity:
Common stock (par value $0.10 per share 3,000,000 shares authorized, 1,226,129 shares issued and outstanding on an actual basis; par value $0.001 per share; 1,000,000,000 shares authorized and 326,190,476 shares issued and outstanding on a pro forma basis; and par value $0.001 per share, 1,000,000,000 shares authorized and 350,000,000 shares issued and outstanding on an as adjusted pro forma basis)	123								203	(16)	326		24	(17)	350
Capital in excess of par value	214,098					287,690	(15)		(203	)(16)	501,585		466,226	(17)	967,811
Retained earnings	311,058		(23,936	)(13)		568	(14)
						(287,690	)(15)		—		—		—		—

	525,279		(23,936)			568			—		501,911		466,250		968,161

	$2,785,511		$(23,936)			$17,471			$—		$2,779,046		$466,250		$3,245,296

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
Statements, which are an integral part of these statements.

Notes to Unaudited Pro Forma
Condensed Consolidated Financial Statements

(1)
Financing transactions reflects borrowings of $665.0 million under Las Vegas Sands Opco's new senior secured credit facility and use of a portion of the borrowings to repay in full its prior senior secured credit facility and pay transaction costs in connection with the refinancing and the elimination of the related loss on early retirement of debt.

(2)
Reflects the elimination of The Grand Canal Shoppes revenues for the nine months ended September 30, 2004 of $14.0 million and the elimination of revenues associated with the leased shops of $3.4 million, offset by the recognition of deferred rent income associated with The Grand Canal Shoppes sale transaction of $.6 million.

(3)
Reflects the elimination of The Grand Canal Shoppes revenue and expenses for the nine months ended September 30, 2004.

(4)
Reflects the elimination of The Grand Canal Shoppes expenses for the nine months ended September 30, 2004 of $4.7 million and the addition of $4.2 million of rent associated with certain lease backs from GGP, offset by the amortization of the deferred gain from The Grand Canal Shoppes sale of $1.7 million.

(5)
Reflects the elimination of the gain on sale of The Grand Canal Shoppes for purposes of the pro forma statement of operations because it is a non-recurring item directly related to the transaction.

(6)
Reflects the elimination of interest income earned in relation to the assumed utilization of $63.9 million of existing cash balances by Las Vegas Sands Opco to complete the Interface Refinancing ($27.1 million), to make the Interface Distribution ($12.9 million) and to pay the tax distribution shortly after the completion of this offering ($23.9 million).

(7)
Reflects the effect on interest expense from the following debt transactions:

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
	(dollars in thousands)
Deductions to historical interest expense:
Interest expense related to indebtedness repaid with proceeds from the financing transactions and the Interface Refinancing at actual historical amounts	$(18,914)	$(13,157)
Interest expense related to amortization of deferred offering costs, at actual historical amounts	(2,831)	(1,666)
Additions to historical interest expense:
Pro forma interest expense on $295.7 million on the new senior secured credit facility which was used to repay the $290.0 million outstanding under the prior senior secured credit facility and to pay $5.7 million of deferred offering costs (interest rate of 4.66%)(a)	13,978	8,751
Pro forma interest expense on $100.0 million new Interface mortgage loan which was used to repay outstanding notes payable under the prior Interface Group-Nevada mortgage loan (interest rate of 5.91%)(a)	5,995	3,498
Pro forma interest expense for letters of credit fees under new senior secured credit facility (2.5% fixed rate)	227	952
Pro forma interest expense for undrawn fees on revolver under new senior secured credit facility (0.5% fixed rate)	330	206
Pro forma amortization of estimated deferred offering costs and commitment fees using a weighted average life of 4 years	2,124	1,273

Net pro forma increase (decrease) to historical interest expense	$909	$(143)

  (a)
  Based on one-month LIBOR rates at November 1, 2004 (2.16%) plus the contractual spread for the new indebtedness.

  Had interest rates been .125% higher during the year ended December 31, 2003 and the nine months ended September 30, 2004, the impact on the variable rate indebtedness would have caused pro forma interest expense for each period to increase by $501,000 and $309,000, respectively.

(8)
Since inception, Las Vegas Sands Opco has elected to be taxed as a subchapter S corporation for federal and state income tax purposes. Accordingly, no provision has been made for federal or state income taxes in the historical financial statements. Prior to the completion of this offering, Las Vegas Sands Opco will revoke and terminate its subchapter S election and thereafter be taxed as a taxable "C" corporation for income tax purposes. The pro forma provision for income taxes reflects the tax impact of this proposed conversion on our historical results of operations, after the pro forma impact of The Grand Canal Shoppes and the financing transactions as if the conversion had occurred on January 1, 2003. This adjustment excludes the initial establishment of $17.5 million of deferred tax assets and $16.9 million of deferred tax liabilities which would have been recorded upon our tax status conversion.

(9)
Reflects the impact on basic and diluted earnings per share and basic and diluted weighted average shares outstanding due to the exchange ratio of 266.0327553 per share in the holding company merger.

(10)
Reflects the elimination of The Grand Canal Shoppes revenues for the year ended December 31, 2003 of $34.7 million and the elimination of revenues associated with the leased shops of $7.7 million, offset by the amortization of deferred revenues associated with The Grand Canal Shoppes sale transaction of $1.2 million.

(11)
Reflects the elimination of The Grand Canal Shoppes revenue and expenses for the year ended December 31, 2003.

(12)
Reflects the elimination of The Grand Canal Shoppes expenses for the year ended December 31, 2003 of $11.7 million and the addition of $8.4 million of rent associated with certain lease backs from GGP, offset by the amortization of the deferred gain from The Grand Canal Shoppes sale of $3.5 million.

(13)
This adjustment reflects Las Vegas Sands Opco's declaration of an estimated $23.9 million tax distribution to all of its existing stockholders, immediately prior to the proposed conversion, which will be payable shortly after this offering. The amount of the tax distribution will be based on the estimated taxable income of Las Vegas Sands Opco for fiscal 2004 and the highest aggregate effective marginal rate of federal, state and local income tax (or, if applicable, alternative minimum tax) to which any stockholder of Las Vegas Sands Opco immediately prior to the conversion would be subject, as provided under Las Vegas Sands Opco's debt instruments.

(14)
Reflects the recognition of net current deferred tax assets and net noncurrent deferred tax liabilities in connection with Las Vegas Sands Opco's proposed conversion from a subchapter S corporation to a taxable "C" corporation for income tax purposes as if the proposed conversion had occurred on September 30, 2004.

(15)
Reflects the reclassification of previously undistributed retained earnings to capital in excess of par value upon the completion of Las Vegas Sands Opco's proposed conversion from a subchapter S corporation to a taxable "C" corporation for income tax purposes.

(16)
Reflects the completion of the holding company merger with an exchange ratio of 266.0327553 per share and the change in the par value per share of the common stock to $0.001.

(17)
Reflects receipt of $500.0 million of proceeds in connection with the issuance of 23,809,524 shares of common stock with a par value of $0.001 as contemplated by this offering, net of estimated offering costs of $33.8 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements, and the notes thereto and other financial information included in this prospectus. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

General

        We own and operate the Venetian Casino Resort and the Sands Expo and Convention Center in Las Vegas, Nevada, and the Sands Macao in Macau, China. We are also developing two additional casino resorts: the Palazzo Casino Resort, which will be adjacent to and connected with the Venetian Casino Resort, and the Macao Venetian Casino Resort in Macau.

        We currently offer hotel, gaming, dining, entertainment, retail, and spa and other amenities at the Venetian Casino Resort and convention and trade show space at the Sands Expo Center in Las Vegas and gaming, dining and VIP suites at the Sands Macao. Approximately 71.2% of our gross revenues in 2003 was derived from gaming and hotel rooms at the Venetian Casino Resort, of which approximately 37.0% was derived from gaming and 34.1% was derived from hotel rooms. Approximately 52.6% of our gross revenues at the Venetian Casino Resort in the first nine months of 2004 were derived from gaming and approximately 26.5% was derived from hotel rooms. The percentage of gaming revenue for the Venetian Casino Resort is one of the lowest on the Strip because of our emphasis on the group convention and trade show business and the resulting higher occupancy and room rates during mid-week periods. From its opening through September 30, 2004, 96.0% of the Sands Macao's gross revenue was derived from gaming activities with the remainder derived from food and beverage.

        Las Vegas has continued to experience an upward trend in total visitation, convention, and trade show attendees, as well as gaming win, hotel occupancy and hotel average daily room rates. In particular, Las Vegas has experienced an increase in visitors arriving by air. The population in the southwest area of the United States, including Las Vegas, also has grown. The population of Clark County has doubled in the last thirteen years, from approximately 770,280 in 1990 to approximately 1,642,000 in 2003. The Venetian Casino Resort/Sands Expo Center complex has benefited from these trends along with low interest rates during 2003 and the first nine months of 2004.

  Las Vegas Projects

        We completed an addition to the Venetian Casino Resort during the second quarter of 2003, which we refer to as the Phase IA addition. The Phase IA addition opened for business on June 26, 2003. The Phase IA addition included the 1,013-room Venezia hotel tower on top of the Venetian Casino Resort's existing parking garage, an approximately 1,000-parking space expansion to the existing parking garage and approximately 150,000 square feet of additional meeting and conference space as an expansion of our Congress Center meeting and conference facility. The total construction cost of the Phase IA addition was approximately $275.0 million, excluding $9.0 million to expand the Venetian Casino Resort's heating, ventilation and air conditioning facility (the "HVAC plant") to accommodate the Phase IA addition.

        We have begun extensive design and planning work for, and have completed demolition and commenced excavation on the site of, the Palazzo Casino Resort. During the third quarter of 2004, we paid $3.9 million of the development cost of the Palazzo Casino Resort and as of September 30,

2004, we had incurred approximately $152.3 million in design, pre-development and construction costs for the Palazzo Casino Resort. The Palazzo Casino Resort is expected to open during the second quarter of 2007 and is expected to cost us approximately $1.6 billion (exclusive of land) of which the Phase II mall is expected to cost us approximately $275.0 million (exclusive of certain incentive payments to executives made in July 2004). In addition, we expect tenants will make significant additional capital expenditures to build out stores and restaurants in the Palazzo Casino Resort. On August 20, 2004, Las Vegas Sands Opco entered into a $1.010 billion senior secured credit facility to, among other things, finance the Palazzo Casino Resort construction costs, and on September 30, 2004, subsidiaries of Las Vegas Sands Opco entered into a $250.0 million construction loan to fund a portion of the Phase II mall construction costs. In addition, Las Vegas Sands Opco has a commitment from a lender to provide us with an FF&E credit facility of up to $135.0 million. See "Description of Indebtedness and Operating Agreements." We intend to use the remaining $354.5 million of proceeds from our senior secured credit facility, the $250.0 million of proceeds from the Phase II mall construction loan, the $135.0 million of proceeds from the FF&E credit facility, the remaining $464.0 million of net proceeds from the sale of The Grand Canal Shoppes and $140.0 million of our operating cash flow to fund the development and construction costs for the Palazzo Casino Resort (including the Phase II mall) and to pay related fees and expenses.

  Macau Projects

        We also own and operate the Sands Macao, a Las Vegas-style casino in Macau. We opened the main portion of the Sands Macao on May 18, 2004 and opened the remainder of the Sands Macao, including 42 additional table games, 4 restaurants, 2 spas, entertainment venues, and 49 high-end suites, during late August 2004. We currently estimate that the total cost of developing, constructing, and operating the Sands Macao, including design costs, construction costs, equipment costs, working capital and pre-opening expenses, will be approximately $265.0 million. We are currently transforming unfinished space adjacent to the casino floor into approximately 13,346 square feet of additional casino space that is expected to include approximately 40 additional tables and 180 additional slot machines. Through September 30, 2004, we expended pre-opening and developmental expenses and capital expenditures of $224.4 million, in connection with our Sands Macao project. In addition to the Sands Macao, we also plan to build the Macao Venetian Casino Resort, an all-suites hotel, casino and convention center complex, with a Venetian-style theme similar to that of our Las Vegas property. We currently estimate that the cost for the Macao Venetian Casino Resort will be approximately $1.8 billion. Under the subconcession agreement, we are obligated to develop and open the Macao Venetian Casino Resort by June 2006 and a convention center by December 2006, and invest, or cause to be invested, at least 4.4 billion patacas (approximately $567.2 million at exchange rates in effect on September 30, 2004) in various development projects in Macau by June 2009. We expect that the cost of the Sands Macao and the construction of the Macao Venetian Casino Resort will satisfy these investment obligations but we will need an extension of the June 2006 construction deadline for the Macao Venetian Casino Resort, which we currently expect to open in the first quarter of 2007. See "—Liquidity and Capital Resources—Macao Casino Projects" and "Risk Factors—We are required to make substantial additional investments in Macau and build and open the Macao Venetian Casino Resort by June 2006 and a convention center by December 2006. If we do not do so, we may lose our right to continue to operate the Sands Macao or any other facilities developed under the subconcession."

  The Grand Canal Shoppes

        On April 12, 2004, Las Vegas Sands Opco entered into an agreement with GGP to sell The Grand Canal Shoppes and lease certain restaurant and other retail assets of the Venetian Casino Resort for approximately $766.0 million. The Grand Canal Shoppes sale was completed on May 17, 2004 and Las Vegas Sands Opco realized a net gain of $418.2 million in connection with the sale. Las Vegas Sands Opco used a portion of the proceeds from the sale of The Grand Canal Shoppes to repay all of its outstanding indebtedness under its $120.0 million secured mall facility, repurchase $6.4 million in principal amount of its outstanding mortgage notes pursuant to an asset sale offer, make a tax distribution of $100.0 million to its stockholders and make incentive payments of $62.2 million to its executive officers, Messrs. Adelson, Weidner, Stone and Goldstein. Under generally accepted accounting principles ("GAAP"), Las Vegas Sands Opco is required to defer a portion of the gain from the sale of The Grand Canal Shoppes. First, Las Vegas Sands Opco deferred $109.2 million of the gain from the transaction deemed prepaid operating lease payments. This deferral related to 19 spaces currently occupied by various tenants and which Las Vegas Sands Opco leased to GGP for an annual rent of one dollar per year under an 89-year operating lease. GGP assumed, and is entitled to rent payments under, the tenant leases for these 19 spaces. This deferred amount is amortized over the 89-year lease term on a straight-line basis. Second, Las Vegas Sands Opco deferred $77.2 million, which constitutes the estimated net present value of payments Las Vegas Sands Opco makes to GGP under three lease back arrangements. Under these arrangements Las Vegas Sands Opco:

  •
  lease the C2K Showroom space located within The Grand Canal Shoppes from GGP for a period of 25 years, subject to an additional 50 years of extension options, with initial annual fixed minimum rent of $3.3 million per year;

  •
  lease the gondola retail store and the canal space located within The Grand Canal Shoppes from GGP for a period of 25 years, subject to an additional 50 years of extension options, with initial annual fixed minimum rent of $3.5 million; and

  •
  lease certain office space from GGP for a period of 10 years, subject to an additional 65 years of extension options, with initial annual fixed minimum rent of $860,350.

        The three lease payments described above are subject to automatic increases of 5% beginning on the sixth lease year and each subsequent fifth lease year thereafter. The net present value of these lease payments is $77.2 million. Under GAAP, a portion of the transaction must be deferred in an amount equal to the present value of the minimum lease payments set forth in the lease back agreements. This deferred gain will be amortized to reduce lease expense on a straight-line basis over the life of the leases.

        Las Vegas Sands Opco is party to three tenant lease termination and asset purchase agreements. The total remaining payment obligations under these arrangements was $16.6 million as of September 30, 2004. Under The Grand Canal Shoppes sale agreement, Las Vegas Sands Opco continues to be obligated to fulfill the lease termination and asset purchase agreements. Las Vegas Sands Opco's remaining obligations under the first agreement require it to pay a tenant 27 annual payments of $400,000 beginning in 2004. Its remaining obligations under the second agreement require it to pay six monthly payments totaling $10.0 million beginning October 2004 plus interest at 6% per annum. Its remaining obligations under the third agreement require it to pay quarterly payments of $62,500 beginning in 2004 for ten years.

        As part of The Grand Canal Shoppes sale, Las Vegas Sands Opco entered into an agreement with GGP to construct and sell the Phase II mall. The purchase price that GGP has agreed to pay for the Phase II mall is the greater of (i) $250.0 million and (ii) the Phase II mall's net operating income for months 19 through 30 of its operations (assuming that the rent due from all tenants in month 30 was actually due in each of months 19 through 30) divided by a capitalization rate. The capitalization rate is .06 for every dollar of net operating income up to $38.0 million and .08 for every dollar of net operating income above $38.0 million. On the date the Phase II mall opens to the public, GGP will be obligated to make an initial purchase price payment based on projected net operating income for the first 12 months of operations (but in no event less than $250.0 million). Every six months thereafter until the 24 month anniversary of the opening date, the required purchase price will be adjusted (up or down, but never to less than $250.0 million) based on projected net operating income for the upcoming 12 months. The "final" purchase price adjustment (subject to audit thereafter) will be made on the 30-month anniversary of the Phase II mall's opening date based on the formula described in the first two sentences of this paragraph. For all purchase price and purchase price adjustment calculations, "net operating income" will be calculated by using the "accrual" method of accounting and, for purposes of calculating the final purchase price adjustment, by applying the base rent payable by all tenants in the last month of the applicable 12-month period to the entire 12-month period. Las Vegas Sands Opco has formed a separate subsidiary to develop and own the Phase II mall, which we refer to as the Phase II Mall Subsidiary. The Phase II mall is expected to cost approximately $275.0 million (excluding incentive payments to certain of our executives described below). In addition, we expect tenants will make significant additional expenditures to build out stores and restaurants in the Palazzo Casino Resort. Subsidiaries of Las Vegas Sands Opco recently entered into a $250.0 million construction loan to finance the construction of the Phase II mall. We expect to finance the Phase II mall construction costs with the proceeds from that loan and an approximately $25.0 million investment from us.

        In July 2004, the Phase II Mall Subsidiary paid one-time incentive payments to certain of our executives in the aggregate amount of $62.2 million. These incentive payments were paid to our executives for the significant value they created for our company in connection with securing the financing of the Phase II mall and arranging for the sale of the Phase II mall.

  Interface Acquisition

        On July 29, 2004, Las Vegas Sands Opco acquired all of the capital stock of Interface Holding from our principal stockholder in exchange for 220,370 shares of its common stock. Interface Holding indirectly owns the Sands Expo Center and holds the redeemable preferred interest in Venetian Casino Resort, LLC, which had a balance of $255.2 million as of July 29, 2004. We have ceased accrual of the redeemable preferred return as of July 29, 2004, and plan to retire the redeemable preferred interest. Following this acquisition, Las Vegas Sands Opco made an equity contribution of approximately $27.0 million to Interface Group-Nevada, the direct owner of the Sands Expo Center. On July 30, 2004, Interface Group-Nevada entered into a $100.0 million mortgage loan and used proceeds from the loan and a portion of the equity contribution to repay in full the amounts outstanding under its $124.3 million prior mortgage loan and to pay related fees and expenses.

  Other Development Projects

        We have entered into agreements to develop and lease gaming and entertainment facilities with two prominent football clubs in the United Kingdom and are in discussions with several others to build entertainment and gaming facilities in major cities. During the nine months ended September 30, 2004, we incurred and expensed $7.3 million in relation to our subsidiary in the United Kingdom for predevelopment activities in the United Kingdom.

        We are assessing the feasibility of, and developing, an Internet gaming site. Prior to commencing operations, we will take into consideration restrictions imposed by applicable law on Internet gaming by adding software or other devices designed to comply with such limitations and applicable law. Through September 30, 2004, we had incurred $1.3 million in development costs of an Internet gaming site. During March 2003, we obtained an interactive gaming license and an electronic betting center license from the Alderney Gambling Control Commission in the Channel Islands although we have not yet established any operations under those licenses.

Critical Accounting Policies and Estimates

        Management has identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, accruals for slot marketing points, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies, and litigation. We state these accounting policies in the notes to the consolidated financial statements and in relevant sections in this discussion and analysis. These estimates are based on the information that is currently available to us and on various other assumptions that management believes to be reasonable under the circumstances. Actual results could vary from those estimates and we may change our estimates and assumptions in future evaluations. Changes in these estimates and assumptions may have a material effect on our results of operations and financial condition.

        We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of its consolidated financial statements:

  •
  We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of its customers to make required payments, which results in bad debt expense. Management determines the adequacy of this allowance by continually evaluating individual customer receivables, considering the customer's financial condition, credit history and current economic conditions. If the financial condition of customers were to deteriorate, or if a customer refuses to pay or disputes any such payment, additional allowances may be required. Our estimate of the provision for doubtful accounts was $8.1 million during 2003 as compared to $21.4 million and $20.2 million for the years 2002 and 2001, respectively, and $9.6 million during the first nine months of 2004 as compared to $5.5 million during the first nine months of 2003. We have historically estimated our provision for doubtful accounts related to table games receivables both on a specific identification basis for high dollar accounts and on a percentage of table games credit volume for the balance of the receivable portfolio.

  •
  We maintain accruals for health and workers compensation self-insurance, slot club point redemption and group sales commissions, which are classified in other accrued liabilities in the consolidated balance sheets. Management determines the adequacy of these accruals by periodically evaluating the historical experience and projected trends related to these accruals. If such information indicates that the accruals are overstated or understated, or if business conditions indicate we should adjust the assumptions utilized, we will reduce or provide for additional accruals as appropriate.

  •
  We are subject to various claims and legal actions, including lawsuits with our construction manager, Lehrer McGovern Bovis, Inc., for the original construction of the Venetian Casino Resort. Some of these matters relate to personal injuries to customers and damage to customers' personal assets. Management has established no accrual for any gain or loss in connection with the construction litigation because such gain or loss while reasonably possible has not been determined to be probable, nor can it be measured with any reasonable certainty. It is reasonably possible that this position could change in the near term as arbitration proceedings are concluded, and the amount of any such change could be material. Management estimates guest claims expense and accrues for such liabilities based upon historical experience in the other accrued liability category in its consolidated balance sheet.

  •
  At September 30, 2004, we had net property and equipment of $1.6 billion, representing 58.7% of our total assets. We depreciate property and equipment on a straight-line basis over their estimated useful lives. The estimated useful lives are based on the nature of the assets as well as current operating strategy and legal considerations such as contractual life. Future events, such as property expansions, property developments, new competition or new regulations, could result in a change in the manner in which we use certain assets requiring a change in the estimated useful lives of such assets. In assessing the recoverability of the carrying value of property and equipment if events and circumstance warrant such an assessment, we must make assumptions regarding estimated future cash flows and other factors. If these estimates or the related assumptions change, we may be required to record an impairment loss for these assets. Such an impairment loss would be recognized as a non-cash component of operating income.

Summary Financial Results

        The following table summarizes our results of operations:

	Year Ended December 31,					Nine Months Ended September 30,
	2001	Percent Change	2002	Percent Change	2003	2003	Percent Change	2004
	(dollars in thousands)
Net revenues	$586,973	6.2%	$623,336	11.0%	$691,754	$518,330	63.9%	849,479
Operating income	130,202	22.8%	159,935	16.4%	186,126	147,363	259.0%	528,972
General and administrative expenses	105,063	7.5%	112,913	11.7%	126,134	88,134	38.2%	121,788
Corporate expenses	6,079	66.4%	10,114	0.6%	10,176	6,621	1,770.7%	123,857
Net income (loss)	$7,874	-250.4%	$(11,844)	662.6%	$66,634	58,953	622.5%	425,927
	Percent of Net Revenues Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
Operating Income	22.2%	25.7%	26.9%	28.4%	62.3%
General and Administrative expenses	17.9%	18.1%	18.2%	17.0%	14.3%
Corporate expenses	1.0%	1.6%	1.5%	1.3%	14.6%
Net income (loss)	1.3%	-1.9%	9.6%	11.4%	50.1%

        Our historical financial results will not be indicative of our future results because of the impact of the following items: The Grand Canal Shoppes was sold on May 17, 2004; the Sands Macao opened on May 18, 2004; in connection with this offering Las Vegas Sands Opco will elect to cease to be taxed as a subchapter S corporation for income tax purposes; incentive payments of $62.2 million related to the sale of the Phase II mall were made to certain of our executives in July

2004; a loss was accrued on disposal of assets of $30.6 million in the third quarter and stock-based compensation of $49.2 million in the third quarter. In addition we are developing and/or constructing the Palazzo Casino Resort and the Macao Venetian Casino Resort.

        Historical financial statements have been restated due to the acquisition on July 29, 2004 by Las Vegas Sands Opco of all of the common stock of Interface Holding from our principal stockholder. Las Vegas Sands Opco has accounted for this acquisition as a reorganization of entities under common control, in a manner similar to pooling-of-interests.

Operating Results

  Key operating revenue measurements:

        The Venetian Casino Resort's operating revenue is dependent upon the volume of customers that stay at the hotel, which affects the price that can be charged for hotel rooms and the volume of table games and slot machine play. The Sands Macao is almost wholly dependent on casino customers that visit the casino on a daily basis. Hotel revenues are not expected to be material for the Sands Macao. Sands Macao visitors arrive by ferry, automobile, airplane, or helicopter from Hong Kong, cities in China, and other Southeast Asian cities in close proximity to Macau.

        The following are the key measurements we use to evaluate operating revenue. Hotel revenue measurements include hotel occupancy rate, which is the average percentage of available hotel rooms occupied during a period, and average daily room rate, which is the average price of occupied rooms per day. Revenue per available room represents a summary of hotel average daily room rates and occupancy.

        Casino revenue measurements: table games drop and slot handle are volume measurements. Win or hold percentage represents the percentage of drop or handle that is won by the casino and recorded as casino revenue. Table games drop represents the sum of markers issued (credit instruments) less markers repaid at the table by customers, plus cash deposited in the table drop box. Slot handle is the gross amount wagered or coin placed into slot machines in aggregate for the period cited. Drop and handle are abbreviations for table games drop and slot handle. Win or hold is the amount of table games drop or slot handle won by the casino and recorded as casino revenue. Based upon our mix of table games, our table games produce a statistical average table win percentage as measured as a percentage of table game drop of 19% to 21% and slot machines produce a statistical average slot machine win percentage as measured as a percentage of slot machine handle generally between 6% and 7%. Actual win may vary from the statistical average. Generally, slot machine play at the Venetian Casino Resort is conducted on a cash basis, while the Venetian Casino Resort's table games drop is approximately 59% from credit-based guest wagering. The Sands Macao table game and slot machine play is conducted primarily on a cash basis.

Nine Months Ended September 30, 2004 compared to the Nine Months Ended September 30, 2003

  Operating Revenues

        Our net revenues consisted of the following:

	Nine Months Ended September 30,
	2003	2004	Percent Change
	(dollars in thousands)
Net Revenues
Casino	$205,927	$468,786	127.6%
Rooms	181,682	236,174	30.0%
Food and beverage	60,929	92,544	51.9%
Retail and other(1)	101,297	94,354	-6.9%

	549,835	891,858	62.2%
Less—Promotional Allowances	(31,505)	(42,379)	34.5%

Total net revenues	$518,330	$849,479	63.9%

(1)
The Grand Canal Shoppes was sold on May 17, 2004 and certain other retail and restaurant venues were leased to GGP under the sale and lease agreement.

        Consolidated net revenues were $849.5 million for the nine months ended September 30, 2004; representing an increase of $331.2 million or 63.9% compared to $518.3 million for the nine months ended September 30, 2003. The increase in net revenues was due to:

  •
  an increase of casino revenue of $262.9 million, primarily due to the opening of the Sands Macao and the addition of 1,013 new hotel rooms at the Venetian Casino Resort during June 2003, resulting in increased table games and slot machine volumes at the Venetian Casino Resort. We do not believe this percentage increase is a trend because it was related to the addition of hotel room capacity and the opening of the Sands Macao Casino. The table games win percentage was within the statistically-expected range during the nine months ended September 30, 2004, as compared to the average. In our experience, average win percentages remain steady when measured over extended periods of time but can vary considerably within shorter time periods as a result of the statistical variances that are associated with games of chance in which large amounts are wagered;

  •
  an increase in room revenue of $54.5 million at the Venetian Casino Resort as a result of adding an additional 1,013 new hotel rooms at the Venetian Casino Resort during June 2003 as part of the Phase IA addition project, an increase in average daily hotel room rates at the Venetian Casino Resort and an increase in hotel room occupancy at the Venetian Casino Resort; and

  •
  an increase in food and beverage revenue of $31.6 million, which resulted from the additional rooms and the associated increased banquet revenues at the Venetian Casino Resort; and partially offset by

  •
  a decrease in retail and other revenue of $6.9 million as a result of the sale of The Grand Canal Shoppes, partially offset by an increase in revenue from the Sands Expo Center of $3.2 million, which resulted from new trade shows and growth from recurring trade shows.

        Casino revenues were $468.8 million for the nine months ended September 30, 2004, an increase of $262.9 million or 127.6% when compared to $205.9 million for the nine months ended September 30, 2003. The increase was attributable to several factors, including:

  •
  the commencement of operations of the Sands Macao, beginning on May 18, 2004;

  •
  an increase in table games drop (volume) at the Venetian Casino Resort to $750.4 million for the nine months ended 2004 from $616.2 million for the nine months ended 2003, primarily as a result of adding 1,013 new hotel rooms at the Venetian Casino Resort during June 2003 and increased casino marketing efforts. We do not believe this increase is a trend because it was related to the addition of hotel room capacity. Future increases will depend on growth in visitors to Las Vegas and marketing efforts aimed at high-end gaming customers. Table game win as a percentage of table games drop which was within the statistically-expected range during both the first nine months of 2004 and 2003 (casino win percentage is reasonably predictable over time, but may vary considerably during shorter periods); and

  •
  an increase in slot handle (volume) at the Venetian Casino Resort in the nine months ended September 30, 2004 to $1.5 billion from $1.4 billion during the same period in 2003, primarily as a result of adding 1,013 new hotel rooms at the Venetian Casino Resort during June 2003 (slot machine win percentage at the Venetian Casino Resort as a percentage of slot handle was within the statistically expected range during the second quarter of both 2004 and 2003).

        Table games drop at the Sands Macao during the period it was open in the first three quarters of 2004 was $1.36 billion and slot handle was $146.2 million. Table games hold percentage was within the statistically-expected range at the Sands Macao.

        The Venetian Casino Resort maintained an average daily room rate of $219 for the nine months ended September 30, 2004 as compared to $203 for the nine months ended September 30, 2003. The Venetian Casino Resort generated revenue per available room of $215 for the nine months ended September 30, 2004 as compared to $198 for the nine months ended September 30, 2003. Average daily room rate is the total room rental revenue divided by the number of occupied rooms, and revenue generated per available room is the total room rental revenue divided by the number of available rooms. Because not all available rooms are occupied, average daily room rates are higher than revenue generated per available room.

        Room revenues for the nine months ended September 30, 2004 were $236.2 million, representing an increase of $54.5 million or 30.0% compared to $181.7 million for the nine months ended September 30, 2003. The increase in room revenues was the result of an increase in the number of hotel rooms at the Venetian Casino Resort after the opening of the Phase IA addition on June 26, 2003, an increase in the average daily room rate and a slight increase in room occupancy.

        Food and beverage revenues were $92.5 million for the nine months ended September 30, 2004, representing an increase of $31.6 million or 51.9% compared to $60.9 million for the nine months ended September 30, 2003. The increase was attributable to the additional hotel rooms and higher room occupancy and increased banquet revenues associated with our group and convention business at the Venetian Casino Resort and the opening of the Sands Macao.

        Retail and other revenues were $94.4 million for the nine months ended September 30, 2004, representing a decrease of $6.9 million or 6.9% compared to $101.3 million for the nine months ended September 30, 2003. The decrease was primarily due to the reduction in revenue resulting from the sale of The Grand Canal Shoppes on May 17, 2004, partially offset by a $3.2 million increase in convention and trade show revenues at the Sands Expo Center resulting from a new trade show and general increase in revenues from existing trade shows and conventions. Other revenues include revenues from smaller operating departments such as the floral shop, wedding chapel, gondola rides, art museum and leased space, as well as non-departmental revenue sources such as ATM charges, laundry and valet services, royalties for the Sands trademark, in-room movie charges, hotel room phone charges, shoe shine services and other sources.

  Operating Expenses

        The breakdown of operating expenses is as follows:

	Nine Months Ended September 30,
	2003	2004	Percent Change
	(dollars in thousands)
Operating Expenses
Casino	$95,608	$214,204	124.0%
Rooms	47,196	58,444	23.8%
Food and beverage	30,563	48,635	59.1%
Retail and other(1)	43,913	46,657	6.2%
Provision for doubtful accounts	5,534	9,561	72.8%
General and administrative	88,134	121,788	38.2%
Corporate	6,621	123,857	1,770.7%
Rental expense	8,216	8,307	1.1%
Pre-opening and development expense	6,717	24,512	264.9%
Depreciation and amortization	38,465	51,729	34.5%
Loss on disposal of assets	—	30,635	—
Gain on sale of Grand Canal Shoppes	—	(417,822)	—

Total operating expenses	$370,967	$320,507	-13.6%

(1)
The Grand Canal Shoppes was sold on May 17, 2004 and certain other retail and restaurant venues were leased to GGP under the sale and lease agreement.

        Operating expenses (including pre-opening and developmental and corporate expenses) were $320.5 million for the nine months ended September 30, 2004, representing a decrease of $50.5 million or 13.6% compared to $371.0 million for the nine months ended September 30, 2003. The decrease in operating expenses was attributable to the $417.8 million gain on the sale of The Grand Canal Shoppes. Excluding the gain on the sale of The Grand Canal Shoppes, other operating expenses were $738.3 million or an increase of $367.4 million or 99.0%. The increase was primarily attributable to higher operating revenues and business volumes associated with the opening and operations of the Sands Macao, the completion of the Phase IA addition, increased pre-opening and developmental expense associated with the construction of the Sands Macao and developmental activities in the United Kingdom, increased general and administrative costs and an increase in the provision for doubtful accounts. Pre-development expenses in the United Kingdom primarily consisted of legal and consulting fees, travel, and preliminary design costs related to our agreements to develop and lease gaming entertainment facilities with two prominent football clubs in the United Kingdom and discussions with several others to build entertainment and gaming facilities in major cities. Casino department expenses increased $118.6 million or 124.0% primarily as a result of the additional casino expenses related to the opening of the Sands Macao and as a result of increased slot machine volume and increased table games marketing cost at the Venetian Casino Resort. Of the $118.6 million increase in casino expenses, $89.3 million was due to the 39.0% gross win tax on casino revenues in Macau. We expect that future casino expenses will continue to be higher than before the opening of the Sands Macao particularly because of the higher gross win tax. Despite the higher gross win tax; casino operating margins at the Sands Macao are similar to those at the Venetian Casino Resort primarily because of lower labor, marketing and sales expenses in Macau. Room department expense increased $11.2 million or 23.8% as a result of the addition of 1,013 hotel rooms to the Venetian Casino Resort and slightly higher room occupancy. Food and beverage expense increased $18.1 million or 59.1% as a result of increased food and beverage sales at the Venetian Casino Resort and the opening of the Sands

Macao. General and administrative cost increased $33.7 million or 38.2% primarily as the result of the opening of the Sands Macao and increased utility cost, legal expense, and property taxes at the Venetian Casino Resort.

        The provision for doubtful accounts was $9.6 million for the nine months ended September 30, 2004, representing an increase of $4.1 million or 72.8% compared to $5.5 million for the nine months ended September 30, 2003. The increase was due primarily to increased table games drop and a decrease in the amount of gaming accounts receivable that are expected to be collectable. The amount of this provision can vary over short periods of time because of factors specific to the customers who owe us money from gaming activities at any given time. We believe that the amount of our provision for doubtful accounts in the future will depend upon the state of the economy and our credit standards, our risk assessments and the judgment of our employees responsible for granting credit. Certain individual gaming receivables range as high as $10.0 million for a single player and could have a significant impact on our operating results if deemed uncollectible.

        Pre-opening and developmental expense was $24.5 million for the nine months ended September 30, 2004, representing an increase of $17.8 million or 264.9% compared to $6.7 million for the nine months ended September 30, 2003. The increase was primarily a result of our development of the Sands Macao and developmental activities in the United Kingdom.

        Corporate expenses increased $117.2 million, primarily the result of the payment of incentive payments of $62.2 million to certain of our executives in July 2004 from the Phase II Mall Subsidiary and $49.2 million of compensation expense resulting from the grant of 11,474 stock options with an exercise price of $1,500 per share during July 2004. The fair value of the common stock at the dates of grant for these stock options was originally estimated by management based principally upon a May 31, 2004 valuation of the fair value of the common stock of Las Vegas Sands Opco by an unaffiliated valuation specialist. We did not deem it necessary to obtain an additional third party valuation at the time of the option grants in July because we had already received an independent valuation as of a date (May 31) very close in time to the option grant dates. However, in retrospective review and given the proximity of the July 2004 grant dates to the proposed initial public offering date, we believed at the time we prepared our third quarter financial statements that the fair value of the common stock of $5,791 per share, based upon the mid-point of a preliminary estimated range for the proposed valuation in connection with this offering, was the best estimate of the fair value of the common stock underlying the options at their date of grant. As a result, the intrinsic value of the fully vested options granted during the nine months ended September 30, 2004 of $49.2 million ($4,291 per share) was recorded as corporate expense. We did not have unvested options outstanding as of September 30, 2004. The principal factors used to determine the mid-point of the preliminary estimated range of the shares to be sold in this offering were (i) the projections of our three operating properties, the Venetian Casino Resort, the Sands Macao and the Sands Expo Center, and two future projects, the Macao Venetian Casino Resort and the Palazzo Casino Resort, (ii) the trading multiples of gaming, hospitality and other leisure industry companies and (iii) discount rates appropriate for comparable projects. Based on the mid-point of the preliminary estimated price of the shares to be sold in this offering of $5,791 per share, the intrinsic value of the 5,915 options outstanding at September 30, 2004, all of which were vested, was $25.6 million. The preliminary estimated mid-point of the range of $5,791 used by us has been updated to be $5,587 in conformity with the mid-point of the range shown on the cover of this prospectus.

        Loss on disposal of assets resulted from the demolition space to accommodate the construction of a show room and the renovation of 48 suites at the Venetian Casino Resort. The corporate expenses items and the loss on disposal of assets items are not expected to occur again in this magnitude in the near future.

  Interest Expense

        The following table summarizes information related to interest expense on long-term debt:

	Nine Months Ended September 30, (dollars in thousands)
	2003	2004
Interest cost	$95,799	$102,499
Less: Capitalized interest	(5,038)	(2,738)

Interest expense, net	$90,761	$99,761

Cash paid for interest, net of amounts capitalized	$64,719	$71,445
Average total debt balance	$1,396,544	$1,762,237
Weighted average interest rate	7.9%	7.5%

        Interest expense net of amounts capitalized was $99.8 million for the nine months ended September 30, 2004, representing an increase of $9.0 million or 9.9% compared to $90.8 million for the nine months ended September 30, 2003. Of the net interest expense incurred for the nine months ended September 30, 2004, $86.8 million was related to the Venetian Casino Resort (excluding The Grand Canal Shoppes), $2.7 million was related to The Grand Canal Shoppes (which was sold on May 17, 2004), $5.3 million was related to the Sands Macao and $5.0 million was related to the Sands Expo Center. The increase in interest expense was attributable to increased borrowings associated with the construction of the Phase IA addition, the Sands Macao and the Palazzo Casino Resort, and a decrease in capitalized interest during the 2004 period.

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

  Operating Revenues

        The breakdown of our net revenues is as follows:

	Year Ended December 31,
	2002	2003	Percent Change
	(dollars in thousands)
Net Revenues
Casino	$256,484	$272,804	6.4%
Rooms	206,706	251,397	21.6%
Food and beverage	67,645	80,207	18.6%
The Sands Expo Center	54,314	52,960	-2.5%
The Grand Canal Shoppes	36,493	39,374	7.9%
Retail	8,030	8,623	7.4%
Other	27,872	31,245	12.1%

	657,544	736,610	12.0%
Less—Promotional Allowances	(34,208)	(44,856)	31.1%

Total net revenues	$623,336	$691,754	11.0%

        Consolidated net revenues in 2003 were $691.8 million, representing an increase of $68.4 million or 11.0% when compared with $623.3 million of consolidated net revenues during 2002. The increase in net revenues was due to:

  •
  an increase of casino revenue of $16.3 million, primarily as a result of increased table game and slot machine revenue due to the addition of 1,013 new hotel rooms at the Venetian Casino Resort during June 2003. We do not think this increase is a trend because it was related to the addition of hotel room capacity. Until the opening of the Palazzo Casino Resort, future increases will more closely track visitor growth to Las Vegas and growth in the number of convention and trade show attendees at the Venetian Casino Resort;

  •
  an increase in room revenue of $44.7 million as a result of adding an additional 1,013 new hotel rooms during June 2003 as part of the Phase IA addition project, an increase in average daily hotel room rates and a slight increase in hotel room occupancy;

  •
  an increase in food and beverage revenue of $12.6 million from the additional rooms and the associated increased banquet revenues; and

  •
  an increase in other revenues to $132.2 million during 2003 as compared to $126.7 million during 2002.

        Casino revenues were $272.8 million in the year ended December 31, 2003, an increase of $16.3 million or 6.4% from 2002. The increase was attributable to several factors, including that the slot handle (volume) at the Venetian Casino Resort in 2003 increased to $1.902 billion from $1.658 billion during 2002, primarily as a result of adding 1,013 new hotel rooms (slot machine win percentage as a percentage of slot handle was within a normal range during 2003 and 2002); offset by more stringent table games marketing parameters during 2003 that resulted in decreased table games volume. We use marketing parameters to determine to whom we extend invitations and discounts and complimentaries to participate in table games. We extend invitations and discounts and complimentaries after considering marketing parameters such as past history with us and collection history at other casinos, other research as to credit worthiness, such as credit rating agencies and bank accounts as well as the length of time a customer is expected to play at the casino during any one visit, the type of game played, the customer's previous gaming history with the casino and the customer's skill level. In 2003, we made our table games marketing parameters more stringent to reduce lower margin table game business. Table games drop (volume) decreased to $829.0 million in 2003 from $867.3 million during 2002. Table game win as a percentage of table games drop was within a normal range during both 2003 and 2002 (table games and slot machine win percentage is reasonably predictable over time, but may vary considerably during shorter periods).

        The Venetian Casino Resort maintained an average daily room rate of $204 in 2003 as compared to $196 in 2002. The Venetian Casino Resort generated revenue per available room of $195 during 2003 as compared to $187 during 2002. Room revenues during 2003 were $251.4 million, representing an increase of $44.7 million or 21.6% when compared to $206.7 million during 2002. The increase in room revenues was the result of an increase in the number of hotel rooms, after the opening of the Venezia tower on June 26, 2003, an increase in the average daily room rate and a slight increase in room occupancy.

        Food and beverage revenues were $80.2 million during 2003, representing an increase of $12.6 million or 18.6% compared to $67.6 million for 2002. The increase was attributable to the additional hotel rooms and higher room occupancy.

        The Sands Expo Center revenues were $53.0 million during 2003, compared to $54.3 million during 2002.

        The Grand Canal Shoppes revenues were $39.4 million during 2003, compared to $36.5 million during 2002. The 7.9% increase was attributable to higher foot traffic, additional tenants and increased proceeds from rents calculated on tenant gross revenues.

        Retail and other revenues increased $3.9 million or 10.9% to $39.9 million in 2003 from $35.9 million in 2002. The increase was primarily attributable to the new hotel rooms.

  Operating Expenses

        Variations in our operating expenses are generally based upon volume of guests staying in the hotel and utilizing the Venetian Casino Resort's amenities, including the casino, food and beverage, spa and retail outlets. Operating expenses not related to the operations of the Venetian Casino Resort, such as corporate, pre-opening and pre-developmental expenses are not based upon guests of the Venetian Casino Resort but on strategic decisions as to new opportunities for our company such as in Macau and Internet gaming.

        The breakdown of operating expenses is as follows:

	Year Ended December 31,
	2002	2003	Percent Change
	(dollars in thousands)
Operating Expenses
Casino	$118,843	$128,170	7.8%
Rooms	53,435	64,819	21.3%
Food and beverage	35,144	40,177	14.3%
Retail and other	51,332	53,556	4.3%
Provision for doubtful accounts	21,393	8,084	-62.2%
General and administrative	112,913	126,134	11.7%
Corporate	10,114	10,176	0.6%
Rental expense	7,640	10,128	32.6%
Pre-opening and developmental expense	5,925	10,525	77.6%
Depreciation and amortization	46,662	53,859	15.4%

Total operating expenses	$463,401	$505,628	9.1%

        Operating expenses (including pre-opening, developmental and corporate expenses) were $505.6 million during 2003, representing an increase of $42.2 million or 9.1% when compared to $463.4 million during 2002. The increase in operating expenses was primarily attributable to higher operating revenues and business volumes in all departments of the Venetian Casino Resort due to the completion of the Phase IA addition, increased pre-opening and development expense associated with the construction of the Sands Macao and increased general and administrative costs, partially offset by a decrease in the provision for doubtful accounts. Casino department expenses increased $9.3 million or 7.8% as a result of increased slot machine volume and increased table games marketing cost. Room department expense increased $11.4 million or 21.3% as a result of the addition of 1,013 hotel rooms and slightly higher room occupancy. Food and beverage expense increased $5.0 million or 14.3% as a result of increased food and beverage sales. General and administrative cost increased $13.2 million primarily as the result of increased utility cost, legal expense, management bonus program and property taxes.

        The Sands Expo Center operating expenses were $44.4 million during 2003, compared to $42.8 million during 2002.

        The Grand Canal Shoppes operating expenses were $23.7 million during 2003, compared to $22.9 million during 2002.

        The provision for doubtful accounts was $8.1 million in 2003, representing a decrease of $13.3 million when compared to $21.4 million during 2002. The decrease was primarily the result of improved collections of table games receivables during 2003 due to an improvement in the world economy since the terrorist attacks on September 11, 2001, our improved collection efforts and more stringent credit parameters. We do not believe that the improved collections of receivables represent a trend and believe that collections of receivables are significantly affected by changes in the United States and the world economy as well as other factors such as the accuracy of our risk assessment when granting credit. Net casino receivables were $28.6 million in 2003 as compared to $37.8 million in 2002. Net hotel receivables were $21.0 million in 2003 as compared to $11.9 million in 2002. The $9.1 million increase in hotel receivables was the result of the increase in the number of hotel rooms and group convention and banquet business. Hotel receivables are generally secured by credit cards or cash deposits and therefore rarely have significant allowances associated with outstanding balances.

        Corporate expense was $10.2 million in 2003 compared with $10.1 million in 2002.

        Pre-opening and developmental expense was $10.5 million as compared to $5.9 million during 2002, an increase of $4.6 million or 78%. The increase was primarily as a result of our pre-development activity associated with the development of the Sands Macao and the opening of the Phase IA addition to the Venetian Casino Resort.

        Fixed payment obligations (rent expense) primarily related to the HVAC plant for 2003 were $10.1 million, including $7.5 million for the Venetian Casino Resort and $2.6 million for The Grand Canal Shoppes. Fixed payment obligations were $7.6 million during 2002, including $5.2 million for the Venetian Casino Resort and $2.4 million for The Grand Canal Shoppes.

  Interest Expense

        The following table summarizes information related to interest expense on long term debt:

	Year Ended December 31,
	2002	2003
	(dollars in thousands)
Interest cost	$127,015	$128,082
Less: Capitalized interest	(2,556)	(5,640)

Interest expense, net	$124,459	$122,442

Cash paid for interest, net of amount capitalized	$122,293	$118,030
Average total debt balance	$1,301,420	$1,465,908
Weighted average interest rate	9.6%	8.4%

        Interest expense net of amounts capitalized was $122.4 million for 2003 compared to $124.5 million in 2002. Of the net interest expense incurred during 2003, $107.3 million was related to the Venetian Casino Resort (excluding The Grand Canal Shoppes), $5.3 million was related to The Grand Canal Shoppes, $2.3 million was related to the Sands Macao and $7.5 million was related to the Sands Expo Center. The increase in interest expense was attributable to increased borrowings associated with the construction of the Phase IA addition and the Sands Macao, partially offset by decreases in interest rates on our variable rate debt during 2003.

        Interest income was $2.1 million and $3.0 million for the years ended December 31, 2003 and 2002, respectively. The decrease was due to a decline in restricted cash balances for the Phase IA addition and Sands Macao construction and declining interest rates on investments.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

  Operating Revenues

        The breakdown of net revenues is as follows:

	Year Ended December 31,
	2001	2002	Percent Change
	(dollars in thousands)
Net Revenues
Casino	$227,240	$256,484	12.9%
Rooms	204,242	206,706	1.2%
Food and beverage	59,490	67,645	13.7%
Sands Expo Center	65,561	54,314	-17.2%
The Grand Canal Shoppes	33,492	36,493	9.0%
Retail	8,136	8,030	-1.3%
Other	31,406	27,872	-11.3%

	629,567	657,544	4.4%
Less—Promotional Allowances	(42,594)	(34,208)	-19.7%

Total net revenues	$586,973	$623,336	6.2%

        Consolidated net revenues in 2002 were $623.3 million, representing an increase of $36.3 million when compared with $587.0 million of consolidated net revenues during 2001. The increase in net revenues was due to:

  •
  an increase of casino revenue of $29.2 million primarily as a result of increased table games win percentage. In our experience, average table games win percentages remain steady when measured over extended periods of time but can vary considerably within shorter time periods as a result of the statistical variances that are associated with games of chance in which large amounts are wagered. Accordingly, we do not believe that the increased table games win percentages reflect a trend;

  •
  an increase in room revenue of $2.5 million as a result of higher hotel room occupancy due to improvements in the economy and our improved marketing of mid-week rooms to convention and trade shows. Because we operate at near full occupancy, this trend cannot continue. Future growth in hotel room revenue will result from higher average daily room rates until additional room capacity is added upon completion of the Palazzo Casino Resort;

  •
  an increase in food and beverage revenue of $8.1 million which resulted from higher room occupancy and increased banquet revenues; and

  •
  all of which was partially offset by a decrease in other revenues of $3.5 million as a result of reduced group cancellation fees.

        Casino revenues were $256.5 million in 2002, an increase of $29.2 million from 2001. The increase was attributable to several factors, including higher table games win percentage (calculated before discounts) of 21.4% during 2002 as compared to 15.3% during 2001 (the table games win percentage is reasonably predictable over time, but may vary considerably during shorter periods), offset by more stringent table games marketing parameters during 2002 that resulted in decreased table games volume. Table games drop (volume) decreased to $867.3 million in 2002 from $966.6 million during 2001. Slot handle (volume) in 2002 decreased to $1.658 billion from $1.825 billion reported during 2001 because of more stringent marketing parameters.

        The Venetian Casino Resort maintained an average daily room rate of $196 for each of 2002 and 2001. Room revenues during 2002 were $206.7 million, representing an increase of $2.5 million when compared to $204.2 million during 2001. The increase in room revenues was the result of an increase of the occupancy of available guestrooms to 95.6% during 2002 as compared to 94.6% during 2001.

        Food and beverage revenues were $67.6 million during 2002, representing an increase of $8.1 million compared to $59.5 million for 2001. The increase was attributable to higher room occupancy and related banquet sales.

        The Sands Expo Center revenues were $54.3 million during 2002, compared to $65.6 million during 2001. The decrease was the result of decreased visitors and fewer large shows at the Sands Expo Center.

        The Grand Canal Shoppes revenues were $36.5 million during 2002, compared to $33.5 million during 2001. The increase was attributable to higher foot traffic, additional tenants and increased proceeds from rents calculated on tenant gross revenues.

        Retail and other revenues decreased $3.6 million to $35.9 million in 2002 from $39.5 million in 2001. The decrease was primarily attributable to group cancellation fees of $5.2 million during 2001. Retail and other revenue for 2002 includes our share of net revenues from the Art of the Motorcycle exhibition at the Guggenheim Hermitage Museum. The exhibit opened to the public on October 7, 2001 and closed on January 6, 2003.

  Operating Expenses

	Year Ended December 31,
	2001	2002	Percent Change
	(dollars in thousands)
Operating Expenses
Casino	$139,223	$118,843	-14.6%
Rooms	50,039	53,435	6.8%
Food and beverage	29,391	35,144	19.6%
Retail and other	54,377	51,332	-5.6%
Provision for doubtful accounts	20,198	21,393	5.9%
General and administrative	105,063	112,913	7.5%
Corporate	6,079	10,114	66.4%
Rental expense	8,074	7,640	-5.4%
Pre-opening and developmental expense	355	5,925	1569.0%
Depreciation and amortization	43,972	46,662	6.1%

Total operating expenses	$456,771	$463,401	1.5%

        Operating expenses (including pre-opening, developmental and corporate expenses) were $463.4 million in 2002, representing an increase of $6.6 million when compared to $456.8 million during 2001. The increase in operating expenses was primarily attributable to higher operating revenues and business volumes in all departments of the Venetian Casino Resort and increased general and administrative costs and partially offset by reduced advertising costs during 2002. Casino department expenses decreased $20.4 million as a result of reduced drop (table games volume) and reduced casino marketing costs. Room department expense increased $3.4 million resulting from higher room occupancy. Food and beverage expense increased $5.8 million as a result of increased food and beverage sales. General and administrative costs increased $7.9 million primarily as the result of increased utility, property tax, and insurance costs.

        The Sands Expo Center operating expenses were $42.8 million during 2002 compared to $45.9 million during 2001. The decrease was primarily the result of decreased visitors and fewer large show days during 2002 as compared to 2001.

        The Grand Canal Shoppes operating expenses were $22.9 million during 2002 compared to $20.9 million during 2001. The increase in The Grand Canal Shoppes operating expenses was primarily attributable to increased utility costs during 2002 as compared to 2001.

        Corporate expense was $10.1 million in 2002, compared with $6.1 million in 2001. The increase was due to increased incentive compensation and transportation costs.

        During 2002 pre-opening and developmental expense was $5.9 million as a result of our pre-development activity associated with the development of the Sands Macao.

        Fixed payment obligations (rent expense) primarily related to the HVAC plant in 2002 were $7.6 million, including $5.2 million for the Venetian Casino Resort and $2.4 million for The Grand Canal Shoppes. Fixed payment obligations were $8.1 million during 2001, including $5.9 million for the Venetian Casino Resort and $2.2 million for The Grand Canal Shoppes.

  Interest Expense

        The following table summarizes information related to interest on long term debt:

	Year Ended December 31,
	2001	2002
	(dollars in thousands)
Interest cost	$126,126	$127,015
Less: Capitalized interest	(1,957)	(2,556)

Interest expense, net	$124,169	$124,459

Cash paid for interest, net of amounts capitalized	$118,642	$122,293
Average total debt balance	$1,085,690	$1,301,420
Weighted average interest rate	11.4%	9.6%

        Interest expense net of amounts capitalized was $124.5 million for 2002, compared to $124.2 million in 2001. Of the net interest expense incurred during 2002, $105.9 million was related to the Venetian Casino Resort (excluding The Grand Canal Shoppes), $8.5 million was related to The Grand Canal Shoppes and $10.1 million was related to the Sands Expo Center. The increase in interest expense was attributable to increased borrowings associated with the refinancing transactions that took place in 2002 partially offset by decreases in interest rates on our variable rate debt during 2002. The refinancing transactions that took place in 2002 include the issuance of $850.0 million of mortgage notes, entering into a $375.0 million senior secured credit facility and entering into a $120.0 million secured mall facility. We used the proceeds from these facilities to repay all of our outstanding indebtedness in June 2002 and to finance a portion of the 1,013-room Phase 1A addition to the Venetian Casino Resort.

        Interest income was $3.0 million and $5.2 million for 2002 and 2001, respectively. The increase was due to increased cash balances and restricted cash balances to be used for the Phase IA addition.

Liquidity and Capital Resources

  Cash Flows—Summary

        Our cash flows consist of the following:

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(dollars in thousands)
Net cash provided by operations	$65,752	$86,842	$137,116	$116,957	$299,166

Investing cash flows:
Proceeds from disposition of The Grand Canal Shoppes, net of transaction costs	—	—	—	—	649,568
Capital expenditures	(56,025)	(136,740)	(279,948)	(222,172)	(326,988)
(Increase) decrease in restricted cash	(4,266)	(102,817)	(16,945)	(37,569)	(233,091)
Notes Receivable from Shareholders	—	(680)	(1,433)	(1,132)	205

Net cash used in investing activities	(60,291)	(240,237)	(298,326)	(260,873)	89,694

Financing cash flows:
Dividends to shareholders	(13,800)	—	—	—	(125,027)
Repayments of long term debt	(338,057)	(972,263)	(11,287)	(6,842)	(559,951)
Issue of long term debt	362,525	1,241,000	225,470	200,470	785,000
Other	(10,734)	(74,618)	(6,663)	(2,942)	(19,477)

Net cash provided by (used in) financing activities	(66)	194,119	207,520	190,686	80,545

Net increase (decrease) in cash and cash equivalents	$5,395	$40,724	$46,310	$46,770	$469,405

  Cash Flows—Operating Activities

        The Venetian Casino Resort's slot machine and retail hotel rooms businesses are generally conducted on a cash basis, its table games and group hotel businesses are conducted on a cash and credit basis and its banquet business is conducted primarily on a credit basis resulting in operating cash flows being generally affected by changes in operating income and accounts receivables. The Sands Macao table games and slot machine play is currently conducted on a cash basis. As of September 30, 2004 and December 31, 2003, we held unrestricted cash and cash equivalents of $622.2 million and $152.8 million, respectively. Net cash provided by operating activities for 2003 was $137.1 million, compared with $86.8 million for 2002. Our operating cash flow in 2003 was positively impacted as compared to the prior year primarily because of the increase of $33.3 million in the Venetian Casino Resort's room division operating profit during 2003 as compared to 2002 and certain positive changes in our working capital assets and liabilities. Net cash provided by operating activities for the first nine months of 2004 was $299.2 million, compared to $117.0 million for the first nine months of 2003. Factors contributing to the increase in cash flow provided by operating activities were the receipt of prepaid rent from GGP under The Grand Canal Shoppes sale agreement, positive operating results associated with the opening of the Sands Macao, an increase in the Venetian Casino Resort's room division operating profit during the first nine months of 2004 as compared to the first nine months of 2003, the sale of The Grand Canal Shoppes and certain positive changes in our working capital assets and liabilities.

  Capital Expenditures

        Capital expenditures during 2003 were $279.9 million, of which $176.0 million was attributable to construction of the Phase IA addition and $52.8 million was attributable to the Sands Macao project with the balance having been incurred for operating capital expenditures at the Venetian Casino Resort and the Sands Expo Center. Capital expenditures during the first nine months of 2004 were $327.0 million, of which $171.6 million was attributable to the Sands Macao project, $41.3 million for the Palazzo Casino Resort, with the balance having been incurred for capital expenditures at the Venetian Casino Resort and the Sands Expo Center. We expect capital expenditures (excluding the Palazzo Casino Resort and the Phase II mall) in 2004 to total approximately $318.0 million, including Sands Macao construction and casino expansion costs of approximately $190.0 million, and approximately $90.0 million for operating capital expenditures at the Venetian Casino Resort and $38.3 million for land acquisition by Las Vegas Sands Opco for future developments. We have commenced design, demolition, and construction work for the Palazzo Casino Resort and plan to continue development work on the Palazzo Casino Resort during 2004. We currently estimate that construction will be completed in the second quarter of 2007 and that the cost to develop and construct the Palazzo Casino Resort will be approximately $1.6 billion (exclusive of land), of which the Phase II mall is expected to cost us approximately $275.0 million (exclusive of certain incentive payments to executives made in July 2004). On August 20, 2004, Las Vegas Sands Opco entered into a $1.010 billion senior secured credit facility and on September 30, 2004, subsidiaries of Las Vegas Sands Opco entered into a $250.0 million construction loan to, among other things, finance the construction costs of the Palazzo Casino Resort and the Phase II mall. In addition, Las Vegas Sands Opco has a commitment from a lender for an FF&E credit facility of up to $135.0 million. As of September 30, 2004, we had incurred approximately $152.3 million in design, pre-development and construction costs for the Palazzo Casino Resort. We currently estimate that the cost for the Macao Venetian Casino Resort will be approximately $1.8 billion. See "—Macau Casino Projects."

  Aggregate Indebtedness and Other Known Contractual Obligations

        Total long-term indebtedness and other known contractual obligations are summarized below as of December 31, 2003:

	Payments due by Period (dollars in thousands)
	Less than 1 Year	1-3 Years	3-5 Years	Thereafter	Total
Long-Term Indebtedness
11% Mortgage Notes due 2010(1)	$—	$—	$—	$850,000	$850,000
Prior Senior Secured Credit Facility—Term A(2)	8,333	30,000	10,000	—	48,333
Prior Senior Secured Credit Facility—Term B(2)	2,500	5,000	238,750	—	246,250
Secured Mall Facility(3)	—	120,000	—	—	120,000
FF&E Credit Facility(4)	1,800	4,800	7,800	—	14,400
Venetian Macau Senior Secured Notes Tranche A(5)	—	18,750	56,250	—	75,000
Venetian Macau Senior Secured Notes Tranche B(5)	—	—	45,000	—	45,000
Venetian Intermediate Credit Facility(6)	—	40,000	—	—	40,000
Interface notes payable(7)	28,746	8,090	9,302	81,374	127,512
Other Contractual Obligations
HVAC Provider fixed payments(8)	7,657	15,314	15,314	3,828	42,113
Former Tenants(9)	8,650	3,300	1,300	9,977	23,227
Macau Subsidiary Land Lease(10)	5,733	8,744	323	3,072	17,872
Macau Subsidiary Operating Leases	458	618	328	—	1,404

Total	$63,877	$254,616	$384,367	$948,251	$1,651,111

(1)
During June 2004, Las Vegas Sands Opco repurchased $6.4 million of the mortgage notes with a portion of the proceeds from The Grand Canal Shoppes sale.

(2)
The prior senior secured credit facility—Term B was to mature on June 4, 2008 and was subject to nominal quarterly amortization payments, beginning from September 30, 2002 through June 30, 2007, and equal quarterly amortization payments of the balance of this facility thereafter. The senior secured credit facility—Term A for draw down and amounts borrowed at December 31, 2003 was to mature on June 4, 2007 and was subject to quarterly amortization payments commencing on December 31, 2003. Indebtedness under the prior senior secured revolving credit facility was to mature on June 4, 2007 with no interim amortization. On August 20, 2004 the prior senior secured credit facility was retired with a portion of the proceeds from Las Vegas Sands Opco's new senior secured credit facility.

(3)
The $120.0 million secured mall facility was to mature on June 10, 2005 (subject to extension for two terms of one year each), with no amortization. The secured mall facility was retired on May 17, 2004 with a portion of the proceeds from the sale of The Grand Canal Shoppes.

(4)
The $15.0 million FF&E credit facility will mature on July 1, 2008 and is subject to quarterly amortization payments.

(5)
The Venetian Macau senior secured notes Tranche A will mature on August 21, 2008 and are subject to mandatory annual redemption. The Venetian Macau senior secured notes Tranche B will mature on August 21, 2008 and are not subject to mandatory annual redemption.

(6)
The Venetian Intermediate credit facility will mature on March 27, 2006, with no amortization.

(7)
The Interface notes payable were repaid in July 2004 with cash from a $27.0 million equity contribution from Las Vegas Sands Opco and proceeds from a new $100.0 million Interface mortgage loan.

(8)
We are party to a services agreement with a third party for HVAC (heating, ventilating and air conditioning) services for the Venetian Casino Resort. The total remaining payment obligation under this agreement was $42.1 million as of December 31, 2003, payable in equal monthly installments through July 1, 2009.

(9)
We are party to tenant lease termination and asset purchase agreements. The total remaining payment obligations under these agreements was $23.2 million as of December 31, 2003.

(10)
Venetian Macau is party to a long-term land lease of 25 years, the total remaining payment obligation under this lease is $17.9 million as of December 31, 2003.

        Our total long term indebtedness and other known contractual obligations are summarized below as of September 30, 2004:

	Payments due by Period (dollars in thousands)
	Less than 1 Year	1-3 Years	3-5 Years	Thereafter	Total
Long-Term Indebtedness
11% Mortgage Notes due 2010	$—	$—	$—	$843,640	$843,640
Senior Secured Credit Facility—Term B(1)	—	3,325	13,300	648,375	665,000
FF&E Credit Facility(2)	2,400	4,800	6,000	—	13,200
Venetian Macau Senior Secured Notes Tranche A(3)	7,500	30,000	37,500	—	75,000
Venetian Macau Senior Secured Notes Tranche B(3)	—	—	45,000	—	45,000
Venetian Intermediate Credit Facility(4)	—	50,000	—	—	50,000
Interface mortgage loan(5)	3,834	8,532	87,338	—	99,704
Other Contractual Obligations
HVAC Provider fixed payments(6)	6,828	13,656	11,949	—	32,433
Former Tenants(7)	4,650	1,300	1,300	9,390	16,640
Macau subsidiary land lease(8)	1,509	6,112	4,711	3,140	15,472
Mall Leases(9)	7,660	15,320	15,320	156,475	194,775
Macau subsidiary Operating Leases	2,283	4,979	1,596	—	8,858

Total	$36,664	$138,024	$224,014	$1,661,020	$2,059,722

(1)
The senior secured credit facility of Las Vegas Sands Opco consists of (a) a $115.0 million term loan A, which has up to an 18-month delayed draw period, (b) a $770.0 million term loan B, of which $105.0 million has up to a 6-month delayed draw period and (c) a

  $125.0 million revolving credit facility. The only amounts initially borrowed were $665.0 million under the term loan B, of which $290.0 million was used to pay the prior senior secured credit facility, $1.0 million was used to pay accrued interest and $19.5 million to pay transaction costs, and $354.5 million was deposited into a restricted cash account to pay for certain development and construction costs of the Palazzo Casino Resort. The term loan B will mature June 15, 2011 (or December 15, 2009 if the mortgage notes are not repaid on or prior to such date) and is subject to quarterly amortization payments commencing on the first quarter after substantial completion of the Palazzo Casino Resort. In addition, $60.0 million of letters of credit were outstanding as of September 30, 2004, which reduces the amount available for borrowing under the revolving facility.

(2)
The $15.0 million FF&E credit facility will mature on July 1, 2008 and is subject to quarterly amortization payments.

(3)
The Venetian Macau senior secured notes tranche A will mature on August 21, 2008 and are subject to mandatory annual redemption. The Venetian Macau senior secured notes tranche B will mature on August 21, 2008 and are not subject to mandatory annual redemption.

(4)
The Venetian intermediate credit facility will mature on March 27, 2006, with no amortization.

(5)
Principal payments will increase should Interface Group-Nevada achieve certain cash flow levels as defined in the loan agreement. The Interface mortgage loan will mature on February 10, 2009 if renewal options are exercised with monthly amortization payments.

(6)
We are party to a services agreement with a third party for HVAC (heating, ventilating, and air conditioning) services for the Venetian Casino Resort. The total remaining payment obligation under this arrangement was $32.4 million as of September 30, 2004, payable in equal monthly installments through July 1, 2009. They have the right to terminate the agreement based upon the failure of the service provider under this agreement to provide HVAC services. Upon the sale of The Grand Canal Shoppes on May 17, 2004, GGP assumed the responsibility for $1.6 million of annual payments to this HVAC service provider.

(7)
We are party to tenant lease termination and asset purchase agreements. The total remaining payment obligations under these arrangements was $16.6 million as of September 30, 2004. Under the agreement for The Grand Canal Shoppes sale, Las Vegas Sands Opco is obligated to fulfill the lease termination and asset purchase agreements.

(8)
Venetian Macau is party to a long-term land lease of 25 years; the total remaining payment obligation under this lease is $15.5 million as of September 30, 2004.

(9)
We are party to certain leaseback agreements for the showroom, gondola and certain office space related to The Grand Canal Shoppes sale. The total remaining payments due as of September 30, 2004 is $194.8 million.

        In addition, under the terms of our subconcession agreement, we are obligated to make investments of at least 4.4 billion patacas (approximately $567.2 million at exchange rates in effect on September 30, 2004) in various development projects in Macau by June 2009. We had made investments of approximately 1.7 billion patacas (approximately $224.4 million at exchange rates in effect on September 30, 2004) as of September 30, 2004 in satisfaction of these obligations.

        Pursuant to the debt agreements of our subsidiary, Venetian Macau, Las Vegas Sands Opco, Venetian Casino Resort, LLC or another of our subsidiaries is obligated to either purchase gaming equipment or other assets with a cost of up to $25.0 million or enter into lease or other arrangements with Venetian Macau or enter into other transactions with Venetian Macau that will enable it to purchase gaming or other FF&E equipment for the Sands Macao if Venetian Macau is not able to purchase these assets out of its operating cash flows.

Off-Balance Sheet Arrangements

        During 1997, Las Vegas Sands Opco and the owner of The Grand Canal Shoppes entered into off-balance sheet arrangements with a heating and air conditioning provider (the "HVAC provider"). Under the terms of these energy service agreements, HVAC energy and services will be purchased by us and Interface Group-Nevada over initial terms expiring in 2009 with an option to collectively extend the terms of these agreements for two consecutive five-year periods. We have fixed payments obligations due during the next twelve months of $6.8 million under the energy services agreements with the HVAC provider. The total remaining payment obligations under these arrangements was $32.4 million as of September 30, 2004, payable in equal monthly installments through July 1, 2009. We have the right to terminate the agreement based upon the failure of the HVAC provider to provide HVAC service. Upon the sale of The Grand Canal Shoppes on May 17, 2004, GGP assumed the responsibility for $1.6 million of annual payments to the HVAC provider. We have no other off-balance sheet arrangements.

Capital and Liquidity

        We expect to fund our operations, capital expenditures (other than the Sands Macao construction and the Palazzo Casino Resort and Macao Venetian Casino Resort development and construction costs) and debt service requirements from existing cash balances, operating cash flow, and borrowings under our revolving credit facilities. Las Vegas Sands Opco has a $125.0 million revolving facility available for working capital needs of which $65.0 million was available as of September 30, 2004. In addition, Venetian Macau has a $20.0 million revolver entered into on December 18, 2003, which we refer to as the Venetian Macau revolver, available for working capital needs, all of which was available as of September 30, 2004.

        On May 17, 2004, Las Vegas Sands Opco consummated the sale of The Grand Canal Shoppes pursuant to which it received approximately $766.0 million of cash proceeds. Las Vegas Sands Opco used a portion of these proceeds to repay in full the $120.0 million of indebtedness under its prior secured mall facility, make a $100.0 million tax distribution to stockholders, make a $62.2 million one time incentive payment to key executives and repurchase $6.4 million in aggregate principal amount of mortgage notes pursuant to an asset sale offer. We expect to use the remaining proceeds for general corporate purposes, including for the construction of the Palazzo Casino Resort.

        As discussed in "Description of Indebtedness and Operating Agreements," to finance the construction of the Palazzo Casino Resort and the Phase II mall, Las Vegas Sands Opco entered into a $1.010 billion senior secured credit facility and subsidiaries of Las Vegas Sands Opco entered into a $250.0 million construction loan facility. In addition, Las Vegas Sands Opco has a commitment from a lender for an FF&E facility of up to $135.0 million. This commitment will expire on December 13, 2004. Las Vegas Sands Opco drew down $665.0 million under the senior secured credit facility's tranche B term loan on August 20, 2004 to repay $290.0 million of indebtedness under its prior senior secured credit facility and to fund expenses related to the Palazzo Casino Resort and the Phase II mall. The remaining $354.5 million of borrowings under the tranche B term loan were placed in escrow. The senior secured credit facility's tranche B term loan also provides for a $105.0 million loan that is subject to a 6-month delayed draw period. The senior secured credit facility's tranche A loan provides for a $115.0 million loan that is subject to an 18-month delayed draw period. We will use the FF&E facility to fund a portion of the costs of constructing the Palazzo Casino Resort. The Phase II mall construction loan facility allows subsidiaries of Las Vegas Sands Opco to borrow up to $250.0 million on a senior secured delayed draw basis to fund a portion of the Phase II mall construction costs.

        As of September 30, 2004, we had $622.2 million in cash and cash equivalents (plus $374.9 million in restricted cash for the Palazzo Casino Resort, the Sands Expo Center and

insurance and tax reserves). Following the closing of the senior secured credit facility, Las Vegas Sands Opco deposited $354.5 million in proceeds from the term loans into a restricted account. The use of these funds and the funding of loans under the same secured credit facility and the Phase II mall construction loan are subject to significant conditions, including:

  •
  using the remaining proceeds from the sale of The Grand Canal Shoppes and cash on hand in an aggregate amount of $552.0 million for construction costs before any borrowings under the senior secured credit facility are used for construction costs, and a cash equity investment of approximately $25.0 million before any borrowings under the Phase II mall construction loan are used;

  •
  having sufficient funds available so that construction costs of the Palazzo Casino Resort are "in balance" for purposes of the debt instruments; and

  •
  obtaining various consents and other agreements from third parties, including trade contractors and GGP; and

  •
  other customary conditions.

        As described in "—Macau Casino Projects" below, we currently estimate that the cost for the Macao Venetian Casino Resort will be approximately $1.8 billion and that we will need to arrange additional debt financing.

Dividends

        Las Vegas Sands Opco declared and accrued dividends of $4.2 million in 2003 and zero during 2002. In the first nine months of 2004, Las Vegas Sands Opco declared and paid $107.9 million of dividends as tax distributions. Immediately prior to the July 29, 2004 acquisition of Interface Holding by Las Vegas Sands Opco, Interface Holding distributed approximately $15.2 million to Mr. Adelson. The distribution was comprised of $12.9 million of cash, $1.9 million of receivables due from Mr. Adelson and $0.4 million of certain fixed and other assets. Las Vegas Sands Opco also intends to declare an additional tax distribution to all of its stockholders at the time immediately prior to its conversion to a taxable "C" corporation for income tax purposes. The tax distribution will be payable shortly after this offering. We estimate the aggregate amount to be distributed will be approximately $23.9 million. These tax distributions are permitted under existing debt instruments so long as Las Vegas Sands Opco is a subchapter S corporation. Following the conversion to a taxable "C" corporation for income tax purposes, Las Vegas Sands Opco will no longer make such tax distributions.

Debt Instruments

        We are a holding company whose only significant asset is the stock of our subsidiaries. The debt instruments of Las Vegas Sands Opco contain significant restrictions on the payment of dividends and distributions to us by Las Vegas Sands Opco. In particular, Las Vegas Sands Opco's senior secured credit facility prohibits it from paying dividends or making distributions to us, or investing in us, with limited exceptions that permit dividends to us for operating expenses and income taxes. Las Vegas Sands Opco may also distribute to us up to $25.0 million or $50.0 million in dividend payments in a twelve month period after the substantial completion of the Palazzo Casino Resort, depending on whether certain financial tests are met. In addition, the indenture for the mortgage notes restricts the ability of Las Vegas Sands Opco to pay dividends or make distributions to us, or to make investments in us, except, subject to limited exceptions, in an amount generally limited to 50% of the net income of Las Vegas Sands Opco plus certain other amounts if a fixed charge coverage ratio test is met.

        In addition, the debt instruments of our Macau subsidiaries and the Phase II Mall Subsidiary also restrict the payment of dividends and distributions to Las Vegas Sands Opco and us. Under its debt instruments, subject to limited exceptions, Venetian Macau may not pay dividends or make distributions to us, or make investments in us, except in an amount generally limited to 50% of the net income of Venetian Macau if it meets certain leverage tests. In addition, the Phase II mall construction loan prohibits the Phase II Mall Subsidiary from paying dividends or making distributions to us, or making investments in us, other than tax distributions and a limited basket amount. See "Description of Indebtedness and Operating Agreements."

        The debt instruments of our subsidiaries also contain certain restrictions that, among other things, limit the ability of our company and/or certain subsidiaries to incur additional indebtedness, issue disqualified stock or equity interests, pay dividends or make other distributions, repurchase equity interests or certain indebtedness, create certain liens, enter into certain transactions with affiliates, enter into certain mergers or consolidations or sell our assets of our company without prior approval of the lenders or noteholders. Financial covenants included in the senior secured credit facility include a minimum interest coverage ratio, a maximum leverage ratio, a minimum net worth covenant and maximum capital expenditure limitations. See the note entitled "Long-Term Debt" to our consolidated financial statements.

Macau Casino Projects

        We currently estimate the total cost of developing, constructing, and operating the Sands Macao, including design costs, construction costs, equipment costs, working capital and pre-opening expenses, will be approximately $265.0 million, all of which qualifies to satisfy our total investment obligation of approximately $567.2 million to the Macau government under the subconcession. After applying all of the current estimated construction and development costs of the Sands Macao and additional capital improvements of the Sands Macao towards fulfilling this investment obligation, our remaining investment obligation will be approximately $302.2 million. It is expected that the construction and development costs of the Macao Venetian Casino Resort will satisfy the remainder of this obligation, but we will need an extension of the June 2006 construction deadline for the Macao Venetian Casino Resort, which we currently expect to open in the first quarter of 2007. To support this obligation, a Macau bank and our subsidiary, Lido Casino Resort Holding Company, LLC, have guaranteed 500 million patacas (approximately $64.5 million at exchange rates in effect on September 30, 2004) of our legal and contractual obligations to the Macau government until March 31, 2007.

        We opened a portion of the Sands Macao on May 18, 2004 and the remainder in late August 2004. We are currently transforming unfinished space adjacent to the casino floor into approximately 13,346 square feet of additional casino space that is expected to include approximately 40 additional tables and 180 additional slot machines. As of September 30, 2004, approximately $224.4 million of the costs relating to the Sands Macao had been expended. The remaining $40.6 million of estimated costs to complete construction have been or we expect will be funded by:

    •
    operating cash flow of the Sands Macao; and

    •
    borrowings under the $20.0 million Venetian Macau revolver. As of September 30, 2004, the Venetian Macau revolver had no outstanding balance.

We expect the funds provided by these sources to be sufficient to fund the completion costs of the remaining facilities of the Sands Macao.

        We are in the development phase of the Macao Venetian Casino Resort. We currently estimate that the cost for the Macao Venetian Casino Resort will be approximately $1.8 billion. We expect to use debt financings and operating cash flow of the Sands Macao to fund the construction of the Macao Venetian Casino Resort. No assurance can be given that we will be successful in arranging any such debt financings or that any debt terms will be favorable to our Macau subsidiaries. The debt instruments of Las Vegas Sands Opco limit its ability to make investments or provide guarantees to our Macau subsidiaries.

Litigation Contingencies and Available Resources

        Las Vegas Sands Opco is a party to certain litigation matters and claims related to the construction of the Venetian Casino Resort and subject to a $42.0 million net verdict awarded to Lehrer McGovern Bovis, Inc. the construction manager of the Venetian Casino Resort, pending the outcome of remaining arbitration and various appeals. If we are required to pay any of the construction manager's verdict or contested construction costs that are not covered by our insurance policy, we may use cash from the following sources to fund such costs:

    •
    borrowings under the revolving facility of our senior secured credit facility;

    •
    cash on hand;

    •
    additional debt or equity financings; and

    •
    operating cash flow.

        See the note entitled "Commitments and Contingencies" to our consolidated financial statements.

        Based on the recent judgment in the state court action and the remaining open items in the arbitration proceedings, we estimate that our range of loss in this matter is from none (or a gain if all remaining matters are determined in our favor and considering the existing accrual of approximately $7.2 million for unpaid construction costs) to approximately $70.0 million (see below) if we were to lose all remaining arbitration matters and related pending actions and appeals that counsel has advised are reasonably possible of loss, and that are not already included in the state court action. Such range of loss is before attorney costs and interest, which have not yet been considered by the state court and the total amounts of which cannot currently be quantified. The range of loss is possibly as high as $70.0 million (the original verdict of $42.0 million plus $28.0 million, representing all remaining indemnity claims and arbitration matters), plus attorneys' fees, costs, any uncovered claims under our insurance policy and interest. While the state court's orders denying our post trial motions could be viewed as increasing the possibility that we will be exposed to loss in this litigation, there are appellate issues that we intend to pursue and ongoing arbitration proceedings that we believe will impact the amount of loss and/or any award to which we may be entitled. Therefore, at this time, no amount within the range of any loss can be reasonably determined as an estimated loss. If there is a loss, such loss could be material to our results of operations in the period that the estimate is recorded. We have purchased a special insurance policy to mitigate our losses above $45.0 million from this litigation. See "Business—Legal Proceedings" and "Risk Factors—Risks Associated with Our Las Vegas Operations—We are involved in a lawsuit with the construction manager regarding the original construction of the Venetian Casino Resort, which could have an adverse impact on our financial condition, results of operations or cash flows."

Inflation

        We believe that inflation and changing prices have not had a material impact on our net sales, revenues or income from continuing operations during the past year.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt. We attempt to manage our interest rate risk by managing the mix of our long-term fixed-rate borrowings and variable rate borrowings, and by use of interest rate cap agreements. The ability to enter into interest rate cap agreements allows us to manage our interest rate risk associated with our variable rate debt.

        We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. Our derivative financial instruments consist exclusively of interest rate cap agreements, which do not qualify for hedge accounting. Interest differentials resulting from these agreements are recorded on an accrual basis as an adjustment to interest expense.

        To manage exposure to counterparty credit risk in interest rate cap agreements, we enter into agreements with highly rated institutions that can be expected to fully perform under the terms of such agreements. Frequently, these institutions are also members of the bank group providing our credit facility, which management believes further minimizes the risk of nonperformance.

        The table below provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents notional amounts and weighted average interest rates by contractual maturity dates for the twelve month periods ended September 30:

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value(1)
	(dollars in millions)
LIABILITIES
Short-term debt
Variable rate	$9.9	—	—	—	—	—	$9.9	$9.9
Average interest rate(2)	4.7%	—	—	—	—	—	4.7%	4.7%
Long term debt
Fixed rate	3.8	4.1	4.4	4.7	82.7	843.6	943.3	1,070.0
Average interest rate(2)	7.0%	7.0%	7.0%	7.0%	7.0%	11.0%	9.0%	9.0%
Variable rate	—	63.6	24.5	46.6	55.3	648.4	838.4	838.4
Average interest rate(2)	—	4.7%	4.9%	4.9%	4.1%	4.3%	4.6%	4.6%
Cap Agreement(3)	—	—	—	.2	—	—	.2	.2
Average Interest rate	—	—	—	—	—	—	—	—

(1)
The fair values are based on the borrowing rates currently available for debt instruments with similar terms and maturities and market quotes of our publicly traded debt.

(2)
Based upon contractual interest rates for fixed rate indebtedness or current LIBOR rates for variable rate indebtedness.

(3)
As of September 30, 2004, we have one interest rate cap agreement with a fair value of $0.2 million based on a quoted market value from the institution holding the agreement.

        Las Vegas Sands Opco entered into a $1.010 billion senior secured credit facility on August 20, 2004 and used a portion of the proceeds from the facility to refinance its prior senior secured facility. Borrowings under the new senior secured credit facility bear interest at its election either at LIBOR plus 2.50% or the base rate plus 1.50% per annum, subject to downward adjustments based upon achieving certain levels of leverage. Subsidiaries of Las Vegas Sands Opco also entered into a $250.0 million construction loan facility to fund a portion of the construction costs for the Phase II mall. Borrowings under this facility bear interest at their election either at a base rate plus 0.75% per annum or at LIBOR plus 1.75% per annum. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

        Foreign currency translation gains and losses were not material to our results of operations for the nine months ended September 30, 2004, but may be in future periods in relation to activity associated with our Macau subsidiaries.

        We do not hedge our exposure to foreign currency.

        See also "—Liquidity and Capital Resources" and "Note 4—Long Term Debt" to our consolidated financial statements.

BUSINESS

Overview

        We own and operate the Venetian Casino Resort and the Sands Expo and Convention Center in Las Vegas, Nevada, and the Sands Macao Casino in Macau, China. We are also in the process of developing two additional casino resorts: the Palazzo Casino Resort, which will be adjacent to and connected with the Venetian Casino Resort, and the Macao Venetian Casino Resort in Macau. We have also entered into certain agreements to develop gaming properties in the United Kingdom and are exploring other gaming entertainment opportunities in Asia, Europe and the United States.

        The Venetian Casino Resort is one of the most successful properties on the Strip based on revenues and one of the largest and most luxurious casino resorts in the world. It is a Renaissance Venice-themed casino resort situated at one of the premier locations on the Strip, across from the Mirage and the Treasure Island Hotel and Casino and next to the Wynn Las Vegas Resort, which is currently under construction. Since its opening, the Venetian Casino Resort has been a "must-see" destination that provides visitors with first-class accommodations, gaming, entertainment, dining and meeting facilities and shopping at the first all-suites hotel on the Strip. This unique combination of attributes has made the Venetian Casino Resort one of the most productive properties on the Strip, having an occupancy rate of 98.3% and an average daily room rate of $219 during the nine months ended September 30, 2004.

        We opened the first phase of the Venetian Casino Resort in May 1999, which originally consisted of 3,036 suites though the number of suites was reduced over time to 3,014 based on renovations and remodeling. The Venezia tower, a 1,013 hotel suite expansion of the Venetian Casino Resort, was completed and opened for business on June 26, 2003. The Venetian Casino Resort now includes a total of 4,027 suites; a gaming facility of approximately 116,000 square feet consisting of approximately 2,000 slot machines and 139 table games; and the Congress Center, a meeting and conference facility with approximately 650,000 square feet. In addition, The Grand Canal Shoppes is located within the Venetian Casino Resort and offers approximately 440,000 square feet of shopping, dining and entertainment space directly accessible from the Strip. The Grand Canal Shoppes will also connect directly to the main shopping and dining complex of the Palazzo Casino Resort, which will in turn connect through a walk-over bridge to the Wynn Las Vegas Resort. In May 2004, we sold The Grand Canal Shoppes and leased certain restaurant and other retail assets of the Venetian Casino Resort to GGP for approximately $766.0 million in gross proceeds. We believe that The Grand Canal Shoppes generates significant foot traffic through our facilities as a result of its premium dining and retail offerings and other attractions and amenities, such as its Venice-themed streetscapes, costumed street performers and gondola rides along the canal with singing gondoliers. In 2003, there were over 35,000 visitors per day to The Grand Canal Shoppes. The Grand Canal Shoppes includes seven restaurants, eight food court outlets, three specialty food shops and approximately 60 high- and mid-end retail stores.

        The Venetian Casino Resort is connected directly to the Sands Expo Center, a premier facility and, at approximately 1.15 million square feet, one of the largest convention and trade show destinations in the United States. This direct connection to the Sands Expo Center, combined with our ability to attract and accommodate trade show and convention business with our 4,027 suites and diverse amenities, has been a key contributor to our success and the cornerstone of our convention-driven business model. Management believes that the Venetian Casino Resort and the Sands Expo Center, with 4,027 suites and a combined 1.8 million square feet of meeting and convention space, together comprise one of the largest hotel and meeting complexes in the world. This complex benefits from its prime location in Las Vegas, which is one of the most visited convention and trade show destinations in the United States. During 2003, approximately 5.7 million visitors attended trade shows and conventions in Las Vegas, with approximately 16% of these visitors attending events at the Sands Expo Center. The demand for rooms generated by visitors at our convention facilities contributed to our 98.3% occupancy rate during the first nine months of 2004, including a mid-week occupancy rate of 97.2%, which compare favorably to the Las Vegas average overall occupancy rate of 89.6% and mid-week average occupancy rate of 86.9% during the same period.

        In August 2004, we began construction of the Palazzo Casino Resort. Like the Venetian Casino Resort, the Palazzo Casino Resort will be situated at one of the premier locations on the Strip, on approximately 15 acres of land that we own adjacent to the Venetian Casino Resort and the Sands Expo Center, and across Sands Avenue from the Wynn Las Vegas Resort. The Palazzo Casino Resort will be a world-class luxury hotel, casino and resort and will have a design and ambience reminiscent of high-end locales such as Beverly Hills, Bel Air and Rodeo Drive. The Palazzo Casino Resort will consist of an all-suites 50-floor luxury hotel tower with approximately 3,025 rooms; a gaming facility of approximately 105,000 square feet, consisting of approximately 1,700 slot machines and 120 table games; an enclosed shopping, dining and entertainment complex of approximately 400,000 square feet, which is expected to include approximately 80 high- and mid-end retailers; and additional meeting and conference space of approximately 450,000 square feet (which will comprise an addition to the Congress Center). Upon completion of the Palazzo Casino Resort, our combined Las Vegas facilities will have approximately 2.25 million gross square feet of meeting and convention space. We expect to fund the construction of the Palazzo Casino Resort at its current budget of approximately $1.6 billion (exclusive of land and of certain incentive payments to executives made in July 2004) with proceeds from the sale of The Grand Canal Shoppes, operating cash flow, availability under the recently-completed $1.010 billion senior secured credit facility and $250.0 million Phase II mall construction loan, and under an FF&E credit facility for which Las Vegas Sands Opco has a commitment. The Palazzo Casino Resort is scheduled to open during the second quarter of 2007.

        In addition to our Las Vegas operations, we currently are the sole subconcessionaire under one of only three government-granted concessions to operate casinos in Macau. Macau is a special administrative region of China and the only location in China that permits casino gaming. The three gaming concessionaires in Macau are the Macau casino operator SJM, the Galaxy consortium and Las Vegas casino operator Wynn Resorts, Ltd. China currently has a population of 1.29 billion and approximately 1.0 billion people live within a three-hour flight of Macau. One of the world's largest gaming markets with approximately $3.7 billion in gaming revenue in 2003, Macau is located in a highly-populated region of the world that we believe is currently underserved by its regional gaming facilities. The government of Macau has expressed its goal of transforming Macau into the tourism destination of choice in Asia. The Chinese government has recently removed certain internal travel restrictions, allowing mainland Chinese from certain urban centers and economically developed regions to visit Macau without joining a tour group, and has also recently increased the amount of renminbi that Chinese citizens are permitted to bring into Macau. We expect tourism in Macau to continue to grow as the Chinese government continues to implement its policy of liberalizing historical restrictions on travel and currency movements. In the month of October 2004, there were approximately 1.5 million visitors to Macau according to the Macau Statistics and Census Service. We expect that these high visitation levels will drive the growth of Macau tourism and its casino market in the future.

        On May 18, 2004, we opened a portion of the Sands Macao, the first Las Vegas-style casino to open in Macau, located at the heart of Macau's gaming district. In October 2004, the Sands Macao had 825,651 visits. We opened the remainder of the Sands Macao during late August 2004 and the property now offers approximately 328 table games, such as baccarat, Pai Gow, Pai Gow Poker, blackjack and roulette, and approximately 670 slot machines or similar electronic gaming devices. We are currently transforming unfinished space adjacent to the casino floor into approximately

13,346 square feet of additional casino space that is expected to include approximately 40 additional tables and 180 additional slot machines. The Sands Macao also includes numerous restaurants, a spacious Paiza Club offering services and amenities to premium customers, luxurious VIP suites and spa facilities, private VIP gaming room facilities and other high-end services and amenities. The dining venues emphasize the most popular regional cuisine and include a Cantonese restaurant, a Shanghai-style restaurant, a Macanese restaurant and a Las Vegas-style steakhouse. Management believes that the Sands Macao is the premier facility in the region, with a quality of construction, first-class accommodations and high-end amenities not available at competing facilities. For the three month period ended September 30, 2004, the Sands Macao had table drop of $972.3 million, EBITDA of $68.5 million and net income of $60.7 million.

        We also intend to build, own and operate under our subconcession the Macao Venetian Casino Resort, an all-suites hotel, casino and convention center complex with a Venetian- style theme similar to that of our Las Vegas property, in Cotai (an area of reclaimed land between the islands of Taipa and Coloane in Macau). In connection with this development, we are sponsoring a plan for the development of a "Cotai Strip" designed to meet the demand generated by the rapidly-growing Asian gaming market. We have submitted to the Macau government a development plan that comprises six other hotel developments in addition to the Macao Venetian Casino Resort, constructed on an area of about 80 hectares in Cotai. The proposed development is expected to include hotels, exhibition and conference facilities, casinos (which we plan to operate), showrooms, shopping malls, spas, world-class restaurants and entertainment facilities and other attractions. As the anchor property at the corner of entry to the Cotai Strip, the Macao Venetian Casino Resort is expected to include approximately 3,000 suites (with 1,500 suites fully completed at opening and another 1,500 suites to be completed at a future date depending upon market conditions and demand), 546,000 square feet of gaming facilities, 1.0 million square feet of gross retail space and 1.8 million square feet of meeting and convention facilities with the goal to develop in Macau a convention and tradeshow business similar to the one we have developed in Las Vegas. The Macau Venetian Casino Resort meeting and convention facilities will include a convention center of approximately 1,073,000 square feet, a congress center area of approximately 316,000 square feet and an event center area of approximately 430,000 square feet. The completion of the Macao Venetian Casino Resort is not dependent upon governmental approval for the Cotai development plan and development has begun with a scheduled opening date in the first quarter of 2007. The cost to us of construction of the Macao Venetian Casino Resort is expected to satisfy our remaining investment obligations under our subconcession. The other six hotel developments on the Cotai Strip will be developed, constructed and financed by independent lodging companies and investor groups. We have entered into six non-binding letters of intent for these hotel developments. After development, subject to Macau government approval, we plan to lease and operate the casinos and showroom portions of these facilities under our gaming subconcession while these third parties will operate the hotel, retail and meeting space portions together with associated amenities.

Other Business Opportunities

        Our operations in Las Vegas and Macau provide us with a platform for worldwide growth during what we believe to be the beginning of a period of domestic and international gaming expansion. As the first Las Vegas operator to open a casino in Macau, we believe we have a "first-mover" advantage to capitalize on the growing demand for casino gaming in China and throughout Asia. We are currently exploring the possibility of operating casino resorts in certain additional Asian jurisdictions, including Singapore, Japan and Thailand. We are also well-positioned to capitalize on the expansion, and are currently pursuing the operation of, casino gaming in other domestic and international jurisdictions, such as the United Kingdom, which is currently in the process of enacting legislation for the expansion of casino gaming. We have entered into agreements to develop and lease gaming entertainment facilities with two prominent football clubs in the United Kingdom and are in discussions with several others to build entertainment and gaming facilities in major cities. We are also pursuing the possibility of developing and operating an Internet gaming site. During March 2003, we obtained an interactive gaming license and an electronic betting center license from the Alderney Gambling Control Commission in the Channel Islands although we have not yet established any operations under those licenses.

Business and Marketing Strategy

        Our primary business objective is to become the leading worldwide operator of premium destination casino resorts and uniquely branded gaming entertainment properties in order to drive superior returns on invested capital, increase asset value and maximize value for our stockholders. We intend to meet this objective by leveraging the premium character and quality of our existing casino resort offerings, the success of our unique convention-driven business model, our "first-mover" advantage in Asia, the size and scale of our broad-based international operations and the experience of our management team in developing and operating large, profitable properties worldwide. Accordingly, we have developed distinct but inter-related strategies for our Las Vegas operations and our global expansion plan.

  Las Vegas Strategy

        To implement this strategy in Las Vegas, we intend to:

  •
  expand on our operation of uniquely-themed "must-see" destination resorts facilities in Las Vegas;

  •
  drive hotel occupancy and casino use, especially during mid-week periods, through the link to our Sands Expo Center and Congress Center;

  •
  capture superior hotel room rates through a differentiated all-suites product;

  •
  cater to a higher-budget hotel customer mix by offering a unique combination of exceptional hospitality, restaurant, shopping and gaming facilities;

  •
  leverage our premium co-branding strategy to drive revenues across our facilities;

  •
  target and attract high-end gaming clientele; and

  •
  capture operating efficiencies through coordinated management of several interconnected facilities within a single complex.

        Expand on our operation of uniquely-themed "must-see" destination resort facilities in Las Vegas. Centrally located at the heart of the Strip, across from the Mirage and the Treasure Island Hotel and Casino, next to the Wynn Las Vegas Resort and adjacent to our 1.15 million square foot Sands Expo Center, our resort facility complex is unlike any other in the world. We believe that our prime location and the upscale design and Renaissance-Venice theming of the Venetian Casino Resort represent a compelling, "must-see" Las Vegas offering that attracts visitors to our facilities. Through our combination of all-suites hotel rooms, first-class amenities, vast meeting spaces, world-class retail shops and signature restaurants, we are able to provide our customers with a comprehensive set of products and services at a scale and of a quality that differentiate us from our competitors. The Venezia tower addition, completed in June 2003, proved that the Venetian strategy can be successfully extended; despite adding over 1,000 rooms, facility-wide occupancy and average daily room rates increased following the addition. The Palazzo Casino Resort, with its 3,025 all-suites hotel rooms, 105,000 square foot gaming floor, 400,000 square foot enclosed retail and entertainment facility having first-class shopping and dining attractions, and 450,000 square feet of meeting space (which will comprise an addition to the Congress Center), will further expand upon this strategy. We believe that the high-end amenities and first-class offerings at the Palazzo Casino

Resort will complement our Venetian offerings by generating additional demand for our Las Vegas product and further differentiate us from our competitors. At the same time, the Palazzo Casino Resort will stand on its own as a "must-see" destination with design elements reminiscent of high-end locales such as Beverly Hills, Bel Air and Rodeo Drive.

        Drive hotel occupancy and casino use, especially during mid-week periods, through the link to our Sands Expo Center and Congress Center. Management believes that the Venetian Casino Resort's all-suites product and premium amenities appeal to the high-budget and weekend leisure market segments, as well as travelers traveling without a group, who we refer to as free and independent travelers in this prospectus. Moreover, the Venetian Casino Resort is the first themed entertainment resort in Las Vegas designed specifically to accommodate large-scale trade shows, conventions, conferences and meetings. During mid-week periods, these events often generate more room night demand than the Venetian Casino Resort can accommodate during certain periods of time. Moreover, these events generate significant additional non-hotel foot traffic which drives incremental casino, food and beverage and other revenues. Accordingly, the Sands Expo Center and the Congress Center help drive recurring, predictable demand for our casino offerings as well as mid-week room nights. The Venetian Casino Resort had a mid-week average occupancy rate of 97.2% in the first nine months of 2004 (compared to an 86.9% mid-week average occupancy rate for Las Vegas during that period) due in large part to our trade show and convention-driven business model. We believe that the Palazzo Casino Resort with its 3,025 all-suites rooms will allow us to expand upon this strategy by capturing a larger percentage of excess room night demand generated by trade shows, conventions, conferences and meetings taking place at both the Sands Expo Center and the Congress Center. We also expect further convention business to be generated by our Congress Center, which was recently increased by 150,000 square feet as part of our Venezia expansion and which will be increased again by another 450,000 square feet in conjunction with the construction of the Palazzo Casino Resort.

        Capture superior hotel room rates through a differentiated all-suites product.    The Venetian hotel, with typical suite sizes ranging from approximately 655 square feet to 735 square feet, was the first all-suites product on the Strip and provides first-class services and high-end resort facilities. As a result, the Venetian hotel has been recognized numerous times for the excellence of its offerings. The Venetian Resort Hotel Casino is a multiple recipient of AAA's Four Diamond Award, including in 2001, 2003 and 2004. In addition, The Venetian Casino Resort has been named as one of the "Top 100 Hotels in the World," by Travel & Leisure, "Top 50 Hotels in North America" and "Best of the Best," by Condé Nast Traveler, "Best Resort Hotel-Casino" by Opulence, and among the "Ultimate 10 Hotels in the World" by The Learning Channel. It has also received Meetings and Conventions Magazine's prestigious "Gold Key Award" and Corporate and Incentive Travel Magazine's "Award of Excellence." While the Palazzo hotel will also offer an all-suites product and first-class amenities that will be comparable to those offered at the Venetian hotel, the average room size will be even larger than at the Venetian. We believe that our all-suites format, together with the many other unique attributes that the Venetian Casino Resort has and the Palazzo Casino Resort will have, results in a highly-differentiated destination resort product that attracts both business and leisure customers, allows for premium pricing on rooms and provides us with a competitive advantage over other properties on the Strip. In the first nine months of 2004, the Venetian Casino Resort's average daily room rate was approximately $219 (compared to an average daily room rate of $89 for Las Vegas).

        Cater to a higher-budget hotel customer mix by offering a unique combination of exceptional hospitality, restaurant, shopping and gaming facilities. On both weekdays and weekends, our hospitality offerings are designed to appeal to leisure travelers and "high-roller" gaming customers, both segments of the travel market that spend more on hotel rooms and entertainment than other travelers. We believe that our prime location, all-suites hotel product, world class restaurant, spa and retail offerings and gaming facilities provide a powerful combination of attributes that allows us to compete effectively for the higher-budget trade show, convention and free and independent traveler market segments. These travelers at our facilities help drive revenues by spending more on products and services than other travel market segments. As a result, we have consistently captured occupancies and hotel room rates that exceed the Las Vegas average. Management expects that the Palazzo Casino Resort, with its all-suites rooms, high-end gaming facilities and upscale dining, spa and shopping facilities, will also appeal to higher-budget customers by replicating this strategy.

        Leverage our premium co-branding strategy to drive revenues across our facilities. We believe that the Venetian Casino Resort's premier location on the Strip, its extensive theming and demonstrated ability to draw visitors has enabled us to attract within our properties an established and growing concentration of "signature" restaurant concepts from internationally recognized chefs and premier global retail and entertainment brands. Building awareness of the Venetian brand and providing other well known branded offerings within our properties have become important and effective components of our strategy for driving room rates and enhancing foot traffic to generate casino and other revenues. World-famous chefs such as Emeril Lagasse, Wolfgang Puck and Thomas Keller have opened restaurants, prestigious art institutions such as the Guggenheim and Hermitage museums have opened a museum, premium retailers such as Mikimoto, Jimmy Choo, Sephora and Burberry have opened stores, and first-class leisure facilities such as the Canyon Ranch Spa operate within the Venetian Casino Resort, all of which enjoy a sophisticated level of international brand affiliation that complements our premium hotel and casino amenities. We expect to build upon the Venetian's brand awareness both domestically and internationally through its association with premier retail and restaurant brands to provide continued revenue growth opportunities across our facilities. Our strategy for the Venetian Casino Resort will be extended to the Palazzo Casino Resort, which will have a design and ambience reminiscent of high-end locales such as Beverly Hills, Bel Air and Rodeo Drive. We expect this theming to be similarly attractive to premier and globally-recognized retailers and restaurateurs, which will enable us to build worldwide recognition for the "Palazzo" brand as we have done for our "Sands" and "Venetian" brands.

        Target and attract high-end gaming clientele.    The Venetian Casino Resort has facilities and amenities designed to attract premium gaming customers, such as expansive, lavishly appointed hotel suites, high-limit table offerings, world-class gaming salons and first-class dining accommodations. Moreover, certain aspects of our table games, restaurant offerings and amenities, such as our recently-renovated and expanded Baccarat pit and our soon to be opened Asian-themed Paiza Club and presidential suites, have been specifically tailored to meet the expectations of high-budget Asian customers, an important segment of the premium gaming customer base that we expect to become even more significant as the Asian market grows and our Macau operations expand. We believe this unmatched combination of Asian-focused offerings and amenities provides us with a competitive advantage in the market for premium Asian gaming customers by allowing us to offer and attract them to a unique Las Vegas experience. The Palazzo Casino Resort has been designed to advance this strategy further by offering its own Paiza club and amenities similar to those of the Venetian to cater to the Asian customer. We expect that cross-marketing opportunities between our Las Vegas and Macau properties will enable us to enhance this strategy by targeting and more effectively marketing to high-budget Asian customers who are introduced to our company through our Macau operations and local Asian market presence.

        Capture operating efficiencies through coordinated management of several interconnected facilities within a single complex. We believe that the combined Venetian-Palazzo-Sands Expo Center complex will constitute the largest integrated hotel and convention facility in the world. With over 7,000 all-suites hotel rooms and a combined 2.25 million square feet of meeting and convention space, we will be able to provide large-group accommodations and a unique product offering that we believe will provide us with a competitive advantage and create operational synergies. A key component of our strategy has been to focus consistently on the highest-margin aspects of the casino resort business. Our critical mass of hotel and convention capacity will continue to focus on the highest margin aspects of our business, including hotel room revenues and high-margin food and beverage offerings, such as banquet and bar services—all of which will be key drivers for the Palazzo Casino Resort as they have been and will continue to be for the Venetian Casino Resort. Moreover, the Venetian Casino Resort was originally designed in contemplation of the eventual construction of the Palazzo Casino Resort. Many aspects of the Venetian Casino Resort's infrastructure were specifically engineered to interface seamlessly with the Palazzo Casino Resort, including connecting bridges and walkways, contiguous retail and restaurant offerings that drive foot traffic between the properties and a single, continuous "back-of-house" capable of servicing all three facilities. As a result of these design features, we are able to construct the Palazzo Casino Resort with less capital, and will be able to operate the two facilities together with less overhead expense, than would otherwise be required if these facilities were operated separately.

Global Expansion Strategy

        Our global expansion strategy is to pursue development opportunities aggressively in gaming markets worldwide with attractive growth prospects. To implement this strategy, we intend to:

  •
  showcase our successful Las Vegas-style casinos and destination resorts as a platform for worldwide growth;

  •
  take full advantage of our "first-mover" status in Macau as a foundation for further opportunities in the region;

  •
  leverage China's economic growth and recent liberalization policies designed to foster tourism;

  •
  deliver the Las Vegas experience to the Asian marketplace;

  •
  aggressively pursue development opportunities in other emerging gaming markets with attractive growth prospects; and

  •
  extend our successful brands worldwide and cross-market our Las Vegas offerings as international opportunities arise.

        Showcase our successful Las Vegas-style casinos and destination resorts as a platform for worldwide growth. We believe that our combined Venetian Casino Resort and Palazzo Casino Resort facilities in Las Vegas will be the largest destination casino resort complex in the world. Our demonstrated achievements in developing multi-faceted "must-see" destination casino resorts of powerful scale and scope and successfully integrating non-casino attractions and amenities into our properties all combine to provide a showcase of success to the world of our abilities as the casino developer and operator of choice. We believe this showcase of success will allow us to win new development opportunities from governments and other corporate partners as jurisdictions, both foreign and domestic, turn to large-scale casino resort projects as catalysts for economic expansion. We believe that the attractiveness, prominence and success of our Las Vegas operations were instrumental in leading the Macau government ultimately to select us over numerous other applicants as a casino operator in Macau, and we expect to win further opportunities worldwide on this basis.

        Take full advantage of our "first-mover" status in Macau as a foundation for further opportunities in the region. In May 2004, we became the first Las Vegas operator to conduct business in Macau by opening our Sands Macao property, located at the heart of Macau's gaming district. We plan to build upon the success of our Sands Macao property by utilizing it to develop more sophisticated operational and marketing practices, including databases of premium players, offerings that appeal to the Asian mass market and cross-marketing methods designed to expand our high-end Asian player base for our operations. We also intend to use our "first-mover" status in Macau as a platform for growth by expanding to other properties in Macau and additional regions of Asia as gaming expands throughout the region. Just as our Las Vegas operations served as a showcase of our capabilities to the government of Macau, we believe that our Macau operations will serve as a showcase of our capabilities to nations throughout Asia, such as Singapore, Japan and Thailand, as they consider casino development to attract foreign investment, create additional sources of tax revenue and improve their domestic economies.

        Leverage China's economic growth and recent liberalization policies designed to foster tourism. We believe that Macau's gaming sector is in the early stages of a period of rapid growth. As the only legalized gaming locale in China, Macau benefits from its location adjacent to densely populated mainland regions, such as Guangdong province, and is less than an hour away from wealthy Hong Kong. China's emerging economic status has generated an increase in disposable income among China's population and coincided with the recent liberalization of travel and currency-movement restrictions. These trends have fueled the growth of Macau as a tourist destination for China's middle class, and we expect they will continue to do so. We intend to capitalize on these trends through our existing operations at the Sands Macao by positioning that property as a day-trip mass-market product and a "convenience" buy for high-end customers who use the Macau ferry and helicopter terminals and travel through the primary gateway to mainland China at nearby Zhuhai. We also expect that these trends will draw off-shore investment for the development of a cluster of casino resort properties along the Cotai Strip, which will cater to destination resort tourists and higher-budget gaming customers. Our current plan is to own and operate the Macao Venetian Casino Resort as an anchor property at the gateway corner of the Cotai Strip, while, with approval from the Macau government, also operating other casino and showroom portions of hotel resorts to be developed by independent lodging companies and investor groups along the Cotai Strip. Unlike the day-trip focus of the Sands Macao, the Cotai Strip will be designed to offer destination-resort facilities that promote multi-day visits.

        Deliver the Las Vegas experience to the Asian marketplace.    Our customers expect and respond well to premium services and amenities. While there is a large demand for an Asian gaming environment with these qualities, the Macau casino properties existing before the opening of the Sands Macao were outdated and substandard. Market-based research and customer feedback studies have led us to attribute the successful opening of the Sands Macao to it being the only authentic Las Vegas-style casino in Macau, complete with high-end services and premium amenities above and beyond those previously available in Macau. Our strategy combined basic features, such as professional staff and numerous table game offerings, with Asian customer preferences such as private gaming suites, a Paiza Club, regional and international cuisine offerings, free tea service and feng shui-inspired designs. The strong growth in the Macau gaming market provides us with the opportunity to export the Las Vegas Strip experience and transform Macau into a world-class gaming destination. We believe that Macau will become the center of Asian gaming and have a reputation similar to the one Las Vegas enjoys in the United States. As gaming continues to expand throughout Asia, we intend to leverage our Macau operations into further opportunities for growth in the region by delivering the Las Vegas experience to the Asian market.

        Aggressively pursue development opportunities in other emerging gaming markets with attractive growth prospects.    The popularity of gaming and its increased acceptance around the world provide us with exciting opportunities for global expansion beyond Las Vegas and Macau. Numerous jurisdictions, both domestic and international, are currently considering creating or expanding their gaming offerings due to their ability to attract foreign investment, drive domestic employment, promote new business and create tax revenues. We intend to capitalize on these trends by pursuing attractive development opportunities in order to expand our operations into jurisdictions that have legalized or will soon legalize casino gaming. We are actively looking at opportunities beyond Macau in a number of emerging or expanding gaming markets that have attractive growth prospects, such as Singapore, Japan, Thailand, the United Kingdom and certain U.S. states, in anticipation of the enactment of proposed changes to, or the enactment of, the gaming laws of these jurisdictions. We have also entered into certain development agreements in the United Kingdom where the legislative process for the expansion of casino gaming is currently underway.

        Extend our successful brands worldwide and cross-market our Las Vegas offerings as international opportunities arise.    Our plan to extend our "Sands" and "Venetian" brands is well underway. Our first international market is Macau, where we recently opened the Sands Macao and are in the development stages for the Macao Venetian Casino Resort, and we intend to adopt a similar strategy for extending the "Palazzo" brand following the opening of the Palazzo Casino Resort. We have developed databases with information on our gaming customers that allow us to target more effectively our marketing efforts towards premium gaming players. We expect that our ability to extend our recognized brands globally, including through our databases of premium players, will give rise to significant cross-marketing opportunities. The high-end Asian gaming customer is an important segment of the Venetian Casino Resort's customer base, comprising approximately 40% of our 2003 rated table win. Marketing programs and promotions provided through our casinos in Macau will expand our ability to market effectively to Asian customers to build upon this important market segment. We are already benefiting in Las Vegas from changes that are designed to accommodate the preferences of Asian clients, such as the recent expansion and renovation of our high-end gaming salon which emphasizes décor and amenities targeted to our Asian customers. In December 2004, we expect to open five new Asian-influenced presidential suites adjacent to a Paiza Club designed to service the needs of Asian clientele and which will provide traditional Asian cuisine. We expect to benefit further from these changes as our Macau operations and marketing efforts develop and we enter into additional jurisdictions.

Our Subsidiaries

        We were incorporated in Nevada in August 2004. We are currently a subsidiary of Las Vegas Sands Opco. Immediately prior to the closing of this offering, Las Vegas Sands Opco will merge into a subsidiary of ours with Las Vegas Sands Opco surviving as our operating subsidiary. Las Vegas Sands Opco, was incorporated in Nevada in April 1988. Our other material subsidiaries include the Venetian Casino Resort, LLC (Nevada, 1997), Interface Group Holding Company, Inc. (Nevada, 1997), Interface Group-Nevada, Inc. (incorporated in Massachusetts in 1971 and reincorporated in Nevada in 1989), Lido Casino Resort Holding Company, LLC (Delaware, 1997), Lido Casino Resort, LLC (Nevada, 1997), Phase II Mall Subsidiary, LLC (Delaware, 2004), Phase II Mall Holding, LLC (Nevada, 2004), Venetian Macau Finance Company (Cayman Islands, 2003), Venetian Macau S.A (Macau, 2002) and Venetian Venture Development Intermediate Limited (Cayman Islands, 2002).

Experienced Management Team

        We have a proven, experienced senior management team, many of whom have been with our company since 1995. This team is responsible for adopting and implementing our successful business strategy, including the development, construction and operation of the Venetian Casino Resort, the Sands Macao and the Sands Expo Center, all of which have contributed to our strong financial performance. The team has an average of approximately 30 years of experience in the hotel, gaming and convention industries. The senior management team is significantly incentivized through its ownership in our company. We also have a 24-person in-house development and construction staff, the senior management of which averages more than 35 years of experience, including an average of six years with us. This staff also includes an eight-person project management team with significant expertise in all major construction disciplines.

The Venetian Casino Resort

  The Venetian Hotel

        The Venetian hotel presently has 4,027 single and multiple bedroom suites situated in a 3,014 suite 35-story, three-winged tower rising above the casino and the 1,013 suite 12-story Venezia tower situated above a parking garage. The hotel lobby features a 65-foot domed ceiling decorated with Venetian-themed, fresco-style paintings, a main passageway formed by a barrel-vaulted ceiling carried on ornamental columns, and a replica of the unique three dimensional-style marble floors found in Venetian palaces.

        A typical hotel suite approximates 655 to 735 square feet, consisting of a raised sleeping area and bathroom and a sunken living/working area. The suite's bi-level configuration creates a multi-function living space in which guests can sleep, work and entertain and includes two queen-size beds or one king-size bed, a writing desk, dual-line speakerphones, a fax machine, a pullout sofa, sitting chairs and a dining table. A large number of our suites are of a larger size for use by high-end gaming customers and VIPs associated with group and trade show business.

        The first phase of the Venetian Casino Resort opened in May 1999, consisting of 3,036 suites though the number of suites was reduced over time to 3,014 based on renovations and remodeling. A major expansion of the hotel was completed during the second quarter of 2003 and opened for business on June 26, 2003. The expansion included the 1,013-suite Venezia tower on top of the Venetian Casino Resort's existing parking garage, an approximately 1,000-parking space expansion to the existing parking garage and approximately 150,000 square feet of additional meeting and conference space added to the Congress Center. Average daily room rates increased from $196 in 2002 to $204 in 2003 and to $219 in the first nine months of 2004, and occupancy increased from 95.6% to 96.0% and to 98.3%, respectively, in each case including the impact of the Venezia tower that opened in mid-2003.

        As part of the Venezia tower expansion, we introduced 122 concierge level suites, which have been popular with customers and very successful for us, generating above average margins. Customers who stay on the concierge levels receive additional services such as a free breakfast in the morning, free cocktails and hors d'oeuvres in the evening, a 24-hour concierge service and upgraded room amenities. In the first nine months of 2004, the average daily room rate for these concierge level suites was $330, which exceeded the Venetian hotel's overall average daily room rate by $111 or 51%.

        The Venetian Casino Resort contains 17 restaurants and two food courts (the majority of which were sold to GGP as part of The Grand Canal Shoppes sale), and a theater/entertainment complex. We recently entered into a long term contract to bring the popular Andrew Lloyd Webber Broadway musical "The Phantom of the Opera" to our stage in a new production. In addition, the hotel provides a variety of amenities for its guests, including a state-of-the-art health spa operated by Canyon Ranch, with massage and treatment rooms and exercise and fitness areas. The Canyon Ranch Spa Club has been named one of the Top 25 Resort Spas in North America by Condé Nast Traveler. The hotel features an outdoor swimming complex (including four pools, as well as spas, pool bars and cabanas) surrounded by gardens, fountains and sculptures.

        The Venetian hotel has an exhibition space that houses the Guggenheim Hermitage Museum, an art museum featuring masterpiece collections from the Guggenheim Museum in New York, the Hermitage museum in Saint Petersburg, Russia and other museums. The Guggenheim/Hermitage Museum was named the "Best Museum in Las Vegas" by the Las Vegas Review Journal.

  The Venetian Casino

        The Venetian casino has 116,000 square feet of gaming space and is situated adjacent to the hotel lobby. The Venetian casino floor is accessible from each of the hotel, The Grand Canal Shoppes, the Congress Center, the Sands Expo Center and the Strip. The Venetian casino is marketed to attract a broad base of patrons, with a focus on targeted slot customers and high-end table customers. We market the Venetian casino directly to this gaming market segment using database-marketing techniques, slot clubs and traditional incentives such as reduced room rates and complimentary meals and suites. Slot clubs refer to a system that allows slot machine customers to apply for and receive a slot magnetic card. When players insert their cards into the card readers, the system records the volume of each customer's slot machine wagering. Slot club participants qualify for cash returns or other complimentary hotel amenities such as rooms and restaurant meals in exchange for points earned based on the slot machine wagering amounts recorded. We offer "high-roller" gaming customers premium suites and special hotel and casino services. Additionally, we have marketing executives located in offices throughout North America, Europe and Asia who source high-end players for the Las Vegas operation.

        The Venetian casino and its adjacent amenities are stylized with architectural and interior design features reminiscent of Venice's Renaissance era. The ceiling in the table games area features fresco-style paintings of Venetian palaces. The gaming facilities include approximately 2,000 slot machines of various denominations, including popular multi-property, linked progressive games. A high-end slot area, with a private lounge, provides slot customers with premium slot products and services. The Venetian casino's 139 table games feature the traditional games of blackjack, craps, baccarat and roulette, Asian games such as Pai Gow and Pai Gow Poker, and popular progressive table games such as Caribbean Stud and Let It Ride. In addition, the Venetian casino offers gaming customers an upscale sportsbook room. For its premium customers, the Venetian Casino Resort recently expanded its gaming salon, which includes baccarat, blackjack and roulette. This facility provides Asian influenced private dining rooms, direct access to private cash-out windows at the casino cage and direct access to the casino's credit department.

  The Sands Expo Center and the Congress Center

        With over 1.15 million gross square feet of exhibit and meeting space, including four exhibit halls and approximately 20 meeting rooms, the Sands Expo Center is one of the largest overall trade show and convention facilities in the United States (as measured by net leasable square footage). We also own and operate the Congress Center, an approximately 650,000 gross square foot meeting and conference facility which links the Sands Expo Center and the rest of the Venetian Casino Resort. The Congress Center includes an approximately 85,000 square foot column-free "Venetian Ballroom," an approximately 13,500 square foot "Palazzo Ballroom," a meeting complex of 42 individual rooms which can be combined to create three additional ballrooms, a complex of 64 meeting rooms which can be combined into an additional three ballrooms and four boardrooms and an approximately 105,000 square foot exhibition hall. Together, the Sands Expo Center and the

Congress Center offer nearly 1.8 million square feet of state-of-the-art exhibition and meeting facilities, which can be configured to provide small, mid-size or large meeting rooms and/or accommodate large-scale multi-media events. As part of the Palazzo Casino Resort we will add an additional 450,000 gross square feet of meeting and conference facilities for a combined 2.25 million of gross square feet of convention and trade show space. Management believes that this combined facility, together with the on-site amenities offered by the Venetian Casino Resort, offers the most flexible and expansive space for large-scale trade shows and conventions both in Las Vegas, a fast-growing convention market, and in the United States.

        Management markets the Congress Center to complement the operations of the Sands Expo Center by target marketing the Congress Center for business conferences and upscale business events typically held during the mid-week period, thereby generating room-night demand and driving average daily room rates during the weekday move-in/move-out phases of Sands Expo Center events. Our goal is to draw from attendees and exhibitors at Sands Expo Center events and from attendees of Congress Center events to maintain mid-week demand at the hotel from this higher budget market segment, when room demand would otherwise be derived from the lower-budget tour and travel group market segment.

        In 2003, approximately 894,000 visitors attended trade shows and conventions at the Sands Expo Center during 116 show days. The Sands Expo Center hosted 15 events on the 2003 Tradeshow Week 200 list of the largest trade shows in the United States in 2003 by net square footage of paid exhibit space. These events include the Spring and Fall Western Shoe Show and JCK Jewelry Show, as well as the Automotive Aftermarket Products Expo, each of which were multiple-location events.

        Major events at the Sands Expo Center and the Congress Center in 2004 have brought and are expected to continue to bring thousands of potential shoppers, diners and gaming customers through the Venetian Casino Resort on a daily basis. This customer base is expected to drive occupancy and average daily room rates by maximizing hotel revenue during Sands Expo Center and Congress Center events, which are typically the mid-week period, when, unlike weekends and holidays during which occupancy and room rates are at their peak, Las Vegas hotels and casinos experience less demand.

The Palazzo Casino Resort

        Building on the success of the Venetian Casino Resort, we are developing and constructing the Palazzo Casino Resort, a high-end sister property to the Venetian Casino Resort. The Palazzo Casino Resort will be situated adjacent to and north of the Venetian Casino Resort. Projected opening to the general public is scheduled for the second quarter of 2007. The Palazzo Casino Resort will be directly connected to both the Venetian Casino Resort and the Sands Expo Center and also connected to the Wynn Las Vegas Resort via a walk-over bridge.

        The Palazzo Casino Resort will consist of approximately 3,025 luxury hotel suites in a 50-floor tower, making the combined Venetian/Palazzo the largest hotel complex in the world with a total of over 7,000 rooms; approximately 105,000 square feet of casino space; approximately 450,000 square feet of additional meeting space (which will comprise an addition of the Congress Center); a showroom; and a retail shopping, dining and entertainment complex (which we have pre-sold to GGP), containing approximately 400,000 square feet of net leasable space.

        This world-class luxury property in Las Vegas will have a design and ambience reminiscent of high-end locales such as Beverly Hills, Bel Air and Rodeo Drive. The Palazzo Casino Resort's luxury theme is intended to be complementary to the Venetian Casino Resort's Venice theme. Similar to the Venetian Casino Resort, the Palazzo Casino Resort will feature several spectacular "must-see" architectural elements.

  Palazzo Hotel

        The Palazzo hotel will be a 50-floor luxury tower with approximately 3,025 luxury suites consistent with those contained in the Venetian hotel. The hotel lobby will feature a 60-foot glass dome, multiple two story fountains, imported marble, bronze case columns and special custom wall finishes. Guests arriving from the street will enter the domed entry lobby while those approaching from the Venetian Casino Resort will make the transition through a towering octagonal structure, itself topped by a glass and decorative iron dome. The floors throughout will complement the spaces with numerous interlocking patterns of polished veined marbles and colorful inlay strips. Landscaping will be in the form of palm trees, tailored paintings and exotically shaped topiaries.

        The Palazzo Casino Resort will include over 375 concierge-level suites, which will offer additional services similar to those currently offered at the concierge level suites in the Venetian Casino Resort. Based on our success at the Venetian Casino Resort, management believes that these concierge level suites will be popular with customers (especially higher-budget customers) and result in significantly higher average daily room rates and profitability versus standard suites. The Palazzo hotel will also include six villas (up to 11,000 square feet each) which will have 3-4 bedrooms, 3.5-4.5 baths, extensive living areas, media rooms, private pools, private jacuzzis, private salons, massage areas, heated spas, personal gyms and, in some cases, private putting greens. The presidential suites and the villas will also offer private butler services. The Palazzo hotel will have 296 multi-room suites, including six presidential suites. All of these facilities will be targeted at high-end gaming customers. The Palazzo hotel will also have an elaborate pool deck (with seven pools, gardens, sculptures, cabanas and fountains) and an adjacent spa facility.

        A typical hotel suite will be approximately 655 to 735 square feet, consisting of a raised sleeping area and bathroom and a sunken living/working area. The suite's bi-level configuration creates a multi-function living space in which guests can sleep, work and entertain and includes two queen-size beds or one king-size bed, a writing desk, dual-line speaker phones, a fax machine, a pullout sofa, sitting chairs and a dining table. The Palazzo Casino Resort will likely feature premium, signature restaurants owned and operated by well-known restaurateurs. We are in active discussions with several such restaurateurs at this time.

        The Palazzo hotel will also include a theater that is expected to host a major production or Broadway show. We expect to commence discussions with interested parties shortly to occupy such space upon opening.

  Palazzo Casino

        The Palazzo casino, anticipated to be approximately 105,000 square feet, will have approximately 120 table games and 1,700 slots and will include an exclusive gaming salon comprised of approximately 25 gaming tables (including baccarat, blackjack and roulette), a noodle bar, a spa and private dining rooms. Management believes the exclusive gaming salon will compete with the best facilities in the market and is designed to appeal to high-end customers from Asia. The Palazzo casino will be differentiated from the Venetian casino in terms of look, feel and experience. The Palazzo casino's design is also expected to attract a large number of walk-in players given its proximity to both the Wynn Las Vegas Resort and the Venetian Casino Resort. The Palazzo casino's table games will feature the traditional games of blackjack, craps, baccarat and roulette, Asian games such as Pai Gow and Pai Gow Poker, and popular progressive tables games such as Caribbean Stud and Let It Ride. The Palazzo casino will target high-end table games customers and premium slot customers, and will feature a high-end slot area with special products and services.

        The Palazzo casino will be accessible from each of the Palazzo hotel, the Phase II mall, the Congress Center, the Sands Expo Center and the Strip. The Palazzo casino will be marketed to a broad base of patrons with a specific focus on high-end and premium gaming customers. Marketing for the Palazzo casino will be done in conjunction with the Venetian casino, including the benefits of immediate use of the existing customer databases, slot clubs and our marketing offices throughout North America, Europe and Asia. Management also expects significant benefits from cross-marketing between our Las Vegas and Macau operations.

  Phase II Mall

        The Phase II mall will connect directly with The Grand Canal Shoppes and will offer approximately 400,000 net leasable square feet of shopping, dining and entertainment space in two levels located within the Palazzo Casino Resort's main structure, between the casino level and the hotel tower and an interconnected six-story structure. The Phase II mall is expected to include approximately seven dining establishments and 80 high-end and mid-level retail stores. Visitors and guests will also be able to access the Phase II mall from several different locations, including from the Strip, the Palazzo hotel, the Palazzo casino, the Sands Expo Center and the Congress Center.

        The Phase II mall will offer a lively array of high quality dining experiences. The Phase II mall also is expected to include exclusive showcase and high-end boutiques, popular brand names, mid-priced stores and themed entertainment concepts. We expect that a major nationally-known retailer will anchor one end of the Phase II mall in a six-story structure that will interconnect with the rest of the Phase II mall and adjoin Las Vegas Boulevard, and is expected to create significant foot traffic to the Phase II mall as well as to provide a marketing benefit to other potential tenants. Based on the significant success of The Grand Canal Shoppes, we have received significant interest from potential tenants. Leases with potential tenants will be marketed during the construction period, with our goal being to have the Phase II mall substantially occupied at its opening. The restaurants and stores will be set along a "high-end" streetscape reminiscent of Beverly Hills and Rodeo Drive. We believe that the Phase II mall will have all the essential elements for success: outstanding design, premium restaurants and well-known retailers to draw on brand name awareness, all offered at various price points in order to appeal to a broad market. The success of brand name and boutique retailers and restaurants at The Grand Canal Shoppes as well as the Forum Shops at Caesars and The Fashion Show Mall on the Strip has demonstrated the demand in Las Vegas for quality shopping and dining.

  Meeting Space

        The construction of the Palazzo Casino Resort will include the completion of a 450,000 square foot meeting and ballroom space which was partially constructed in conjunction with the Venezia tower expansion. This meeting space will be comprised of approximately 200 meeting rooms of approximately 1,500 square feet each on three levels; a ballroom of approximately 75,000 square feet; pre-function and back-of-house spaces to service the meeting facilities; loading, service and mechanical facilities; and a bus parking area. The new meeting room facility will be part of the Congress Center and connected to the Sands Expo Center.

Macau Casinos

  Concession/Subconcession

        In June 2002, the Macau government granted a concession to operate casinos in Macau to Galaxy. Macau, the former Portuguese colony located near Hong Kong, had annual gaming revenues of approximately $3.7 billion in 2003 and is one of the largest and fastest growing gaming markets in the world. Approximately 11.9 million visitors arrived in Macau during 2003, according to the Macau Statistics and Census Service. The following factors are expected to continue to significantly improve Macau's status as a world-class gaming and resort destination:

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  the increased ease of access from Hong Kong, China and Taiwan and other Asian regional gaming markets (Macau is the only location in regions where Chinese is the predominant language that has legalized gambling);

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  significant foreign and domestic investment in new and expanded gaming products; and

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  the development of Hong Kong Disneyland and other new resort developments in the region.

        We believe that the Macau opportunity provides an international platform to expand our premier Sands and Venetian brand and create increased diversification of, and a new source of significant growth for, our revenue and cash flow base.

        Galaxy was one of three entities to be granted a casino license in Macau. During December 2002, we entered into a subconcession agreement with Galaxy which was approved by the Macau government. The subconcession agreement allows us to develop and operate certain casino projects in Macau, including the Sands Macao, separately from Galaxy. The subconcession may be terminated by agreement between ourselves and Galaxy. Galaxy is not entitled to terminate the subconcession unilaterally. However, the Macau government, with the consent of Galaxy, may terminate the subconcession under certain circumstances. See "—Regulation and Licensing—Macau." Galaxy will develop hotel and casino projects separately from us. Galaxy recently completed and opened a small casino in Macau under its concession.

  Macau Casinos

        We own and operate the Sands Macao, the first Las Vegas-style casino situated in Macau, pursuant to the 20-year gaming subconcession described above.

        The Sands Macao is situated approximately 0.3 miles from the Macau Hong Kong Ferry Terminal. It is situated on a waterfront parcel centrally located at the heart of Macau's gaming district, which provides the Sands Macao primary access to a large customer base, particularly the annual average of 5.5 million visitors who arrive to Macau by ferry. The Sands Macao includes approximately 145,000 gross square feet of gaming facilities, comprised of 328 table games, including baccarat, Pai Gow, Pai Gow Poker, blackjack and roulette, and approximately 670 slot machines or similar electronic gaming devices. The Sands Macao also includes numerous restaurants, a spacious Paiza Club offering services and amenities to premium customers, luxurious VIP suites and spa facilities, private VIP gaming room facilities and other high end services and amenities.

        The first phase of the Sands Macao opened on May 18, 2004 and the remaining portion opened in late August 2004. The final development cost of the Sands Macao is expected to be approximately $265.0 million.

        We also intend to build, own and operate under our subconcession the Macao Venetian Casino Resort, an all-suites hotel, casino and convention center complex with a Venetian- style theme similar to that of our Las Vegas property in Cotai. In connection with this development, we are sponsoring a plan for the development a "Cotai Strip" designed to meet the demand generated by the rapidly-growing Asian gaming market. We have submitted to the Macau government a development plan that comprises six other hotel developments in addition to the Macao Venetian Casino Resort constructed on an area of about 80 hectares in Cotai. The proposed development is expected to include hotels, exhibition and conference facilities, casinos (which we plan to operate), showrooms, shopping malls, spas, world-class restaurants and entertainment facilities and other attractions.

        The completion of the Macao Venetian Casino Resort is not dependent upon governmental approval for the Cotai development plan and development has begun with a scheduled opening date in the first quarter of 2007. Upon opening, the Macao Venetian Casino Resort is expected to include approximately 3,000 suites (with 1,500 suites fully completed at opening and another 1,500 suites to be completed at a future date depending upon market conditions and demand) and 546,000 square feet of gaming facilities.

        The other six hotel developments on the Cotai Strip will be developed, constructed and financed by independent lodging companies and investor groups. We have entered into six non-binding letters of intent for these hotel developments. After development, subject to Macau government approval, we will lease and operate the casinos and showroom portions of these facilities under our gaming subconcession while these third parties will operate the hotel, retail and meeting space portions together with associated amenities.

        Due to inherent risks in large construction projects in a foreign jurisdiction, however, we cannot assure you that the Macao Venetian Casino Resort will be constructed without substantial delays or cost increases. Under our subconcession, we are required to complete the Macao Venetian Casino Resort by June 2006. We will need an extension of this deadline under our subconcession and although we believe that we will obtain an extension, the Macau government has the right, after consultation with Galaxy, to unilaterally terminate our subconcession if we fail to meet this deadline and obtain an extension. See "Risk Factors—Risks Related to Our Business—There are significant risks associated with our planned construction projects, which could adversely affect our financial condition, results of operations or cash flows from these planned facilities," "Risk Factors—Related Associated with Our International Operations—We are required to make substantial additional investments in Macau and build and open the Macao Venetian Casino Resort by June 2006 and a convention center by December 2006. If we do not do so, we may lose our right to continue to operate the Sands Macao or any other facilities developed under the subconcession" and "Risk Factors—Risks Associated With Our Las Vegas Operations—The loss of our gaming license or our failure to comply with the extensive regulations that govern our operations could have an adverse effect on our financial condition, results of operations or cash flows."

The Las Vegas Market

        The Las Vegas market has shown consistent growth over both the near and long terms in both visitation and expenditures and has one of the highest hotel occupancy rates of any major market in the United States. According to the LVCVA, the number of visitors traveling to Las Vegas has increased at a steady and significant rate over the last ten years, from 23.5 million visitors in 1993 to 35.5 million visitors in 2003. In addition, the population of Clark County has doubled in the last thirteen years, from approximately 770,280 in 1990 to approximately 1,642,000 in 2003. We believe that the growth in the Las Vegas market has been enhanced by:

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  the introduction of large luxury and themed destination resorts in Las Vegas, such as the Venetian Casino Resort, the Bellagio and the Mandalay Bay Resort & Casino. These world class properties attract new visitors to Las Vegas while also gaining share from older, smaller and/or undifferentiated resorts;

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  the increased capacity to host large-scale trade shows and conventions; and

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  the increased capacity of McCarran International Airport.

  Las Vegas as a Trade Show, Convention and Meeting Destination

        According to the LVCVA, Las Vegas was the most popular trade show destination in the United States in 2003. In 2003, Las Vegas hosted 38 of the largest 200 trade shows in the United States in terms of net square footage and was one of the most popular convention destinations in the United States. The following table indicates the rise in number of trade show and convention attendees in Las Vegas and amounts spent by attendees between 1993 and 2003, according to the LVCVA.

Year	Attendees (in millions)	Amount Spent (in billions)
1993	2.4	$2.3
1994	2.7	$3.0
1995	2.9	$3.4
1996	3.3	$3.9
1997	3.5	$4.4
1998	3.3	$4.3
1999	3.8	$4.1
2000	3.9	$4.3
2001(1)	5.0	$5.8
2002	5.1	$6.0
2003	5.7	$6.5

(1)
In 2001, the LVCVA changed its reporting methodology for conventions and trade shows to account for numerous smaller meetings not previously included in LVCVA counts.

        The majority of the room demand from trade show and convention attendees is generated during weekdays while tourist visits to Las Vegas are higher on weekends. As a result, the trade show convention market segments have been specifically targeted as prime avenues for driving mid-week traffic to Las Vegas.

        Trade shows are held for the purpose of getting sellers and buyers of products or services together in order to conduct business. Trade shows differ from conventions in that trade shows typically require substantial amounts of space for exhibition purposes and participant circulation. Conventions generally are gatherings of companies or groups that require less space for breakout meetings and general meetings of the overall group. Las Vegas offers trade shows and conventions a unique infrastructure for handling the world's largest shows, including the concentration of 130,482 hotel rooms in 2003, three convention centers (the Las Vegas Convention Center (the "LVCC") with 3.2 million square feet, the Mandalay Bay Convention Center with 1.8 million square feet and the Sands Expo Center), convenient air service from major cities throughout the United States and other countries, and significant entertainment opportunities.

  Expanding Hotel Market

        In 2003, Las Vegas was among the most popular travel destinations in the United States with hotel occupancy rates among the highest of any major market in the country. To accommodate this popularity, Las Vegas has experienced a period of rapid hotel development, with the number of hotel and motel rooms in Las Vegas increasing from 86,053 in 1993 to 130,482 in 2003, a 4.3% compound annual growth rate according to the LVCVA. The majority of this increase occurred in the late 1990s with the opening of the Venetian Casino Resort, the Bellagio, the Mandalay Bay Resort & Casino, Paris Las Vegas and Aladdin, among others. The concentration of luxury and themed casino hotels and resorts is expected to continue encouraging visitor interest in Las Vegas as a trade show, convention and vacation destination and, as a result, increase overall demand for hotel rooms, gaming and entertainment. In addition, management expects the development of the

Wynn Las Vegas Resort across the street from our properties to improve foot traffic around and interest in the sections of the Strip between Flamingo Road and Sands Avenue, where our properties are located. Although Las Vegas was impacted by the events of September 11, 2001, with overall visitors down 2.3% and hotel occupancy down 3.6% from 2000, the market rebounded throughout 2002 and 2003, with the number of visitors in 2003 approaching levels from 2000 and total visitor dollar contribution rising to a record $32.8 billion in 2003 according to the LVCVA.

        After years of significant capital investment, there is limited new supply expected to be introduced in Las Vegas over at least the next three years. We believe hotel occupancy rates in Las Vegas will remain high as a result of the sustained growth in the number of visitors traveling to Las Vegas and the lack of new construction in Las Vegas, other than the Wynn Las Vegas Resort and approximately 1,000 hotel room additions at each of the Bellagio and Caesars.

        The Venetian Casino Resort has become a top performing property on the Strip in terms of occupancy and average daily room rates, primarily due to the execution of our business strategy, including the accommodation of mid-week convention and trade show attendees. These trends continued through the opening of the Venezia tower in June 2003.

  Growth of Las Vegas Retail Sector and Non-Gaming Revenue Expenditures

        An increasing number of destination resorts are developing non-gaming entertainment to complement their gaming activities in order to draw additional visitors. According to the LVCVA, while gaming revenues in Clark County have increased from $4.7 billion in 1993 to $7.8 billion in 2003 (a 5.2% compound annual growth rate), non-gaming tourist revenues increased from $10.4 billion in 1993 to $24.9 billion in 2003 (a 9.1% compound annual growth rate). The newer, large luxury and themed Las Vegas destination resorts have been designed to capitalize on this growth by providing better quality hotel rooms at higher rates and by providing expanded shopping, dining and entertainment venues, as well as meeting facilities, to their patrons in addition to gaming.

        With annual visitor volume in excess of 30 million for each of the last seven years according to the LVCVA, the Strip joins the likes of Rodeo Drive in Los Angeles, Fifth Avenue in New York City and Michigan Avenue in Chicago as one of the elite shopping corridors in the United States. According to the International Council of Shopping Centers, the average mall shop sales per square foot in malls in the United States was approximately $330 in 2002. The Grand Canal Shoppes at the Venetian Casino Resort is among the leaders in the nation in annual mall shop sales per square foot at an estimated $912 in 2003. Mall shop sales are retail sales excluding sales in anchor stores.

  Infrastructure Improvements

        Clark County and metropolitan Las Vegas have completed several infrastructure improvements to accommodate the increase in travel to Las Vegas by all modes of transportation. According to the LVCVA, in 2003 visitors to Las Vegas arrived by the following methods of transportation: 45% by air; 43% by auto; 3% by recreational vehicle and 9% by bus.

  McCarran International Airport Expansion

        During the past five years, the facilities of McCarran International Airport have been expanded to accommodate the increased number of airlines and passengers that it services. The number of passengers traveling through McCarran International Airport has increased from approximately 30.0 million in 1996 to approximately 36.0 million in 2003. Long term expansion plans for McCarran International Airport provide for additional runway and related areas. An addition to the terminal is currently under construction and expected to be completed during 2006.

  Competition in Las Vegas

        The casino/hotel industry is highly competitive. Strip hotels compete with other hotels on the Strip and with other hotels in downtown Las Vegas. The Venetian Casino Resort also competes with a large number of hotels and motels near Las Vegas. Many of our competitors are subsidiaries or divisions of large public companies and may have greater financial and other resources than we have. In particular, the recent merger of Mandalay Resort Group, the operator of the Mandalay Bay Resort & Casino, and MGM Mirage, the operator of the MGM Grand Hotel and Casino and the Mirage and Treasure Island Hotel and Casino, and the proposed acquisition of Caesars Entertainment Inc. by Harrah's Entertainment are expected to result in the creation of the world's two largest gaming companies. In addition, MGM Mirage has recently announced plans to develop and build a multi-billion dollar urban complex consisting of hotels and condominium towers currently known as Project CityCenter. The first phase of Project CityCenter, which will include a hotel and casino complex, three "boutique" hotels and retail, dining and entertainment venues, is expected to open in 2010.

  Hotel/Casino Properties

        Competitors of the Venetian Casino Resort include themed resorts on the Strip, such as the Bellagio, the Mandalay Bay Resort & Casino and Paris Las Vegas. In November 2002, Steve Wynn began construction of the Wynn Las Vegas Resort. The Wynn Las Vegas Resort will be an approximately 2,700 hotel-room resort and casino, constructed on the site of the former Desert Inn located on Sands Avenue across from the site of the anticipated Palazzo Casino Resort, with an expected completion date of April 2005. Wynn Resorts Ltd. has recently announced plans to add a second hotel tower at Wynn Las Vegas which is expected to include 1,500 suites and additional casino, retail and convention space. The new project is tentatively called Encore at Wynn Las Vegas and is expected to open in 2007. During 2003, the hotel at the Mandalay Bay Resort & Casino completed, the new Bellagio tower began construction of, and Caesars announced the planned construction of, approximately 1,000 hotel room additions at each property. In addition, a renovation and rebranding of the approximately 2,600-room Aladdin has been announced. The Aladdin opened in August 2000 and later filed for bankruptcy. Management is not aware of any other new significant developments of casino properties in Las Vegas in the near future.

        We believe that themed resorts are generally more successful at generating higher traffic volumes and higher revenues and operating income than the large-scale non-themed properties in Las Vegas. Themed resorts compete on the basis of the quality of theming, as well as on more traditional bases, such as quality of rooms, pricing and location. Themed resorts tend to be clustered on the Strip, which generate significant traffic for the themed resorts as a group, thereby capturing a larger portion of the Las Vegas hotel and gaming market than non-themed properties. Resorts located on or near the Strip compete with each other and with other hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment, theme and size. Some of these facilities are operated by companies that have more than one operating facility and may have greater name recognition and financial and marketing resources than us and target the same demographic group as we do.

        The Venetian Casino Resort is part of a cluster of themed properties, which includes the Mirage, the Treasure Island Hotel and Casino, the Bellagio and the Forum Shops at Caesars, and will in the future include the Wynn Las Vegas Resort and the Palazzo Casino Resort.

        In addition to the advantages of being a centrally-located, themed resort, the Venetian Casino Resort's direct connection with the Sands Expo Center provides the Venetian Casino Resort with a unique tie-in to one of the premier trade show and convention facilities in the United States. With these competitive advantages, the Venetian Casino Resort is, and the Palazzo Casino Resort will be, positioned to appeal to the mid-week meeting, trade show and convention market comprised of customers who pay higher average room rates and have higher average travel budgets than other categories of weekday customers, such as tour groups.

        We also compete with legalized gaming from casinos located on Native American tribal lands. Native American tribes in California are permitted to operate casinos with video gaming machines, black jack and house-banked card games. The governor of California has entered into compacts with numerous tribes in California and has recently announced the execution of a number of new compacts with no limits on the number of gaming machines, which was limited under the prior compacts. In addition, there are a number of public referendums on the November ballot in California to expand or limit Native American gaming. The federal government has approved numerous compacts in California and casino-style gaming is now legal on those tribal lands. While the competitive impact on our operations in Las Vegas from the continued growth of Native American gaming establishments in California remains uncertain, the proliferation of gaming in California and other areas located near the Venetian Casino Resort could have an adverse effect on our results of operations.

        The hotel-casino operation of the Venetian Casino Resort also competes, to some extent, with other hotel-casino facilities in Nevada and in Atlantic City, hotel/casino and other resort facilities elsewhere in the country and the world, Internet gaming websites and state lotteries. In addition, certain states have legalized, and others may legalize, casino gaming in specific areas. The passage of the Indian Gaming Regulatory Act in 1988, for example, has led to rapid increases in Native American gaming operations, particularly in California. The continued proliferation of gaming venues could significantly and adversely affect our business. In particular, the legalization of casino gaming in or near major metropolitan areas from which we traditionally attract customers, such as New York, Los Angeles, San Francisco and Boston, could have a material adverse effect on our business. In October 2001, the New York legislature approved a bill for expanded casino gaming on Native American reservations and video lottery terminals. In 2003 and 2004, Maine and Pennsylvania, respectively, approved legislation legalizing slot machines or similar electronic gaming devices at certain locations, although such legislation has not been implemented yet. A number of states have permitted or are considering permitting gaming at "racinos," on Native American reservations and through expansion of state lotteries. The current global trend toward liberalization of gaming restrictions and the resulting proliferation of gaming venues could result in a decrease in the number of visitors at our Las Vegas facilities, by attracting customers close to home and away from Las Vegas, which could adversely affect our financial condition, results of operations or cash flows.

  Trade Show and Convention Facilities

        The Sands Expo Center, the Congress Center, and Las Vegas generally compete with trade show and convention facilities located in and around major U.S. cities, including Atlanta, Chicago, New York, and Orlando. Within Las Vegas, the Sands Expo Center and the Congress Center compete with the LVCC, which is located off the Strip and currently has approximately 3.2 million gross square feet of convention and exhibit facilities. In addition to the LVCC competition, the Mandalay Bay Resort & Casino has an approximately 1.8 million square foot convention center. The MGM Grand Hotel and Casino has a conference and meeting facility of approximately 380,000 square feet and the Mirage has approximately 170,000 gross square feet of meeting space. It is anticipated that the Wynn Las Vegas Resort will have over 200,000 square feet of meeting space as well as additional convention space at the recently announced Encore at Wynn Las Vegas. The conference and meeting facilities at these hotel/resorts are the Congress Center's primary competition. The LVCC and the Mandalay Bay Convention Center are the primary competitors of the Sands Expo Center. To the extent that any of the competitors of the Venetian Casino Resort can offer a hotel/casino experience that is integrated with substantial trade show and convention, conference and meeting facilities, the Venetian Casino Resort's competitive advantage in attracting trade show and convention, conference and meeting attendees could be adversely affected. Other cities such as Boston, Orlando, and Pittsburgh are also in the process of developing, or have announced plans to develop, convention centers and other meeting, trade and exhibition facilities.

The Macau Market

  Introduction

        Management believes that Macau is located amidst one of the world's largest pools of potential gaming patrons. Located less than an hour away from Hong Kong via a hydrofoil ferry system, Macau is regarded as one of the largest and fastest-growing gaming markets in the world. Macau also has the advantage of sharing a border with China's Guangdong province, which has approximately 100 million residents and is one of the most populous and prosperous regions of China. Approximately 11.9 million visitors arrived in Macau during 2003, according to the Macau Statistics and Census Service. Macau benefits from being the only market in China to offer legalized casino gaming.

        Since the reversion of Macau from Portugal to China, gaming revenue in Macau has grown from approximately $1.7 billion in 1999 to approximately $3.7 billion in 2003, reflecting an 21.5% compound annual growth rate, and visitor volume has grown from approximately 7.4 million in 1999 to approximately 11.9 million in 2003, a 12.6% compound annual growth rate. While the effect of severe acute respiratory syndrome held visitor volume growth to 3.1% in 2003, the first ten months of 2004 show 44.1% growth as compared to the same period in 2003 according to the Macau Statistics and Census Service. Gaming customers traveling to Macau generally come from nearby countries in Asia, such as mainland China, Hong Kong, Taiwan, South Korea and Japan. It is estimated that there are approximately 1.0 billion people living within a three-hour flight from Macau and approximately 3.0 billion people within a five-hour flight from Macau. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, 87% of the tourists who visited Macau in 2003 came from Hong Kong or mainland China and the dominant feeder market to Macau has been and continues to be Hong Kong. Although the absolute number of visitors from Hong Kong continues to grow, that market has shrunk as a percentage of the total visitor distribution from 67.2% in 1997 to 38.9% in 2003, while mainland China made up 48.3% of total visitors in 2003. The number of visitors from China has exhibited consistent growth from 1997 to 2003, with a 48.8% compound annual growth rate in the number of visitors for that period. Until recently, mainland Chinese were only permitted to visit Macau as part of a tour group. Now that these travel restrictions have been removed with respect to mainland Chinese from certain urban centers and economically developed regions, individual travel to Macau is expected to generate increased demand for casino offerings.

  Macau as a Gaming and Resort Destination

        In May 2004, the Sands Macao became the first Las Vegas-style casino to open in Macau. Our superior gaming product is expected to enable us to capture a meaningful share of the overall growth of the market, including the VIP player market segment, in Macau. Although we believe that the continued improvement of the casino gaming regulations by the Macau government, including the enactment of casino credit and collection legislation effective July 1, 2004, will enable us to effectively compete in the VIP player market segment, our business in Macau may not be able to realize the full benefits of extending credit to our customers if laws are not changed.

        Gaming revenues in Macau in 2003 reached a record $3.7 billion, a 29% increase over 2002. Gaming revenues are expected to reach yet another record in 2004. Visitation was up 44.1% in the first ten months of 2004.

        According to Macau Statistics and Census Service Monthly Bulletin of Statistics, in 2003, 26% of visitors traveling to Macau stayed overnight in hotels and guestrooms and, for those who stayed overnight in hotels and guestrooms, the average length of stay was only one to two nights. Management expects this length of stay to increase with increased visitation, the expansion of gaming and the addition of upscale hotel resort accommodations in Macau. According to the Macau Statistics and Census Service, in 2003, there were 37 hotels and 32 guest houses in operation in Macau, of which nine were classified as "5-star". These hotels and guest houses maintained approximately 9,200 available rooms and experienced approximately 64.3% occupancy rates.

        Table games are the dominant form of gaming in Asia. Baccarat is by far the most popular game, followed by blackjack, "big and small," roulette and other traditional U.S. and Asian games. Slot machines are offered in Macau, but they are few in number because the structure of the gaming market in Macau has historically favored table gaming. However, with the increase in the mass market gaming in Macau, this is changing and slot machines of international standards are becoming an important feature of the market. We believe the limited emphasis on slot machines in the past also reflects the market's perception that slots offered in Macau were an inferior slot product. By contrast, in other gaming venues catering to an Asian clientele, slot machines are in high demand and profitable. We expect the slots business to grow in Macau and we intend to introduce more modern and popular products to appeal to the Asian marketplace.

        We believe that as new facilities and standards of service are introduced, Macau will become an even more desirable tourist destination and has the potential to become a larger gaming market than Las Vegas. The improved experience of visitors to Macau should lead to longer stays and an increased number of return trips from existing feeder markets and the opening of several new feeder markets. The gaming licensees selected to invest in gaming facilities and foster the growth of the Macau gaming market have committed to invest in Macau a total of at least 17.5 billion patacas (approximately $2.26 billion at exchange rates in effect on September 30, 2004). The substantial financial commitment by these gaming licensees is expected to help boost future gaming revenue and stimulate investment in other Macau tourism and leisure activities. In 2003, China's gross domestic product totaled $1.42 trillion, or $1,090 per capita, compared to $605 billion in 1993, or $514 per capita, on an inflation-adjusted basis, representing compound annual growth rates of 9.9% and 8.8%, respectively. We believe that a wealthier Chinese middle class will lead to increased travel to Macau and generate increasing demand for gaming entertainment and casino resort offerings. We also believe that the combination of less onerous travel restrictions, greater ability of Chinese citizens to bring renminbi to Macau, increasing regional wealth and the build-out of world-class facilities will convert Macau from primarily a day-trip market to a multi-day travel destination similar to Las Vegas, where management estimates the average visitor stays approximately three nights.

  Proximity to Major Asian Cities

        Gaming customers from Hong Kong, southeast China, Taiwan and other locations in Asia can reach Macau in a relatively short period of time, using a variety of methods of transportation, and visitors from more distant locations in Asia can take advantage of short travel times by air to Macau or to Hong Kong (followed by a short water ferry or helicopter trip to Macau). The relatively easy access from major population centers promotes Macau as a popular gaming destination in Asia.

        Macau draws a significant number of gaming customers from both visitors and residents of Hong Kong. One of the major methods of transportation to Macau from Hong Kong is the hydrofoil ferry service. The hydrofoil ferry offers service up to four times per hour, with trips to and from Macau taking under an hour. Macau is also accessible from Hong Kong by helicopter in approximately 20 to 30 minutes.

        Macau completed construction of an international airport in 1995 that provides direct air service to many major cities in Asia, such as Manila, Singapore, Taipa, Bangkok, Beijing and Shanghai. The Macau International Airport can accommodate large commercial airliners and has regularly scheduled air service to approximately 11 cities, including at least 8 in China, with links to numerous other major Asian destinations.

        The Macau pataca and the Hong Kong dollar are linked to each other and, in many cases, are used interchangeably in Macau. However, currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of our operations. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of China. Restrictions on the export of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact our gaming operations.

  Competition in Macau

        Gaming in Macau is administered as a government-sanctioned concession awarded to three different concessionaires. We will face increased competition if any of the existing concessionaires constructs new, or renovates pre-existing casinos in Macau. The Macau government is precluded by contract from granting any additional gaming concessions until 2009. In addition, the current laws only permit three gaming concessions, although future subconcessions are permitted. However, the laws could change and permit the Macau government to grant additional gaming concessions before 2009. MGM Mirage has indicated that its joint venture will be seeking a subconcession under SJM's existing concession. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our financial condition and results of operations.

        SJM holds one of the three concessions. SJM currently operates 13 facilities throughout Macau. Historically, SJM was the only gaming operator in Macau, with over 40 years of operating experience in Macau. Most of its 13 casinos are relatively small facilities that are offered as amenities in hotels, however a few are large operations enjoying recognition by gaming customers. SJM is obligated to invest at least approximately 4.7 billion patacas (approximately $606 million at exchange rates in effect on September 30, 2004) by December 2004 under its concession agreement with the government of Macau. SJM's projects include the upgrade of the Lisboa Hotel, Macau's largest hotel with approximately 1,000 rooms, the development of a multimillion dollar Fisherman's Wharf entertainment complex and a potential new casino hotel project. According to recent press reports, the managing director of SJM, Stanley Ho, has entered into an agreement with Publishing and Broadcasting Ltd., Australia's biggest casino owner, under which Publishing and Broadcasting Ltd. will own a 28% stake in Mr. Ho's Park Hyatt hotel and casino development in Macau. MGM has recently announced that it has entered into a joint venture agreement with Mr. Ho's daughter, Pansy Ho Chiu-king, to develop, build and operate a major hotel-casino resort in Macau, subject to entering into a subconcession with SJM and obtaining the approval of the Macau government.

        Galaxy holds a concession and has the ability to operate casino properties independent of us. Galaxy is obligated to invest at least 4.4 billion patacas (approximately $567.2 million at exchange rates in effect on September 30, 2004) by June 2012 under its concession agreement with the government of Macau. Galaxy currently operates one small casino in Macau.

        Wynn Macau, a subsidiary of Wynn Resorts, Ltd., holds the third concession and is expected to open a facility in August 2006. Wynn Resorts, Ltd. is obligated to invest at least 4.0 billion patacas (approximately $515.6 million at exchange rates in effect on September 30, 2004) by June 27, 2009 under its concession agreement with the government of Macau. Wynn Resorts, Ltd. has recently begun construction of a facility that would be comprised of an approximately 580-room hotel, a casino and other non-gaming amenities with a total estimated cost of $705.0 million as reported in its public filings.

        We will also face competition from casinos located in other areas of Asia, such as the major gaming and resort destination Genting Highlands Resort, located outside of Kuala Lumpur, Malaysia and casinos in South Korea and the Philippines, as well as pachinko and pachislot parlors in Japan. We will also encounter competition from other major gaming centers located around the world, such as Australia and Las Vegas, cruise ships in Asia that offer gaming, and illegal casinos throughout Asia.

United Kingdom

        One of our subsidiaries has entered into agreements to develop and lease gaming entertainment facilities with two prominent football clubs in the United Kingdom, Rangers Football Club PLC and Sheffield United Football Club Limited, and we are in discussions with several others to build entertainment and gaming facilities in major cities. Each of these agreements is subject to conditions, including the enactment of appropriate gaming legislation within the United Kingdom. If these conditions have not been satisfied by an agreed-upon deadline which can be extended under certain circumstances, either party will be entitled to terminate the agreement at any time after that date.

        The agreement with Rangers Football Club PLC relates to an island site very close to the current Glasgow Rangers Ibrox stadium. The agreement provides for the development of a gaming facility and includes a land lease which will be for an initial period of 25 years with up to 25 options to renew for five years each. In addition, we will have the right to utilize certain trademarks held by Rangers Football Club PLC. Las Vegas Sands Opco has agreed to guarantee the development obligations of our subsidiary and certain base rent obligations under the land lease, subject to obtaining any necessary consent from its lenders.

        The agreement with Sheffield United Football Club Limited provides for the development of a gaming facility and includes a land lease which will be for an initial term of 35 years with 12 options to renew for five years each. Las Vegas Sands Opco has also agreed to enter into a guarantee in respect of the development obligations of our subsidiary only. This guarantee will not be effective unless it is permitted under the terms of its debt instruments.

Advertising and Marketing

        We advertise in many types of media, including television, radio, newspapers, magazines, and billboards, to promote general market awareness of the Venetian Casino Resort as a unique vacation, business and convention destination due to our first-class hotel, casino, retail stores, restaurants and other amenities. The Sands Macao also provides advertising and direct marketing of its casino. We actively engage in direct marketing, which is targeted at specific market segments, including the premium slot and table games markets and free and independent market. These direct marketing efforts involve our issuing invitations to the various parties hosted by the Venetian Casino Resort at peak periods, such as New Year's Eve, Super Bowl Weekend, Final Four Weekend, Chinese New Years and when boxing matches are held in Las Vegas. We issue invitations by conducting direct mail and e-mail campaigns, as well as placing personal phone calls and making personal visits to select customers. Invitation lists are created by our casino-marketing department using a database containing information collected from our casino and hotel customers. We also engage in database marketing, which focuses on high frequency, high-margin market segments such as the high-roller gaming market.

Regulation and Licensing

  State of Nevada

        The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act") and various local regulations. Our gaming operations are also subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada Gaming Control Board (the "NGCB") and the Clark County Liquor and Gaming Licensing Board (the "CCLGLB" and, together with the Nevada Commission and the NGCB, the "Nevada Gaming Authorities").

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

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  the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

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  the establishment and maintenance of responsible accounting practices and procedures;

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  the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record-keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

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  the prevention of cheating and fraudulent practices; and

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  the establishment of a source of state and local revenues through taxation and licensing fees.

        Any change in such laws, regulations and procedures could have an adverse effect on our gaming operations or on the operation of the Venetian Casino Resort and the Palazzo Casino Resort.

        Las Vegas Sands Opco is licensed by the Nevada Gaming Authorities to operate a casino. The gaming license requires the periodic payment of fees and taxes and is not transferable. We will be required to be registered by the Nevada Commission as a publicly-traded corporation ("Registered Corporation"). Accordingly, Las Vegas Sands Corp. has filed applications with the Nevada Commission to be registered as a publicly-traded corporation, for approval of the acquisition of the control of Las Vegas Sands Opco, and for a finding of suitability as the sole stockholder of Las Vegas Sands Opco, among others. On October 21, 2004, the Nevada Commission unanimously approved our applications for approval of this offering of common stock and other related approvals. However, such approvals do not constitute a finding, recommendation or approval by the Nevada Commission as to the accuracy or adequacy of this prospectus or the investment merits of the common stock offered. Any representation to the contrary is unlawful. Once Las Vegas Sands Corp. becomes a Registered Corporation, then all of the following Nevada gaming regulatory requirements described below will become applicable to us. As such, we must periodically submit detailed financial and operating reports to the Nevada Gaming Authorities and furnish any other information that the Nevada Gaming Authorities may require. No person may become a stockholder of, or receive any percentage of the profits from, Las Vegas Sands Opco without first obtaining licenses and approvals from the Nevada Gaming Authorities. Las Vegas Sands Opco operates the Venetian casino and expects to operate the Palazzo casino pursuant to casino leases between Las Vegas Opco and Venetian Casino Resort, LLC and our subsidiary Lido Casino Resort, LLC, which we refer to as the Palazzo subsidiary. The lease for the Venetian casino provides and the lease for the Palazzo casino will provide for a fixed monthly rental payment. Las Vegas Sands Opco possesses all state and local government registrations, approvals, permits and licenses required in order for us to engage in gaming activities at the Venetian Casino Resort, and we will apply for all state and local government registrations, approvals, permits and licenses that may be required in order for us to engage in gaming activities at the Palazzo Casino Resort.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with us or the Palazzo subsidiary to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our officers, directors and certain of our key employees must file applications and be licensed by the Nevada Gaming Authorities.

        The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause they deem reasonable. A finding of suitability is comparable to licensing; both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee by whom the applicant is employed or for whom the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or to have an inappropriate relationship with us, we would have to sever all relationships with such person. In addition, the Nevada Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

        We are required to submit periodic detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by us must be reported to or approved by the Nevada Commission.

        If it were determined that the Nevada Act was violated by us, the registration and gaming licenses we then hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Venetian Casino Resort and the Palazzo Casino Resort and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the Venetian Casino Resort and the Palazzo Casino Resort) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming registration or license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our gaming operations.

        Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have its suitability as a beneficial holder of our voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

        The Nevada Act requires any person who acquires more than 5% of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing.

        Under certain circumstances, an "institutional investor" as defined in the Nevada Act, which acquires more than 10% but not more than 15% of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities only for investment purposes. An institutional investor shall not be deemed to hold voting securities only for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investment and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, by-laws, management, policies or our operations or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities only for investment purposes. Activities that are not deemed to be inconsistent with holding voting securities only for investment purposes include: (1) voting on all matters voted on by stockholders; (2) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and (3) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

        Under a provision of the Nevada Act, under certain circumstances, an "institutional investor" as defined in the Nevada Act, which intends to acquire not more than 15% of any class of nonvoting securities of a privately-held corporation, limited partnership or limited liability company that is also a registered holder or intermediary company of the holder of a gaming license, may apply to the Nevada Commission for a waiver of the usual prior licensing or finding of suitability requirements if such institutional investor holds such nonvoting securities only for investment purposes. An institutional investor shall not be deemed to hold nonvoting securities only for investment purposes unless the nonvoting securities were acquired and are held in the ordinary course of business as an institutional investor, do not give the institutional investor management authority, and do not, directly or indirectly, allow the institutional investor to vote for the election or appointment of members of the board of directors, a general partner or manager, cause any change in the articles of organization, operating agreement, other organic document, management, polices or operations, or cause any other action that the Nevada Commission finds to be inconsistent with holding nonvoting securities only for investment purposes. Activities that are not deemed to be inconsistent with holding nonvoting securities only for investment purposes include:

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  nominating any candidate for election or appointment to the entity's board of directors or equivalent in connection with a debt restructuring;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in the entity's management, polices or operations; and

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  such other activities as the Nevada Commission may determine to be consistent with such investment intent.

        If the beneficial holder of nonvoting securities who must be licensed or found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found to be unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found to be unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

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  pay that person any dividend or interest upon voting securities of us;

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  allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

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  pay remuneration in any form to that person for services rendered or otherwise; or

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  fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities for cash at fair market value.

        Our charter documents include provisions intended to help us comply with these requirements. See "Description of Capital Stock—Gaming Requirements."

        Additionally, the CCLGLB has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation holding a gaming license.

        The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security of such Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

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  pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

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  recognizes any voting right by such unsuitable person in connection with such securities;

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  pays the unsuitable person remuneration in any form; or

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  makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

        We are required to maintain a current stock ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities and we are also required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. Our stock certificates bear a legend indicating that such securities are subject to the Nevada Act.

        We cannot make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefore are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On October 21, 2004, the Nevada Commission granted us prior approval to make public offerings for a period of 2 years, subject to certain conditions (the "Shelf Approval"). The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the NGCB. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the NGCB as to the accuracy or adequacy of any prospectus or the investment merits of any securities offered thereunder. Any representation to the contrary is unlawful.

        This offering of common stock will constitute a public offering requiring the prior approval of the Nevada Commission. On October 21, 2004, the Nevada Commission approved our application for approval of this offering of common stock. However, such approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the NGCB. In addition, such approval does not constitute a finding, recommendation or approval by the Nevada Commission or the NGCB as to the accuracy or adequacy of this prospectus or the investment merits of the common stock offered. Any representation to the contrary is unlawful.

        Changes in our control through a merger, consolidation, stock or asset acquisition, management or consulting agreement, or any act or conduct by any person whereby he or she obtains control, shall not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission concerning a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process of the transaction.

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially-adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

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  assure the financial stability of corporate gaming operators and their affiliates;

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  preserve the beneficial aspects of conducting business in the corporate form; and

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  promote a neutral environment for the orderly governance of corporate affairs.

        Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated.

        The Nevada Act also requires prior approval of a plan of recapitalization proposed by the board of directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

        License fees and taxes, computed in various ways depending upon the type of gaming or activity involved, are payable to the State of Nevada and to Clark County, Nevada. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

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  a percentage of the gross revenues received;

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  the number of gaming devices operated; or

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  the number of table games operated.

        In addition, an excise tax is paid by us on charges for admission to any facility where certain forms of live entertainment are provided.

        Any person who is licensed, required to be licensed, registered, required to be registered, or under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming operation outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of any investigation by the Nevada Board into their participation in such foreign gaming operation. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are also required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of any foreign jurisdiction pertaining to such foreign gaming operation, fail to conduct such foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in such foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability or who has been found guilty of cheating at gambling.

        The sale of alcoholic beverages by us on the premises of the Venetian Casino Resort, the Palazzo Casino Resort and the Sands Expo Center is subject to licensing, control, and regulation by the applicable local authorities. We have obtained Clark County gaming and liquor licenses. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such licenses, and any such disciplinary action could (and revocation of such licenses would) have a material adverse effect upon our operations.

        The NGCB investigates or reviews the records of gaming companies for compliance with gaming regulations as part of its regular oversight functions. We have been investigated for thirteen violations, which resulted in a penalty of $663,000 and regulatory investigation costs of $337,000 being assessed by and paid to the NGCB during March 2004. The violations for which we were investigated include the following:

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  the drawing for prizes in Chinese New Year celebrations where an executive pre-selected the winner of a grand prize drawing for an automobile and also pre-determined two patrons to be the winners of two promotional chip prizes;

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  an instance where certain marketing executives extended credit to nine patrons with the knowledge that such patrons did not qualify for credit lines, resulting in unpaid credit obligations;

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  the mishandling of a cash payment received from a patron to be applied toward the patron's credit balance. The NGCB found in this instance that we had not provided the employee training regarding proper procedures for depositing cash payments;

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  the placement of two bets at our sports book on behalf of a patron located outside Nevada;

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  certain instances of non-compliance with procedures to obtain documentation acknowledging receipt of promotional disbursements by patrons, non-compliance with procedures to create reliable documentation showing that promotional disbursements were authorized by our executives and certain instances of erroneous documentation of the method of payment to patrons of promotional gifts or disbursements during the period from May 1999 to January 2001;

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  certain instances of non-compliance with our procedures relating to the voiding of credit instruments during the period shortly after the opening of the Venetian Casino Resort; and

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  two instances of improper purchase of wine from a non-licensed distributor and the ensuing failure to suspend the distribution of this wine to tenant restaurants and their customers.

We self-reported the pre-selection of the grand-prize winner in the drawing and the extension of credit issue to the NGCB. In addition, to the extent applicable, we have modified our procedures and taken other remedial measures to prevent such violations from recurring.

  Macau

        We are subject to licensing and control under applicable Macau law. We are required to be licensed by the Macau gaming authorities to operate a casino. We must pay periodic fees and taxes, and our gaming license is not transferable. We must periodically submit detailed financial and operating reports to the Macau gaming authorities and furnish any other information that the Macau gaming authorities may require. No person may acquire any rights over the shares or assets of our subsidiary Venetian Macau without first obtaining the approval of the Macau gaming authorities. Similarly, no person may enter into possession of its premises or operate them through a management agreement or any other contract or through step in rights without first obtaining the approval of, and receiving a license from, the Macau gaming authorities. The transfer or creation of encumbrances over ownership of shares representing the share capital of Venetian Macau or other rights relating to such shares, and any act involving the granting of voting rights or other stockholders' rights to persons other than the original owners, would require the approval of the Macau government and the subsequent report of such acts and transactions to the Macau gaming authorities.

        The holding company merger will require the approval of the Macau government. We are in the process of making the necessary applications with the Macau government to obtain its approval of the holding company merger.

        Our subconcession agreement requires approval of the Macau Government for transfers of shares, or of any rights over such shares, in any of the direct or indirect stockholders in Venetian Macau S.A., including us, provided that such shares or rights are directly or indirectly equivalent to an amount that is equal or higher than 5% of the share capital in Venetian Macau S.A. This approval requirement will not apply, however, if the securities are listed and tradable on a stock market. In addition, this agreement requires that the Macau government be given notice of the creation of any encumbrance or the grant of voting rights or other stockholder's rights to persons other than the original owners on shares in any of the direct or indirect stockholders in Venetian Macau S.A., including us, provided that such shares or rights are indirectly equivalent to an amount that is equal or higher than 5% of the share capital in Venetian Macau S.A. This notice requirement will not apply, however, to securities listed and tradable on a stock exchange.

        The Macau gaming authorities may investigate any individual who has a material relationship to, or material involvement with, us to determine whether our suitability and/or financial capacity is affected by this individual. Our officers, directors and some of our key employees must apply for and undergo a finding of suitability process and on-going suitability assessment and, for that purpose, may be investigated by the Macau gaming authorities at any time. These authorities may deny an application or a finding of suitability for any cause they deem reasonable. Changes in licensed positions must be reported to the Macau gaming authorities, and in addition to their authority to deny an application for a finding of suitability or licensure, the Macau gaming authorities have jurisdiction to disapprove a change in corporate position. If the Macau gaming authorities were to find one of our officers, directors or key employees unsuitable for licensing, we would have to sever all relationships with that person. In addition, the Macau gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Macau.

        Any person who fails or refuses to apply for a finding of suitability after being ordered to do so by the Macau gaming authorities may be found unsuitable. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond the period of time prescribed by the Macau gaming authorities may lose his rights to the shares. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

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  pay that person any dividend or interest upon its shares;

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  allow that person to exercise, directly or indirectly, any voting right conferred through shares held by that person;

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  pay remuneration in any form to that person for services rendered or otherwise; or

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  fail to pursue all lawful efforts to require that unsuitable person to relinquish its shares.

        The Macau gaming authorities also have the authority to approve all persons owning or controlling the stock of any corporation holding a gaming license.

        The Macau gaming authorities also require prior approval for the creation of liens and encumbrances over Venetian Macau's assets and restrictions on stock in connection with any financing.

        The Macau gaming authorities must give their prior approval to changes in control of Venetian Macau through a merger, consolidation, stock or asset acquisition, management or consulting agreement or any act or conduct by any person whereby he or she obtains control. Entities seeking to acquire control of a registered corporation must satisfy the Macau gaming authorities concerning a variety of stringent standards prior to assuming control. The Macau Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process of the transaction.

        The Macau gaming authorities may consider that some management opposition to corporate acquisitions, repurchases of voting securities and corporate defense tactics affecting Macau gaming licensees, and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Macau gaming authorities also have the power to supervise gaming licensees in order to:

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  assure the financial stability of corporate gaming operators and their affiliates;

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  preserve the beneficial aspects of conducting business in the corporate form; and

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  promote a neutral environment for the orderly governance of corporate affairs.

        The subconcession agreement requires the Macau gaming authorities' prior approval of any recapitalization plan proposed by Venetian Macau's board of directors. The Chief Executive of Macau could also require Venetian Macau to increase its share capital if he deemed it necessary.

        Non-compliance with these obligations could lead to the revocation of Venetian Macau's gaming subconcession.

        The Sands Macao was constructed and is operated, and the Venetian Macau Casino Resort will be constructed and operated, under our subconcession agreement. This subconcession excludes the following gaming activities: mutual bets, gaming activities provided to the public, interactive gaming and games of chance or other gaming, betting or gambling activities on ships or planes. Our subconcession is exclusively governed by Macau law. We are subject to the exclusive jurisdiction of the courts of Macau in case of any potential dispute or conflict relating to our subconcession.

        Under the subconcession agreement, we are obligated to develop and open the Macao Venetian Casino Resort by June 2006 and a convention center by December 2006. We are also obligated to operate casino games of chance or games of other forms in Macau and to invest, or cause to be invested, at least 4.4 billion patacas (approximately $567.2 million at exchange rates in effect on September 30, 2004) in various development projects in Macau by June 2009. The construction and development costs of the Sands Macao will be applied to the fulfillment of this total investment obligation to the Macau government. It is expected that the construction and development costs of the Macao Venetian Casino Resort and additional capital improvements of the Sands Macao will satisfy the remainder of these obligations, including our obligation to build a convention center. However, we will need an extension of the June 2006 construction deadline for the Macao Venetian Casino Resort, which we currently expect to open in the first quarter of 2007. See "Risk Factors—Risks Associated with Our International Operations—We are required to make substantial additional investments in Macau and build and open the Macao Venetian Casino Resort by June 2006 and a convention center by December 2006. If we do not do so, we may lose our right to continue to operate the Sands Macao or any other facilities developed under the subconcession."

        Our subconcession agreement expires on June 26, 2022. Unless our subconcession is extended, on that date, all our casino operations and related equipment in Macau will automatically be transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations. Beginning on June 27, 2017, the Macau government may redeem our subconcession by giving us at least one year prior notice and by paying us fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption. See "Risk Factors—Risks Associated with Our International Operations—We will stop generating any revenues from our Macau gaming operations if we cannot secure an extension of our subconcession in 2022 or if the Macau government exercises its redemption right in 2017."

        The Macau government also has the right, after consultation, to unilaterally terminate, without compensation to us, the subconcession at any time upon the occurrence of specified events of default. See "Risk Factors—Risks Associated with Our International Operations—The Macau government can terminate our subconcession under certain circumstances without compensation to us, which could have a material adverse effect on our operations and financial condition." The subconcession agreement does not provide a specific cure period within which any such events of default may be cured. We must rely on consultations and negotiations with the Macau government to give us an opportunity to remedy any such default. Accordingly, we are dependent on our continuing communications and good faith negotiations with the Macau government to ensure that we are performing our obligations under the subconcession in a manner that would avoid a default thereunder.

        The subconcession agreement contains various general covenants and obligations and other provisions, the compliance with which is subjective. We have the following obligations under the subconcession agreement:

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  ensure the proper operation and conduct of casino games;

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  employ people with appropriate qualifications;

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  operate and conduct casino games of chance in a fair and honest manner without the influence of criminal activities; and

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  safeguard and ensure Macau's interests in tax revenue from the operation of casinos and other gaming areas.

        In addition, the subconcession agreement requires us to maintain a certain minimum level of insurance. Failure to satisfy these requirements could result in a default under the subconcession. We are also subject to certain reporting requirements in Macau, including to the Macau Gambling Inspection and Coordination Bureau.

        Under the subconcession, we are obligated to pay to the Macau government an annual premium with a fixed portion and a variable portion based on the number and type of gaming tables employed and gaming machines operated by us. The fixed portion of the premium is equal to 30 million patacas (approximately $3.9 million at exchange rates in effect on September 30, 2004). The variable portion is equal to 300,000 patacas per gaming table reserved exclusively for certain kinds of games or players, 150,000 patacas per gaming table not so reserved and 1,000 patacas per electrical or mechanical gaming machine, including slot machines (approximately $39,000, $19,000 and $130, respectively, at exchange rates in effect on September 30, 2004), subject to a minimum of 45 million patacas (or $5.8 million at exchange rates in effect on September 30, 2004). The variable portion of our premium is subject to renegotiations in 2005. We also have to pay a special gaming tax of 35% of gross gaming revenues and applicable withholding taxes. We must also contribute 4% of our gross gaming revenue to utilities designated by the Macau government, a portion of which must be used for promotion of tourism in Macau. This percentage will be subject to change in 2010.

        Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenue. However, unlike Nevada, gross gaming revenue does not include deductions for credit losses. As a result, if we extend credit to our customers in Macau and are unable to collect on the related receivables from them, we have to pay taxes on our winnings from these customers even though we were unable to collect on the related receivables from them. We are currently not offering credit to customers in Macau. If the laws are not changed, our business in Macau may not be able to realize the full benefits of extending credit to our customers. Although there are proposals to revise the gaming tax laws in Macau, there can be no assurance that the laws will be changed.

        We have received a concession from the Macau government to use a six-acre parcel of land for the Sands Macao. The land concession will expire in 2028 and is renewable. The land concession requires us to pay a premium which is payable over a number of years. In addition, we are also obligated to pay rent annually for the term of the land concession. The rent amount may be revised every five years by the Macau government. See the note entitled "Commitments and Contingencies—Macau Casino Projects" of our consolidated financial statements for more information on our payment obligation under this concession. We have applied to the Macau government for a land concession for the west side of the Cotai Strip, including the site of the Macao Venetian Casino Resort. The land concession will require us to pay certain premiums and rent.

        We have received an exemption from Macau's corporate income tax on profits generated by the operation of casino games of chance for the five-year period ending December 31, 2008.

  Alderney

        During March 2003, one of our subsidiaries received an interactive gaming license and an electronic betting center license from the Alderney Gambling Control Commission. Alderney is part of the Channel Islands located between Great Britain and France. Alderney is a self-governing member of the British Commonwealth. Our Internet and other projects are in developmental or exploratory stages and there can be no assurance that any of these ventures will prove to be attractive opportunities, or that if implemented they will be successful. We intend to continue to explore this and other similar new business opportunities.

Employees

        We directly employ approximately 5,600 employees in connection with the Venetian Casino Resort, approximately 100 employees in connection with the Sands Expo Center and approximately 4,400 employees in connection with the Sands Macao. In addition, we hire temporary employees on an as needed basis at the Venetian Casino Resort. The Venetian Casino Resort's employees are not covered by collective bargaining agreements. Most, but not all, major casino resorts situated on the Strip have collective bargaining contracts covering at least some of the labor force at such sites. We believe that we have good relations with our employees, as evidenced by the fact that we have been voted as the "Best Place to Work in Southern Nevada" by the Southern Nevada Human Resources Association.

        The unions currently on the Strip include the Local 226 of the Hotel Employees and Restaurant Employees International Union, the Operating Engineers Union and the Teamsters Union. Local 226 has requested us to recognize it as the bargaining agent for employees of the Venetian Casino Resort. We have declined to do so, believing that current and future employees are entitled to select their own bargaining agent, if any. In the past, when other hotel-casino operators have taken a similar position, Local 226 has engaged in certain confrontational and obstructive tactics, including contacting potential customers, tenants and investors, objecting to various administrative approvals and picketing. Local 226 has engaged in such tactics with respect to the Venetian Casino Resort and may continue to do so. Although we believe we will be able to operate despite such dispute, no assurance can be given that we will be able to do so or that the failure to do so would not result in a material adverse effect on our results of operations, cash flows, or financial position. Although no assurances can be given, if employees decide to be represented by labor unions, management does not believe that such representation would have a material impact upon our results of operations, cash flows or financial position.

        We are not aware of any union activity at the Sands Macao.

        Certain casual culinary personnel are hired from time to time for trade shows and conventions at the Sands Expo Center and are covered under a collective bargaining agreement between the Local 226 and the Sands Expo Center. This collective bargaining agreement expired in December 2000. As a result, the Sands Expo Center is operating under the terms of the expired bargaining agreement with respect to these employees.

Properties

        We own an approximately 60-acre parcel of land on which the Venetian Casino Resort and Sands Expo Center sit and on which the Palazzo Casino Resort will be constructed. We own this parcel of land in fee simple, subject to certain easements, encroachments and other non-monetary encumbrances and the security interests described below.

        Our senior secured credit facility is, subject to certain exceptions, secured by a first priority security interest (subject to permitted liens) in substantially all of our property. Subject to certain exceptions, the mortgage notes are also secured on a second-lien basis (subject to permitted liens) by these assets. The Phase II mall construction loan is secured by first priority security interests in substantially all of the assets of Phase II Mall Subsidiary, LLC and Phase II Mall Holding, LLC. The Interface mortgage loan is secured by a first priority mortgage on the Sands Expo Center and by certain other related collateral. See "Description of Indebtedness and Operating Agreements" for more information on these security interests.

        We have received a concession from the Macau government to use a six-acre land site for the Sands Macao. We do not own the land site in Macau, however, the land concession, which will expire in 2028 and is renewable, grants us exclusive use of the land. The land concession requires us to pay a premium which is payable over a number of years. In addition, we are also obligated to pay rent annually for the term of the land concession. The rent amount may be revised every five years by the Macau government. See the note entitled "Commitments and Contingencies—Macau Casino Projects" of our consolidated financial statements for more information on our payment obligation under this concession. We have applied for a land concession for the site on which the Macao Venetian Casino Resort will be constructed.

Intellectual Property

        Our principal intellectual property consists of the "Sands," "Venetian" and "Palazzo" trademarks, all of which have been registered in the United States. These trademarks are brand names under which we market our properties and services. Such brand names are considered to be of material importance to our business since they have the effect of developing brand identification. We believe that the name recognition, reputation and image that we have developed attract customers to our facilities. These trademark registrations are of perpetual duration so long as they are periodically renewed. It is our intent to maintain our trademark registrations.

Legal Proceedings

        In addition to the matters described below, we are party to various legal matters and claims arising in the ordinary course of business. We do not expect that the final resolution of these ordinary course matters will have a material adverse impact on our financial position, results of operations or cash flows.

  Construction Litigation

        The construction of the principal components of the Venetian Casino Resort was undertaken by Lehrer McGovern Bovis, Inc. pursuant to a construction management agreement and certain amendments thereto. The construction management contract established a final guaranteed maximum price of $645.0 million, so that, subject to certain exceptions (including an exception for cost overruns due to "scope changes"), the construction manager was responsible for any costs of the work covered by the construction management contract in excess of $645.0 million. The construction management contract also established a required "substantial completion" date (the date on which the construction of the Venetian Casino Resort was sufficiently complete, including the receipt of necessary permits, licenses and approvals, so that all components of the Venetian Casino Resort could be open to the general public) of April 21, 1999 (subject to extensions on account of "scope changes" and force majeure events), with a per-day liquidated damages penalty for failure to meet such deadline.

        The obligations of the construction manager under the construction management contract were guaranteed by Bovis, Inc., the construction manager's direct parent at the time the construction management contract was entered into. Bovis' obligations under the Bovis guaranty were guaranteed by The Peninsula and Oriental Steam Navigation Company, or P&O, a British public company and the construction manager's ultimate parent at the time the construction management contract was entered into.

        On July 30, 1999, Venetian Casino Resort, LLC filed a complaint against the construction manager and Bovis in the United States District Court for the District of Nevada. The action alleges breach of contract by the construction manager of its obligations under the construction management contract and a breach of contract by Bovis of its obligations under the Bovis guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. We amended this complaint on November 23, 1999 to add P&O as an additional defendant. In response to Venetian Casino Resort, LLC's breach of contract claims against the construction manager, Bovis and P&O, the construction manager filed a complaint on August 3, 1999 against Venetian Casino Resort, LLC in the District Court of Clark County, Nevada. The action alleges a breach of contract and quantum meruit claims under the construction management contract and also alleges that Venetian Casino Resort, LLC defrauded the construction manager in connection with the construction of the Venetian Casino Resort. A quantum meruit claim is one which seeks to abandon the contract and recovery for the reasonable value of services. This theory is sometimes pursued by contractors where they could not otherwise recover damages under the express terms and conditions of the contract. The construction manager seeks compensatory damages, attorney's fees and costs and punitive damages. In the lawsuit, the construction manager claims that it is owed approximately $90.0 million from Venetian Casino Resort, LLC and its affiliates. This complaint was subsequently amended by the construction manager, which also filed an additional complaint against us relating to work done and funds advanced with respect to the contemplated development of the Palazzo Casino Resort. Simultaneously, commencing in March 2000, we and the construction manager engaged in arbitration proceedings ordered by the federal court to determine the cost and schedule impact of any changes in the scope of services of the construction manager under the construction management contract.

        In connection with these disputes, as of December 31, 1999 the construction manager and its subcontractors filed mechanics liens against the Venetian Casino Resort for $145.6 million and $182.2 million, respectively. We believe that a major reason these lien amounts exceeded the construction manager's claims of $90.0 million is based upon a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the construction manager. We have purchased surety bonds for virtually all of the claims underlying these liens (other than approximately $15.0 million of claims with respect to which the construction manager purchased bonds). As a result, there can be no foreclosure of the Venetian Casino Resort in connection with the claims of the construction manager and its subcontractors. However, we will be required to pay or immediately reimburse the bonding company if and to the extent that the underlying claims are judicially determined to be valid. If such claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

        In June 2000, we purchased an insurance policy for loss coverage in connection with all litigation relating to the construction of the Venetian Casino Resort. Under the insurance policy, we will insure the first $45.0 million of losses (excluding defense costs) and the insurer will insure defense costs and other covered losses up to next $80.0 million. The insurance policy provides coverage (subject to certain exceptions) for any amounts determined in the construction litigation to be owed to the construction manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule impact, allegedly caused by us during construction of the Venetian Casino Resort, and lien claims of, or acquired by, the construction manager as well as any defense costs.

        Prior to the entry of the verdict, the state court judge dismissed the construction manager's quantum meruit claim. On June 3, 2003, an approximate nine-month trial was concluded in the state court action when a jury returned a verdict, which awarded the construction manager approximately $44.0 million in additional costs under the construction management contract and awarded us approximately $2.0 million in damages for defective and incomplete work performed by the construction manager. The verdict also returned a defense verdict in our favor on the construction manager's fraud claim, and denied the construction manager's claim for punitive damages. The verdict did not address pre-judgment interest and reimbursement of attorney's costs, which are being sought from the state court by both parties.

        The judge in the state court action directed the clerk to file the verdict on December 24, 2003. It is unclear whether the filing of the verdict alone constitutes the entry of judgment under state law because the verdict has special interrogatories which make the total amount of the judgment unclear. In an abundance of caution, both parties have treated the filing of the verdict as a final judgment and we have filed motions requesting that the state court reconsider the entry of the judgment and stay the verdict until the conclusion of the arbitration proceedings, which proceedings we contend must be considered in determination of any final award between the parties. The request for a stay was denied. We believe that the arbitration proceedings may result in the lowering of the verdict that was awarded to the construction manager in the state court action and may provide a basis to increase the amount that was awarded to us.

        By orders dated and filed June 17 and July 19, 2004, the post trial motions were denied in all material respects. We have filed a notice of appeal to the Nevada Supreme Court and several motions for reconsideration to the trial court which have not yet been ruled upon by the state court judge.

        While there are pending subcontractor claims against the construction manager and us and related claims for indemnity by and against the construction manager, we believe that all such claims asserted against us in those actions should be subsumed within the verdict in the state court action and that our liability should be limited to the amount of any final judgment which may be ultimately entered in the state court action. If a judgment for the construction manager is entered on the verdict and such a judgment can be executed upon by the construction manager following the resolution of all appeals, we believe the payment of such a judgment will be applied towards satisfaction of the $45.0 million self-insured retention under the insurance policy. We intend to seek an elimination or reduction of the construction manager's and its subcontractors' mechanic's liens in an amount to be consistent with any final judgment on the verdict.

        Notwithstanding the entry of judgment in the state court action, we have continued to pursue certain claims in the arbitration proceedings to determine, among other things, the impact of certain changes, which determination by the arbitrator we believe may provide a basis for reducing the amount awarded to the construction manager in the state court action and raising the amount of the verdict for us or otherwise establishing offsetting claims for us against the construction manager. We also intend to pursue additional affirmative claims in the federal court action and in other proceedings that were not resolved by the verdict in the state court action. Because of the magnitude of the remaining open items in the arbitration proceedings, which we believe must be considered in any ultimate award between the parties, we are not able to determine with any reasonable certainty the value of such claims or the probability of success on such claims at this time. Accordingly, no accrual for a liability has been reflected in the accompanying financial statements for this matter, other than approximately $7.2 million, which we had previously accrued in 1999 for unpaid construction costs and which have not yet been paid pending outcome of the litigation.

        Based on the recent judgment in the state court action and the remaining open items in the arbitration proceedings, we estimate that our range of loss in this matter is from zero (or a gain if all remaining matters are determined in our favor and considering the existing accrual of approximately $7.2 million for unpaid construction costs) to approximately $70.0 million (see below) if we were to lose all remaining arbitration matters and related pending actions and appeals that counsel has advised are possible of loss and that are not already included in the state court action. Such range of loss is before attorney costs and interest, which have not yet been considered by the state court. The construction manager has asked the state court to award $19.0 million in prejudgment interest, $11.0 million in costs and $10.0 million in attorneys' fees. We are disputing these amounts as to both entitlement and amount. Substantially all of our attorneys' fees and costs related to the defense and prosecution of claims arising out of the construction management agreement incurred since June 28, 2000 are being paid by an insurance company under a special insurance policy obtained to mitigate our losses. We incurred approximately $2.2 million in attorneys' fees related to the construction litigation prior to June 28, 2000 that are not covered by insurance.

        The range of loss is possibly as high as $70.0 million, (the original verdict of $42.0 million plus $28.0 million, representing all remaining indemnity claims and arbitration matters), plus attorneys' fees, any uncovered claims under our insurance policy and interest. While the state court's orders denying our post trial motions could be viewed as increasing the possibility that we will be exposed to loss in this litigation, there are appellate issues that we intend to pursue and ongoing arbitration proceedings that we believe will impact the amount of loss and/or any award to which we may be entitled.

        There are two ways the state court judgment may change before it can be executed on by the construction manager. First, most of our credit claims under the contract were ordered to arbitration. We have already obtained interim credit awards of $3.0 million in arbitration related to work that was required by the contract and never completed by the construction manager. In addition, we have claims in amounts in excess of $25.0 million which will be submitted to arbitration within the next 12 months. The largest of these credit claims, in an amount in excess of $12.0 million, relates to payments due from the construction manager for workers' compensation and general liability insurance provided to the construction manager and trade contractors by us under the owner controlled insurance program. Other credit claims principally related to defective and incomplete work which was completed by us after the construction manager stopped performing on the project. If we are successful in proving our remaining credit claims, the arbitration credit awards, in total, could offset up to $28.0 million of the verdict.

        It is likely that certain elements of the verdict will be preempted because they are duplicative of items ordered to arbitration by federal court before the state court jury trial began. For example, the jury verdict includes an award of over $8.0 million for trade contractor overtime incurred by the construction manager. The arbitrator has found that the construction manager is entitled to an award of zero dollars for these exact same overtime claims. It is our position that the arbitration awards should be substituted for the portions of the verdict which overlap. In a March 31, 2004 hearing, the state court judge acknowledged that the verdict and the judgment on the verdict will need to be adjusted after the completion of the arbitration proceedings.

        Because of the possibility of offsetting credits that may be awarded in arbitration and the elimination of duplicative claims through the substitution of arbitration awards for the verdict, no single amount within the range of any loss can be reasonably determined as an estimated loss. If there is a loss, such loss could be material to our results of operations in the period that the estimate is recorded. See "Risk Factors—Risks Associated with Our Las Vegas Operations—We are involved in a lawsuit with the construction manager regarding the original construction of the Venetian Casino Resort, which could have an adverse impact on our financial condition, results of operations or cash flows."

  Litigation Relating to Sands Macao

        On October 15, 2004, Richard Suen and Round Square Company Limited filed an action against us, Las Vegas Sands Opco, Mr. Adelson and William Weidner in the District Court of Clark County, Nevada. The suit asserts a cause of action for breach of an alleged agreement to pay a success fee of $5.0 million and 2% of the net profit from our Macau resort operations to the plaintiffs in connection with their alleged assistance in securing a gaming concession in Macau. This suit also alleges fraud and quantum meruit in connection with these allegations. The plaintiffs are seeking unspecified damages, punitive damages and other costs, although the plaintiffs claim that damages could be in excess of $100.0 million. This action is in a preliminary stage and our legal counsel is currently not able to determine the probability of the outcome of this action. We intend to defend it vigorously.

  Interface Group-Nevada Litigation

        On October 17, 2003, Bear Stearns Funding, Inc. filed a lawsuit against Interface Group-Nevada. The plaintiff is seeking damages against Interface Group-Nevada for alleged breach of contract in the amount of $1.5 million, plus interest and costs. The claim asserts that the amount is due as an agreed-upon fee in connection with Interface Group-Nevada's prior $141.0 million mortgage loan, which was paid off in July 2004. Interface Group-Nevada has asserted six counter-claims against the plaintiff in an amount to be determined at trial, but alleged to be in excess of $1.5 million. Interface Group-Nevada and its legal counsel are currently not able to determine the probability of the outcome of these matters.

MANAGEMENT

        The table below sets forth the executive officers and directors of our company as of November 1, 2004.

Name	Age	Position
Sheldon G. Adelson	71	Chairman of the Board, Chief Executive Officer and Treasurer
William P. Weidner	59	President, Chief Operating Officer and Director
Bradley H. Stone	49	Executive Vice President
Robert G. Goldstein	49	Senior Vice President
Scott D. Henry	39	Senior Vice President and Chief Financial Officer
Harry D. Miltenberger	61	Chief Accounting Officer, Vice President—Finance and Secretary
Charles D. Forman	58	Director
Michael A. Leven	67	Director
James L. Purcell	75	Director

        Sheldon G. Adelson has been the Chairman of the Board, Chief Executive Officer and a director of our company since August 2004. He has been Chairman of the Board, Chief Executive Officer and a director of Las Vegas Sands Opco since April 1988 when it was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has extensive experience in the convention, trade show, and tour and travel businesses. Mr. Adelson also has investments in other business enterprises. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world's largest computer show in the 1990s, all of which were sold to Softbank Corporation in April 1995. Mr. Adelson also created and developed the Sands Expo Center, which he grew into one of the largest convention and trade show destinations in the United States before transferring it to us in July 2004. He has been President and Chairman of Interface Holding since the mid-1970s and Chairman of our affiliate Interface Group-Massachusetts Inc. since 1990.

        William P. Weidner has been the President and Chief Operating Officer and a director of our company since August 2004. He has been the President and Chief Operating Officer of Las Vegas Sands Opco since December 1995 and a director of Las Vegas Sands Opco since August 2004. From 1985 to 1995, Mr. Weidner was President and Chief Operating Officer and served on the board of Pratt Hotel Corporation. From February 1991 to December 1995, Mr. Weidner was also the President of Pratt's Hollywood Casino-Aurora subsidiary and from June 1992 until December 1995, he served on the board of the Hollywood Casino Corporation. Since September 1993, Mr. Weidner has served on the Board of Directors of Shorewood Packaging Corporation. Mr. Weidner directed the opening of Hollywood Casino, one of Chicago's first riverboat casino hotels, New York City's Maxim's de Paris (now the Peninsula), and hotels in Orlando and Palm Springs.

        Bradley H. Stone has been Executive Vice President of our company since August 2004. He has been Executive Vice President of Las Vegas Sands Opco since December 1995. From June 1984 through December 1995, Mr. Stone was President and Chief Operating Officer of the Sands Hotel in Atlantic City. Mr. Stone also served as an Executive Vice President of the parent Pratt Hotel Corporation from June 1986 through December 1995.

        Robert G. Goldstein has been Senior Vice President of our company since August 2004. He has been Senior Vice President of Las Vegas Sands Opco since December 1995. From 1992 until joining our company in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at the Sands in Atlantic City as well as an Executive Vice President of the parent Pratt Hotel Corporation.

        Scott D. Henry has been Senior Vice President and Chief Financial Officer of our company since September 2004. From May 2001 until September 2004, Mr. Henry was a Managing Director in the Telecommunications, Media and Technology Group at ABN AMRO Incorporated. From January 2000 to May 2001, he was a Managing Director in the Telecommunications Group at ING Barings in New York. Prior to joining ING Barings, Mr. Henry was a Managing Director in the Media, Entertainment and Communications Group at Prudential Securities and the head of Prudential's Gaming and Leisure practice. Mr. Henry joined Prudential in March 1997.

        Harry D. Miltenberger has been Chief Accounting Officer of our company since September 2004 and Vice President-Finance of our company since August 2004. He has been Chief Accounting Officer of Las Vegas Sands Opco since September 2004, and Vice President—Finance of Las Vegas Sands Opco since February 1997. Mr. Miltenberger is a certified public accountant.

        Charles D. Forman has been a director of our company since August 2004. He has been a director of Las Vegas Sands Opco since March 2004. Mr. Forman has served as Chairman and Chief Executive Officer of Centric Events Group, LLC, a trade show and conference business since 2002. From 2000 to 2002, he served as a director of a private company and participated in various private equity investments. From 1995 to 2000, he held various positions with subsidiaries of Softbank Corporation. During 2000, he was Executive Vice President of International Operations of Key3Media, Inc. From 1998 to 2000, he was Chief Legal Officer of ZD Events Inc., a tradeshow business that included COMDEX, which was the largest tradeshow in the United States in the 1990s. From 1995 to 1998, Mr. Forman was Executive Vice President, Chief Financial and Legal Officer of Softbank Comdex Inc. From 1989 to 1995, Mr. Forman was Vice President and General Counsel of Interface Group, Inc., a tradeshow and convention business that owned and operated COMDEX. Mr. Forman was in private law practice from 1972 to 1988.

        Michael A. Leven has been a director of our company since August 2004. He has been a director of Las Vegas Sands Opco since May 2004. Mr. Leven has spent his entire 43-year career in the hotel industry. Mr. Leven is the founder, Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., which franchises the Microtel Inns & Suites, Hawthorn Suites and Best Inns & Suites hotel brands. Mr. Leven formed U.S. Franchise Systems, Inc. in 1995. From 1990 to 1995, Mr. Leven was President and Chief Operating Officer of Holiday Inns Worldwide. From 1985 to 1990, he was president of Days Inn of America. Mr. Leven serves as director of Hersha Hospitality Trust. Mr. Leven serves on many other business group boards.

        James L. Purcell has been a director of our company and of Las Vegas Sands Opco since July 2004. Mr. Purcell was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison from January 1964 through December 1999. Mr. Purcell has practiced law in Palm Beach, Florida, since his retirement from Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Purcell is a Director Emeritus of King's College.

Board Structure and Compensation

        Our board of directors currently consists of five directors. We are planning to appoint an additional director to the board of directors who would be deemed independent under applicable federal securities laws and the listing standards of the New York Stock Exchange. Upon consummation of this offering, our board of directors will be divided into three classes of directors, designated as Class I, Class II and Class III, with the directors in each class serving staggered three-year terms. Each class will consist, as nearly as possible, of one-third of the directors constituting the entire board. Mr. Forman will serve initially as the Class I director, Messrs. Leven and Weidner will serve initially as Class II directors and Messrs. Adelson and Purcell will serve initially as Class III directors. At the first annual stockholders' meeting following this offering, the term of office of the Class I director will expire and the new Class I director will be elected for a full term of three years. At the second annual stockholders' meeting following this offering, the term of office of the Class II directors will expire and new Class II directors will be elected for a full term of three years. At the third annual stockholders' meeting following this offering, the term of office of the Class III directors will expire and new Class III directors will be elected for a full term of three years.

Committees

        Upon consummation of this offering, our board of directors will have two standing committees: an audit committee and a compensation committee. Following the consummation of this offering, we will be a "controlled" company pursuant to the rules of the New York Stock Exchange. As a result, we are not required to have a majority of independent directors on our board of directors. We are required, however, to have an audit committee with one independent director during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering and of which this prospectus is a part. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our audit committee. Thereafter, we are required to have an audit committee comprised entirely of independent directors.

        The primary purpose of the audit committee is to assist the board in monitoring the integrity of our financial statements, our independent public accounting firm's qualifications and independence, the performance of our audit function and independent auditors and our compliance with legal and regulatory requirements. Messrs. Forman, Leven and Purcell will serve on the audit committee upon consummation of this offering. Mr. Forman will serve as chairman of the audit committee. We plan to appoint an independent director to our audit committee who will replace Mr. Forman and qualify as an independent audit committee financial expert as soon as possible following the consummation of this offering, but in no event later than one year after the consummation of this offering.

        The compensation committee has the authority to approve salaries and bonuses and other compensation matters for our officers. In addition, the compensation committee has the authority to approve employee benefit plans as well as administer our 1997 Fixed Stock Option Plan and our 2004 Equity Award Plan following their adoption or assumption. The compensation committee will consist of Messrs. Forman, Leven and Purcell upon consummation of this offering. Because we are a controlled company, we are not required by the rules of the New York Stock Exchange to have a compensation committee comprised entirely of independent directors.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Directors' Compensation

        Each non-employee director will receive an annual cash retainer of $50,000 and an annual grant of restricted stock equal in value to $50,000. The restricted stock is subject to a one-year forfeiture period and may not be sold until the director retires from the board of directors. In addition, non-employee directors will receive a one-time grant of options with an aggregate value of $100,000 on the date of grant (based on the Black-Scholes Option valuation model). These options will vest at a rate of 20% of the option grant each year over five years. Both the restricted stock grants and the options will be granted to the directors pursuant to our 2004 Equity Award Plan. We will pay non-employee directors $1,500 for each meeting of the board of directors that they attend ($750 for telephonic meetings) and $1,000 for each meeting of a committee of the board of directors that they attend ($500 for telephonic meetings). Annual retainers will be paid to the chairperson of each committee of the board of directors as follows: $10,000 for the audit committee chairperson and $5,000 for the compensation committee chairperson. The above cash compensation may be deferred by directors into a deferred compensation plan that we will establish. Directors will also be reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.

Executive Compensation

Summary Compensation Table

        The following table sets forth certain information concerning the compensation for the last three fiscal years of those persons who were, at December 31, 2003, the Chief Executive Officer and the four other highest paid executive officers of Las Vegas Sands Opco (the "named executive officers").

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options(#)	All Other Compensation($)(1)
Sheldon G. Adelson Chairman of the Board, Chief Executive Officer and Treasurer	2003 2002 2001	1,500,000 3,000,000 —	750,000 — —	— — —	— — —
William P. Weidner President and Chief Operating Officer	2003 2002 2001	1,187,648 1,139,600 1,038,462	885,980 1,972,000 200,000	— 19,960 —	31,655(2 5,712(3 5,712(3	) ) )
Bradley H. Stone Executive Vice President	2003 2002 2001	950,118 911,680 830,769	708,784 582,600 160,000	— 14,970 —	11,098(4 4,200(5 4,200(5	) ) )
Robert G. Goldstein Senior Vice President	2003 2002 2001	890,736 854,700 778,846	664,485 504,000 150,000	— 9,980 —	16,862(6 4,200(7 4,200(7	) ) )
David Friedman (8) Former Assistant to Chairman of the Board and Secretary	2003 2002 2001	500,000 496,406 415,385	200,000 400,000 80,000	— 4,990 —	3,109(9 4,421(10 4,447(11	) ) )

(1)
We make matching employer contributions under the Venetian Casino Resort, LLC 401(k) Plan, a tax-qualified defined contribution plan, which is generally available to our eligible employees. In addition, group term life insurance of two times base salary up to a maximum of $250,000 in coverage is generally available to all salaried employees. Our executive officers are provided with the opportunity to use our airplane for personal use, but the officer will be deemed to have received the value of the airplane use. This value is calculated using the standard industry fare level published by the IRS.

(2)
Includes a $2,322 group life insurance premium paid for the benefit of Mr. Weidner, $16,746 in value for the personal use of our airplane, $9,197 of interest forgiven on a loan to Mr. Weidner and a $3,390 matching contribution to our 401(k) plan.

(3)
Includes a $2,322 group life insurance premium paid for the benefit of Mr. Weidner and a $3,390 matching contribution to our 401(k) plan.

(4)
Includes a $810 group life insurance premium paid for the benefit of Mr. Stone, $6,898 of interest forgiven on a loan to Mr. Stone and a $3,390 matching contribution to our 401(k) plan.

(5)
Includes a $810 group life insurance premium paid for the benefit of Mr. Stone and a $3,390 matching contribution to our 401(k) plan.

(6)
Includes a $810 group life insurance premium paid for the benefit of Mr. Goldstein, $8,063 in value for the personal use of our airplane, $4,599 of interest forgiven on a loan to Mr. Goldstein and a $3,390 matching contribution to our 401(k) plan.

(7)
Includes a $810 group life insurance premium paid for the benefit of Mr. Goldstein and a $3,390 matching contribution to our 401(k) plan.

(8)
On March 1, 2004, Mr. Friedman resigned from his position as Assistant to Chairman of the Board and Secretary.

(9)
Includes a $810 group life insurance premium paid for the benefit of Mr. Friedman, $2,300 of interest forgiven on a loan to Mr. Friedman and a $3,390 matching contribution to our 401(k) plan.

(10)
Includes a $1,031 group life insurance premium paid for the benefit of Mr. Friedman and a $3,390 matching contribution to our 401(k) plan.

(11)
Includes a $1,057 group life insurance premium paid for the benefit of Mr. Friedman and a $3,390 matching contribution to our 401(k) plan.

        In July 2004, we made one-time cash incentive payments to Messrs. Adelson, Weidner, Stone and Goldstein in the amounts of $30.0 million, $11.2 million, $10.2 million and $10.6 million, respectively. These incentive payments were paid to these executives for the significant value they created in connection with securing the financing of the Phase II mall and arranging for the sale of the Phase II mall.

  Stock Option Grants During 2003

        During 2003, options to purchase an additional 5,000 shares of common stock of Las Vegas Sands Opco were granted by the principal stockholder under the 1997 Fixed Stock Option Plan at the exercise price of $271.04 per share. All of these options were exercised.

        None of these options were granted to the named executive officers.

  Option Exercises and Values in 2003

        None of the named executive officers exercised any options in 2003 or held any options at the end of fiscal 2003.

Employment Arrangements

  Existing Employment Agreements

        Messrs. Weidner, Stone and Goldstein each have entered into employment agreements with us through December 31, 2005, with automatic one-year extension rights. Pursuant to the employment agreements, these executive officers have such powers, duties and responsibilities as are generally associated with their offices, as may be modified or assigned by our Chairman of the board of directors (or our President, in the case of Mr. Stone) and subject to the supervision of the board of directors (and the President, in the case of Mr. Stone). During the terms of their employment, these officers may not engage in any other business or professional pursuit unless consented to by us in writing.

        Messrs. Weidner, Stone and Goldstein currently receive annual base salaries of $1,237,350, $989,880 and $928,031 respectively and annual bonuses based upon certain performance-based criteria. Their base salaries are increased annually by 4%. These officers are also entitled to receive other employee benefits.

        In the event of a termination of employment for cause, voluntary termination by any of these executive officers or similar circumstances set forth in the employment agreements, all salary and benefits immediately cease (subject to any requirements of law) for the executive officer. In the event of a termination caused by a breach of the employment agreements by us, or similar circumstances set forth in the agreements, we are obligated to pay to the executive officer his salary for the rest of the term of his employment agreement. If the executive officer becomes employed elsewhere, we are obligated to pay the difference, if any, in the income earned in such other employment and the salary payable under his employment agreement with us.

        In the case of a disability termination, we will continue to pay salary, less any applicable disability insurance payments, for a period six months following the date of termination. See "Certain Relationships and Related Party Transactions—Stock Option and Other Loans" and descriptions of our stock option plans for other rights of these executive officers following a termination of employment. The employment agreements may not be amended, changed or modified except by a written document signed by each of the parties.

        Each of the existing employment agreements with Messrs. Weidner, Stone and Goldstein described above will be superseded on the later of January 1, 2005 and the consummation of the offering, at which time the employment agreements described below will become effective.

  New Employment Agreements

        Employment Agreements with Messrs. Weidner, Stone, Goldstein and Henry.    Messrs. Weidner, Stone and Goldstein each have entered into employment agreements with Las Vegas Sands Opco and Las Vegas Sands Corp. for a five-year term, commencing as of the consummation of this offering, with automatic one-year extension rights. Mr. Henry has entered into an employment agreement with Las Vegas Sands Corp. and Las Vegas Sands Opco for a three-year term commencing as of September 13, 2004, with automatic one-year extension rights.

        Pursuant to these employment agreements, these executive officers have such powers, duties and responsibilities as are generally associated with their offices, as may be modified or assigned by our chief executive officer and the board of directors and subject to the supervision of our chief executive officer and the board of directors.

        Under the employment agreements, Messrs. Weidner, Stone, Goldstein and Henry receive annual base salaries of $1,000,000, $1,000,000, $965,000, and $500,000 respectively. These executive officers also receive:

    •
    annual bonuses (in the form of both a base bonus and annual supplemental bonus) based on the attainment of certain performance targets pursuant to the Executive Cash Incentive Plan (as described below); and

    •
    annual grants of options and, subject to the attainment of certain performance targets, restricted stock awards, pursuant, in each case, to our 2004 Equity Award Plan (as described below).

        These executive officers are also entitled to receive other employee benefits.

        In the event of a termination of the employment of one of these executive officers for cause (as defined in the applicable employment agreement) or a voluntary termination by the executive officer (other than for good reason), all salary and benefits for the executive officer will immediately cease (subject to any requirements of law).

        In the event of a termination of the employment of one of these executive officers by us without cause or a voluntary termination by the executive officer for good reason (as defined in the applicable employment agreement) other than during the two year period following a change in control (as defined in the 2004 Equity Award Plan), we will be obligated to pay or provide the executive officer with:

    •
    his salary and base bonus for the rest of the term of his employment agreement (if the officer becomes employed elsewhere, we are obligated to pay the difference, if any, between 50% of the salary and bonus compensation earned in such other employment and the salary and base bonus payable under his employment agreement with us);

    •
    a pro rata annual supplemental bonus at the time the bonus would normally be paid;

    •
    full vesting of all unvested options and restricted stock outstanding on the date of termination; and

    •
    continued health and welfare benefits for the remainder of the term of the employment agreement (or, if earlier, until the executive officer receives health and welfare coverage with a subsequent employer).

        In the event of a termination of the employment of one of these executive officers by us without cause or a termination by the executive officer for good reason within the two-year period following a change in control, we will be obligated to pay or provide the executive officer with:

    •
    a lump sum payment of two times his salary plus base bonus for the year of termination;

    •
    full vesting of all unvested options and restricted stock awards outstanding on the date of termination;

    •
    a pro rata annual supplemental bonus for the year of termination; and

    •
    continued health and welfare benefits for two years following termination (or, if earlier, until the executive officer receives health and welfare coverage with a subsequent employer).

        In the case of a termination of the employment of one of these executive officers due to his death or disability (as defined in the applicable employment agreement), the executive officer will be entitled to receive:

    •
    continued payments of salary and base bonus, less any applicable disability short term insurance payments, for a period of twelve months following the date of termination;

    •
    accelerated vesting of options and restricted stock awards such that all such options and awards that would have vested during the twelve month period following the date of termination will become vested as of the date of termination; and

    •
    a pro rata annual supplemental bonus payable at the time the bonus would normally be paid.

        If one of these executive officers terminates employment on or after the last day of a fiscal year but before the actual grant date of the restricted stock award for that fiscal year, he will be granted a fully vested award for that fiscal year on the date the award would have otherwise been made (and subject to the applicable performance target being achieved) equal to the number of shares he would have been awarded multiplied by the following applicable percentage:

    •
    0% if the termination was for cause or a voluntary termination (other than for good reason or retirement);

    •
    33 1/3% if the termination was due to death or disability; and

    •
    100% if the termination is by us without cause or by the executive for good reason or due to retirement.

        For additional information regarding the executive officer's rights following termination, see "Certain Relationships and Related Party Transactions—Stock Option and Other Loans." The employment agreements may not be amended, changed or modified except by a written document signed by each of the parties.

        Employment Agreement with Mr. Adelson.    Mr. Adelson entered into an employment agreement with Las Vegas Sands Corp. and Las Vegas Sands Opco for a five-year term, commencing as of the consummation of this offering, with automatic one-year extension rights. Pursuant to his employment agreement, Mr. Adelson has such powers, duties and responsibilities as are generally associated with the position of chief executive officer, as may be modified or assigned by our board of directors and subject to the supervision of our board of directors. Mr. Adelson shall also serve as the Chairman of the board of directors of both Las Vegas Sands Corp. and Las Vegas Sands Opco during the term of his employment agreement except under specific circumstances.

        Mr. Adelson will receive an annual base salary of $1,000,000. Mr. Adelson will also receive:

    •
    annual bonuses (in the form of both a base bonus and annual supplemental bonus) based on the attainment of certain performance targets pursuant to our Executive Cash Incentive Plan; and

    •
    annual grants of options and, subject to the attainment of certain performance targets, restricted stock awards, in each case, pursuant to our 2004 Equity Award Plan.

        Mr. Adelson is also entitled to receive other employee benefits.

        In the event of a termination of Mr. Adelson's employment by us for cause (as defined in his employment agreement) or due to a voluntary termination by Mr. Adelson (other than a voluntary termination by Mr. Adelson during the one year period following a change in control), all salary and benefits for Mr. Adelson will immediately cease (subject to any requirements of law).

        In the event of a termination of Mr. Adelson's employment by us without cause or a termination by Mr. Adelson for good reason (as defined in his employment agreement) other than during the two year period following a change in control, we will be obligated to pay or provide Mr. Adelson with:

    •
    his salary and base bonus for the rest of the term of his employment agreement (if Mr. Adelson becomes employed elsewhere, we are obligated to pay the difference, if any, between 50% of the salary and bonus compensation earned in such other employment and the salary and base bonus payable under his employment agreement with us);

    •
    a pro rata annual supplemental bonus at the time the bonus would normally be paid;

    •
    full vesting of all unvested options and restricted stock awards outstanding on the date of termination; and

    •
    continued health and welfare benefits for the remainder of the term of the employment agreement (or, if earlier, until Mr. Adelson receives health and welfare coverage with a subsequent employer).

        In the event of a termination of Mr. Adelson's employment by us without cause or a termination by Mr. Adelson for good reason within the two-year period following a change in control or a voluntary termination by Mr. Adelson at any time during the one-year period following a change in control, we will be obligated to pay or provide Mr. Adelson with:

    •
    a lump sum payment of two times his salary plus base bonus for the year of termination;

    •
    full vesting of all unvested options and restricted stock awards outstanding on the date of termination;

    •
    a pro rata annual supplemental bonus for the year of termination; and

    •
    continued health and welfare benefits for two years following termination (or, if earlier, until Mr. Adelson receives health and welfare coverage with a subsequent employer).

        In the case of a termination of Mr. Adelson's employment due to his death or disability (as defined in his employment agreement), Mr. Adelson would be entitled to receive:

    •
    continued payment of his salary, less any applicable short term disability insurance payments, for a period of twelve months following the date of termination;

    •
    accelerated vesting of unvested options and restricted stock awards such that all such options and awards that would have vested during the twelve month period following the date of termination will become vested as of the date of termination; and

    •
    a pro rata annual supplemental bonus payable at the time the bonus would normally be paid.

        If Mr. Adelson terminates employment on or after the last day of a fiscal year but before the actual grant date of the restricted stock award for that fiscal year, he will be granted a fully vested award for that fiscal year on the date the award would have otherwise been made (and subject to the applicable performance target being achieved) equal to the number of shares he would have been awarded multiplied by the following applicable percentage:

    •
    0% if the termination was for cause or a voluntary termination (other than for good reason, retirement or a voluntary termination during the one year period following a change in control);

    •
    33 1/3% if the termination was due to death or disability; and

    •
    100% if the termination is by us without cause or by Mr. Adelson for good reason, due to retirement or a voluntary termination during the one year period following a change in control.

Las Vegas Sands Opco 1997 Fixed Stock Option Plan

        The Las Vegas Sands Opco 1997 Fixed Stock Option Plan (the "1997 Plan") provides for 75,000 shares of common stock of Las Vegas Sands Opco to be reserved for issuance to officers and other key employees or consultants of our company or any of our Affiliates or Subsidiaries (each as defined in the 1997 Plan) pursuant to options granted under the 1997 Plan. We will assume the 1997 Plan and options awarded under the 1997 Plan will be converted into options to purchase shares of our common stock prior to the consummation of this offering. Until the consummation of this offering, the issuance of shares of common stock in connection with the exercise of these options is subject to approval by the Nevada Gaming Authorities. The purpose of the 1997 Plan is to promote the interest of our company and our principal stockholder by (1) attracting and retaining exceptional officers and other key employees and consultants to our company and our affiliates and subsidiaries and (2) enabling such individuals to participate in the long term growth and financial success of our company. The board of directors has the authority to determine the participants to whom options are granted, the number of shares covered by each option or any repurchase or other disposition of shares thereunder, the exercise price therefore, and the conditions and limitations applicable to the exercise of the option. The board of directors is authorized to make adjustments in the terms and conditions of, and the criteria included in, options, in the case of certain unusual or nonrecurring events, whenever the board of directors determines that such adjustments are appropriate in order to prevent dilution or enlargement of benefits or potential benefits under the 1997 Plan. In the event of any "acceleration event" (as defined in the 1997 Plan), any outstanding options then held by the participants that are unexercisable or otherwise unvested, will automatically become fully vested and shall be exercisable pursuant to the applicable award agreement.

        The board of directors may amend, alter, suspend, discontinue or terminate the 1997 Plan or any portion thereof at any time, provided that any such action may not be taken without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the 1997 Plan and provided that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any holder of an option already granted will not be effective without the holder's consent.

        The 1997 Plan provides that the principal stockholder may, at any time, assume the 1997 Plan or certain obligations under the 1997 Plan, in which case the principal stockholder will have all the rights, powers, and responsibilities granted to us or the board of directors under the 1997 Plan with respect to such assumed obligations. The principal stockholder assumed Las Vegas Sands Opco's obligations under the 1997 Plan to sell shares to optionees upon the exercise of their options with respect to options granted prior to July 15, 2004. Las Vegas Sands Opco is responsible for all other obligations under the 1997 Plan. In connection with this offering, we will assume all of the obligations of Las Vegas Sands Opco and Mr. Adelson under the 1997 Plan (other than the obligation of Mr. Adelson to issue 3,700 shares (931,115 shares following the consummation of this offering) under options granted prior to July 15, 2004). See "Certain Relationships and Related Party Transactions—Stock Option and Other Loans."

        2004 Awards under the 1997 Plan.    On July 30, 2004, fully vested options to purchase an additional 11,474 shares of common stock of Las Vegas Sands Opco were granted by the board of directors under the 1997 Plan at an exercise price of $1,500 per share. Each of these options may only be exercised by the delivery of cash or check, or its equivalent. Messrs. Weidner, Stone, Goldstein and another officer received options to purchase 3,544, 2,658, 1,772 and 3,500, respectively, shares of Las Vegas Sands Opco common stock. On August 2, 2004, Mr. Weidner exercised all of the options granted to him. On August 2, 2004, Mr. Stone exercised options granted to him to acquire 1,329 shares of Las Vegas Sands Opco common stock. On August 2, 2004, Mr. Goldstein exercised options granted to him to purchase 886 shares of Las Vegas Sands Opco common stock.

        We intend to file a registration statement under the Securities Act to register the shares of common stock issuable upon the exercise of outstanding options under the 1997 Plan (other than options with respect to which the principal stockholder assumed our obligations to issue shares) and the resale of shares of common stock previously issued upon exercise of options granted under the 1997 Plan. We do not intend to grant any additional options under the 1997 Plan following the consummation of this offering.

Las Vegas Sands Corp. 2004 Equity Award Plan

        Prior to the consummation of this offering, we expect to adopt the Las Vegas Sands Corp. 2004 Equity Award Plan (the "2004 Plan") for grants of our common stock to be made to participants immediately prior to and following the consummation of this offering. The purpose of our 2004 Plan is to give us a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with a stock plan providing incentives directly related to increases in our stockholder value.

        Administration.    Our compensation committee will administer our 2004 Plan. Except in the case of awards to non-employee directors which will be administered by our board of directors, the compensation committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2004 Plan, and to adopt, alter and repeal rules, guidelines and practices relating to our 2004 Plan. Our compensation committee will have full discretion to administer and interpret the 2004 Plan, to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine among other things the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

        Eligibility.    Any of our, our subsidiaries' or our affiliates' employees, directors, officers or consultants will be eligible for awards under our 2004 Plan. Our compensation committee has the sole and complete authority to determine who will be granted an award under the plan (except in the case of awards to non-employee directors, which will be made by our board of directors).

        Number of Shares Authorized.    The 2004 Plan provides for an aggregate of 24,500,000 shares of our common stock to be available for awards. No participant may be granted awards of options and stock appreciation rights with respect to more than 3,000,000 shares of common stock in any one year. No more than 3,000,000 shares of common stock may be granted under our 2004 Plan with respect to performance compensation awards in any one year. If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be available for future grant. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2004 Plan, the number of shares covered by awards then outstanding under our 2004 Plan, the limitations on awards under our 2004 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

        The 2004 Plan will have a term of ten years and no further awards may be granted after the expiration of the term.

        Awards Available for Grant.    The compensation committee may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards or any combination of the foregoing.

        Pursuant to the terms of their respective employment agreements, the compensation committee will award nonqualified stock options to Messrs. Adelson, Weidner, Stone, Goldstein and Henry effective as of the consummation of this offering. The option awards will have an aggregate value on the date of grant (based on the Black-Scholes Option valuation model) equal to $1,100,000 in the case of Mr. Adelson, $1,000,000 in the case of Mr. Weidner, $875,000 in the case of Mr. Stone, $750,000 in the case of Mr. Goldstein, and $250,000 in the case of Mr. Henry. Assuming an initial offering price of $21.00, the mid-point of the range shown on the cover of this prospectus, each of Messrs. Adelson, Weidner, Stone, Goldstein and Henry will receive options to purchase approximately 126,800, 115,300, 100,900, 86,500 and 28,800 shares, respectively. In addition, effective as of the consummation of this offering, each of Messrs. Forman, Leven and Purcell will receive their one-time nonemployee director option grant with an aggregate value of $100,000 on the date of grant (based on the Black-Scholes Option valuation model). Assuming an initial offering price of $21.00, the mid-point of the range shown on the cover of this prospectus, each of Messrs. Forman, Leven and Purcell will receive options to purchase approximately 11,500 shares.

        Options.    The compensation committee is authorized to grant options to purchase shares of common stock that are either "qualified," meaning they satisfy the requirements of Section 422 of the Internal Revenue Code (the "Code") for incentive stock options, or "nonqualified," meaning they are not intended to satisfy the requirements of Section 422 of the Code. These options will be subject to the terms and conditions established by the compensation committee. Under the terms of our 2004 Plan, unless the compensation committee determines otherwise, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2004 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our compensation committee and specified in the applicable award agreement. The maximum term of an option granted under the 2004 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) which have been held by the participant for at least six months or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as our compensation committee may determine to be appropriate.

        Stock Appreciation Rights.    Our compensation committee is authorized to award stock appreciation rights (referred to in this prospectus as SARs) under the 2004 Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2004 Plan may include SARs. SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the compensation committee and reflected in the award agreement.

        Restricted Stock.    Our compensation committee is authorized to award restricted stock under the 2004 Plan. Awards of restricted stock will be subject to the terms and conditions established by the compensation committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment during the restricted period, then any unvested restricted stock is forfeited.

        Restricted Stock Unit Awards.    Our compensation committee is authorized to award restricted stock units. Restricted stock unit awards will be subject to the terms and conditions established by the compensation committee. Unless the compensation committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of common stock equal to the number of units earned or, if specifically permitted in the applicable award agreement, an amount in cash equal to the fair market value of that number of shares, at the expiration of the period over which the units are to be earned, or at a later date selected by the compensation committee.

        Stock Bonus Awards.    Our compensation committee is authorized to grant awards of unrestricted shares, either alone or in tandem with other awards, under such terms and conditions as the compensation committee may determine.

        Performance Compensation Awards.    The compensation committee may grant any award under the 2004 Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The committee may establish these performance goals with reference to one or more of the following:

  •
  net earnings or net income (before or after taxes);

  •
  basic or diluted earnings per share (before or after taxes);

  •
  net revenue or net revenue growth;

  •
  gross profit or gross profit growth;

  •
  net operating profit (before or after taxes);

  •
  return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

  •
  cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

  •
  earnings before or after taxes, interest, depreciation, amortization and/or rents;

  •
  gross or operating margins;

  •
  productivity ratios;

  •
  share price (including, but not limited to, growth measures and total stockholder return);

  •
  expense targets;

  •
  margins;

  •
  operating efficiency;

  •
  objective measures of customer satisfaction;

  •
  working capital targets;

  •
  measures of economic value added; and

  •
  inventory control.

        Non-Employee Director Awards.    Under our 2004 Plan, our non-employee directors receive automatic awards of options and restricted stock. See "Management — Directors' Compensation."

        Transferability.    Each award may be exercised during the participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative, and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

        Amendment.    Our 2004 Plan will have a term of ten years. Our board of directors may amend, suspend or terminate our 2004 Plan at any time; however, stockholder approval may be necessary if the law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

        Change in Control.    In the event of a change in control (as defined in the 2004 Plan), all outstanding options and equity (other than performance compensation awards) issued under the 2004 Plan shall fully vest and performance compensation awards shall vest, as determined by the compensation committee, based on the level of attainment of the performance goals. The compensation committee may, in its discretion, cancel outstanding awards and pay the value of the awards to the participants in connection with a change in control.

  U.S. Federal Income Tax Consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise of awards under the 2004 Plan and the 1997 Plan and the disposition of shares purchased pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

        Options.    The Code requires that, for treatment of an option as an "incentive stock option," shares of our common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an "item of tax preference" which may give rise to "alternative minimum tax" liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an option that would otherwise be an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for

U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Restricted Stock.    A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Restricted Stock Units.    A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) he actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Section 162(m).    In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. The 2004 Plan is intended to satisfy either an exception or applicable transitional rule requirements with respect to grants of options to covered employees. In addition, the 2004 Plan is designed to permit certain awards of restricted stock units and other awards to be awarded as performance compensation awards intended to qualify under either the "performance-based compensation" exception to Section 162(m) of the Code or applicable transitional rule requirements.

        We intend to file a registration statement under the Securities Act to register the shares of common stock issuable upon the exercise of outstanding options under the 2004 Plan.

Executive Cash Incentive Plan

        Prior to the consummation of this offering, we expect the board of directors and the compensation committee of Las Vegas Sands Opco to adopt and approve the Las Vegas Sands, Inc. Executive Cash Incentive Plan, effective as of January 1, 2005.

        Purpose.    The purpose of our incentive plan is to establish a program of annual incentive compensation awards for designated officers and other key executives of our company and our subsidiaries and divisions, that is directly related to our performance results and to ensure that bonus payments made to our named executive officers will be tax deductible to us under either the "performance-based compensation" exception to Section 162(m) of the Code or transitional rules applicable following an initial public offering.

        Administration.    The incentive plan is administered by the Las Vegas Sands Opco compensation committee, which is selected by the Las Vegas Sands Opco board of directors and is comprised of two or more members of the board, each of whom is required to be an "outside director" within the meaning of Section 162(m) of the Code. The compensation committee has all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the incentive plan, including authority to determine eligibility for participation, establish the maximum award that may be earned by each participant, which may be expressed in terms of dollar amount, percentage of salary or any other measurement, establish goals for each participant, calculate and determine each participant's level of attainment of these goals and calculate an award for each participant based upon the level of attainment. Except as otherwise specifically limited in our incentive plan, the compensation committee has full power and authority to construe, interpret and administer the incentive plan.

        Eligibility.    The incentive plan provides that the compensation committee will designate the officers and other key executives who will be eligible for awards for the "performance period" during which performance is measured. A performance period is our fiscal year, which is currently the calendar year.

        Bonus Awards and Performance Goals.    The compensation committee will establish for each performance period a maximum award, and, if the compensation committee so determines, a target and/or threshold award, and goals relating to Las Vegas Sands Opco and/or its subsidiaries', divisions', departments', and/or functional performance for each participant, or "performance goals." The compensation committee will communicate these performance goals to each participant prior to or during the applicable performance period. Participants will earn awards only upon the attainment of the applicable performance goals during the applicable performance period, as and to the extent established by our compensation committee.

        The performance goals for participants will be based on attainment of specific levels of our performance and/or the performance of our subsidiaries, divisions or departments, as applicable, with reference to one or more of the following performance criteria:

  •
  net earnings or net income (before or after taxes);

  •
  basic or diluted earnings per share (before or after taxes);

  •
  net revenue or net revenue growth;

  •
  gross profit or gross profit growth;

  •
  net operating profit (before or after taxes);

  •
  return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

  •
  cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

  •
  earnings before or after taxes, interest, depreciation, amortization and/or rents;

  •
  gross or operating margins;

  •
  productivity ratios;

  •
  share price (including, but not limited to, growth measures and total stockholder return);

  •
  expense targets;

  •
  margins;

  •
  operating efficiency;

  •
  objective measures of customer satisfaction;

  •
  working capital targets;

  •
  measures of economic value added; and

  •
  inventory control.

        As soon as practicable following the end of the applicable performance period, the compensation committee will certify the attainment of the performance goals and will calculate the award, if any, payable to each participant. Bonus awards will be paid in a lump sum cash payment as soon as practicable following the determination of the applicable amount by our compensation committee. The compensation committee retains the right to reduce any award, in its sole discretion. The maximum amount payable to a participant in respect of an annual bonus award that is intended to qualify for the "performance-based compensation" exception to Section 162(m) of the Code is $10.0 million.

        Termination or Amendment of Plan.    The compensation committee may amend, suspend or terminate our incentive plan at any time, provided that no amendment may be made without the approval of stockholders if the effect of any amendment would be to cause outstanding or pending awards that are intended to qualify for the "performance-based compensation" exception to Section 162(m) of the Code to cease to qualify for this exception.

Deferred Compensation Plan

        Prior to the consummation of this offering, we expect the board of directors and the compensation committee of Las Vegas Sands Opco to adopt and approve the Las Vegas Sands, Inc. Deferred Compensation Plan, effective as of January 1, 2005, to provide benefits to non-employee directors and a select group of management or highly paid employees to be selected by the Las Vegas Sands Opco compensation committee. All non-employee directors are eligible to participate in the Deferred Compensation Plan. At this time, no employees have been designated as eligible to participate in the Deferred Compensation Plan. The key features of the Deferred Compensation Plan are as follows:

        The Deferred Compensation Plan allows participating employees to defer payment of their base salary and/or bonus and non-employee directors to defer payment of director fees. With respect to each calendar year, a participating employee may elect to defer up to 75% of his base salary and 100% of his bonus, subject to a minimum deferral of $5,000 in the aggregate. Non-employee directors may defer 100% of their annual director fees (with no required minimum deferral). All amounts deferred are credited to the participant's deferral account under the Deferred Compensation Plan. In addition, we may make contributions to the Deferred Compensation Plan on behalf of a participant, which contributions are credited to the participant's company contribution account under the Deferred Compensation Plan. Any contributions we make may be subject to vesting requirements. All amounts credited to a participant's accounts under the Deferred Compensation Plan are deemed to be invested in one or more measurement funds selected by the participant, which funds reflect rates of return under mutual funds selected by the compensation committee.

        Participants become fully vested in their company contribution accounts in the event of a change in control (as defined in the Deferred Compensation Plan), except as otherwise provided in the Deferred Compensation Plan. A participant's company contribution account will also vest upon the participant's death or his retirement or disability (each as defined in the Deferred Compensation Plan). Participants are at all times fully vested in their deferral accounts.

        Amounts deferred under the Deferred Compensation Plan will be distributed on a date elected by the participant, upon a change in control (if the participant so elects) or upon the participant's death, retirement, disability, or termination of employment (as defined in the Deferred Compensation Plan). Limited distributions may also be made on account of an unforeseeable financial emergency (as defined in the Deferred Compensation Plan). A participant may elect to receive a distribution upon retirement in either a lump sum or in up to 20 annual installments. All other distributions from the Deferred Compensation Plan must be made as lump sum payments.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership of Our Common Stock

        The following table sets forth information as of November 1, 2004, as to the beneficial ownership of shares of common stock of Las Vegas Sands Opco and, after giving effect to this offering, the beneficial ownership of our common stock, in each case, by:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each named executive officer;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        The outstanding shares of Las Vegas Sands Opco common stock will be converted into shares of our common stock in connection with the holding company merger. Also, outstanding options to purchase shares of Las Vegas Sands Opco common stock will be converted into options to purchase our common stock.

	Beneficial Ownership Prior to the Offering(1)		Beneficial Ownership After the Offering(1)
Name of Beneficial Owner(2)	Shares	Percent (%)	Shares	Percent (%)
Sheldon G. Adelson(3)(4)(5)(6)	863,052	70.3%	229,600,102	65.6%
Sheldon G. Adelson 2002 Remainder Trust(4)	151,696	12.3%	40,356,105	11.5
Sheldon G. Adelson 2002 Four Year LVSI Annuity Trust(5)	114,302	9.3%	30,408,076	8.7
Sheldon G. Adelson 2004 Two Year Annuity Trust(6)	29,620	2.4%	7,879,890	2.3
William P. Weidner(7)	13,524	1.1%	3,597,827	1.0
Irrevocable Trust of William P. Weidner(8)	9,980	*	2,655,007	*
Bradley H. Stone(8)(9)	17,628	1.4%	4,689,625	1.3
Robert G. Goldstein(10)	11,752	1.0%	3,126,417	*
David Friedman(11)	4,990	*	1,327,503	*
Charles D. Forman(4)(5)(6)	2,500	*	665,082	*
Michael A. Leven	—	—	—	—
James L. Purcell	—	—	—	—
All executive officers and the directors of our company as a group(11)(12)	1,219,844	99.5%	324,518,460	90.4%

*
Less than 1%.

(1)
A person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, the sole voting and investment power with respect to the indicated shares of common stock.

(2)
The address of each person named in this table is c/o Las Vegas Sands Opco, 3355 Las Vegas Boulevard South, Las Vegas, NV 89109.

(3)
This amount includes 3,700 shares (984,321 shares after this offering) that may be purchased from Mr. Adelson upon exercise of options granted by Mr. Adelson to two of our employees under the 1997 Plan. See "Management—Las Vegas Sands Opco 1997 Fixed Stock Option Plan." This amount excludes 295,618 shares (78,644,071 shares after this offering) that Mr. Adelson transferred to various family trusts established by Mr. Adelson.

(4)
Mr. Adelson's spouse, Miriam Adelson, and Mr. Forman may each be deemed to beneficially own the 151,696 shares (40,356,105 shares after this offering) held by the Sheldon G. Adelson 2002 Remainder Trust as a trustee of the trust. These shares are further allocated to four separate trusts within the Sheldon G. Adelson 2002 Remainder Trust. Mrs. Adelson and Mr. Forman share dispositive and voting control over the shares in the trust. Mr. Forman disclaims such beneficial ownership and this prospectus shall not be deemed an admission that Mr. Forman is a beneficial owner of such shares for purposes of the Securities Exchange Act of 1934.

(5)
Mr. Adelson and Mr. Forman may each be deemed to beneficially own the 114,302 shares (30,408,076 shares after this offering) held by the Sheldon G. Adelson 2002 Four Year LVSI Annuity Trust as a trustee of the trust. Mr. Adelson has sole dispositive control over the shares in the trust. Mr. Forman has sole voting control over the shares in the trust. Mr. Forman disclaims such beneficial ownership and this prospectus shall not be deemed an admission that Mr. Forman is a beneficial owner of such shares for purposes of the Securities Exchange Act of 1934.

(6)
Mr. Adelson and Mr. Forman may each be deemed to beneficially own the 29,620 shares (7,879,890 shares after this offering) held by the Sheldon G. Adelson 2004 Two Year Annuity Trust as a trustee of the trust. Mr. Adelson has sole dispositive control over the shares in the trust. Mr. Forman has sole voting control over the shares in the trust. Mr. Forman disclaims such beneficial ownership and this prospectus shall not be deemed an admission that Mr. Forman is a beneficial owner of such shares for purposes of the Securities Exchange Act of 1934.

(7)
This amount excludes 9,980 shares (2,655,007 shares after this offering) that Mr. Weidner transferred to the Irrevocable Trust of William P. Weidner and over which he has no voting or dispositive control.

(8)
Mr. Stone may be deemed to beneficially own the 9,980 shares (2,655,007 shares after this offering) held by the Irrevocable Trust of William P. Weidner as the trustee of the trust. Mr. Stone shares voting and dispositive control over the shares in the trust with the protector of the trust, who is Mr. Weidner's wife, Lynn Hackerman Weidner. Mr. Stone disclaims such beneficial ownership, and this prospectus shall not be deemed an admission that Mr. Stone is a beneficial owner of such shares for purposes of the Securities Exchange Act of 1934.

(9)
This amount includes options to purchase 1,329 shares (353,558 shares after this offering) of Las Vegas Sands Opco common stock, which are exercisable at any time.

(10)
This amount includes options to purchase 886 shares (235,705 shares after this offering) of Las Vegas Sands Opco common stock, which are exercisable at any time.

(11)
On March 1, 2004, Mr. Friedman resigned from his position as Assistant to the Chairman of the Board and Secretary. Mr. Friedman is included in this table only because he was a named executive officer in 2003.

(12)
This amount includes options to purchase 2,215 shares (589,263 shares after this offering) of Las Vegas Sands Opco issuable by it under the 1997 Plan and which are exercisable at any time.

        Certain shares of common stock held by the named executive officers (other than the principal stockholder) have been pledged as collateral for loans made by the principal stockholder in connection with the exercise of options by such named executive officers. See "Certain Relationships and Related Party Transactions—Stock Option and Other Loans."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization Transactions

        Our management team and significant stockholders plan to create a holding company for operational and financial flexibility. Therefore, immediately prior to the closing of this offering we will acquire 100% of the capital stock of Las Vegas Sands Opco. This will be effected by merging Las Vegas Sands Opco with and into our wholly-owned subsidiary, with Las Vegas Sands Opco surviving as our operating subsidiary. In connection with the holding company merger, holders of Las Vegas Sands Opco's common stock will receive 266.0327553 shares of our common stock for each share of Las Vegas Sands Opco common stock that they own, and we will receive all of the outstanding shares of common stock of Las Vegas Sands Opco. Each option to purchase one share of common stock of Las Vegas Sands Opco will be converted into an option to purchase 266.0327553 shares of our common stock. Investors in this offering will purchase shares of our common stock.

        On July 29, 2004, Las Vegas Sands Opco acquired all of the capital stock of Interface Holding from Mr. Adelson in exchange for 220,370 shares of Las Vegas Sands Opco common stock. Interface Holding indirectly owns the Sands Expo Center and holds a redeemable preferred interest in Las Vegas Sands Opco's wholly-owned subsidiary Venetian Casino Resort, LLC. The Interface transactions were consummated in anticipation of entering into financing arrangements for the Palazzo Casino Resort. The acquisition of Interface Holding was approved by a committee of independent directors of Las Vegas Sands Opco. The acquisition consideration was the result of negotiations among Mr. Adelson, senior management and an independent director of Las Vegas Sands Opco. The factors used to determine the value of the capital stock of Interface Holding included:

  •
  an independent appraisal that concluded that the value of the Sands Expo Center was $170.0 million;

  •
  the unique value the Sands Expo Center represents to the Venetian Casino Resort because of the significant mid-week business generated, which was determined subjectively to be $30.0 million;

  •
  the aggregate liquidation preference of the preferred interest in Venetian Casino Resort, LLC at the time of acquisition, which was determined to be $255.2 million based on the unpaid principal amount at that time of $121.7 million and accrued and unpaid preferred return of $133.5 million; and

  •
  the outstanding indebtedness of Interface Holding and its subsidiaries at the time of acquisition, which was $124.3 million.

Based upon those factors, the value of the Interface Holding capital stock received by Las Vegas Sands Opco at the time of the acquisition was determined to be approximately $331.0 million.

        The factors used to determine the $1,500 per share price of Las Vegas Sands Opco common stock issued to Mr. Adelson in the Interface Holding acquisition included:

  •
  the financial and operating performance of Las Vegas Sands Opco;

  •
  a valuation of Las Vegas Sands Opco based on market comparison, net underlying asset and earnings capacity methodologies that were similar to those used by the company to determine the exercise price of the stock options that it granted at substantially the same time under its stock option plan;

  •
  the recent opening of the Sands Macao and the risks associated with a new business venture and reaching final construction completion on the Sands Macao; and

  •
  the risks and uncertainties related to construction and financings of the Palazzo Casino Resort and the Macao Venetian Casino Resort.

        In the Interface acquisition, Mr. Adelson received 220,370 shares of Las Vegas Sands Opco common stock. After giving effect to the holding company merger and based upon an assumed initial price of $21.00 per share, the mid-point of the range shown on the cover of this prospectus, those shares would be converted into 58,625,638 of our shares with a value of approximately $1.23 billion.

        Immediately prior to the consummation of the Interface transactions, Interface Holding made an approximately $15.2 million distribution of cash and assets unrelated to the Sands Expo Center to Mr. Adelson. The value of these assets was excluded in determining the value of the consideration Las Vegas Sands Opco paid to Mr. Adelson in the Interface transactions.

        Following this acquisition, Las Vegas Sands Opco made an equity contribution of approximately $27.0 million to Interface Group-Nevada, the direct owner of the Sands Expo Center and a wholly-owned subsidiary of Interface Holding. On July 30, 2004, Interface Group-Nevada entered into a $100.0 million mortgage loan. The approximately $27.0 million equity contribution enabled Interface Group-Nevada to obtain more favorable terms for the $100.0 million mortgage loan by increasing Interface Group-Nevada's equity. Las Vegas Sands Opco used the proceeds from that loan and a portion of the equity contribution to repay in full $124.3 million of outstanding notes payable under its prior mortgage loan from an unaffiliated entity, and to pay related fees and expenses.

        As a result of this offering, Las Vegas Sands Opco will convert from a subchapter S corporation to a taxable "C" corporation for income tax purposes and intends to declare a tax distribution to all of its stockholders, which includes Mr. Adelson, immediately prior to the proposed conversion. The tax distribution will be payable shortly after this offering. The amount of the tax distribution will be based on the estimated taxable income of Las Vegas Sands Opco for fiscal 2004 and the highest aggregate effective marginal rate of federal, state and local income tax (or, if applicable, alternative minimum tax) to which any stockholder of Las Vegas Sands Opco immediately prior to the conversion would be subject, as provided under Las Vegas Sands Opco's debt instruments. We estimate the aggregate amount to be distributed will be approximately $23.9 million. In connection with the proposed conversion, we will enter into an indemnification agreement described below.

        The table below sets forth the number of our shares of common stock to be received in the holding company merger and the estimated tax distribution amounts to be received by certain of our affiliates in connection with the proposed conversion of Las Vegas Sands Opco from a subchapter S corporation to a taxable "C" corporation (assuming an aggregate tax distribution of $23.9 million):

Name	Las Vegas Sands Opco Shares Beneficially Owned Prior to the Offering	Common Shares of Las Vegas Sands Corp. to be Issued	Estimated Tax Distribution Amount
Sheldon G. Adelson	863,052	229,600,102	$3,721,000
Sheldon G. Adelson 2002 Remainder Trust	151,696	40,356,105	3,911,000
Sheldon G. Adelson 2002 Four-Year LVSI Annuity Trust	114,302	30,408,076	13,872,000
Sheldon G. Adelson 2004 Two-Year Annuity Trust	29,620	7,879,890	2,026,000
William P. Weidner	13,524	3,597,827	97,000
Irrevocable Trust of William P. Weidner	9,980	2,655,007	71,000
Bradley H. Stone	17,628	4,689,625	90,000
Robert G. Goldstein	11,752	3,126,417	60,000
Charles D. Forman	2,500	665,082	—
Harry Miltenberger	800	212,826	22,000

Transactions with Interface Holding

        Prior to our acquisition of Interface Holding, Interface Holding was owned by Mr. Adelson, our principal stockholder. The following are transactions that Las Vegas Sands Opco had entered into with Interface Holding prior to its acquisition by Las Vegas Sands Opco on July 29, 2004.

Redeemable Preferred Interest

        Venetian Casino Resort, LLC currently has two members, Las Vegas Sands Opco and Interface Holding. Las Vegas Sands Opco is the managing member of Venetian Casino Resort LLC and owns 100% of the common equity interest in Venetian Casino Resort LLC. Las Vegas Sands Opco also owns 100% of Interface Holding. Interface Holding holds the redeemable preferred interest in Venetian Casino Resort, LLC. The redeemable preferred interest is non voting, not subject to mandatory redemption or redemption at the option of the holder and has a preferred return of 12%. Commencing on June 30, 2011, to the extent of the positive capital account of the holders of the redeemable preferred interest, there must be a distribution on the redeemable preferred interest. As of July 29, 2004, $133.5 million had accrued on the redeemable preferred interest and had not yet been paid. Las Vegas Sands Opco ceased accrual of the preferred return as of July 29, 2004 and plans to retire the redeemable preferred interest.

Cooperation Agreement

        Our business plan calls for each of the Venetian Casino Resort, the Congress Center, The Grand Canal Shoppes, the Sands Expo Center, the Palazzo Casino Resort and the Phase II mall to be integrally related parts of a single project. In order to establish terms for the integrated operation of these facilities, Las Vegas Sands Opco, GGP, Interface Group-Nevada, a subsidiary of Interface Holding and the owner of the Sands Expo Center, and Las Vegas Sands Opco's subsidiary Lido Casino Resort, LLC are parties to The Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of May 17, 2004, which we refer to as the cooperation agreement. The cooperation agreement sets forth agreements among the parties regarding, among other things, encroachments, easements, operating standards, maintenance requirements, insurance requirements, casualty and condemnation, joint marketing, the construction of the Palazzo Casino Resort and the sharing of certain facilities and costs relating thereto. No payments were made among affiliates under the cooperation agreement in 2001, 2002, 2003 or for the nine months ended September 30, 2004. See "Agreements Related to the Malls—Cooperation Agreement" for more information on the terms of this agreement.

Administrative Services Agreement

        Pursuant to a services agreement among Las Vegas Sands Opco, certain of its subsidiaries and Interface Holding and Interface Group-Nevada, the parties have agreed to share ratably in the costs of, and under certain circumstances provide to one another, shared services, including legal services, accounting services, insurance administration, benefits administration, travel services and such other services as each party may request of the other. In addition, under this services agreement, the parties have agreed to share ratably the costs of any shared office space. Under this services agreement, Las Vegas Sands Opco is utilizing a Gulfstream III aircraft, which was operated by an affiliate of our principal stockholder. The aircraft was used primarily for the benefit of executive officers, including our principal stockholder. Las Vegas Sands Opco expects to enter into separate joint lease and cost sharing agreements or some other similar arrangements relating to the Gulfstream III aircraft. As a result of these agreements, the use of the Gulfstream III aircraft will no longer be under this services agreement. Charge-backs to Las Vegas Sands Opco in connection with this use were based on certain actual costs to operate the aircraft allocated in accordance with the purpose for which the aircraft is used. Total payments made or accrued by Las Vegas Sands

Opco to Interface Holding, Interface Group-Nevada and their affiliates pursuant to this services agreement were $1.4 million in the first nine months of 2004, $1.5 million in 2003, $1.3 million in 2002 and $1.3 million in 2001. In the course of providing convention services to their customers, Interface Holding, Interface Group-Nevada or their affiliates may be required to use Venetian Casino Resort meeting space to accommodate requests by their customers. Total payments made or accrued to Las Vegas Sands Opco from Interface Holding, Interface Group-Nevada or their affiliates were $2.2 million in the first nine months of 2004, $2.7 million in 2003, $2.7 million in 2002 and $2.5 million in 2001. Las Vegas Sands Opco intends to assign the interest of Interface Holding and Interface Group-Nevada in this services agreement to Interface Operations, LLC, a company controlled by our principal stockholder, for no consideration. Prior to the Interface acquisition, Interface Holding and Interface Group-Nevada provided or arranged certain services for Las Vegas Sands Opco and its subsidiaries under the administrative services agreement. The services were provided by certain other entities controlled by Mr. Adelson. After Interface Holding and Interface Group-Nevada were acquired by Las Vegas Sands Opco and became subsidiaries of Las Vegas Sand Opco, it was determined that the agreement should be assigned to another company controlled by Mr. Adelson so that the Las Vegas Sands entities would have a direct claim against the entity providing the services rather than against a subsidiary of Las Vegas Sands Opco. The assignment will not change any of the terms of the administrative services agreement or what services are being provided. Therefore, the assignment will not result in any additional benefits to Mr. Adelson and the companies he controls.

Hotel Service Agreement

        Interface Group-Nevada provides audio visual services, telecommunications, electrical, janitorial and other related services to group customers of the Venetian Casino Resort. These services are provided pursuant to a contract that provides for an equal sharing of revenues after direct operating expenses. Pursuant to this contract, Las Vegas Sands Opco received $2.1 million in the first nine months of 2004, $2.7 million during 2003, $2.6 million during 2002 and $2.5 million during 2001.

Temporary Lease

        On November 1, 1996, Las Vegas Sands Opco and Interface Group-Nevada entered into a lease agreement whereby Las Vegas Sands Opco agreed to lease approximately 5,000 square feet in the Sands Expo Center to be used as its temporary executive offices during the construction of the Venetian Casino Resort. Management believes that the lease agreement, which provides for monthly rent of $5,000 to be paid by Las Vegas Sands Opco to Interface Group-Nevada, is at least as favorable as that which Las Vegas Sands Opco could have obtained from an independent third party. The rent amount was determined based upon the rent per square foot of office space with comparable square footage in Las Vegas at the time. The initial term of the lease agreement expired on November 1, 1998, but Las Vegas Sands Opco and Interface Group-Nevada extended the term for a period of 5 years and 8 months, subject to additional extension for two consecutive terms of 1 year each. Total payments made by Las Vegas Sands Opco to Interface Group-Nevada pursuant to the lease agreement totaled $20,000 in 2003 and $60,000 in each of 2002 and 2001. As of May 1, 2003, this lease was terminated.

Preferred Reservation System Agreement

        Las Vegas Sands Opco entered into a preferred reservation system agreement with Interface Group-Nevada that governs the booking of exposition and trade shows in the Phase IA addition meeting space and in the Sands Expo Center. The agreement provides the Sands Expo Center with the first opportunity or right of first refusal to book or host expositions and trade shows prior to such expositions and trade shows being offered to the Phase IA addition meeting space.

Registration Rights Agreement

        Prior to the consummation of this offering, Messrs. Adelson, Forman, Weidner, Stone, Goldstein, Friedman and certain other stockholders and employees and certain trusts that they established will enter into a registration rights agreement with us relating to the shares of common stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, Mr. Adelson and the trusts he established may require that we register for public resale under the Securities Act all shares of common stock they request be registered at any time following this offering, subject to any restrictions in the lock-up agreements with the underwriters. Mr. Adelson and the trusts may demand registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $20 million or more. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, Mr. Adelson and the trusts have the right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions.

        The other stockholders that are party to this agreement will be granted piggyback registration rights on any registration for the account of Mr. Adelson or the trusts that he established. If the registration requested by the Adelson entities is in the form of a firm commitment underwritten offering, and if the underwriters of the offering determine that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows:

  •
  first, the registrable securities of all of the stockholders and employees that are party to the registration rights agreement participating in the offering, pro rata among these holders based on the number of registrable securities that they hold;

  •
  second, any other securities of the company requested by other stockholders to be included in such registration, pro rata among these holders based on the number of registrable securities that they hold; and

  •
  third, securities offered by us for our own account.

        In addition, the stockholders and employees that are party to this agreement and the trusts have been granted piggyback rights on any registration for our account or the account of another stockholder. If the underwriters in an underwritten offering determine that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows:

  •
  first, all of the securities to be offered by us, in the case of a registration initiated by us, or the stockholders who have requested the registration, in the case of a stockholder initiated registration;

  •
  second, registrable securities requested by the stockholders and employees that are party to the registration rights agreement to be included in the offering, pro rata among these holders based on the number of our securities that they hold; and

  •
  third, any of our other securities requested by us or our stockholders to be included in the offering.

        In connection with any registrations described above, we will indemnify the selling stockholders and bear all fees, costs and expenses (except underwriting discounts and commissions and fees, costs and expenses of the selling stockholders other than the Adelson entities). Each selling stockholder (other than the Adelson entities) will bear their own fees, costs and expenses. In addition, upon request at any time one year after the consummation of this offering, we have agreed to file a shelf registration statement to permit one employee who is not an executive officer, director or key employee to resell up to 931,115 shares. The employee will bear all the costs and expenses of this registration, including our legal costs and expenses.

Tax Indemnification

        In connection with the proposed conversion of Las Vegas Sands Opco from a subchapter S corporation to a taxable "C" corporation for income tax purposes, Las Vegas Sands Opco expects to enter into an indemnification agreement pursuant to which it will agree to:

  •
  make a payment to all of our stockholders who were stockholders of Las Vegas Sands Opco prior to the proposed conversion in an amount based on the taxable income of Las Vegas Sands Opco for fiscal 2004 and the highest aggregate effective marginal rate of federal, state and local income tax (or, if applicable, alternative minimum tax) to which any stockholder of Las Vegas Sands Opco immediately prior to the conversion would be subject (but no such payment shall be required to be made to a stockholder to the extent that Las Vegas Sands Opco has made prior distributions to such stockholder with respect to the taxable income of Las Vegas Sands Opco for fiscal 2004);

  •
  indemnify those of our stockholders who were stockholders of Las Vegas Sands Opco immediately prior to the proposed conversion against certain tax liabilities incurred by these stockholders as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Las Vegas Sands Opco with, respect to taxable periods during which Las Vegas Sands Opco was a subchapter S corporation for income tax purposes; and

  •
  indemnify Mr. Adelson against certain tax liabilities incurred by Mr. Adelson as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Interface Holdings with respect to taxable periods during which Interface Holdings was a subchapter S corporation for income tax purposes.

Transactions Relating to Aircraft

Time Sharing Agreement

        On June 18, 2004, Las Vegas Sands Opco entered into an aircraft time sharing agreement with Interface Operations LLC, which is controlled by our principal stockholder. The agreement provides for use on a time sharing basis of a Boeing Business Jet owned by an entity controlled by our principal stockholder. The agreement has a term ending on December 31, 2005, but is automatically extended by one year if neither party to the agreement has given notice of non-renewal. Either party may terminate the agreement on thirty days' notice so long as the party is not in default of the agreement. In addition, the agreement automatically terminates upon the termination of the lease between the owner of the aircraft and Interface Operations. For use of the aircraft, Las Vegas Sands Opco has agreed to pay Interface Operations fees equal to (1) twice the cost of the fuel, oil and other additives used, (2) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (3) all expenses for catering and in-flight entertainment materials, (4) all expenses for flight planning and weather contract services, (5) all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation, and (6) all communications charges, including in-flight telephone, in each of clauses (1) through (6) above, only during use of the aircraft. In addition, Las Vegas Sands Opco will also be responsible for all passenger ground transportation and accommodation in connection with the use of the aircraft.

Aviation Employees

        Interface Employee Leasing, LLC is an entity whose employees provide aviation services for aircraft owned by Las Vegas Sands Opco and our principal stockholder. Interface Employee Leasing was transferred in August 2004 by the principal stockholder to Las Vegas Sands Opco for no consideration and is now a wholly-owned subsidiary of Las Vegas Sands Opco. Interface Employee Leasing will charge out the cost of employees to the companies controlled by the principal stockholder in connection with services provided for aircraft owned by those companies. Charges will be based on actual costs and time attributed to the aircraft. General and administrative costs will also be allocated in a similar manner.

Aircraft Hangar

        Las Vegas Sands Opco expects to enter into an agreement with our principal stockholder and his spouse to acquire, for one dollar, an entity controlled by him and his spouse that will build and own an aircraft hangar for our aircrafts. The purchase agreement is expected to provide that our principal stockholder and his spouse or entities owned by or affiliated with him and his spouse may lease at a fair market rental sufficient space in the hangar to be constructed to accomodate the Boeing Business Jet currently owned by an entity controlled by our principal stockholder, or such other aircraft as may, in the future, be substituted for the Boeing Business Jet.

Restaurant Leases

        Our principal stockholder is a partner in three entities that operate restaurants in the Venetian Casino Resort. In addition, the children and step-children of our principal stockholder owned a 50% interest in an entity that operated one restaurant in the Venetian Casino Resort, Carnevale Coffee Bar, LLC. Management believes that the terms and conditions of the leases granted by Las Vegas Sands Opco for such restaurants are no less favorable than those negotiated with independent third parties. Valentino Las Vegas LLC and Night Market, LLC paid us $0.5 million, $1.1 million, $1.0 million and $1.1 million, and Positano (dba Postrio) Las Vegas LLC and Carnevale Coffee Bar LLC paid Las Vegas Sands Opco $0.5 million, $1.0 million, $1.1 million and $1.1 million under those leases in the first nine months of 2004, and in 2003, 2002 and 2001, respectively. Las Vegas Sands Opco purchased the lease interest and assets of Carnevale Coffee Bar LLC during 2003 for $3.1 million, payable $625,000 during 2003 and $250,000 annually over ten years, beginning in 2004, 50% of which payments are payable to a family trust of our principal stockholder. In connection with the sale of The Grand Canal Shoppes, Las Vegas Sands Opco leased to GGP the spaces occupied by the restaurants operated by Valentino Las Vegas LLC and Night Market, LLC, and sold to GGP the space occupied by the restaurant operated by Postrio Las Vegas LLC.

Stock Option and Other Loans

        In January 2002, our principal stockholder made loans to each of Messrs. Weidner, Stone, Goldstein and Friedman to enable them to exercise options that they had been granted to purchase common stock from the principal stockholder. Each loan is evidenced by a full recourse demand promissory note with interest at the short term annual applicable federal rate (as defined in Section 7872 of the Internal Revenue Code) determined to be a market rate at the date of issuance consistent with the financial profile of the borrower, to be adjusted each January, and compounding annually. In 2004, such rate was 1.71%. Following termination of any of such borrowers' employment with Las Vegas Sands Opco under certain circumstances, the interest rate of the loan to that person may change to Las Vegas Sands Opco's weighted average cost of capital, if greater than the rate in effect at the time of such termination. Payments of a portion of accrued interest are due each year ten days following the filing of such borrower's income tax return. Payments on the outstanding principal are payable on demand or following a sale of shares by each borrower in excess of 25% of his holdings. A loan will immediately be due upon an individual filing for bankruptcy or upon other similar actions. Each note is a full recourse loan and is collateralized by a pledge of the common stock issued to each borrower. Other than in limited circumstances, each borrower may not dispose of his shares of common stock prior to repayment of his loan. As of August 31, 2004, $5,722,747, $4,292,061, $2,861,374 and $1,430,687 was outstanding under the loans to Messrs. Weidner, Stone, Goldstein and Friedman, respectively. Mr. Friedman repaid all outstanding amounts under his loan on October 8, 2004.

        In March 2004, our principal stockholder made a loan to Mr. Forman to enable him to purchase common stock from the principal stockholder. The loan was evidenced by a full recourse demand promissory note with floating interest at the applicable federal rate (as defined in Section 7872 of the Internal Revenue Code), compounding annually. In March 2004, such rate was 1.71%. Payments of a portion of accrued interest were due each year ten days following the filing of Mr. Forman's income tax return. Payments on the outstanding interest and principal were payable on demand or following a sale by Mr. Forman of the common stock. This note was collateralized by a pledge of the common stock issued to Mr. Forman. As of August 31, 2004, $682,814 was outstanding under the loan to Mr. Forman. Mr. Forman repaid all outstanding amounts under his loan on October 19, 2004.

Phase II Subsidiary Bank Loan Guarantee

        During 2001, our principal stockholder guaranteed a $2.9 million bank loan made to architects of Lido Casino Resort, LLC, our subsidiary that owns the land upon which Las Vegas Sands Opco is developing the Palazzo Casino Resort, to secure a trade payable owed to the architects by Lido Casino Resort, LLC. This guarantee was terminated upon repayment of the indebtedness in June 2002.

Equipment Purchases

        During November 1999, our principal stockholder purchased idle construction equipment from us (tower cranes) for $2.0 million, the cost basis of the equipment, which was its estimated fair value at the time of purchase. During 2003, Las Vegas Sands Opco repurchased the tower cranes for $0.8 million and paid our principal stockholder $1.2 million of rent for the tower cranes for use during the Phase IA addition construction period.

Tranche B Take-Out Loan and Principal Stockholder's $20.0 Million Guaranty of Tranche A Take-Out Loan

        On December 20, 1999, Las Vegas Sands Opco incurred a $105.0 million tranche A take-out loan and a $35.0 million tranche B take-out loan. These loans were secured by mortgages on The Grand Canal Shoppes assets. The principal stockholder guaranteed, on an unsecured basis, $20.0 million of indebtedness under the $105.0 million tranche A take-out loan. In addition, the sole lender under the $35.0 million tranche B take-out loan was our principal stockholder. The interest rate on the tranche B take-out loan was 14.0% and approximated Las Vegas Sands Opco's incremental subordinated debt borrowing rate, which was evidenced by the interest rate on Las Vegas Sands Opco's senior subordinated notes of 14.25% at that time. The tranche B take-out loan was deeply subordinated to the tranche A take-out loan. The tranche B take-out loan was due December 16, 2004, provided that Las Vegas Sands Opco had an option to extend the loan until December 16, 2007. Las Vegas Sands Opco incurred approximately $2.1 million and $5.0 million of interest expense relating to the tranche B take-out loan during 2002 and 2001, respectively. Both the tranche A take-out loan and the tranche B take-out loan were repaid and terminated and the related guaranty was terminated in connection with the refinancing transactions that occurred in June 2002.

Completion Guaranty

        Our principal stockholder had extended a completion guaranty for the construction of the Venetian Casino Resort in November 1997. Our principal stockholder guaranteed, subject to certain conditions and limitations, payment of Venetian Casino Resort construction costs in excess of available funds, up to a maximum of $25.0 million (plus interest accrued on the collateral for such guaranty, as described below), provided that the cap on liability under the guaranty did not apply with respect to excess construction costs attributable to scope changes. The principal stockholder's obligations under the guaranty were collateralized by $25.0 million in cash and cash equivalents and the interest accrued thereon. On November 12, 1999, the principal stockholder made an advance to Venetian Casino Resort of approximately $23.5 million under the guaranty, which was treated as a subordinated completion guaranty loan. The completion guaranty loan was to mature on November 16, 2005 and bore interest at a rate of 14 1/4% per annum. Total interest expense accrued on the completion guarantee to our principal stockholder was approximately $1.9 million during 2002 and $4.1 million in 2001. Because the completion guaranty was given for the benefit of the lenders of our indebtedness that was repaid in the June 2002 refinancing transactions, the completion guaranty was terminated upon repayment of this indebtedness in the June 2002 refinancing transactions, the remaining cash collateral was returned to our principal stockholder and Venetian Casino Resort repaid the completion guarantee loan in full.

Other Transactions with our Principal Stockholder and his Family

        Las Vegas Sands Opco has employed Dr. Miriam Adelson, the principal stockholder's wife, as the Director of Community Involvement since August 1990 where, in conjunction with our Government Relations Department, she oversees and facilitates our partnership with key community groups and faith-based organizations. Her annual salary is $50,000 per year.

        Las Vegas Sands Opco employed the principal stockholder's stepdaughter, who previously worked as a member of the Corporate Finance Group of a national accounting firm, as Executive Consultant for Corporate Development, and her husband, an Israeli attorney, as International Business Development Specialist, from October 2003 to August 2004, both at annualized salaries of $85,000 per year.

        Based on the advice of an independent security consultant, Las Vegas Sands Opco provides security coverage for our principal stockholder, his spouse and minor children. For part of 2004, the security coverage was expanded, the cost of which (approximately $26,000 in the aggregate for the coverage period) was charged directly to and paid by the principal stockholder.

        Las Vegas Sands Opco purchases amenities and other products used by hotel guests, such as robes, towels and slippers, from Deluxe Hotels Supply, LLC, an approved Venetian vendor. Deluxe Hotels Supply is owned by the principal stockholder's brother, Leonard Adelson. Las Vegas Sands Opco purchased $935,002 of products from Deluxe Hotels Supply during 2003 and $1.4 million during the nine months ended September 30, 2004. Management believes that the terms and conditions of the purchases are no less favorable than those negotiated with independent third parties.

        Our principal stockholder's brother, Leonard Adelson, acted as a finder in connection with securing an agreement with a laundry provider, for which he was paid a finder's fee of $1.3 million.

Management Loans

        In April 2003, Las Vegas Sands Opco made loans to certain of its executive officers. Loans were made to Messrs. Weidner, Stone, Goldstein and Friedman with amounts outstanding as of the repayment date of $336,551, $252,412, $168,275 and $84,137, respectively. The loans bore interest at the greater of 4% per annum and an applicable short-term federal rate. The loans were to mature on the earlier of December 31, 2010, the date any public offering of Las Vegas Sands Opco's shares commences pursuant to a registration statement or the date on which the borrower disposes of any of his shares of Las Vegas Sands Opco. In September 2004, each of Messrs. Weidner, Stone and Goldstein repaid their loans in full. Mr. Friedman resigned from his position as executive officer of Las Vegas Sands Opco on March 1, 2004.

AGREEMENTS RELATING TO THE MALLS

The Grand Canal Shoppes Sale and Lease Agreement

        On April 12, 2004, we entered into an agreement with GGP to sell The Grand Canal Shoppes and lease certain restaurant and other retail assets of the Venetian Casino Resort for approximately $766 million. We completed the sale of The Grand Canal Shoppes on May 17, 2004. The Grand Canal Shoppes master lease agreement provides for us to lease to GGP 19 spaces currently occupied by various retail and restaurant tenants for 89 years with annual rent of one dollar per year, and GGP has assumed our interest as landlord under the various space leases associated with these 19 spaces. In addition we will:

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  continue to be obligated to fulfill certain lease termination and asset purchase agreements;

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  lease the C2K Showroom space located within The Grand Canal Shoppes from GGP for a period of 25 years, subject to an additional 50 years of extension options, with initial fixed minimum rent of $3.3 million per year;

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  lease the gondola retail store and the canal space located within The Grand Canal Shoppes from GGP for a period of 25 years, subject to an additional 50 years of extension options, with initial fixed minimum rent of $3.5 million per year; and

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  lease certain office space from GGP for a period of 10 years, subject to an additional 65 years of extension options, with initial annual rent of $860,350.

        The lease payments relating to the C2K Showroom, the canal space within The Grand Canal Shoppes and the office space from GGP are subject to automatic increases of 5% beginning on the sixth lease year and each subsequent fifth lease year.

Development Agreement

        Our subsidiary, Lido Casino Resort, LLC, and GGP entered into a development agreement whereby Lido Casino Resort agreed to construct the Phase II mall, and GGP agreed to buy 100% of the membership interests in Phase II Mall Subsidiary, LLC, which will own the Phase II mall when it opens, at the price described below. Lido Casino Resort has assigned substantially all of its obligations under the development agreement to Phase II Mall Holding, LLC but has agreed to remain jointly and severally liable to GGP for all such obligations. Lido Casino Resort agreed to substantially complete construction of the Phase II mall (subject to force majeure and certain other delays) before the earlier of:

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  36 months after the date when Lido Casino Resort receives sufficient permits to begin construction of the Phase II mall; and

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  March 1, 2008.

        In the event that the Phase II mall is not substantially completed on or before the stated date, GGP is entitled to receive liquidated damages in the amount of $5,000 per day for the first six months and $10,000 per day for an additional six months after the completion deadline has passed. If substantial completion has not occurred on or before one year after the above deadline, Phase II Mall Holding, LLC and Lido Casino Resort will be jointly and severally obligated to pay GGP liquidated damages in the amount of $100 million.

        In the event that Phase II Mall Holding, LLC and Lido Casino Resort comply with all of their obligations under the development agreement and GGP fails to acquire the membership interests in the entity owning the Phase II mall, Phase II Mall Holding, LLC will be entitled:

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  to sue GGP for specific performance;

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  to liquidated damages in the amount of $100 million; or

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  to purchase the interest of GGP in The Grand Canal Shoppes for (a) the lesser of (i) $766.0 million and (ii) the fair market value minus (b) $100.0 million.

        The purchase price that GGP has agreed to pay for the Phase II Mall is the greater of (i) $250.0 million and (ii) the Phase II mall's net operating income for months 19 through 30 of its operations (assuming that the rent due from all tenants in month 30 was actually due in each of months 19 through 30) divided by a capitalization rate. The capitalization rate is ..06 for every dollar of net operating income up to $38 million and .08 for every dollar of net operating income above $38 million. On the date the Phase II mall opens to the public, GGP will be obligated to make an initial purchase price payment based on projected net operating income for the first 12 months of operations (but in no event less than $250 million). Every six months thereafter until the 24 month anniversary of the opening date, the required purchase price will be adjusted (up or down, but never to less than $250 million) based on projected net operating income for the upcoming 12 months. The "final" purchase price adjustment (subject to audit thereafter) will be made on the 30-month anniversary of the Phase II mall's opening date and will be based on the formula described in the first two sentences of this paragraph. For all purchase price and purchase price adjustment calculations, "net operating income" will be calculated by using the "accrual" method of accounting and, for purposes of calculating the final purchase price adjustment, by applying the base rent payable by all tenants in the last month of the applicable 12-month period to the entire 12-month period.

        Disputes under the development agreement will be resolved by arbitration or an independent expert selected by the parties.

Cooperation Agreement

        Our business plan calls for each of the Venetian Casino Resort, the Congress Center, The Grand Canal Shoppes, the Sands Expo Center, the Palazzo Casino Resort and the Phase II mall, though separately owned, to be integrally related components of one facility. In establishing the terms for the integrated operation of these components, the cooperation agreement sets forth agreements regarding, among other things, encroachments, easements, operating standards, maintenance requirements, insurance requirements, casualty and condemnation, joint marketing, the construction of the Palazzo Casino Resort, and the sharing of some facilities and related costs. Subject to applicable law, the cooperation agreement binds all current and future owners of the Sands Expo Center, the Venetian Casino Resort, The Grand Canal Shoppes, the Palazzo Casino Resort, the Congress Center and the Phase II mall, and has priority over the liens securing our senior secured credit facility and the mortgage notes and any liens securing any indebtedness of The Grand Canal Shoppes, the Sands Expo Center or Palazzo Casino Resort or Phase II mall. Accordingly, subject to applicable law, the obligations in the cooperation agreement will "run with the land" if any of the components change hands.

  Operating Covenants

        The cooperation agreement regulates certain aspects of the operation of the Sands Expo Center, The Grand Canal Shoppes and the Venetian Casino Resort. For example, under the cooperation agreement, we are obligated to operate the Venetian Casino Resort continuously and to use it exclusively in accordance with standards of first-class Las Vegas Boulevard-style hotels and casinos. We are also obligated to operate and to use the Sands Expo Center exclusively in accordance with standards of first-class convention, trade show and exposition centers. The owner of The Grand Canal Shoppes is obligated to operate The Grand Canal Shoppes exclusively in accordance with standards of first-class restaurant and retail complexes. For so long as the

Venetian Casino Resort is operated in accordance with a "Venetian" theme, the owner of The Grand Canal Shoppes must operate The Grand Canal Shoppes in accordance with the overall Venetian theme.

  Maintenance and Repair

        We must maintain the Venetian Casino Resort as well as some common areas and common facilities that are to be shared with The Grand Canal Shoppes. The cost of maintenance of all shared common areas and common facilities is to be shared between us and the owner of The Grand Canal Shoppes. We must also maintain, repair and restore the Sands Expo Center and certain common areas and common facilities located in the Sands Expo Center. The owner of The Grand Canal Shoppes must maintain, repair and restore The Grand Canal Shoppes and certain common areas and common facilities located in The Grand Canal Shoppes.

  Insurance

        We and the owner of The Grand Canal Shoppes must also maintain minimum types and levels of insurance, including property damage, general liability and business interruption insurance. The cooperation agreement establishes an insurance trustee to assist in the implementation of the insurance requirements.

  Parking

        The cooperation agreement also addresses issues relating to the use of the Venetian Casino Resort's parking facilities, the use of parking facilities planned in connection with the Palazzo Casino Resort and easements for access. The Venetian Casino Resort, The Grand Canal Shoppes and the Sands Expo Center may use the parking spaces in the Venetian Casino Resort's parking garage on a "first come, first served" basis, as long as each property retains use of sufficient spaces to comply with specified minimum parking standards. This means that each property shall have the right to use, at a minimum, sufficient spaces to comply with applicable laws and to conduct its business as permitted under the cooperation agreement. The Venetian Casino Resort's parking garage is owned, maintained, and operated by us, with the proportionately allocated operating costs billed to the owner of The Grand Canal Shoppes. After the completion of the parking garage to be built in connection with the Palazzo Casino Resort, the Venetian Casino Resort, The Grand Canal Shoppes, the Sands Expo Center and, when completed, the Phase II mall will have the right to use the Palazzo Casino Resort parking garage, with the operating costs proportionately allocated among each facility. Each party to the cooperation agreement has granted to the others non-exclusive easements and rights to use the roadways and walkways on each other's properties for vehicular and pedestrian access to the parking garages.

  Utility Easements

        All property owners have also granted each other all appropriate and necessary easement rights to utility lines servicing the Venetian Casino Resort, The Grand Canal Shoppes, the Palazzo Casino Resort and the Sands Expo Center.

  Coordinated Relations with HVAC Provider

        As discussed under "Description of Indebtedness and Operating Agreements—HVAC Services Agreement and Related Documents," the owners of the Venetian Casino Resort, The Grand Canal Shoppes, the Sands Expo Center and the Phase II mall have or will have separate services agreements with the HVAC provider.

  Consents, Approvals and Disputes

        If any current or future party to the cooperation agreement has a consent or approval right or has discretion to act or refrain from acting, the consent or approval of such party will only be granted and action will be taken or not taken only if a commercially reasonable owner would do so and such consent, approval, action or inaction would not have a material adverse effect on the property owned by such property owner. The cooperation agreement provides for the appointment of an independent expert to resolve some disputes between the parties, as well as for expedited arbitration for other disputes.

  Sale of The Grand Canal Shoppes by GGP

        Our consent is required to any sale of The Grand Canal Shoppes by GGP or the sale of certain ownership interests in The Grand Canal Shoppes by GGP until the earlier to occur of the substantial completion of the Palazzo Casino Resort and January 31, 2007. We have a right of first offer, both before and after the dates set forth in the previous sentence, in connection with a proposed sale of The Grand Canal Shoppes by GGP. We also have the right to receive notice of any default of GGP sent by its mortgagee, if any, and the right to cure such default subject to our meeting certain net worth tests.

DESCRIPTION OF INDEBTEDNESS AND OPERATING AGREEMENTS

Indebtedness of Las Vegas Sands Opco

Senior Secured Credit Facility

        Las Vegas Sands Opco and Venetian Casino Resort LLC entered into a senior secured credit facility on August 20, 2004. The senior secured credit facility allows the borrowers to borrow up to $1.010 billion from Goldman Sachs Credit Partners L.P., The Bank of Nova Scotia and the other lenders thereunder. The Bank of Nova Scotia acts as the administrative and collateral agent for the lenders. The following is a summary of the principal terms of the senior secured credit facility.

        Structure.    The senior secured credit facility consists of (1) a $115.0 million term loan A, which is subject to an 18-month delayed draw period, (2) a $770.0 million term loan B, of which $665.0 million was funded on August 20, 2004 and the remaining $105.0 million is subject to a 6-month delayed draw period and (3) a $125.0 million revolving credit facility (with a $75.0 million subfacility for letters of credit). As of August 20, 2004, $60 million of letters of credit were outstanding, which reduced the amount available for borrowing under the revolving credit facility.

        Use of Proceeds.    A portion of the proceeds of the term loan B facility funded on August 20, 2004 was used to refinance our prior senior secured credit facility under which approximately $290.0 million was outstanding as of August 20, 2004 and to pay fees and expenses incurred in connection with the senior secured credit facility.

        The remaining proceeds under the funded portion of the term loan B facilities, proceeds of borrowings under the term loan A and proceeds of borrowings under the delayed draw term loan B facility will be used, following the investment and use of $552.0 million of equity for such purpose, to finance a portion of the design, development, construction and pre-opening costs of the Palazzo Casino Resort.

        Following the utilization of all term loan proceeds, up to $85 million (at any time outstanding) of the proceeds of borrowings under the revolving credit facility (minus the then current letter of credit usage) may be used to finance a portion of the design, development, construction and pre-opening costs of the Palazzo Casino Resort. The proceeds of borrowings under the revolving credit facility may also be used for general corporate purposes.

        Guarantors.    Subject to certain exceptions, each of Las Vegas Sands Opco's existing and subsequently acquired or organized U.S. subsidiaries has guaranteed the senior secured credit facility on a first-priority senior secured basis. Phase II Mall Holding, LLC, Phase II Mall Subsidiary, LLC, Interface Holding and its subsidiaries, our Macau subsidiaries and certain other subsidiaries are excluded subsidiaries and do not guarantee the loans.

        Security.    The obligations of the borrowers under the senior secured credit facility and the obligations of guarantors under the guarantees are secured by first priority security interests in substantially all of the borrowers' and substantially all of each guarantor's assets (other than capital stock). The collateral does not include certain furniture, fixtures and equipment that secure, or will secure, the FF&E financing arrangements entered into by the borrowers or certain subsidiaries.

        Disbursement Arrangements.    The provisions of the disbursement agreement described below apply to this agreement. See "Disbursement Agreement."

        Maturity.    The borrowers must repay in full all amounts outstanding under the term loan A facility and revolving credit facility on August 20, 2009, and all amounts outstanding under the term loan B facility on June 15, 2011 provided that, in the event that the existing $843.6 million 11% mortgage notes due 2010 co-issued by the borrowers are not repaid, deferred or refinanced in full on or prior to December 15, 2009 (with such refinancing extending the maturity date of such indebtedness to a date no earlier than August 20, 2012), then the maturity date of the term loan B facility will be December 15, 2009.

        Amortization.    Commencing on January 1, 2006, the term loan A facility will amortize each year (in equal quarterly installments) in the following annual amounts (stated as a percentage of the aggregate principal amount of the term loan A facility that has been drawn):

Year	Annual Percentage of Aggregate Principal Amount
2006	10%
2007	15%
2008	25%
2009	50%

        Commencing with the first full fiscal quarter after substantial completion of the Palazzo Casino Resort, the term loan B facility will amortize during each twelve-month period (in equal quarterly installments) in an amount equal to 1% of the aggregate principal amount of the term loan B facility, with the remainder due in equal quarterly installments in the final year prior to the maturity date of the term loan B facility.

        No amortization is required with respect to the revolving credit facility.

        Interest.    All amounts outstanding under the senior secured credit facility will initially bear interest, at the borrowers' option, at a rate equal to LIBOR plus 2.50% per annum or the base rate plus 1.50% per annum.

        Beginning on the first interest period occurring after the date on which the Palazzo Casino Resort and the Phase II mall are substantially completed, the applicable margin for the term loan facilities will range from LIBOR plus 2.25% to LIBOR plus 2.50%, or the base rate plus 1.25% to the base rate plus 1.50% per annum, and the applicable margin for the revolving credit facility will range from LIBOR plus 2.0% to LIBOR plus 2.50%, or the base rate plus 1.0% to the base rate plus 1.50% per annum, and such applicable margins will be determined based on the ratio of consolidated total indebtedness as of the date of the financial statements most recently delivered to the lenders to EBITDA for the four-fiscal quarter period ending on such date.

        Interest on overdue amounts following an event of default shall accrue at a rate equal to the applicable interest rate on such loans plus an additional 2.0% per annum.

        Optional Prepayments.    The borrowers may prepay loans and reduce the amounts available to them at any time by giving prior notice thereof, in each case, without premium or penalty. However, prior to substantial completion of the Palazzo Casino Resort and the Phase II mall, voluntary prepayments or commitment reductions are only permitted so long as, after giving effect thereto, the Phase II project is "in-balance" (meaning that there are sufficient available funds to complete each of the Palazzo Casino Resort and the Phase II mall, as determined pursuant to the terms of the disbursement agreement).

        Mandatory Prepayments.    Our senior secured credit facility must be prepaid in an amount equal to:

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  100% of the net after-tax cash proceeds of the sale or other disposition of any property or assets (with certain exceptions);

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  100% of the net cash proceeds of insurance or condemnation awards paid on account of any loss of any property or assets (with certain exceptions);

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  100% of the net cash proceeds received from the incurrence of indebtedness (other than specified items of indebtedness otherwise permitted);

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  100% of the proceeds received from any pension plan reversion; and

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  Any proceeds of the senior secured credit facility remaining on deposit with the disbursement agent after final completion of the Palazzo Casino Resort.

        Disbursement Requirement.    If, on the date that is the earlier of (a) the date that the full $552.0 million of equity required has been utilized to pay project costs of the Palazzo Casino Resort and (b) December 31, 2005, all of the conditions under the disbursement agreement to the disbursement of proceeds of the term loans for the financing of design, development, construction and pre-opening costs of the Palazzo Casino Resort have not been satisfied or waived, (i) the borrowers are required to apply the proceeds of the term loans then on deposit with the disbursement agent to prepay the loans under the senior secured credit facility, and (ii) all outstanding commitments under the term loan A and/or the term loan B delayed draw facility will be terminated.

        Fees.    The borrowers are required to pay the following fees under our senior secured credit facility:

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  0.50% per annum multiplied by the daily average undrawn portion of the commitment under the revolving credit facility (reduced by the amount of the letters of credit issued and outstanding);

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  1.50% per annum multiplied by the daily average undrawn portion of the commitments under the term loan A facility;

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  0.75% per annum multiplied by the daily average undrawn portion of the commitments under the term loan B delayed draw facility; and

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  customary fronting fees for the letters of credit.

        Financial Covenants.    Our senior secured credit facility contains financial covenants that require that:

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  Las Vegas Sands Opco's consolidated leverage ratio be no greater than 7.25 to 1.0 through the last day of the fiscal quarter in which the Palazzo Casino Resort and the Phase II mall are substantially completed, and 6.75 to 1.0, 6.25 to 1.0, 5.75 to 1.0 and 5.0 to 1.0 during the six-month period that follows such fiscal quarter, the period beginning six months after and ending 12 months after such fiscal quarter, the period beginning 12 months after and ending 18 months after such fiscal quarter, and the period beginning 18 months after such fiscal quarter and ending on the maturity date, respectively;

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  Las Vegas Sands Opco's interest coverage ratio be at least 1.5 to 1.0 through the last day of the fiscal quarter in which the Palazzo Casino Resort and the Phase II mall are substantially completed, 1.75 to 1.0 during the 12-month period that follows such fiscal quarter and 2.0 to 1.0 during the period beginning 12 months after such fiscal quarter and for any period thereafter;

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  Las Vegas Sands Opco's consolidated net worth be no less than $400.0 million on September 30, 2004 and thereafter, $400.0 million plus an amount equal to 85% of consolidated net income for all periods from August 20, 2004 through the applicable quarterly measurement date; and

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  Las Vegas Sands Opco's consolidated capital expenditures (other than capital expenditures attributable to the design, development, construction and pre-opening costs of the Palazzo Casino Resort) be no greater than $80.0 million through December 31, 2004, $80.0 million from January 1, 2005 through December 31, 2005, $50.0 million during each calendar year, or portion thereof, from January 1, 2006 through the final completion of the Palazzo Casino Resort and Phase II mall, and $60.0 million during each calendar year, or portion thereof, thereafter until the maturity date (with unexpended amounts carrying over to, but only to, the next succeeding year and prorated for partial-year periods).

        Our senior secured credit facility also contains covenants including limitations with respect to the following:

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  other indebtedness;

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  liens;

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  investments;

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  guarantees;

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  restricted payments (including dividends and distributions on, and redemptions and refinancings of, capital stock and cash payments on certain other debt (other than scheduled payments));

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  mergers and acquisitions;

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  sales of assets (including equity interests in subsidiaries other than in connection with the sale of The Grand Canal Shoppes);

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  sales and lease-backs;

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  modifications to material contracts;

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  incurrence of obligation under additional material contracts;

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  formation of subsidiaries;

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  transactions with affiliates; and

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  negative pledges.

        Events of Default.    Our senior secured credit facility contains events of default including the following:

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  failure to make payments when due;

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  defaults under other material agreements or instruments governing indebtedness of certain minimum amounts;

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  loss of material licenses or permits;

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  failure or inability to complete the Palazzo Casino Resort in all material respects in accordance with the definitive construction documents, in material compliance with the budget and by March 1, 2008 (subject to force majeure extension);

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  failure or inability to complete the Phase II mall in all material respects in accordance with the definitive construction documents, in material compliance with the budget and by the earlier of (a) thirty-six months after the date on which sufficient permits are received to allow Phase II Mall Subsidiary to begin construction of the Phase II mall in compliance with legal requirements and (b) March 1, 2008;

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  loss of material contracts;

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  noncompliance with covenants;

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  breaches of representations and warranties;

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  bankruptcy;

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  judgments in excess of specified amounts;

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  occurrence of ERISA defaults resulting or expected to result in liability in excess of specified amounts including the existence of an amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA or the occurrence of an ERISA event, such as a reportable event within the meaning of Section 4043 of ERISA;

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  impairment of security interests in collateral;

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  loss of Nevada gaming licenses; and

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  a change of control.

Disbursement Agreement

        Lido Casino Resort, LLC, Phase II Mall Holding, LLC, Phase II Mall Subsidiary, LLC, Goldman Sachs Credit Partners L.P., as bank arranger, and The Bank of Nova Scotia, as bank agent, Phase II mall agent and disbursement agent, entered into a disbursement agreement on September 30, 2004.

        The disbursement agreement sets forth the material obligations of Lido Casino Resort, LLC and Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC to construct and complete the Palazzo Casino Resort and the Phase II mall and establishes a line item budget and a schedule for construction for the Palazzo Casino Resort and Phase II mall. The disbursement agreement also establishes the conditions for the disbursement agent to make disbursements under the respective funding commitments of the senior secured credit facility and the Phase II mall construction loan and the relevant sequencing of such disbursements upon satisfaction of such conditions.

        Prior to disbursing any funds from the proceeds of the senior secured credit facility for the construction of the Palazzo Casino Resort, Lido Casino Resort, LLC must first use $552.0 million of its own equity to fund construction and development costs and certain other expenses related to the Palazzo Casino Resort. Prior to disbursing any funds from the proceeds of the Phase II mall construction loan, Phase II Mall Subsidiary, LLC must first use approximately $25.0 million of its own equity to fund construction and development costs and certain other expenses related to the Phase II mall.

        The disbursement agreement authorizes disbursement requests only upon the satisfaction of various customary funding conditions.

        The disbursement agreement requires the borrowers to comply with various negative covenants. Unless performed in accordance with the procedures set forth in the disbursement agreement, these negative covenants prohibit the borrowers from, among other things:

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  amending, terminating or waiving rights under certain project documents;

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  entering into new material project documents;

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  implementing any change in the plans and specifications;

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  amending the project budget or the project schedule; or

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  causing or permitting the Palazzo Casino Resort to open.

11% Mortgage Notes due 2010

        On June 4, 2002, Las Vegas Sands Opco and Venetian Casino Resort LLC issued $850 million of mortgage notes. The mortgage notes mature on June 15, 2010 and bear interest at 11%, payable each June 15th and December 15th. Las Vegas Sands Opco made an asset sale offer for the mortgage notes with the excess proceeds of The Grand Canal Shoppes sale, which was completed on May 17, 2004, and purchased $6.4 million in aggregate principal amount of mortgage notes. The mortgage notes are guaranteed by certain of our domestic subsidiaries and are secured by second priority liens on certain of our assets and those of our subsidiary guarantors (the personal property and the real estate improvements that comprise the hotel, the casino, and the convention space, with certain exceptions). The mortgage notes are redeemable at the option of the issuers at prices ranging from 100% to 105.5% commencing on or after June 15, 2006, as set forth in the mortgage notes and the indenture for the mortgage notes. Prior to June 15, 2006, the issuers may redeem the mortgage notes at their principal amount plus an applicable make-whole premium. Upon a change of control (as defined in the indenture for the mortgage notes), each mortgage note holder may require the issuers to repurchase such mortgage notes at 101% of the principal amount thereof plus accrued interest and other amounts which are then due, if any. On or prior to June 15, 2005, the issuers may redeem up to 35% of the mortgage notes with the net cash proceeds of one or more offerings of equity securities at a redemption price of 111% of the principal amount of the mortgage notes, plus accrued and unpaid interest. Upon an event of loss or certain asset sales, the issuers may also be required to offer to purchase all or a portion of the mortgage notes with the proceeds of such event of loss or sale. The mortgage notes are not subject to a sinking fund requirement. The mortgage notes contain covenants that restrict the ability of Las Vegas Sands Opco and its restricted subsidiaries to:

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  borrow money;

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  pay dividends on stock or repurchase stock;

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  make investments;

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  use assets as security in other transactions;

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  create liens;

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  engage in transactions with our affiliates;

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  enter into certain leases;

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  merge or consolidate; and

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  transfer or sell all or substantially all assets.

        The mortgage notes contain events of default including the following:

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  failure to make payments when due;

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  failure to offer to purchase or purchase the mortgage notes when required to do so under the terms of the notes;

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  noncompliance with covenants;

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  default or acceleration of payments under other loan instruments;

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  failure to pay judgments;

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  judicial holding that the mortgage notes are unenforceable or invalid;

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  bankruptcy;

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  cessation of effectiveness of any gaming license; and

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  failure to comply with certain obligations under the Cooperation Agreement with respect to Interface Holding.

Phase II Mall Construction Loan

        Phase II Mall Subsidiary, LLC and Phase II Mall Holding, LLC entered into a mall construction loan for the Phase II mall on September 30, 2004. The Phase II mall construction loan allows the borrowers to borrow up to $250.0 million on a senior secured delayed draw basis from Sumitomo Mitsui Banking Corporation of New York, The Bank of Nova Scotia as administrative agent and the other lenders thereunder. The following is a description of the principal terms of the Phase II mall construction loan.

        Structure.    The Phase II mall construction loan consists of a senior secured credit delayed draw loan in an amount not to exceed $250.0 million.

        Use of Proceeds.    The proceeds of borrowings under the Phase II mall construction loan will be used, following the use of approximately $25.0 million of equity for such purpose, to pay for the financing, design, development and construction costs of the Phase II mall (including interest and fees relating to the Phase II mall construction loan) and certain restaurant and retail space on the casino level of the Palazzo Casino Resort.

        Security.    The Phase II mall construction loan and all interest rate protection products with respect thereto are secured by first priority security interests in substantially all of the assets of Phase II Mall Subsidiary, LLC and Phase II Mall Holding, LLC, including Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC's interests in the airspace within which the Phase II mall will be constructed, the lease of the Phase II mall airspace, the master lease agreement to be entered into with Lido Casino Resort, LLC with respect to certain restaurant and retail space located on the casino level of the Palazzo Casino Resort, the lease of certain airspace adjacent to the Venetian Casino Resort, the Phase II mall purchase agreement under which we have agreed to sell the Phase II mall to GGP Limited Partnership, all other agreements to which Phase II Mall Holding, LLC or Phase II Mall Subsidiary, LLC is a party and the sale proceeds under the Phase II Mall sale and lease agreement.

        Disbursement Arrangements.    The provisions of the disbursement agreement described above apply to this agreement. See "—Disbursement Agreement."

        Maturity.    The borrowers must repay in full all amounts outstanding under the Phase II mall construction loan on the earlier of March 30, 2008 and the date on which the equity interests of Phase II Mall Subsidiary, LLC are sold to GGP in accordance with the Phase II mall sale and lease agreement.

        Amortization.    No interim amortization is required.

        Interest.    All amounts outstanding under the Phase II mall construction loan bear interest, at the borrowers' option, as follows:

  (i)
  at a base rate plus 0.75% per annum or

  (ii)
  LIBOR plus 1.75% per annum.

        Interest on overdue amounts following an event of default accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the then applicable base rate plus an additional 2.00% per annum.

        Optional Prepayments.    The borrowers may prepay loans and reduce the amounts available to us at any time by giving prior notice thereof, in each case, without premium or penalty provided that, prior to substantial completion of the construction of the Palazzo Casino Resort, voluntary partial prepayments are only permitted so long as, after giving effect thereto, the borrowers satisfy the "in-balance" requirement of the Phase II mall construction loan and the disbursement agreement.

        Mandatory Prepayments.    The Phase II mall construction loan must be prepaid in full upon a change of control; in an amount equal to all of the net after tax cash proceeds of the sale or other disposition of certain of our property or assets (including the sale of the Phase II mall); and in an amount equal to 100% of the net cash proceeds received from the issuance of debt (other than debt permitted to be incurred pursuant to the terms of the Phase II mall construction loan documents).

        Fees.    The borrowers are required to pay a commitment fee under the Phase II mall construction loan equal to 0.375% per annum multiplied by the daily average unused portion of the commitments.

        Covenants.    The Phase II mall construction loan contains covenants, including a covenant to substantially complete the Phase II mall by the required deadline set forth in the Phase II mall sale and lease agreement, subject to various force majeure and other delays set forth in the Phase II mall purchase agreement, and limitations with respect to:

  •
  other indebtedness;

  •
  liens;

  •
  negative pledges;

  •
  investments;

  •
  guarantees;

  •
  formation of subsidiaries;

  •
  restricted payments (including, without limitation, dividends, redemptions, refinancing and payment on other debt);

  •
  mergers and acquisitions;

  •
  sales of assets;

  •
  sales and lease-backs;

  •
  transactions with affiliates;

  •
  modifications to material contracts; and

  •
  incurrence of obligations under additional material contracts.

        Events of Default.    The Phase II mall construction loan contains events of default including the following:

  •
  failure to make payments when due;

  •
  material defaults under other material agreements beyond the expiration of applicable grace, notice and cure periods or payment or other material defaults beyond the expiration of applicable grace, notice and cure periods under instruments of indebtedness of certain amounts;

  •
  loss of material licenses or permits;

  •
  noncompliance with covenants;

  •
  breaches of representations and warranties;

  •
  bankruptcy;

  •
  judgments in excess of specified amounts;

  •
  ERISA; and

  •
  impairment of security interests in the collateral.

Palazzo FF&E Credit Facility

        We have a commitment from a lender for an FF&E credit facility which we will use to fund a portion of the costs of constructing the Palazzo Casino Resort. This commitment will expire on December 13, 2004. The Palazzo Casino Resort FF&E credit facility will allow us to borrow senior secured delay draw loans in an amount equal to the lesser of (i) $135.0 million, less any reserves, and (ii) up to 100% of the invoice amounts due for the purchase of selected HVAC systems, power systems, furniture, fixtures, equipment and other personal property to be used in the Palazzo Casino Resort. Interest will be the higher of (i) the highest rate of interest under our senior secured credit facility plus 0.25% per annum and (ii) LIBOR plus 2.75% per annum. Our obligations under the Palazzo FF&E credit facility will be secured by a perfected first priority security interest in favor of the FF&E lender in the Palazzo FF&E that is acquired with the proceeds of borrowings under the Palazzo FF&E credit facility, and all proceeds, products, replacements and substitutions thereafter. We will be required to repay in full all amounts outstanding under the Palazzo FF&E credit facility in March 2012. If the Palazzo FF&E credit facility is prepaid between the first and the ninth fiscal quarter after closing, a fee equal to 3.0% of the amount being prepaid will apply. If a prepayment is made between the tenth and the twenty-first fiscal quarter after closing, a fee equal to 2.0% of the amount being prepaid will apply. There will be no fee for prepayments made after the twenty-first fiscal quarter after closing. Additional fees are required to be paid if we do not borrow certain required amounts by certain specific dates.

Venetian FF&E Financing

        In September 2003, we and a lender entered into an FF&E financing to provide $15.0 million of financing for the Phase IA addition. The proceeds from this financing were used to finance certain FF&E for the Phase IA addition and the related note is secured by the those items of FF&E. The Venetian FF&E financing provides for a 60-month basic term loan. Interest is three month LIBOR plus 3.00% and is payable quarterly. The Venetian FF&E note is subject to nineteen quarterly amortization payments of $600,000 beginning January 1, 2004, and one final payment of $3,600,000 on October 1, 2008. The average interest rate for the Venetian FF&E credit facility was 4.28% during the nine months ended September 30, 2004.

Interface Mortgage Loan

        Interface Group-Nevada borrowed $100.0 million under a mortgage loan on July 30, 2004.

        Use of Proceeds.    The proceeds of borrowings under the Interface mortgage loan were used to repay outstanding notes payable under Interface Group-Nevada's prior mortgage loan and to pay for related fees and expenses.

        Security.    Interface Group-Nevada's obligations under the Interface mortgage loan are secured by a first priority mortgage on the Sands Expo Center and by certain other related collateral.

        Maturity.    We must repay in full all amounts outstanding under the Interface mortgage loan by August 10, 2006, unless we exercise our renewal options, in which event the loan must be repaid by February 10, 2009.

        Mandatory Amortization.    The loan will amortize pursuant to a 20-year mortgage schedule, based on a 9.25% assumed annual interest rate.

        Additional Amortization:    If cash flow of Interface Group-Nevada is available after the payment of interest and mandatory amortization, tax and insurance reserve amounts, operating expenses, capital expenditures and deposits into a reserve for advanced customer deposits, additional principal payments must be made equal to the difference between (i) the principal payments necessary to amortize the loan pursuant to a 15-year schedule, based on a 7.00% assumed annual interest rate and (ii) the amortization payment required by the aforementioned 9.25% amortization schedule.

        Interest.    The loan is evidenced by two separate notes. One note is in the principal amount of $65,000,000 and bears interest at the rate of LIBOR plus 173 basis points. The other note is in the principal amount of $35,000,000 and bears interest at the rate of LIBOR plus 750 basis points. The blended interest rate of the two notes is LIBOR plus 375 basis points.

        Optional Prepayments.    After a twelve-month lockout period, the loan may be prepaid in whole or in part. If any part of the loan is prepaid after acceleration of the loan during the lockout period, a fee equal to 2% of the amount prepaid will apply.

        Covenants.    The Interface mortgage loan contains limitations with respect to the following:

  •
  other indebtedness;

  •
  liens;

  •
  investments;

  •
  guarantees;

  •
  mergers and acquisitions;

  •
  sales of assets;

  •
  leases;

  •
  transactions with affiliates;

  •
  changes to material contracts; and

  •
  construction of competing facilities.

        Events of Default:    Our Interface mortgage loan contains events of default, including:

  •
  failure to make payments when due;

  •
  noncompliance with covenants;

  •
  breaches of representations and warranties;

  •
  bankruptcy;

  •
  ERISA;

  •
  change of control;

  •
  equity pledges; and

  •
  defaults under certain material contracts.

Indebtedness of Macau Subsidiaries

Venetian Venture Development Intermediate Credit Facility

        On March 27, 2003, our wholly-owned subsidiary Venetian Venture Development Intermediate Limited entered into a credit agreement with a lender to provide $50.0 million of financing for the Sands Macao. The obligations under the loans to be made under the Venetian Venture Development Intermediate credit agreement are guaranteed by Las Vegas Sands Opco and Venetian Casino Resort, LLC and supported by letters of credit issued under the senior secured revolving facility in favor of the Venetian Venture Development Intermediate credit agreement lenders. The amounts outstanding under the Venetian Venture Development Intermediate credit facility bear interest at the base rate or the adjusted Eurodollar rate plus 0.5% per annum. Interest is payable on the base rate loans on a quarterly basis and is payable on Eurodollar loans at the end of the applicable interest period. There is no scheduled principal amortization and the credit facility is due in full on March 27, 2006. As of September 30, 2004, $50.0 million was outstanding under the Venetian Venture Development Intermediate credit agreement and was supported by $50.0 million of letters of credit issued under the senior secured revolving facility. The average interest rate was 1.7% for the nine months ended September 30, 2004.

Venetian Macau Senior Secured Notes

        On August 21, 2003, a wholly owned subsidiary of Venetian Macau S.A., Venetian Macau Finance Company, issued $120.0 million in aggregate principal amount of floating rate senior secured notes due August 2008. These senior secured notes issued by Venetian Macau Finance Company are guaranteed by Venetian Macau S.A. All assets of Venetian Macau S.A. and its subsidiaries, including their rights under the Macau government's land concession, secure the Venetian Macau senior secured notes and the guarantee and restrictions have been placed on the payment of dividends to Las Vegas Sands Opco from Venetian Macau S.A. and its subsidiaries. In addition, holders of the Venetian Macau senior secured notes have consented to the grant of a junior lien on these assets in favor of a Macau bank that provided certain guarantees under our subconcession and land concession.

        The senior secured notes issued by Venetian Macau Finance Company were issued in two tranches, of which $75.0 million in aggregate principal amount (tranche A) bear interest at the rate of three month U.S. dollar LIBOR plus 3.25%, payable quarterly, and $45 million in aggregate principal amount (tranche B) bear interest at the rate of three month U.S. dollar LIBOR plus 4.00%, payable quarterly. The tranche A notes have a mandatory redemption of $7.5 million on August 21, 2005, $11.2 million on August 21, 2006, $18.8 million on August 21, 2007 and $37.5 million on August 21, 2008. The tranche B notes have no interim amortization and are due in full on August

21, 2008. The average interest rate on the Venetian Macau senior secured notes was 4.9% during the nine months ended September 30, 2004.

        The Venetian Macau senior secured notes contain covenants that, among other things, restrict the ability of Venetian Macau Finance Company, Venetian Macau, S.A. and the subsidiary guarantors to:

  •
  incur additional indebtedness;

  •
  pay dividends on stock or repurchase stock;

  •
  make investments;

  •
  make capital expenditures;

  •
  use assets as security in other transactions;

  •
  create liens;

  •
  engage in transactions with affiliates;

  •
  enter into certain leases;

  •
  modify certain material contracts;

  •
  merge or consolidate; and

  •
  transfer or sell all or substantially all of their assets.

        The Venetian Macau senior secured notes also requires Venetian Macau Finance Company, Venetian Macau, S.A. and the subsidiary guarantors to maintain certain kinds of insurance coverage and maintain certain financial ratios.

Venetian Macau Revolver

        On December 18, 2003, Venetian Macau Limited and Venetian Macau Finance Company entered into a $20.0 million revolving credit facility with a group of lenders. In addition, the lenders under the Venetian Macau revolver have consented to the grant of a junior lien on this collateral in favor of a Macau bank that provided certain guarantees under our subconcession and land concession. The Venetian Macau revolver is secured on a pari passu basis with the same collateral as the Venetian Macau senior secured notes. The Venetian Macau revolver matures December 18, 2006 and bears interest at LIBOR plus 3.75%. As of September 30, 2004, there were no amounts drawn under the Venetian Macau revolver.

        The Venetian Macau revolver contains affirmative, negative and financial covenants that impose limitations on our Macau subsidiaries, including limitations on the following:

  •
  incurrence of additional debt, including guarantees;

  •
  incurrence of liens;

  •
  mergers and consolidations;

  •
  disposition of assets (including equity interests in subsidiaries);

  •
  certain acquisitions;

  •
  entrance into certain leases;

  •
  transactions with affiliates;

  •
  modifications to material contracts;

  •
  incurrence of obligations under additional material contracts;

  •
  engagement in any new business;

  •
  payment of dividends and other restricted payments; and

  •
  issuance of preferred stock.

        Additionally, our Macau subsidiaries are required to comply with the following financial ratios and other financial covenants:

  •
  maximum total debt to EBITDA ratios;

  •
  minimum EBITDA to interest coverage ratios;

  •
  minimum net worth;

  •
  maximum capital expenditures; and

  •
  minimum fixed charges coverage ratios.

HVAC Services Agreement and Related Documents

        Sempra Energy Solutions is the HVAC provider to the Venetian Casino Resort and Sands Expo Center. It is a California company and is a subsidiary of Sempra Energy, a utility holding company.

        Thermal energy (i.e., heating and air conditioning) is provided to the Venetian Casino Resort and the Sands Expo Center by the HVAC provider using certain heating and air conditioning-related and other equipment (the "HVAC Equipment"). In addition, the HVAC provider provides us with other energy-related services. The central HVAC plant is located on land owned by us, which land has been leased to the HVAC provider for a nominal annual rent. The HVAC plant and equipment is owned by the HVAC provider, and the HVAC provider has been granted appropriate easements and other rights so as to be able to use the HVAC plant and the HVAC equipment to supply thermal energy to the Venetian Casino Resort and the Sands Expo Center (and, potentially, other buildings), so long as such easements do not materially interfere with the operations of the Venetian Casino Resort and the Sands Expo Center. The HVAC provider paid all costs ("HVAC costs") in connection with the purchase and installation of the HVAC plant and equipment, which costs totaled $70 million. The HVAC provider has entered into separate service contracts (collectively, the "HVAC service agreements") with Venetian Casino Resort, LLC, Interface Group-Nevada, and the owner of The Grand Canal Shoppes, for the provision of heat and cooling requirements at agreed-to rates. The charges payable by all users include a fixed component that enables the HVAC provider to recover 85% of the HVAC costs over the initial term of the service contracts, with interest at a fixed annual rate of 7.1%. In addition, the users reimburse the HVAC provider for the annual cost of operating and maintaining the HVAC equipment and providing certain other energy related services, and pay the HVAC provider a management fee of $500,000 per year. Each user is allocated a portion of the total agreed-to charges and fees through its service contract, which portion includes paying 100% of the cost of services in connection with the HVAC equipment relating solely to such user. Each user is not liable for the obligations of the other users; provided, however, that the owner of The Grand Canal Shoppes is liable for the obligations of each mall tenant. The HVAC service agreements expire in 2009, at which time the users will have the right, but not the obligation, to collectively either extend the term of their agreements for five years (with a second, additional five-year renewal option) each or purchase the HVAC plant and equipment in accordance with purchase provisions set forth in the HVAC service agreements.

DESCRIPTION OF CAPITAL STOCK

        The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Nevada law and our articles of incorporation and by-laws. Copies of our restated articles of incorporation and by-laws are filed as exhibits to the registration statement of which this prospectus is a part.

Capital Stock

        Our authorized capital stock currently consists of 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock. Immediately prior to this offering and upon consummation of the holding company merger, we will have approximately ten holders of record of our common stock and no holders of record of our preferred stock. After consummation of this offering, we expect to have 350,000,000 shares of common stock and no shares of preferred stock outstanding.

Common Stock

        The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock to be sold in this offering when issued and paid for will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future. Nevada and other gaming laws and regulations subject holders of our common stock to certain suitability requirements. See "Business—Regulation and Licensing."

Preferred Stock

        We are authorized to issue up to 50,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Nevada law and our articles of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Certain Articles of Incorporation, By-Laws and Statutory Provisions

        The provisions of our amended and restated articles of incorporation and by-laws and of the Nevada General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Limitation of Liability of Officers and Directors

        Nevada law currently provides that our directors will not be personally liable to our company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

  •
  the director breaches his fiduciary duty to our company or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law; or

  •
  our company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distribution.

        As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation's directors. Our articles of incorporation do not provide for such expanded liability.

Special Meetings of Stockholders

        Our amended and restated articles of incorporation provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our amended and restated articles of incorporation provide that stockholders may not take action by written consent unless such action and the taking of such action by written consent have been expressly approved by the board and may only take action at duly called annual or special meetings. In addition, our amended and restated by-laws establish advance notice procedures for:

  •
  stockholders to nominate candidates for election as a director; and

  •
  stockholders to propose topics for consideration at stockholders' meetings.

        Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year's annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year's annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Election and Removal of Directors

        Our board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. Our stockholders may only remove directors for cause and with a 66 2/3% stockholder vote for the removal. Our board of directors may elect a director to fill a vacancy created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

Nevada Anti-Takeover Statutes

  Business Combinations Act

        Under the terms of our amended and restated articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Nevada anti-takeover law, third parties could more easily pursue a takeover transaction that was not approved by our board of directors.

  Control Shares Act

        Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation's other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our by-laws either before or within ten days after the relevant acquisition of shares. Presently, our by-laws do not opt out of this act.

  Gaming Requirements

        Applicable gaming laws impose certain suitability requirements to holders of our capital stock. See "Business—Regulation and Licensing."

        Our amended and restated articles of incorporation provides that if the gaming authorities determine at any time that a holder of our stock or other securities is unsuitable to hold such securities, then until such securities are owned by persons found by these gaming authorities to be suitable to own them:

  •
  we will not be required or permitted to pay any dividend or interest with regard to these securities;

  •
  the holder of these securities will not be entitled to vote on any matter as the holder of the securities and these securities will not for any purposes be included in the securities entitled to vote; and

  •
  we will not pay any remuneration in any form to the holder of these securities.

        In addition to the foregoing, our amended and restated articles of incorporation also provide that the issuance or transfer of any stock or securities in violation of applicable gaming laws, including Nevada gaming laws, will be void and that such stock or securities shall be deemed not to be issued and outstanding until:

  •
  we cease to be subject to the jurisdiction of the gaming authorities; or

  •
  the applicable gaming authorities validate the issuance or transfer or waive any defect in the issuance or transfer.

Amendment to Certain Articles of Incorporation and By-Law Provisions

        Our amended and restated articles of incorporation provide that amendments to certain provisions of the articles will require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our voting stock, namely:

  •
  the provisions requiring a 66 2/3% stockholder vote for removal of directors;

  •
  the provisions requiring a 66 2/3% stockholder vote for the amendment, repeal or adoption of our bylaw provisions (described below);

  •
  the provisions requiring a 66 2/3% stockholder vote for the amendment of certain provisions of our articles of incorporation; and

  •
  the provisions prohibiting stockholder action by written consent except under certain circumstances.

        In addition, our amended and restated articles of incorporation and by-laws provide that our by-laws are subject to adoption, amendment or repeal either by a majority of the members of our board or the affirmative vote of the holders of not less than 66 2/3% of the then outstanding shares of our voting stock voting as a single class.

        The 66 2/3% vote will allow the holders of a minority of our voting securities to prevent the holders of a majority or more of our voting securities from amending certain provisions of our amended and restated articles of incorporation and our by-laws.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its telephone number is 212-936-5100.

Listing

        Our common stock has been approved for listing on the New York Stock Exchange under the symbol "LVS." By a letter dated November 10, 2004, the NGCB granted us administrative approval to list our common stock on the New York Stock Exchange.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our common stock in the public market, or the perception that substantial sales may occur, could adversely affect the prevailing market price of our common stock. Prior to this offering, there has been no public market for our common stock. After completion of the offering, there will be 350,000,000 shares of common stock outstanding. Of these shares, 23,809,524 shares of common stock sold in the offering, or up to 27,380,953 shares if the underwriters exercise their option to purchase additional shares, will be freely transferable without restriction under the Securities Act, except by persons who may be deemed to be our affiliates.

        In addition to the shares of our common stock sold in this offering, there will be 326,190,476 shares of our common stock outstanding immediately after this offering. Of these shares, all are restricted securities and may be sold into the public market pursuant to Rule 144 and 144(k) under the Securities Act as described below.

Sales of Restricted Shares

        An aggregate of 326,190,476 shares of our common stock held by our existing stockholders upon completion of this offering will be "restricted securities," as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144 and 144(k) under the Securities Act, which are summarized below. Taking into account the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares will be available for sale in the public market as follows:

  •
  250,283,616 shares will be available for sale 180 days (or earlier if waived by the underwriters) after the date of this prospectus, the expiration date for the lock-up agreements; and

  •
  an additional 75,906,860 shares will be available for sale at various times after the expiration of the lock up.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated), who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1.0% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks before a notice of the sale on Form 144 is filed with the SEC.

        Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an

"affiliate," is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Options

        Following this offering, we intend to file a registration statement on Form S-8 to register 25,089,263 shares of our common stock reserved for issuance under our option plans and arrangements and 16,616,140 shares of common stock for resale that were issued upon exercise of options granted under the 1997 Plan. Immediately upon consummation of this offering, we will have options to purchase 2,066,748 shares (including options to purchase 984,321 shares from our principal stockholder under the 1997 Plan) of our common stock issued and outstanding. All of the 25,089,263 shares of our common stock issuable upon the exercise of options under our stock option plans and arrangements will be freely tradable upon effectiveness of the registration statement on Form S-8 without restrictions under the Securities Act, unless these shares are held by an "affiliate" of ours or subject to other contractual restrictions. All of the 16,616,140 shares registered for resale on the registration statement on Form S-8 will be subject to the volume restrictions set forth under Rule 144(e) during any three-month period.

Lock-up Agreements

        We, our principal stockholder, certain trusts for the benefit of our principal stockholder and his family and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock other than under our employee compensation plans and subject to certain other limited exceptions during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. Goldman, Sachs & Co. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The lock-up agreements by these persons (other than us) cover an aggregate of approximately 322,601,694 shares of our outstanding common stock. Following the filing of the Form S-8 described above, an aggregate of approximately 1,327,503 shares will not be subject to the lock-up agreements and will be available for sale subject to volume and other restrictions of Rule 144 under the Securities Act immediately following this offering. In addition, options to purchase 984,321 shares from our principal stockholder will be outstanding upon consummation of this offering. Of these shares, 931,115 shares will be available for sale after the expiration of the holding period pursuant to Rule 144 under the Securities Act. See "Underwriting."

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Registration Rights

        We have granted demand registration rights to our principal stockholder, certain trusts for the benefit of our principal stockholder and his family, who will collectively hold approximately 308,244,173 shares (including shares issuable upon the exercise of outstanding options) upon consummation of this offering. Beginning 180 days after the date of this offering, our principal stockholder and the trusts can require us under certain circumstances to file registration statements that permit them to re-sell their shares. In addition, we have granted certain piggyback registration rights to certain of our directors, senior executive officers and other stockholders and employees. For more information, see "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following summary describes the material U.S. federal income tax and estate tax consequences of the ownership and disposition of shares of our common stock purchased pursuant to this offering by a holder that is a non-U.S. holder as we define that term below. This discussion does not address all aspects of United States federal income or estate taxation that may be relevant to a non-U.S. holder's decision to purchase shares of our common stock and is limited to persons that will hold the shares of our common stock as "capital assets"—generally, property held for investment—within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, this summary does not deal with foreign, state and local tax consequences that may be relevant to non-U.S. holders in light of their personal circumstances. This summary does not address the tax treatment of special classes of non-U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons holding our common stock as part of a hedging or conversion transaction or as part of a "straddle," partnerships (including any entity treated as a partnership for U.S. federal income tax purposes) or other pass-through entities, persons subject to the alternative minimum tax or U.S. expatriates. Furthermore, the discussion below is based upon the provisions of the Code, U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect, which could result in federal tax consequences that are materially different from those discussed below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the tax consequences discussed in this prospectus. Consequently, the IRS may disagree with or challenge any of the tax consequences discussed in this prospectus.

We urge you to consult your own tax advisor concerning the U.S. federal, state or local income tax and federal, state or local estate tax consequences of your ownership and disposition of shares of our common stock in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction or under any applicable tax treaty.

        As used in this discussion, a "non-U.S. holder" means a beneficial owner of shares of our common stock who is not, for U.S. tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, including any entity treated as a corporation for U.S. tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust:

  (1)
  that is subject to the primary supervision of a U.S. court and that has one or more United States persons who have the authority to control all substantial decisions of the trust; or

  (2)
  that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury regulations.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our shares, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. If you are a partner or owner of a partnership or other pass-through entity that is considering holding shares, you should consult your tax advisor.

Payment of Dividends

        We do not presently anticipate paying cash distributions on shares of our common stock. For more information, please see "Dividend Policy." In the event that we do pay distributions on our common stock, however, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the non-U.S. holder's basis in its common shares and then as a capital gain. Any amounts treated as a tax-free return of capital in accordance with the preceding sentence will cause a reduction in the basis of the common shares (thereby increasing the amount of gain, or decreasing the amount of loss, that may be recognized by the non-U.S. holder on a subsequent disposition of the common shares).

        If dividends are paid on shares of our common stock these dividends will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount, or any lower rate that may be specified by an applicable income tax treaty if we have received proper certification of the application of that income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

        Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S., are not subject to U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S. may also be subject to a branch profits tax at a 30% rate, or any lower rate as may be specified in an applicable income tax treaty.

Sale or Exchange

        A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale, exchange or other disposition of shares of our common stock unless any one of the following is true:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an applicable tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S., in which case, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

  •
  a non-U.S. holder, who is an individual, is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition and some additional conditions are met; or

  •
  Foreign Investment in Real Property Tax Act, or "FIRPTA," rules are applicable because:

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the period during which you hold our common stock or the five-year period ending on the date on which you dispose of shares of our common stock; and

    •
    assuming that our common stock constitutes a U.S. real property interest and is treated as regularly traded on an established securities market (within the meaning of applicable Treasury regulations), you held, directly or indirectly, at any time within the five-year period preceding the disposition, more than 5% of our common stock.

        The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our interests in real property located outside the U.S. and the fair market value of our other business assets. We can give no assurances that we are not a USRPHC. In addition, even if we are not a USRPHC at the present time, since the determination of USRPHC status in the future will be based upon the composition of our assets from time to time, there can be no assurance that we will not be or become a USRPHC in the future. However, as indicated above, so long as our stock is treated as "regularly traded" on an established securities market (within the meaning of applicable Treasury regulations), our common stock will not be treated as a U.S. real property interest for a particular holder who disposes of common stock unless such holder holds, directly or indirectly, at any time within the five-year period preceding the disposition, more than 5% of our common stock. We currently expect that our common stock will be considered to be "regularly traded" on an established securities market for these purposes because such common stock is expected to be traded on the New York Stock Exchange and to be regularly quoted by brokers and/or dealers making a market in such common stock. You should consult your own tax advisor regarding the application of the FIRPTA rules discussed above to a disposition by you of our common stock.

        Individual non-U.S. holders who are subject to U.S. tax because the holder was present in the U.S. for 183 days or more during the year of disposition are taxed on their gains, including gains from the sale of shares of our common stock and net of applicable U.S. losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on such disposition in the manner applicable to U.S. persons. In addition, if any of this gain is taxable because we are a USRPHC and the selling holder's ownership of our common stock exceeds 5%, the buyer of our common stock may be required to withhold a tax equal to 10% of the amount realized on the sale.

Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual non-U.S. holder will be included in that non-U.S. holder's estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Under an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established.

        The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations or to otherwise establish an applicable exemption generally will be reduced by any backup withholding tax that may be imposed.

        The payment of the proceeds of the disposition of our common stock by a non-U.S. holder to or through the U.S. office of a broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either certifies its status as a non-U.S. holder in accordance with applicable U.S. Treasury regulations or otherwise establishes an exemption and the broker has no actual knowledge, or reason to know, to the contrary. The payment of the proceeds on the disposition of our common stock by a non-U.S. holder to or through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has specified connections with the United States, unless some conditions are met, the proceeds from that disposition generally will be reported to the IRS, but not reduced by backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them and the availability and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

        The above discussion is included for general information only. You should consult your tax advisor with respect to the U.S. federal income tax and federal estate tax consequences of the ownership and disposition of our common stock, as well as the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Jefferies & Company, Inc.

Total	23,809,524

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,571,429 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 3,571,429 additional shares.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                    per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $                    per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms.

        We, our principal stockholder, certain trusts for the benefit of our principal stockholder and his family and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock other than under our existing employee compensation plans and subject to certain other limited exceptions during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. Goldman, Sachs & Co. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

        This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Our common stock has been approved for listing on the New York Stock Exchange under the symbol "LVS." In connection with the listing of the common stock on the New York Stock Exchange, the underwriters have undertaken to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners and to sell these shares in a manner such that we will have more than 1,100,000 publicly held shares outstanding in the United States with an aggregate market value of at least $60 million. Based on information about us available to the underwriters and under current market conditions, and assuming this offering is for the number of shares and at the mid-point of the range set forth on the cover of this prospectus, the underwriters believe that our equity market capitalization will be at least $500 million upon completion of this offering.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date of this offering, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        We currently anticipate that we will undertake a directed share program, pursuant to which we will direct the underwriters to reserve up to 1,500,000 shares of common stock for sale at the initial public offering price to certain friends and family members of our officers, directors and stockholders, and certain suppliers, vendors and business associates. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby. Each participant will agree not to dispose of or hedge any of the shares of our common stock purchased in the program for a period of 60 days after the date of this prospectus, except under certain circumstances and with the prior written consent of Citigroup Global Markets Inc. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, in connection with sales of directed shares.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3.8 million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Affiliates of Goldman, Sachs & Co. were initial purchasers of our mortgage notes that we issued in June 2002. Goldman, Sachs & Co. also acted as our financial advisor in connection with our sale of The Grand Canal Shoppes and the proposed sale of the Phase II mall. In addition, an affiliate of Goldman, Sachs & Co. acted as an initial purchaser in connection with the senior secured notes offering by our subsidiary, Venetian Macau Finance Company. Also, an affiliate of Goldman, Sachs & Co. acted as a lender under our prior secured mall facility. Goldman Sachs Mortgage Company, an affiliate of Goldman, Sachs & Co., is the lender under the new Interface Group-Nevada mortgage loan. Finally, an affiliate of Goldman, Sachs & Co. was the joint lead arranger, joint bookrunner and syndication agent under our prior senior secured credit facility and is the lead arranger, bookrunner and syndication agent under our new senior secured credit facility.

LEGAL MATTERS

        Lionel Sawyer & Collins, Las Vegas, Nevada, will pass upon the validity of the common stock offered by this prospectus for us. Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass upon certain other matters for us. Latham & Watkins LLP, New York, New York, will pass upon certain matters for the underwriters.

EXPERTS

        The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC from the SEC's Public Reference Room at the SEC's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders of Las Vegas Sands, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Las Vegas Sands, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada
January 30, 2004, except for Note 14—Segment Information, as to which the date is August 16, 2004 and except for the acquisition of Interface Group Holding Company, Inc., as to which the date is October 5, 2004

LAS VEGAS SANDS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31, 2002	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$106,483	$152,793
Restricted cash and cash equivalents	41,484	55,655
Accounts receivable, net	53,536	54,197
Inventories	5,226	6,251
Prepaid expenses	5,510	3,843

Total current assets	212,239	272,739
Property and equipment, net	1,246,607	1,484,670
Deferred offering costs, net	40,018	39,143
Restricted cash	83,370	86,144
Other assets, net	24,528	34,339

	$1,606,762	$1,917,035

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,071	$16,679
Construction payables	29,727	42,155
Construction payables—contested	7,232	7,232
Accrued interest payable	4,336	4,809
Other accrued liabilities	96,578	111,112
Current maturities of long-term debt	8,550	41,379

Total current liabilities	161,494	223,366
Other long-term liabilities	1,122	6,445
Long-term debt	1,343,762	1,525,116

	1,506,378	1,754,927

Stockholders' equity:
Common stock, $.10 par value, 3,000,000 shares authorized, 1,220,370 shares issued and outstanding	123	123
Receivables from stockholders	(680)	(2,113)
Capital in excess of par value	159,286	155,809
Retained Earnings (Deficit)	(58,345)	8,289

	100,384	162,108

	$1,606,762	$1,917,035

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Year Ended December 31,
	2001	2002	2003
Revenues:
Casino	$227,240	$256,484	$272,804
Rooms	204,242	206,706	251,397
Food and beverage	59,490	67,645	80,207
Retail and other	138,595	126,709	132,202

	629,567	657,544	736,610
Less-promotional allowances	(42,594)	(34,208)	(44,856)

Net revenues	586,973	623,336	691,754

Operating expenses:
Casino	139,223	118,843	128,170
Rooms	50,039	53,435	64,819
Food and beverage	29,391	35,144	40,177
Retail and other	54,377	51,332	53,556
Provision for doubtful accounts	20,198	21,393	8,084
General and administrative	105,063	112,913	126,134
Corporate expense	6,079	10,114	10,176
Rental expense	8,074	7,640	10,128
Pre-opening and developmental expense	355	5,925	10,525
Depreciation and amortization	43,972	46,662	53,859

	456,771	463,401	505,628

Operating income	130,202	159,935	186,126
Other income (expense):
Interest income	5,162	3,027	2,125
Interest expense, net of amounts capitalized	(115,149)	(120,449)	(122,442)
Interest expense on indebtedness to Principal Stockholder	(9,020)	(4,010)	—
Other income (expense)	(1,938)	1,045	825
Loss on early retirement of debt	(1,383)	(51,392)	—

Net income (loss)	$7,874	$(11,844)	$66,634

Basic earnings (loss) per share	$6.45	$(9.71)	$54.60

Diluted earnings (loss) per share	$6.45	$(9.71)	$54.51

Dividends declared per share	$—	$—	$3.44

Weighted average shares outstanding
Basic	1,220,370	1,220,370	1,220,370

Diluted	1,220,370	1,220,370	1,222,370

Unaudited pro forma data (reflecting change in tax status) (See Note 16):
Provision for income taxes	(27,859)

Net income	$38,775

Unaudited pro forma net income per share of common stock (reflecting change in tax status):
Basic	$31.77

Diluted	$31.72

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

(Dollars in thousands)

	Common Stock
	Number of Shares	Amount	Capital in Excess of Par Value	Receivables from Stockholders	Retained Earnings (Deficit)	Total
Balance at December 31, 2000	1,145,370	$115	$157,855	$—	$(54,375)	$103,595
Contributions	—	—	720	—	—	720
Net income	—	—	—	—	7,874	7,874

Balance at December 31, 2001	1,145,370	115	158,575	—	(46,501)	112,189
Stock split	75,000	8	(8)	—	—	—
Contributions	—	—	719	—	—	719
Receivables from stockholders	—	—	—	(680)	—	(680)
Net loss	—	—	—	—	(11,844)	(11,844)

Balance at December 31, 2002	1,220,370	123	159,286	(680)	(58,345)	100,384
Contributions	—	—	721	—	—	721
Declared and unpaid dividends	—	—	(4,198)	—	—	(4,198)
Receivables from stockholders	—	—	—	(1,433)	—	(1,433)
Net income	—	—	—	—	66,634	66,634

Balance at December 31, 2003	1,220,370	$123	$155,809	$(2,113)	$8,289	$162,108

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net income (loss)	$7,874	$(11,844)	$66,634
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,972	46,662	53,859
Amortization of debt offering costs and original issue discount	10,291	10,572	8,259
Loss on early retirement of debt	1,383	51,392	—
Loss on disposition of fixed assets	(3)	301	454
Non-cash interest on completion guaranty loan	4,052	—	—
Provision for doubtful accounts	20,198	21,393	8,084
Changes in operating assets and liabilities:
Accounts receivable	(11,338)	(17,983)	(8,745)
Inventories	(841)	(341)	(1,025)
Prepaid expenses	(51)	(1,331)	1,667
Other assets	(2,197)	8,747	(9,811)
Accounts payable	10,458	(23,204)	1,608
Accrued interest payable	(3,269)	(5,672)	473
Other accrued liabilities	(14,777)	8,150	15,659

Net cash provided by operating activities	65,752	86,842	137,116

Cash flows from investing activities:
Increase in restricted cash	(4,266)	(102,817)	(16,945)
Notes receivable from stockholders	—	(680)	(1,433)
Capital expenditures	(56,025)	(136,740)	(279,948)

Net cash used in investing activities	(60,291)	(240,237)	(298,326)

Cash flows from financing activities:
Contributions from stockholder	720	719	721
Dividends paid	(13,800)	—	—
Repayments on 12 1/4% mortgage notes	—	(425,000)	—
Proceeds from 11% mortgage notes	—	850,000	—
Repayments on senior subordinated notes	—	(97,500)	—
Proceeds from secured mall facility	—	120,000	—
Repayments on mall—tranche A take-out Loan	—	(105,000)	—
Repayments on mall—tranche B take-out Loan	—	(35,000)	—
Repayments on completion guaranty loan	—	(31,124)	—
Repayments on senior secured credit facility—term A	—	—	(1,667)
Proceeds from senior secured credit facility—term A	—	—	50,000
Repayments on senior secured credit facility—term B	—	(1,250)	(2,500)
Proceeds from senior secured credit facility—term B	—	250,000	—
Repayments on bank credit facility—tranche A term loan	(103,125)	—	—
Repayments on bank credit facility—tranche B term loan	(49,750)	—	—

	Year Ended December 31,
	2001	2002	2003
Repayments on bank credit facility—tranche C term loan	(5,750)	—	—
Proceeds from bank credit facility—tranche C term loan	5,750	—	—
Proceeds from Venetian Macau senior secured notes—tranche A	—	—	75,000
Proceeds from Venetian Macau senior secured notes—tranche B	—	—	45,000
Proceeds from Venetian Intermediate credit facility	—	—	40,000
Repayments on bank credit term facility	(764)	(151,986)	—
Proceeds from bank credit term facility	152,750	—	—
Repayments on bank credit facility—revolver	(18,000)	(61,000)	(470)
Proceeds from bank credit facility—revolver	58,000	21,000	470
Repayments on FF&E credit facility	(21,494)	(53,735)	(600)
Proceeds from FF&E credit facility	—	—	15,000
Proceeds from (repayments on) Phase II Subsidiary credit facility	3,933	(3,933)	—
Proceeds from (repayments on) Phase II Subsidiary unsecured bank loan	1,092	(1,092)	—
Proceeds from Interface Nevada loan	141,000	—	—
Repayments on Interface Nevada loan	(139,174)	(5,643)	(6,050)
Repurchase premiums incurred in connection with refinancing transactions	—	(33,478)	—
Payments of debt offering costs	(11,454)	(41,859)	(7,384)

Net cash provided by (used in) financing activities	(66)	194,119	207,520

Increase in cash and cash equivalents	5,395	40,724	46,310
Cash and cash equivalents at beginning of year	60,364	65,759	106,483

Cash and cash equivalents at end of year	$65,759	$106,483	$152,793

Supplemental disclosure of cash flow information:
Cash payments for interest	$118,642	$122,293	$118,030

Non-cash interest on completion guaranty loan	$4,052	$—	$—

Declared and unpaid dividends included in accrued liabilities	$—	$—	$4,198

Property and equipment asset acquisitions included in accounts payable	$33,347	$36,959	$49,387

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS OF COMPANY

        Las Vegas Sands, Inc. ("LVSI") and its subsidiaries (collectively, the "Company") own and operate the Venetian Casino Resort (the "Casino Resort"), a Renaissance Venice-themed resort situated at one of the premier locations on the Las Vegas Strip (the "Strip"). The Casino Resort is located across from The Mirage and the Treasure Island Hotel and Casino. The Casino Resort includes the first all-suites hotel on the Strip with 4,049 suites (the "Hotel"); a gaming facility of approximately 116,000 square feet (the "Casino"); an enclosed retail, dining and entertainment complex of approximately 446,000 net leasable square feet (the "Mall"); a meeting and conference facility of approximately 650,000 square feet (the "Congress Center"); and an expo and convention center of approximately 1,150,000 square feet (the "Expo Center"). On May 18, 2004, the Company opened a portion of the Sands Macao Casino, a Las Vegas style casino (the "Macao Casino") located in Macao, a Special Administrative Region of the People's Republic of China. The remainder of the Macao Casino opened in late August 2004. The Company is also in the process of developing two additional casino resorts: the Palazzo Casino Resort in Las Vegas and the Macao Venetian Casino Resort in Macao.

        LVSI's principal stockholder (the "Principal Stockholder") was also the sole stockholder of Interface Group Holding Company, Inc. ("Interface"). On July 29, 2004, the Company acquired all of the capital stock of Interface from the Principal Stockholder in exchange for the issuance to the Principal Stockholder of 220,370 additional shares of LVSI's common stock. Interface indirectly owns the Expo Center and holds a $252.6 million Redeemable Preferred Interest in Venetian Casino Resort, LLC (see Note 8). The acquisition of Interface by LVSI has been accounted for as a reorganization of entities under common control, in a manner similar to a pooling-of-interests.

        The Company is involved in significant litigation relating to the cost of construction of the Casino Resort. See "Note 12—Commitments and Contingencies".

        The consolidated financial statements include the accounts of LVSI and its subsidiaries (the "Subsidiaries"), including Venetian Casino Resort, LLC ("Venetian"), Interface Group Holding Company, Inc. ("Interface"), Mall Intermediate Holding Company, LLC ("Mall Intermediate"), Grand Canal Shops Mall Subsidiary, LLC (the "New Mall Subsidiary"), Grand Canal Shops II, LLC (the "Mall II Subsidiary"), Grand Canal Shops Mall MM Subsidiary, Inc., Venetian Hotel Operations, LLC ("Mall Construction"), Lido Intermediate Holding Company, LLC ("Lido Intermediate"), Lido Casino Resort Holding Company, LLC, Lido Casino Resort, LLC (the "Phase II Subsidiary"), Lido Casino Resort MM, Inc., Venetian Transport, LLC ("Venetian Transport"), Venetian Venture Development, LLC ("Venetian Venture"), Venetian Venture Development Intermediate Limited, Venetian Venture Development Intermediate I, Venetian Venture Development Intermediate II, Venetian Macau Finance Company, VI Limited, Las Vegas Sands (UK) Limited, Venetian Macau Limited ("Venetian Macau"), Venetian Macau Holdings Limited, Venetian Marketing, Inc. ("Venetian Marketing"), Venetian Far East Limited and Venetian Operating Company, LLC ("Venetian Operating") (collectively, and including all other direct and indirect subsidiaries of LVSI, the "Company"). Each of LVSI and the Subsidiaries is a separate legal entity and the assets of each such entity are intended to be available only to the creditors of such entity, except to the extent of guarantees on indebtedness. See "Note 7—Long-Term Debt".

        Venetian was formed on March 20, 1997 to own and operate certain portions of the Casino Resort. LVSI is the managing member and owns 100% of the common voting equity in Venetian.

        Various Subsidiaries are guarantors or co-obligors of certain indebtedness related to the Casino Resort. See "Note 7—Long-Term Debt."

        The Mall II Subsidiary is an indirect, wholly owned subsidiary of LVSI, and owns and operates the Mall. The Mall II Subsidiary was formed on May 31, 2002 and became a successor to the Mall Subsidiary in connection with the refinancing of the Mall's indebtedness. See "Note 7—Long-Term Debt."

        Venetian Macau is an indirect, wholly owned subsidiary of LVSI, and owns and will operate the Macau Casino. See "Note 7—Long-Term Debt."

        The Casino Resort is physically connected to the approximately 1.15 million square foot Expo Center. The indirect owner of the Expo Center was acquired by LVSI on July 29, 2004. Venetian, the Mall II Subsidiary, and Interface transact business with each other and are parties to certain agreements. The nature of such transactions and the amounts involved are disclosed in the notes to the financial statements.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions have been eliminated.

  Significant Accounting Policies and Estimates

        The preparation of the consolidated financial statements in accordance with generally accepted accounting principles requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, accruals for slot marketing points, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and short-term investments with original maturities not in excess of 90 days.

  Inventories

        Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out and specific identification methods. Inventories consist primarily of food, beverage and retail products.

  Accounts Receivable

        Accounts receivable are due within one year and are recorded net of amounts estimated to be uncollectible.

  Deferred Revenue

        Deferred revenue for future services for convention facility rental are recorded to the extent that the installments have been paid or billed pursuant to contractual terms. Revenue is recorded in income when the related services are performed or event is held.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, which do not exceed the lease term for leasehold improvements, as follows:

Building and improvements	15 to 40 years
Furniture, fixtures and equipment	3 to 15 years
Leasehold improvements	5 to 10 years

        Maintenance, repairs and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.

        Management reviews assets for possible impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets exceeds their fair value. Impairment losses are recognized when estimated future undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying amounts. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement retains the prior requirements of SFAS No. 121, "Accounting for the Impairment of Long-Lived assets and for Long-Lived Assets to Be Disposed Of" to recognize impairments on property, plant and equipment. The adoption of SFAS No. 144 had no impact on the Company's financial condition, results of operations or cash flows.

  Capitalized Interest

        Interest costs associated with major construction projects are capitalized. Interest is capitalized on amounts expended using the weighted-average cost of the Company's outstanding borrowings. Capitalization of interest ceases when the project is substantially complete.

  Pre-opening and Developmental Costs

        Pre-opening and developmental costs, representing primarily direct personnel and other costs incurred prior to the opening of new ventures are expensed as incurred.

  Debt Discount and Deferred Offering Costs

        Debt discount and offering costs are amortized based on the terms of the related debt instruments using the effective interest method.

  Earnings (loss) Per Share

        Basic and diluted income (loss) per share is calculated based upon the weighted average number of shares outstanding. The dilutive impact of the 2,000 unexercised options to purchase shares of the Company's common stock have been included in the computation of diluted earnings per share for the twelve months ended December 31, 2003, but the impact of 5,500 unexercised options has been excluded from the computation of earnings per share for the twelve months ended December 31, 2002 as their impact would have been antidilutive.

        As further described in Note 9, in the first quarter of 2002, the Company completed a stock split whereby the number of common shares outstanding was increased to 1,000,000 from 925,000. Accordingly, all earnings per share calculations have been adjusted to retroactively give effect to the increase in shares outstanding to 1,000,000 and the July 29, 2004 issuance of 220,370 shares of common stock in connection with the acquisition of Interface as further described in Note 1.

        The Company has elected to follow Accounting Principles Board Opinion No. 25 entitled "Accounting For Stock Issued to Employees" and accounts for its stock-based compensation to employees using the intrinsic value method. Under this method, compensation expense is the difference between the market value of the Company's stock and the stock option's exercise price at the measurement date. Under APB 25, if the exercise price of the stock options is equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized. During the years ended December 31, 2001, 2002 and 2003 the Company recognized no stock-based compensation expense. The Company's stock-based employee compensation plan is more fully discussed in Note 9.

        Had the Company accounted for the plan under the fair value method allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

	For Year Ended December 31,
	2001	2002	2003
Net income (loss), as reported	$7,874	$(11,844)	$66,634
Deduct: Total stock-based employee compensation expense determined under the minimum value method for all awards, net of related tax effects	—	(55)	(3)
Add: Forfeitures of options to purchase common stock	—	—	1

Pro forma net income (loss)	$7,874	$(11,899)	$66,632

Basic earnings per share, as reported	$6.45	$(9.71)	$54.60

Basic earnings per share, pro-forma	$6.45	$(9.75)	$54.60

Diluted earnings per share, as reported	$6.45	$(9.71)	$54.51

Diluted earnings per share, pro-forma	$6.45	$(9.75)	$54.51

        The estimated fair value of options granted during 2002 and 2003 was $1 per share and was computed using the minimum valve method with the following weighted average assumptions: risk free interest rate of 3.84%; no expected dividend yields; and expected lives of 2 years.

  Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, performance of the service or delivery of the product has occurred, the sales price is fixed or determinable and collectibility is probable.

  Casino Revenue and Promotional Allowances

        Casino revenue is the aggregate of gaming wins and losses. Effective in the first quarter of 2001, the Company adopted Emerging Issues Task Force Issue 00-22 ("EITF 00-22"). EITF 00-22 requires that cash discounts and other cash incentives related to gaming play be recorded as a reduction of gross casino revenues. In connection with the adoption of EITF 00-22 in the first quarter of 2001, the Company reclassified $6.1 million of such discounts in the 2000 financial statements. In addition, in accordance with industry practice, the retail value of accommodations, food and beverage, and other services furnished to hotel/casino guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated departmental cost of providing such promotional allowances is included primarily in casino operating expenses as follows (in thousands):

	Cost December 31,
	2001	2002	2003
Food and Beverage	$9,357	$8,171	$8,362
Rooms	6,996	5,614	8,545
Other	1,752	1,157	1,067

	$18,105	$14,942	$17,974

        The estimated retail value of such promotional allowances is included in operating revenues as follows (in thousands):

	Revenue December 31,
	2001	2002	2003
Food and Beverage	$14,749	$12,858	$13,712
Rooms	25,828	20,007	29,819
Other	2,017	1,343	1,325

	$42,594	$34,208	$44,856

  Rental and Convention Revenues

        Minimum rental revenues are recognized on a straight-line basis over the terms of the related lease. Percentage rents are recognized in the period in which the tenants exceed their respective percentage rent thresholds. Charges to tenants for real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period billed which approximates the period in which the applicable costs are incurred. Convention revenues are recognized when the related service is rendered or the event is held.

  Hotel and Food and Beverage Revenues

        Hotel revenue recognition criteria are generally met at the time of occupancy. Food and beverage revenue recognition criteria are generally met at the time of service. Deposits for future hotel occupancy or food and beverage services contracts are recorded as deferred income until revenue recognition criteria are met. Cancellation fees for hotel and food and beverage services are recognized upon cancellation by the customer as defined by a written contract entered into with the customer.

  Slot Club Promotion and Progressive Jackpot Payouts

        The Company has established a promotional club to encourage repeat business from frequent and active slot machine customers and table games patrons. Members earn points based on gaming activity and such points can be redeemed for cash. The Company accrues for club points as a reduction to revenue based upon the estimates for expected redemptions. The Company maintains a number of progressive slot machines and table games. As wagers are made on the respective progressive games, the amount available to win (to be paid out when the appropriate jackpots are hit) increases. The Company has recorded the progressive jackpots as a liability with a corresponding charge against casino revenue.

  Income Taxes

        LVSI has elected to be taxed as an S Corporation and its wholly owned subsidiaries are either limited liability companies or S Corporations, each of which is a tax pass-through entity for federal income tax purposes. Nevada does not levy a corporate income tax and the Company has an income tax holiday in Macau through 2007. Accordingly, no provision for federal, state, or foreign income taxes is included in the statement of operations. The Company's debt instruments provides for dividends to be paid to stockholders to pay income taxes associated with taxable income of the Company attributable to each stockholder. During 2003, the Company declared and accrued $4.2 million of tax dividends. See Note 16.

  Advertising Costs

        Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program. Direct-response advertising consists primarily of mailing costs associated with the direct-mail programs. Capitalized advertising costs, included in prepaid expense, were immaterial at December 31, 2002 and 2003. Advertising costs that were expensed during the year were $5.7 million, $3.7 million and $2.8 million in 2001, 2002 and 2003, respectively.

  Concentrations of Credit Risk

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of short-term investments and receivables. The short-term investments (including restricted cash equivalents) are placed with a high credit quality financial institution, which invests primarily in money market funds.

  Accounting for Derivative Instruments and Hedging Activities

        In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), entitled "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, it depends on its effectiveness as a hedge. The Company adopted SFAS 133 on January 1, 2001.

        The Company, from time to time, uses interest rate caps and floors and similar financial instruments to assist in managing interest incurred on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the cap and floor or similar financial instruments.

        The Company has a policy aimed at managing interest rate risk associated with its current and anticipated future borrowings. This policy enables the Company to use any combination of interest rate swaps, futures, options, cap and similar instruments. To the extent the Company employs such financial instruments pursuant to this policy, and the instruments qualify for hedge accounting, they are accounted for as hedging instruments. In order to qualify for hedge accounting, the underlying hedged item must expose the Company to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce the Company's exposure to market fluctuation throughout the hedge period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss in the period of change. Otherwise, gains and losses are not recognized except to the extent that the financial instrument is disposed of prior to maturity. Net interest paid or received pursuant to the financial instrument is included as interest expense in the period.

  Losses on Retirement of Indebtedness

        In April 2002, the Financial Accounting Standards Board issued Statement No. 145 ("SFAS 145") "Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. During 2002, the Company adopted SFAS 145 and has not presented losses on early retirements of debt as an extraordinary item. Additionally, during 2002 prior period extraordinary losses were reclassified to conform to this new presentation. Adoption of SFAS 145 had no impact on the Company's financial condition or cash flows.

  Reclassifications

        The consolidated financial statements and footnotes for prior years reflect certain reclassifications to conform with the current year presentation, which have no effect on previously reported net income (loss).

  Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board issued Statement No. 143 ("SFAS 143"), "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objectives of SFAS 143 are to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 15, 2002, and was adopted by the Company on January 1, 2003.

        In June 2002, the Financial Accounting Standard Board issued Statement No. 146 ("SFAS 146") "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS 146 become effective for exit or disposal activities commenced subsequent to December 31, 2002. SFAS 146 was adopted by the Company on January 1, 2003.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee, excluding those for guarantees among entities within a consolidated group. At December 31, 2003, the Company does not have any guarantees outside of its consolidated group.

        In December 2002 the Financial Accounting Standards Board issued Statement No. 148 ("SFAS 148") "Accounting for Stock-Based Compensation." The provisions of SFAS 148 became effective on December 15, 2002. The Company has adopted the disclosure requirements of SFAS 148.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This Interpretation addresses the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The Interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The Interpretation outlines disclosure requirements for variable interest entities in existence prior to January 31, 2003, and outlines consolidation requirements for variable interest entities created after January 31, 2003. The Company has reviewed its major relationships and its overall economic interests with other companies consisting of related parties, companies in which it has an equity position and other suppliers to determine the extent of its variable economic interest in these parties.

        The adoptions of SFAS 143, SFAS 146, SFAS 148 and FIN 45 and FIN 46 did not have a material impact on the Company's financial condition, results of operations or cash flows.

        In May 2003, the Financial Accounting Standards Board issued Statement No. 150 ("SFAS 150") "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Company is considered a non-public entity, as defined by SFAS 150. Accordingly, for the Company, the provisions of SFAS 150 will become effective during the quarter ending March 31, 2004.

        In December 2003, the FASB issued a revision to SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88 and 106 and a revision of FASB Statement No. 132" ("SFAS 132R"). This statement requires additional disclosure in relation to the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows and components of net periodic benefit cost recognized during interim periods. The provisions of this statement are effective for financial statements with fiscal years ending after December 15, 2003. The interim period disclosures are effective for interim periods beginning after December 15, 2003. The Company adopted SFAS 132R in December 2003. The adoption of this statement did not have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3—RESTRICTED CASH AND CASH EQUIVALENTS

        The Venetian Macau Senior Secured Notes issued on August 21, 2003 provided for a $120.0 million single draw. The Venetian Macau Senior Secured Notes proceeds of $117.1 million (net of financing fees and costs) were deposited into restricted accounts invested in cash or permitted investments and pledged to the holders of the Venetian Macau Senior Secured Notes. Restricted cash and cash equivalents at December 31, 2003 includes $117.1 million which will be used as required for the Macau Casino project costs under disbursement terms specified in the Venetian Macau Senior Secured Notes agreements.

        The senior secured credit facility that the Company entered into on June 4, 2002 (the "Senior Secured Credit Facility") provided for a $250.0 million single draw senior secured term loan facility (the "Term B Facility"). Term B Facility proceeds of $185.0 million were deposited into restricted accounts invested in cash or permitted investments and pledged to a disbursement agent for the Senior Secured Credit Facility lenders. The $185.0 million was used as required for Phase IA Addition project costs under disbursement terms specified in the Senior Secured Credit Facility. The disbursement account was subject to a security interest in favor of the lenders under the Senior Secured Credit Facility. As of December 31, 2002 the Phase IA disbursement, account balance was $101.2 million all of which was expended during 2003 in connection with the completion of constructions of the Phase IA Addition.

        Pursuant to the terms of certain of its debt agreements, the Company is also required to maintain certain funds in escrow for debt service, property taxes and other deposits. At December 31, 2002 and 2003, $4.1 million and $5.4 million, respectively was held by the lenders' agent in escrow for these purposes. The amounts in escrow are classified as restricted cash in the accompanying financial statements.

        Restricted cash and cash equivalents also includes advance customer deposits for convention facility rentals that have been paid pursuant to contractual terms. As of December 31, 2002 and 2003, restricted cash and cash equivalents included advance customer deposits of $19.6 million and $19.3 million, respectively.

NOTE 4—ACCOUNTS RECEIVABLE

        Components of accounts receivable were as follows (thousands):

	December 31,
	2002	2003
Casino	$59,633	$55,096
Hotel	15,820	24,398
Other	5,025	4,856

	80,478	84,350
Less: allowance for doubtful accounts and discounts	(26,942)	(30,153)

	$53,536	$54,197

        The Company extends credit to approved casino customers following background checks and investigations of creditworthiness. At December 31, 2003, a substantial portion of the Company's casino receivables were due from customers residing in foreign countries. Business or economic conditions, the legal enforceability of gaming debts, or other significant events in these countries could affect the collectibility of such receivables.

        An estimated allowance for doubtful accounts and discounts is maintained to reduce the Company's receivables to their estimated net realizable value. Although management believes the allowance is adequate, it is possible that the estimated amount of cash collections with respect to the casino accounts receivable could change.

NOTE 5—PROPERTY AND EQUIPMENT, NET

        Property and equipment includes costs incurred to construct the Casino Resort which amount is disputed in litigation (See—"Note 12—Commitments and Contingencies") and other new ventures and consist of the following (in thousands):

	For Year Ended December 31,
	2002	2003
Land and land improvements	$121,082	$128,850
Building and improvements	949,897	1,219,284
Equipment, furniture, fixtures and leasehold improvements	153,952	198,811
Construction in progress	197,882	167,235

	1,422,813	1,714,180
Less: accumulated depreciation and amortization	(176,206)	(229,510)

	$1,246,607	$1,484,670

        Construction in progress at December 31, 2003 consists of the following:

	For Year Ended December 31,
	2002	2003
Macau Casino	$4,821	$85,956
Phase IA	146,853	—
Phase II Resort	42,279	64,719
Other	3,929	16,560

	$197,882	$167,235

        The Casino Resort serves as collateral for various financing facilities (Note 7).

        Capital expenditures during the years ended December 31, 2001, 2002 and 2003 were $56.0 million, $136.7 million and $279.9 million and were comprised of the Company's construction activities on the Phase IA addition, the Macau Casino and the Phase II Resort. During the years ended December 31, 2001, 2002 and 2003, the Company capitalized interest expense of $2.0 million, $2.6 million and $5.6 million, respectively.

NOTE 6—OTHER ACCRUED LIABILITIES

        Other accrued liabilities consist of the following (in thousands):

	For Year Ended December 31,
	2002	2003
Customer deposits	$35,216	$44,345
Payroll and related	24,678	30,713
Taxes and licenses	7,718	6,639
Outstanding gaming chips and tokens	5,075	4,888
Accrued dividends payable	—	4,198
Other accruals	23,891	20,329

	$96,578	$111,112

NOTE 7—LONG-TERM DEBT

        Long-term debt consists of the following (in thousands):

	For Year Ended December 31,
	2002	2003
Indebtedness of the Company and its Subsidiaries other than the Mall II and Macau Subsidiaries:
11% Mortgage Notes, due June 15, 2010	$850,000	$850,000
Senior Secured Credit Facility—Term B	248,750	246,250
Senior Secured Credit Facility—Term A	—	48,333
FF&E Credit Facility	—	14,400
Interface Nevada note payable	133,562	127,512
Indebtedness of the Mall II Subsidiary:
Secured Mall Facility	120,000	120,000
Indebtedness of the Macau Subsidiaries:
Venetian Macau Senior Secured Notes—Tranche A	—	75,000
Venetian Macau Senior Secured Notes—Tranche B	—	45,000
Venetian Intermediate Credit Facility	—	40,000

	1,352,312	1,566,495
Less: current maturities	(8,550)	(41,379)

Total long-term debt	$1,343,762	$1,525,116

        On June 4, 2002, the Company completed a series of refinancing transactions (collectively, the "Refinancing Transactions") including: (1) the issuance of $850.0 million in aggregate principal amount of 11% mortgage notes due 2010 (the "Mortgage Notes") in a private placement; (2) entering into a new senior secured credit facility (the "Senior Secured Credit Facility") with a syndicate of lenders in an aggregate amount of $375.0 million; and (3) entering into a secured mall facility (the "Secured Mall Facility") in an aggregate amount of $105.0 million, which was subsequently increased to $120.0 million on June 28, 2002. The Company used the proceeds of the Refinancing Transactions to repay, redeem or repurchase all of its previously outstanding indebtedness, to finance the construction and development of the Phase IA Addition and to pay all fees and expenses associated with the Refinancing Transactions. In addition, the completion guarantee provided by the Principal Stockholder relating to the construction of the Casino Resort was terminated upon the consummation of the Refinancing Transactions and the remaining cash collateral was returned to the Principal Stockholder.

  Mortgage Notes

        The Mortgage Notes bear interest at 11%, payable each June 15th and December 15th. The Mortgage Notes are secured by second priority liens on certain assets of the Company (the personal property and the real estate improvements that comprise the hotel, the casino, and the convention space, with certain exceptions). The Mortgage Notes are redeemable at the option of LVSI and Venetian at prices ranging from 100% to 105.5% commencing on or after June 15, 2006, as set forth in the Mortgage Notes and the indenture pursuant to which the Mortgage Notes were issued (the "Indenture"). Prior to June 15, 2006, LVSI and Venetian may redeem the Mortgage Notes at their principal amount plus an applicable make-whole premium. Upon a change of control (as defined in the Indenture), each Mortgage Note holder may require LVSI and Venetian to repurchase such Mortgage Notes at 101% of the principal amount thereof plus accrued interest and other amounts which are then due, if any. On or prior to June 15, 2005, the Company may redeem up to 35% of the Mortgage Notes with the net cash proceeds of one or more offerings of equity securities at a redemption price of 111% of the principal amount of the Mortgage Notes, plus accrued and unpaid interest. Upon an event of loss or certain asset sales, the Company may also be required to offer to purchase all or a portion of the Mortgage Notes with the proceeds of such event of loss or sale. The Mortgage Notes are not subject to a sinking fund requirement.

        On December 27, 2002, the Company completed an exchange offer to exchange the Mortgage Notes for publicly traded mortgage notes with substantially the same terms.

  Senior Secured Credit Facility

        The Senior Secured Credit Facility provides for a $250.0 million single draw senior secured term loan facility (the "Term B Facility"), a $50.0 million senior secured delayed draw facility (the "Term A Facility") and a $75.0 million senior secured revolving facility (the "Revolving Facility"). The net proceeds from the Term A and Term B Facilities of $235.0 million were deposited into a disbursement account for the Phase IA Addition, invested in cash or permitted investments, pledged to a disbursement agent for the Senior Secured Credit Facility lenders and used as required for Phase IA Addition project costs under disbursement terms specified in the Senior Secured Credit Facility.

        The Term B Facility matures on June 4, 2008 and is subject to quarterly amortization payments in the amount of $625,000 from September 30, 2002 until September 30, 2007, followed by four equal quarterly amortization payments of $59.4 million until the maturity date. The Term A Facility was drawn in full on May 26, 2003, matures on June 4, 2007 and is subject to quarterly amortization payments commencing on December 31, 2003 in the amount of $1,666,667 for three quarters, $2,500,000 for the succeeding four quarters, $3,750,000 for the next four quarters and $5,000,000 for the final four quarters.

        The Revolving Facility matures on June 4, 2007 and has no interim amortization. No amounts had been drawn under the Revolving Facility as of December 31, 2003. However, as described below, LVSI has guaranteed borrowings under a $50 million credit facility of Venetian Venture Development Intermediate Limited, a wholly owned subsidiary of the Company ("Venetian Intermediate"), to fund construction and development costs of the Macau Casino. These guarantees will be supported by $50 million of letters of credit to be issued under the Revolving Facility of which $40.0 million had been issued as of December 31, 2003. In addition, LVSI will guarantee funding of certain cost overruns of the Macau Casino as further described in Note 12. The guaranty is supported by a $10 million letter of credit issued under the Revolving Facility during January 2004. As a result of the issuance of these letters of credit, the amount available for working capital loans under the Revolving Facility has decreased from the $35.0 million of availability as of December 31, 2003 to $15.0 million during January 2004.

        All amounts outstanding under the Senior Secured Credit Facility bear interest at the option of the Company at the prime rate plus 2% per annum, or at the reserve adjusted Eurodollar rate plus 3% per annum. Since the substantial completion of the Phase IA Addition, the applicable margin for amounts outstanding under the Term A Facility and the Revolving Facility is determined by a grid based upon a leverage ratio. The leverage ratio is calculated as the ratio of consolidated total debt as of the last day of each fiscal quarter to EBITDA (as defined in the Senior Secured Credit Facility) for the four-fiscal quarter period ending on such date. Commitment fees equal to 0.50% per annum of the daily average unused portion of the commitment under the Revolving Facility are payable quarterly in arrears. The average interest rate for the Senior Secured Credit Facility was 4.2% during the twelve months ended December 31, 2003.

        The Senior Secured Credit Facility is secured by a first priority lien on certain assets of the Company (the personal property and the real estate improvements that comprise the hotel, the casino, and the convention space, with certain exceptions). The Senior Secured Credit Facility contains affirmative, negative and financial covenants including limitations on indebtedness, liens, investments, guarantees, restricted junior payments, mergers and acquisitions, sales of assets, leases, transactions with affiliates and scope-changes and modifications to material contracts. Additionally, the Company is required to comply with certain financial ratios and other financial covenants including total debt to EBITDA ratios, EBITDA to interest coverage ratios, minimum net worth covenants and maximum capital expenditure limitations. At December 31, 2003, the Company was in compliance with all required covenants and ratios under the Senior Secured Credit Facility.

        Pursuant to the terms of the Senior Secured Credit Facility, the Company is also required to maintain certain funds in escrow for insurance and property taxes. At December 31, 2003, $2.1 million was held by the lenders' agent in escrow for these purposes. The amounts in escrow are classified as restricted cash in the accompanying financial statements.

  FF&E Financing

        In September 2003, the Company and a lender entered into a credit facility (the "FF&E Credit Facility") to provide $15.0 million of financing for the Phase IA Addition. The proceeds from the FF&E Credit Facility were used to finance certain furniture, fixtures and equipment (the "Specified FF&E") for the Phase IA Addition and the facility is secured by the specified FF&E. The FF&E Credit Facility provides for a 60-month basic term loan. Interest on the term loan is three month LIBOR plus 3.00% and is payable quarterly. The FF&E Credit Facility is subject to nineteen quarterly amortization payments of $600,000 beginning January 1, 2004, and one final payment of $3,600,000 on October 1, 2008. The average interest rate for the FF&E Credit Facility was 4.2% during the period the Facility was outstanding during 2003.

  Interface Nevada Note Payable

        On June 28, 2001, Interface Group-Nevada, Inc. ("Interface Nevada") entered into a $141.0 million loan agreement with a financial institution. The proceeds from the loan were used to pay, in full, the outstanding balances of the Company's then existing notes payable. Principal and interest on the loan is payable on the first calendar day of each month. The loan was due August 1,

2004. On July 30, 2004, Interface Nevada paid the total outstanding debt balance as more fully described below.

        The loan was collateralized by a deed of trust on substantially all of the land, buildings, and equipment of the Expo Center. Pursuant to the loan agreement, Interface Nevada was required to maintain certain minimum debt service coverage ratios (as defined). Interface Nevada was also required to maintain an escrow account to provide for taxes, insurance, customer deposits, certain capital expenditures, and one month's principal and interest. At December 31, 2003, and 2002, $19,297,000 and $19,604,000, respectively, were held in escrow. Excess cash beyond the required escrow balances are available to the Company for utilization at its discretion.

        The loan bore interest at LIBOR plus 3.44% and for the year ended December 31, 2003, the average interest rate was 4.6%. Interface Nevada had entered into an interest rate cap agreement for the full amount of the loan. The agreement was used to limit the exposure of increases in interest rates and limits the maximum LIBOR rate for purposes of the loan's variable interest rate calculation to 5.65%. The interest rate cap provision entitled the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceeded the strike rates stated in such agreement. The cap agreement was terminated during 2004.

        On July 30, 2004, Interface Nevada entered into a mortgage loan (the "Interface Mortgage Loan") pursuant to which it borrowed $100.0 million. The proceeds from the loan and cash on hand were used to repay in full the amounts outstanding under its prior mortgage loan and to pay for related fees and expenses. Interface Nevada's obligations under the loan are secured by a first priority mortgage on the Expo Center and by certain other related collateral.

        Interface Nevada must repay in full all amounts outstanding under the Interface Mortgage Loan by August 10, 2006, unless it exercises its renewal options, in which event the loan must be repaid by February 10, 2009. The loan will amortize pursuant to a 20-year mortgage schedule, based on a 9.25% interest rate assumption. If cash flow is available after the payment of interest and mandatory amortization, tax and insurance reserve amounts, operating expenses, capital expenditures and deposits into a deferred revenue reserve, additional principal payments must be made equal to the difference between (i) the principal payments necessary to amortize the loan pursuant to a 15-year schedule, based on a 7.00% interest rate and (ii) the mandatory amortization payment. The loan bears interest at an interest rate equal to LIBOR plus 3.75%. After a twelve-month lockout period, the loan may be prepaid in whole or in part.

  Secured Mall Facility

        In June 2002, the Company also entered into an agreement (the "Secured Mall Facility") with certain lenders to provide for a $105.0 million loan (subsequently increased to $120.0 million on June 28, 2002) to the Mall II Subsidiary. The initial $105.0 million of proceeds (net of financing costs) from the Secured Mall Facility, along with the proceeds of a $37.9 million capital contribution in Mall II Subsidiary by Venetian, were used to repay the Mall Take-out Financing and costs previously owed by the Mall Subsidiary. Upon the consummation of the Refinancing Transactions, the assets of the Mall were transferred to the Mall II Subsidiary, the borrower under the Secured Mall Facility. The additional $15.0 million of proceeds (net of financing costs) were distributed to

Venetian and used for general corporate purposes. The indebtedness under the Secured Mall Facility is secured by a first priority lien on the assets that comprise the Mall (the "Mall Assets"). The average interest rate for the Secured Mall Facility was 3.1% during the twelve month ended December 31, 2003.

        The amounts outstanding under the Secured Mall Facility bear interest at the adjusted one month Eurodollar rate plus 1.875% per annum. Interest is paid monthly and there is no scheduled principal amortization. The Secured Mall Facility is due in full on June 10, 2005 and provides for two one-year extensions at the option of the Company, subject to certain criteria. The Secured Mall Facility contains affirmative, negative and financial covenants including net operating income performance standards. Failure to meet these financial covenants in certain circumstances allows the lenders' agent to control collection of rents, to approve operating budgets and provides for a cash sweep of excess cash flow to reduce amounts outstanding under the Secured Mall Facility.

        The Company is required to maintain an interest rate cap agreement to limit the impact of increases in interest rates on its floating rate debt derived from the Secured Mall Facility. To meet the requirements of the Secured Mall Facility, the Company entered into a cap agreement during June 2002 (the "Mall Cap Agreement") that resulted in a premium payment to counterparties based upon notional principal amounts for a term equal to the term of the Secured Mall Facility. The provisions of the Mall Cap Agreement entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in such agreement. There was no net effect on interest expense as a result of the Mall Cap Agreement for the twelve months ended December 31, 2003. The notional amount of the Mall Cap Agreement (which expires on June 28, 2005) at December 31, 2003 was $120.0 million.

  Venetian Intermediate Credit Facility

        As further described in Note 5, Venetian Macau is currently constructing the Macau Casino, which it expects to complete by June 2004. On March 27, 2003, Venetian Intermediate entered into a credit agreement ("Venetian Intermediate Credit Agreement") with a lender to provide $50.0 million of financing for the Macau Casino. Venetian Intermediate owns 100% of the economic interest in the shares of Venetian Macau. The obligations under the loans to be made under the Venetian Intermediate Credit Agreement are guaranteed by the Company and Venetian and supported by letters of credit to be issued under the Revolving Facility in favor of the Venetian Intermediate Credit Agreement lenders. As a result of the issuance of the letters of credit, the amounts available for working capital loans under the Revolving Facility have been reduced on a dollar for dollar basis. The amounts outstanding under the Venetian Intermediate Credit Facility bear interest at the base rate or the adjusted Eurodollar rate plus 0.5% per annum. Interest is payable on the base rate loans on a quarterly basis and is payable on Eurodollar loans at the end of the applicable interest period, and there is no scheduled principal amortization. The credit facility is due in full on March 27, 2006. As of December 31, 2003, $40.0 million was outstanding under the Venetian Intermediate Credit Agreement and was supported by $40.0 million of letters of credit issued under the Revolving Facility. The average interest rate during 2003 was $1.7%.

  Venetian Macau Senior Secured Notes

        On August 21, 2003, a wholly owned subsidiary of Venetian Macau, Venetian Macau Finance Company issued $120.0 million in aggregate principal amount of floating rate senior secured notes due August 2008 (the "Venetian Macau Senior Secured Notes"). The Venetian Macau Senior Secured Notes issued by Venetian Macau Finance Company are guaranteed by Venetian Macau. All assets of Venetian Macau and its subsidiaries secure the Venetian Macau Senior Secured Notes and the guarantee and restrictions have been placed on the payment of dividends to LVSI from Venetian Macau and its subsidiaries. As a result of the restrictions, approximately $117.9 in net assets for the Venetian Macau at December 31, 2003 are not available at the parent level and are considered to be restricted net assets of subsidiaries at such date.

        $75.0 million in aggregate principal amount of the Venetian Macau Senior Secured Notes bear interest at the rate of three month U.S. dollar LIBOR plus 3.25%, payable quarterly ("Tranche A Notes"), and $45 million in aggregate principal amount of the Venetian Macau Senior Secured Notes bear interest at the rate of three month U.S. dollar LIBOR plus 4.00%, payable quarterly ("Tranche B Notes"). The Tranche A Notes have a mandatory redemption of $7.5 million on August 21, 2005, $11.2 million on August 21, 2006, $18.8 million on August 21, 2007 and $37.5 million on August 21, 2008. The Tranche B Notes have no interim amortization and are due in full on August 21, 2008. The average interest rate on the Venetian Macau Senior Secured Notes during 2003 was 4.8%.

  Macau Revolver

        On December 18, 2003, Venetian Macau and Venetian Macau Finance Company entered into a $20.0 million revolving credit facility ("Macau Revolver") with a group of lenders. The Macau Revolver is secured on a pari passu basis with the same collateral as the Venetian Macau Senior Secured Notes. The Macau Revolver matures December 18, 2006 and bears interest at Libor plus 3.75%. No amounts have been drawn under the Macau Revolver.

  Scheduled Maturities of Long-Term Debt

        Scheduled maturities of long-term debt outstanding at December 31, 2003 are summarized as follows (in thousands):

2004	$41,379
2005	148,802
2006	77,838
2007	155,645
2008	211,457
Thereafter	931,374

$1,566,495

  Fair Value

        Estimated fair values of the Company's debt and related financial instruments are as follows (in thousands):

	For the Year Ended December 31,
	2002		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
11% Mortgage Notes	$850,000	$890,375	$850,000	$986,000
Senior Secured Credit Facility—Term A	—	—	48,333	48,333
Senior Secured Credit Facility—Term B	248,750	248,750	246,250	246,250
Secured Mall Facility	120,000	120,000	120,000	120,000
FF&E Credit Facility	—	—	14,400	14,400
Venetian Macau Senior Secured Notes	—	—	120,000	120,000
Venetian Intermediate Credit Facility	—	—	40,000	40,000
Interface Nevada $141.0 million note payable	133,562	133,562	127,512	127,512
Cap and Floor Agreement	887	887	—	—
Cap Agreement	(74)	(74)	(1)	(1)

        The fair values of the Mortgage Notes are based on quoted market prices. The fair values of other indebtedness and the FF&E Credit Facility approximate their respective carrying amounts based on the variable nature of these facilities. The fair value of the Cap Agreement is based upon quotes from brokers.

NOTE 8—ACQUISITION OF INTERFACE AND REDEEMABLE PREFERRED INTEREST IN VENETIAN CASINO RESORT, LLC

        On July 29, 2004, the Company acquired all of the capital stock of Interface from the Principal Stockholder in exchange for the issuance to the Principal Stockholder of 220,370 additional shares of LVSI's common stock. Interface indirectly owns the Expo Center and holds the $252.6 million Redeemable Preferred Interest in Venetian Casino Resort, LLC. The aquisition of Interface by LVSI has been accounted for as a reorganization of entities under common control, in a manner similar to a pooling-of-interests.

        During 1997, Interface contributed $77.1 million in cash to Venetian in exchange for a Series A preferred interest (the "Series A Preferred Interest") in Venetian. By its terms, the Series A Preferred Interest was convertible at any time into a Series B preferred interest in Venetian (the "Series B Preferred Interest" or the "Redeemable Preferred Interest"). In August 1998, the Series A Preferred Interest was converted into the Series B Preferred Interest. The rights of the Series B Preferred Interest include the accrual of a preferred return of 12% from the date of contribution in respect of the Series A Preferred Interest. Until the indebtedness under the Senior Secured Credit Facility is repaid and cash payments are permitted under the restricted payment covenants of the Indenture relating to the Mortgage Notes, the preferred return on the Series B Preferred Interest will accrue but will not be paid in cash. Commencing on June 30, 2011, distributions must be made to the extent of the positive capital account of the holder. During the second and third quarters of 1999,

Interface contributed $37.3 million and $7.1 million, respectively, in cash in exchange for an additional Series B Preferred Interest. During the years ended December 31, 2001, 2002 and 2003, $20.8 million, $23.3 million and $26.2 million, respectively, were accrued on the Series B Preferred Interest related to the contributions made. There were no distributions of preferred interest or preferred return paid during 2001, 2002 or 2003. Due to the acquisition of Interface by the Company, the preferred interest and preferred return have been eliminated in the consolidated financial statements.

        The following information presents certain income statement data of the separate companies for the periods preceding the merger (in thousands):

	For the Year Ended December 31,
	2001	2002	2003
Net revenues
Las Vegas Sands, Inc.	$523,899	$571,677	$641,469
Interface	66,827	55,640	54,502
Less eliminations	(3,753)	(3,981)	(4,217)

	$586,973	$623,336	$691,754

Net income (loss)
Las Vegas Sands, Inc.	$(24,167)	$(38,392)	$37,435
Interface	32,041	26,548	29,199

	$7,874	$(11,844)	$66,634

        The companies provided certain facilities usage and travel charges to each other and such revenues and expenses have been eliminated in consolidation as noted in the above table. There were no adjustments to conform the accounting policies of the companies and since both companies shared the same fiscal year end so there were no adjustments necessary related to changing the fiscal year of Interface.

NOTE 9—STOCKHOLDERS' EQUITY AND PER SHARE DATA

        The Company established a nonqualified stock option plan, which provides for the granting of stock options pursuant to the applicable provisions of the Internal Revenue Code and regulations. The stock option plan provides that the Principal Stockholder may assume the obligations of the Company under the plan and provides for the granting of up to 75,000 shares of common stock to officers and other key employees of the Company.

        During the first quarter of 2002, the Company entered into a stockholders' agreement (the "Stockholders' Agreement") with the employees to whom options were granted (the "Additional Stockholders") and the Principal Stockholder. The Stockholders' Agreement restricts the ability of the Additional Stockholders and any of their permitted transferees, who have agreed to be bound by the terms and conditions of the agreement to sell, assign, pledge, encumber or otherwise dispose of any shares of common stock of LVSI, except in accordance with the provisions of the Stockholders' Agreement. If at any time before LVSI completes an initial public offering, the Principal Stockholder wishes to sell 20% or more of his ownership interest in LVSI to any third party transferee, each Additional Stockholder shall have the right to participate in such sale on the same terms as those offered to the Principal Stockholder. The Additional Stockholders also have certain piggyback registration rights. Finally, if at any time prior to the completion by LVSI of an initial public offering LVSI wishes to issue any new securities, the Additional Stockholders will have the right to purchase that number of shares of LVSI common stock, at the proposed purchase price of the new securities, such that the Additional Stockholders' percentage ownership of LVSI would remain the same following such issuance.

        As of December 31, 2003, there were unexercised options to purchase 2,000 shares of the Company's common stock. During the year ended December 31, 2003 options to purchase 5,000 shares of common stock were exercised and 1,000 options to purchase common stock were forfeited.

        The Company's stock option plan is administered by the Board of Directors. Salaried officers, directors, and other key employees of the Company and its subsidiaries are eligible to receive options. The options have 10-year terms.

        There were no options granted prior to January 1, 2002. A summary of the status of the Company's stock option plan for the years ended December 31, 2002 and 2003 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding, December 31, 2001	—	$—	—
Granted	55,400	271.00	—
Exercised	(49,900)	271.00	—
Forfeited	—	—	—

Outstanding and exercisable, December 31, 2002	5,500	271.00	9.6
Granted	2,500	271.00	—
Exercised	(5,000)	271.00	—
Forfeited	(1,000)	271.00	—

Outstanding and exercisable, December 31, 2003	2,000	$271.00	8.6

NOTE 10—EMPLOYEE SAVINGS PLAN

        Participation in the Venetian Casino Resort, LLC 401(k) employee savings plan is available for all full time employees. The savings plan allows participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax-deferred earnings as a retirement fund. Venetian matches 150% of the first $390 of employee contributions and 50% of employee contributions in excess of $390 up to a maximum of 3% of participating employee's eligible gross wages. For the year ended December 31, 2001, 2002 and 2003, contributions accrued under the savings plan were $2.1 million, $2.1 million and $2.2 million, respectively.

NOTE 11—RELATED PARTY TRANSACTIONS

        The Principal Stockholder is a partner in four entities that operate restaurants in the Casino Resort. The terms and conditions of the leases granted by the Company for such restaurants are at amounts which management believes would be no less favorable than those negotiated with independent third parties. Valentino Las Vegas LLC and Night Market, LLC paid Venetian $1.0 million, $1.0 million and $1.1 million, and Postrio Las Vegas LLC and Carnevale Coffee Bar LLC paid the Mall Subsidiary $1.1 million, $1.1 million and $1.0 million for the years ended December 31, 2001, 2002 and 2003, respectively. The Casino Resort purchased the lease interest and assets of Carnevale Coffee Bar LLC during 2003 for $3.1 million, payable $625,000 during 2003 and $250,000 annually over ten years, beginning in 2004 through September 1, 2013.

        During 2001, the Principal Stockholder guaranteed a $2.9 million bank loan made to architects of the Phase II Subsidiary to secure a trade payable owed to the architects by the Phase II Subsidiary. The loan was repaid during 2002 and the guarantee was released.

        During November 1999, the Principal Stockholder purchased idle construction equipment from the Company (tower cranes) for $2.0 million, the cost basis of the equipment, which was its estimated fair value at the time of purchase. During 2003 the Company repurchased the tower cranes for $0.8 million and paid the Principal Stockholder $1.2 million of rent for the tower cranes for use during the Phase IA Addition construction period.

        The Company, the New Mall Subsidiary, the Phase II Subsidiary and Interface are parties to an Amended and Restated Reciprocal Easement, Use and Operating Agreement (the "Cooperation Agreement") which, among other things, provides for the integrated operation of all the facilities and addresses, encroachments, joint marketing and the sharing of certain facilities and costs related thereto.

        In conjunction with the Phase II Subsidiary Credit Facility on October 19, 2001, the Phase II Subsidiary leased the Phase II Land to Venetian for five years at an annual rent of $8.0 million, which amounts eliminate in consolidation. The lease was terminated on June 4, 2002 and the accrued rent was forgiven. Prior to October 2001, Interface leased parking spaces on the Phase II Land from the Phase II Subsidiary for rent of $5,000 per month.

        In 2002, Venetian entered into a long-term lease, at nominal rent, with the Phase II Subsidiary for the lease of the airspace in which the meeting and conference space for the Phase IA Addition is being constructed. The airspace was designated as a separate legal parcel and conveyed to the Venetian from the Phase II Subsidiary for nominal consideration in August 2002, which amounts eliminate in consolidation. The lease terminated as a result of such transfer.

        As of December 31, 2002 and 2003 the Company had certain receivables from its Principal Stockholder totaling $.7 million and $1.3 million, respectively for advances Interface had made on his behalf related to his aircraft. As further described in Note 15, certain assets, including this receivable, were distributed to the Principal Stockholder immediately prior to LVSI's acquisition of Interface in July 2004.

        In April 2003, the Company made loans totaling approximately $841,000 to certain of its executive officers. The loans bore interest at the greater of 4% per annum and an applicable short term federal rate. The loans were to mature on the earlier of December 31, 2010, the date any public offering of the Company's shares commences pursuant to a registration statement and the date on which the borrower disposes of any of his shares of the Company. Such loans were repaid in September 2004.

NOTE 12—COMMITMENTS AND CONTINGENCIES

  Energy Services Agreements

        During 1997, Venetian, the Mall Subsidiary and Interface entered into separate energy service agreements with a heating and air conditioning ("HVAC") provider (the "HVAC Provider"). Under the terms of the energy services agreement and other separate energy services agreements, HVAC energy and services will be purchased by Venetian, the New Mall Subsidiary, its mall tenants and Interface over initial terms expiring in 2009 with an option to collectively extend the terms of their agreements for two consecutive five-year periods.

        Pursuant to the Company's construction management contract (as more fully defined under "Litigation" below), the HVAC plant was constructed by the Construction Manager on land owned by the Company and leased to the HVAC Provider. The HVAC equipment is owned by the HVAC Provider, which paid all costs ("HVAC Costs") in connection with the purchase and installation of the HVAC equipment. The total HVAC Costs were $70.0 million.

        The charges payable under the separate energy services agreements include a fixed component applied to the HVAC Costs paid by the HVAC Provider, reimbursement of operational and related costs and a management fee.

        As of December 31, 2003, Venetian and the New Mall Subsidiary were obligated under the energy services agreements to make future minimum payments as follows (in thousands):

Years Ending December 31,
2004	$8,471
2005	8,471
2006	8,471
2007	8,471
2008	8,471
Thereafter	4,235

Total minimum payments	$46,590

        Expenses incurred under the energy services agreements were $7.0 million ($7.657 million less lessee reimbursements), $6.4 million and $8.5 million for the years ended December 31, 2001, 2002 and 2003, respectively.

  Operating Lease Agreements

        Expenses incurred under short-term, variable rate operating lease agreements totaled $1.7 million, $1.7 million and $1.7 million for the years ended December 31, 2001, 2002 and 2003, respectively.

  Construction Litigation

        The construction of the principal components of the Casino Resort was undertaken by Lehrer McGovern Bovis, Inc. (the "Construction Manager") pursuant to a construction management agreement and certain amendments thereto (as so amended, the "Construction Management Contract"). The Construction Management Contract established a final guaranteed maximum price (the "Final GMP") of $645.0 million, so that, subject to certain exceptions (including an exception for cost overruns due to "scope changes"), the Construction Manager was responsible for any costs of the work covered by the Construction Management Contract in excess of $645.0 million. The Construction Management Contract also established a required "substantial completion" date (the date on which the construction of the Casino Resort was sufficiently complete, including the receipt of necessary permits, licenses and approvals, so that all components of the Casino Resort could be open to the general public) of April 21, 1999 (subject to extensions on account of "scope changes" and force majeure events), with a per-day liquidated damages penalty for failure to meet such deadline.

        The obligations of the Construction Manager under the Construction Management Contract were guaranteed by Bovis, Inc. ("Bovis"), the Construction Manager's direct parent at the time the Construction Management Contract was entered into (such guaranty, the "Bovis Guaranty"). Bovis' obligations under the Bovis Guaranty were guaranteed by The Peninsula and Oriental Steam Navigation Company ("P&O"), a British public company and the Construction Manager's ultimate parent at the time the Construction Management Contract was entered into (such guaranty, the "P&O Guaranty").

        On July 30, 1999, Venetian filed a complaint against the Construction Manager and Bovis in the United States District Court for the District of Nevada (the "Federal Court Action"). The action alleges, among other things, breach of contract and fraud by the Construction Manager of its obligations under the Construction Management Contract and a breach of contract by Bovis of its obligations under the Bovis Guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. The Company amended this complaint on November 23, 1999 to add P&O as an additional defendant. In response to Venetian's breach of contract claims against the Construction Manager, Bovis and P&O, the Construction Manager filed a complaint on August 3, 1999 against Venetian in the District Court of Clark County, Nevada (the "State Court Action"). The action alleges a breach of contract and quantum meruit claims under the Construction Management Contract and also alleges that Venetian defrauded the Construction Manager in connection with the construction of the Casino Resort. A quantum meruit claim is one which seeks to abandon the contract and recovery for the reasonable value of services. This theory is sometimes pursued by contractors where they could not otherwise recover damages under the express terms and conditions of the contract. The quantum meruit claim was subsequently dismissed by the State Court. The Construction Manager seeks compensatory damages, attorney's fees and costs and punitive damages. In the lawsuit, the Construction Manager claims that it is owed approximately $90.0 million from Venetian and its affiliates. This complaint was subsequently amended by the Construction Manager, which also filed an additional complaint against the Company relating to work done and funds advanced with respect to the contemplated development of the Phase II Resort. Simultaneously, commencing in March 2000, the Construction Manager and the Company engaged in arbitration proceedings ordered by the

Federal Court to determine the cost and schedule impact of any changes in the scope of services of the Construction Manager under the Construction Management Contract (the "Arbitration Proceedings").

        In connection with these disputes, as of December 31, 1999 the Construction Manager and its subcontractors filed mechanics liens against the Casino Resort for $145.6 million and $182.2 million, respectively. The Company believes that a major reason these lien amounts exceeded the Construction Manager's claims of $90.0 million is based upon a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the Construction Manager. As of December 31, 1999, the Company had purchased surety bonds for virtually all of the claims underlying these liens (other than approximately $15.0 million of claims with respect to which the Construction Manager purchased bonds). As a result, there can be no foreclosure of the Casino Resort in connection with the claims of the Construction Manager and its subcontractors. However, the Company will be required to pay or immediately reimburse the bonding company if and to the extent that the underlying claims are judicially determined to be valid. If such claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

        In June 2000, the Company purchased an insurance policy (the "Insurance Policy") for loss coverage and attorney fees in connection with all litigation relating to the construction of the Casino Resort (the "Construction Litigation"). Under the Insurance Policy, the Company will self-insure the first $45.0 million of losses (excluding defense costs) and the insurer will insure defense costs and other covered losses up to the next $80.0 million. The Insurance Policy provides coverage (subject to certain exceptions) for any amounts determined in the Construction Litigation to be owed to the Construction Manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule impact, allegedly caused by the Company during construction of the Casino Resort, and lien claims of, or acquired by the Construction Manager, as well as any defense costs.

        On June 3, 2003, an approximate 10-month trial was concluded in the State Court Action when a jury returned a verdict in which the Construction Manager contends it was awarded approximately $44.0 million in additional costs under the Construction Management Contract and which also awarded the Company approximately $2.0 million in damages for defective and incomplete work performed by the Construction Manager. The verdict also returned a defense verdict in favor of the Company on the Construction Managers fraud claim, and denied the Construction Manager's claims for punitive damages. The verdict did not address pre-judgment interest and reimbursement of attorney's costs, which are being sought from the State Court by both parties.

        The judge in the State Court Action arguably entered judgment on the verdict on December 24, 2003. The Company has filed motions requesting that the State Court reconsider the entry of the judgment, and stay the verdict until the conclusion of the Arbitration proceedings, which proceedings the Company contends must be considered in determination of any final award between the parties. The request for a stay was denied. The Company believes that results of the Arbitration Proceedings will result in the lowering of the verdict that was awarded to the Construction Manager in the State Court Action and will provide a basis to increase the amount that was awarded to the Company. By orders dated and filed June 17 and July 19, 2004, the post trial motions were denied in all material respects. The Company has filed a notice of appeal to the Nevada Supreme Court and several motions for reconsideration to the trial court which have not yet been ruled upon by the State Court judge.

        While there are pending subcontractor claims against the Construction Manager and the Company and related claims for indemnity by and against the Construction Manager, The Company believes that all such claims asserted against the Company in those actions would be subsumed within the verdict in the State Court Action and that the Company's liability will be limited to the amount of any final judgment which may be ultimately entered in the State Court Action. If a judgment for the Construction Manager is entered on the verdict and such a judgment can be executed upon by the Construction Manager following the resolution of all appeals, the Company believes its payment of such a judgment will be applied towards satisfaction of the $45.0 million self-insured retention under the Insurance Policy. The Company intends to seek an elimination or reduction of the Construction Manager's and its subcontractors' mechanic's liens in an amount to be consistent with any final judgment on the verdict.

        Notwithstanding the entry of judgment in the State Court Action, the State Court judgment may change before it can be executed on by the Construction Manager. The Company has continued to pursue certain claims in the Arbitration Proceedings to determine, among other things, the impact of certain changes which determination by the arbitrator the Company believes may provide a basis for reducing the amount awarded to the Construction Manager in the State Court Action and raising the amount of the verdict for the Company or otherwise establishing a basis for claims for the Company against the Construction Manager. The Company has already obtained interim credit awards of $3.0 million in arbitration related to work that was required by the contract and never completed by the Construction Manager. In addition, the Company has claims of over $25.0 million which will be submitted to arbitration within the next 12 millions. The largest of these credit claims, in the amount of over $12.0 million, relates to payments due from the Construction Manager for worker's compensation and general liability insurance provided to the Construction Manager and trade contractors by us under the owner controlled insurance program. Other credit claims principally related to defective and incomplete work which was completed by the Company after the Construction Manager stopped performing on the project. If the Company is successful in providing its remaining credit claims, the arbitration credit awards, in total could offset up to $28.0 million of the State Court verdict. There is also the likelihood that certain elements of the State Court verdict will be preempted because they are duplicative of items ordered to arbitration by federal court before the State Court jury trial began. For example, the State Court verdict includes an award of over $8.0 million for trade contractor overtime incurred by the Construction Manager. The arbitrator has found that the Construction Manager is entitled to an award of $0 for these exact same overtime claims. It is the Company's position that the arbitration awards should be substituted for the portions of the verdict which overlap. In a March 31, 2004 hearing, the State Court judge acknowledged that the verdict and the judgment on the verdict will need to be adjusted after the completion of the arbitrations.

        Because of the magnitude of remaining open items in the Arbitration Proceedings, which the Company believes must be considered in any ultimate award between the parties, the Company is not able to determine with any reasonable certainty the value of such claims or the probability of success on such claims at this time. Accordingly, no accrual for a liability has been reflected in the accompanying financial statements for this matter, other than approximately $7.2 million which the Company had previously accrued in 1999 for unpaid construction costs and which have not yet been paid pending outcome of the litigation.

        Based on the recent judgment in the State Court Action and the remaining open items in the Arbitration Proceedings, the Company estimates that its range of loss in this matter is from none (or a gain if all remaining matters are determined in the Company's favor and considering the existing accrual of approximately $7.2 million for unpaid construction costs) to approximately $70 million (see below) if the Company were to lose all remaining arbitration matters and related pending actions and appeals that counsel has advised are possible of loss, and which are not already included in the State Court Action. Such range of loss is before attorney costs and interest, which have not yet been considered by the State Court. The Construction Manager has asked the State Court to award $19.0 million in prejudgment interest, $11.0 million in litigation costs and $10.0 million in attorney's fees. The Company is disputing these amounts as to both entitlement and amount. While the range of loss is possibly as high as $70.0 million, (the original verdict of $42.0 million, plus $28.0 million, representing all remaining indemnity claims and arbitration matters) plus litigation costs, attorney's fees and interest, the Insurance Policy is available to provide coverage of amounts, together with any other in excess of $45.0 million for up to a total of $80.0 million of covered claims. While the State Court's orders denying the Company's post trial motions could be viewed as increasing the possibility that the Company will be exposed to loss in this litigation, there are appellate issues that the Company intends to pursue and ongoing Arbitration Proceedings that the Company believes will impact the amount of loss and/or any award to which the Company may be entitled. Therefore, at this time, no amount within the range of any loss can be reasonably determined as an estimated loss. If there is a loss, such loss could be material to the Company's results of operations in the period that the estimate is recorded.

  Interface Nevada Litigation

        On October 17, 2003, Bear Stearns Funding, Inc. (the "Plaintiff") entered into a lawsuit against Interface Nevada. The Plaintiff is seeking damages against Interface Nevada for alleged breach of contract in the amount of $1.5 million, plus interest and costs. The claim asserts that the amount is due as an agreed-upon fee in connection with the $141 million loan agreement described in Note 7. Interface Nevada has asserted six counter claims against the Plaintiff in an amount to be determined at trial, but alleged to be in excess of $1.5 million. As of October 5, 2004, the date of this report, Interface Nevada and its legal council were not able to determine the probability of the outcome of these matters. Accordingly, no adjustments have been provided for in the accompanying financial statements.

  Macau Casino Projects

        On June 26, 2002, the Macau government granted a concession to operate casinos in Macau to Galaxy Casino Company Limited, a consortium of Macau and Hong Kong-based investors ("Galaxy") on condition that Venetian Macau be the management company. During December 2002, Venetian Macau and Galaxy entered into a subconcession agreement which was recognized and approved by the Macau government and allows Venetian Macau to develop and operate casino projects, including the Macau Casino, separately from Galaxy.

        In addition to the Macau Casino, the Company also intends to build in Macau a hotel, casino and convention center complex with a Venetian-style theme similar to the Company's Las Vegas property (the "Macau Venetian Casino Resort").

        Under the subconcession agreement, Venetian Macau is obligated to develop and open the Macau Venetian Casino Resort by June 2006 and invest, or cause to be invested, at least 4.4 billion patacas (approximately $535.6 million at exchange rates in effect on December 31, 2003) in various development projects in Macau by June 2009. The construction and development costs of the Macau Casino will be applied to the fulfillment of this total investment obligation to the Macau government. The Company currently estimates the total cost of constructing, developing and operating the Macau Casino, including design costs, construction costs, equipment costs, working capital and pre-opening expenses, will be approximately $257.9 million, all of which qualifies to meet the investment obligation to the Macau government. Assuming that all of the current estimated construction and development costs of the Macau Casino are applied towards fulfilling the investment obligations under the subconcession agreement, remaining investment obligations under the subconcession agreement will be approximately $277.7 million. It is expected that the construction and development costs of the Macau Venetian Casino Resort will satisfy the remainder of this obligation. To support this obligation, a Macau bank and a subsidiary of the Company, Lido Casino Resort Holding Company, LLC, have guaranteed 500 million patacas (approximately $60.9 million at exchange rates in effect on December 31, 2003) of Venetian Macau's legal and contractual liabilities to the Macau government until March 31, 2007. These development and investment obligations may be satisfied by Venetian Macau and/or its affiliates, including the Company.

        As of December 31, 2003, approximately $70.5 million of these costs relating to the Macau Casino had been expended. The Company anticipates funding the remaining estimated costs of construction from a combination of the following sources:

  •
  operating cash flow of the Company (although the Senior Secured Credit Facility and the Indenture for the Mortgage Notes limit the Company's ability to make investments in the Macau projects); as of December 31, 2003 the Company had the ability to invest approximately $41.0 million in unrestricted subsidiaries (including the Macau Subsidiaries);

  •
  borrowings of $50.0 million under the Venetian Intermediate Credit Agreement (See Note 7—Venetian Intermediate Credit Facility). As of December 31, 2003, $40.0 million had been borrowed under this facility;

  •
  net proceeds from the issuance and sale of $120 million in aggregate principal amount of the Venetian Macau Senior Secured Notes. The Venetian Macau Senior Secured Notes were issued by a wholly owned subsidiary of Venetian Macau and guaranteed by Venetian Macau on August 21, 2003. The Venetian Macau Senior Secured Notes and the guarantee are secured by all assets of Venetian Macau and its subsidiaries, subject to certain exceptions;

  •
  borrowings under the $20.0 million revolving credit facility entered into by Venetian Macau and the issuer of the Venetian Macau Senior Secured Notes with a group of lenders (the "Macau Revolver"). The Macau Revolver is secured on a pari passu basis with the same collateral as the Venetian Macau Senior Secured Notes. The facility matures in 2006. The entire amount outstanding under this facility bears interest at LIBOR or at a base rate, in each case plus 3.75%;

  •
  a completion guaranty issued by LVSI and Venetian, guaranteeing payment of certain costs of the Macau Casino in excess of available funds (the "Completion Guaranty"). The Completion Guaranty is supported by a $10.0 million letter of credit issued in January 2004 under the Company's Senior Secured Credit Facility (See Note 7—Senior Secured Credit Facility). The remainder of the Completion Guaranty is expected to be funded by borrowings of up to $15.0 million under the Macau Revolver;

  •
  borrowings under proposed furnishings, fixtures & equipment facilities and vendor financings which the Company expects to be able to enter into in the aggregate principal amount of $25.0 million (the "FF&E Facilities") to finance certain equipment and other assets of the Macau Casino. If Venetian Macau is unable to obtain the FF&E Facilities or vendor financing, LVSI, Venetian or another of their subsidiaries have agreed to either:

  •
  purchase, or cause to be purchased assets with a cost of up to $25.0 million and enter into lease or other arrangements with Venetian Macau or

  •
  otherwise assist Venetian Macau in securing such facilities, including by issuing guarantees in connection with any such facilities or otherwise lending such amounts to Venetian Macau for purposes of securing such equipment in each case, to the extent permitted under the Senior Secured Credit Facility and the Indenture for the Mortgage Notes.

        The Company expects the funds provided by these sources to be sufficient to construct, develop, and operate the Macau Casino, assuming there are no significant delay costs or construction cost overruns. If Venetian Macau incurs significant cost overruns, it may need to arrange for additional financing to pay for these costs. If it requires additional financing, the Company or its affiliates may incur additional bank borrowings or debt or equity financing. However, no assurance can be given that such funds will be available or that such funds will be on terms that will be favorable to the Company. In addition, the construction and development of the Macau Venetian Casino Resort will require significant additional debt and/or equity financing.

        During 2003, Venetian Macau entered into a 25-year land lease agreement with the Macau government for the land on which the Macau Casino is being constructed. As of December 31, 2003 Venetian Macau was obligated under its leases to make future payments as follows (in thousands):

2004	$6,191
2005	6,144
2006	3,218
2007	401
2008	250
Thereafter	3,072

$19,276

  Other Ventures and Commitments

        During 2003, the Company entered into three lease termination and asset purchase agreements with Mall tenants. The first agreement provided for payments by the Company to a tenant of $800,000 during 2003, with 27 additional annual payments of $400,000, thereafter. The second agreement provided for an initial deposit of $5.0 million which was paid by the Company during May 2003 and 15 subsequent monthly payments totaling $10.0 million beginning

January 2004 plus interest at 6% per annum. The lease termination and asset transfer is expected to be completed during April 2004. The subsequent monthly payments will commence beginning January 2004. The third agreement and asset purchase agreement provided for an initial payment of $500,000 during 2003 and subsequent quarterly payments of $62,500 for ten years. In each case, the Company has obtained title to leasehold improvements and other fixed assets, which were originally purchased by the Mall tenants, and which have been recorded at estimated fair market value, which approximated the discounted present value of the Company's obligation to the former tenants. The Company is negotiating with other potential tenants for the spaces to be vacated under the above-described agreements.

        The Company entered into a joint venture to develop a new restaurant in the Casino Resort and invested $7.4 million of capital into the joint venture, which amount includes $2.0 million of tenant allowances. The investment was funded during the fourth quarter of 2003 and the first quarter of 2004 through available cash flow provided by operating activities of the Casino Resort. As of December 31, 2003 the joint venture had no operating activities.

NOTE 13—MINIMUM LEASE INCOME

        The Company has entered into a number of operating leases in relation to the New Mall Subsidiary and various retail and food and beverage outlets in the Casino Resort, which range in length from 5 to 20 years. The future minimum lease income under these leases (of which approximately 90% is attributable to the New Mall Subsidiary) consisted of the following at December 31, 2003 (in thousands):

2004	$23,310
2005	22,461
2006	20,502
2007	19,893
2008	19,044
Thereafter	38,012

Total	$143,222

        Most of the leases include provisions for reimbursements of other charges including real estate taxes, utilities and other operating costs. Total reimbursements amounted to $11.4 million, $11.8 million and $11.5 million in 2001, 2002 and 2003, respectively.

        A predecessor to the New Mall Subsidiary has entered into an agreement with Forest City Enterprises (the "Mall Manager"), a subsidiary of Forest City Ratner Enterprises, a leading developer and manager of retail and commercial real estate developments, whereby the Mall Manager manages the Mall and supervises and assists in the creation of an advertising and promotional program and a marketing plan for the Mall. The Mall Manager is also responsible for, among other things, preparation of a detailed plan for the routine operation of the Mall, collection and deposit procedures for rents and other tenant charges, supervision of maintenance and repairs and, on an annual basis, preparation of a detailed budget (including any anticipated extraordinary expenses and capital expenditures) for the Mall. The term of the management contract is five years from June 19, 1999, the date the Mall opened to the public. The Mall Manager receives a management fee of 2% of all gross rents received from the operation of the Mall with a minimum fee of $600,000 per year. For the years ended December 31, 2001, 2002 and 2003, management fees paid to the Mall Manager were $450,000, $525,000 and $600,000, respectively.

NOTE 14—SEGMENT INFORMATION

        The Company reviews the results of operations based on the following distinct segments, which are the Casino Resort on the Las Vegas Strip, the Sands Expo and Convention Center on the Las Vegas Strip, the Macao Casino in Macao and the United Kingdom. The Company's segments are based on geographic locations (Las Vegas, Macau and the United Kingdom) or on the type of business (casino resort operations or convention operations). The Company's segment information is as follows for the three years ended December 31, 2001, 2002 and 2003 (in thousands):

	Year Ended December 31,
	2001	2002	2003
Net Revenues
Casino Resort	$521,412	$569,022	$638,794
Expo Center	65,561	54,314	52,960
Macao Casino
United Kingdom	—	—	—

Total net revenues	$586,973	$623,336	$691,754

Adjusted EBITDA(1)
Casino Resort	$156,536	$206,759	$247,573
Expo Center	24,072	15,877	13,113
Macao Casino	—	—	—
United Kingdom	—	—	—

	180,608	222,636	260,686
Other Operating Costs and Expenses
Corporate expense	(6,079)	(10,114)	(10,176)
Depreciation	(43,972)	(46,662)	(53,859)
Pre-opening expenses	(355)	(5,925)	(10,525)

Operating income	130,202	159,935	186,126
Other Non-operating Costs and Expenses
Interest expense, net of amounts capitalized	(124,169)	(124,459)	(122,442)
Interest income	5,162	3,027	2,125
Other income (expense)	(1,938)	1,045	825
Loss on early retirement of debt	(1,383)	(51,392)	—

Net income (loss)	$7,874	$(11,844)	$66,634

	Year Ended December 31,
	2001	2002	2003
Capital Expenditures
Casino Resort	$54,426	$129,095	$203,997
Expo Center	891	892	737
Macao Casino	—	2,426	52,788
Corporate (principally Phase II land and project costs)	708	4,327	22,426

Total capital expenditures	$56,025	$136,740	$279,948

	December 31,
	2002	2003
Total Assets
Casino Resort	$1,402,962	$1,494,163
Expo Center	90,081	85,141
Macao Casino	30,586	232,174
Corporate (principally Phase II land and project costs)	83,133	105,557

Total consolidated assets	$1,606,762	$1,917,035

(1)
Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening expenses and gain on the sale of Grand Canal Shops. Adjusted EBITDA is used by management as the primary measure of operating performance of its properties and to compare the operating performance of its properties with those of its competitors.

NOTE 15—SUBSEQUENT EVENTS (UNAUDITED)

  Mall Sale and Related Matters

        On April 12, 2004, the Company entered into an agreement to sell the Mall and lease certain restaurant and other retail assets of the Casino Resort (the "Master Lease") for approximately $766.0 million. The Mall Sale closed on May 17, 2004 and the Company realized a gain of $418.2 million in connection with the Mall Sale. In conjunction with the Mall Sale, the Company repaid all of its $120.0 million secured Mall facility and redeemed $6.4 million of the Mortgage Notes pursuant to the Asset Sale Offer. The Master Lease agreement provides for the Casino Resort to lease nineteen spaces currently occupied by various tenants to the purchaser of the Mall for 89-years with annual rent of one dollar per year and for the Mall Purchaser to assume the various leases. Under generally accepted accounting principles ("GAAP"), the Master Lease agreement does not qualify as a sale of the related assets, which were not separately legally demised. Accordingly, $109.2 million of the transaction has been deferred as prepaid operating lease payments to the Casino Resort, which will amortize into income on a straight-line basis over the 89-year lease term. In addition the Company will: (i) continue to be obligated to fulfill certain lease termination and asset purchase agreements; (ii) lease the C2K Showroom space located within the Mall from the purchaser of the Mall for a period of 25 years with fixed minimum rent of $3.3 million per year with cost of living adjustments; (iii) operate the Gondola ride under an operating agreement for a period of 25 years for an annual fee of $3.5 million; and (iv) lease certain office space from the purchaser of the Mall for a period of 10 years, subject to extension options for a period of up to 65 years, with annual rent of $860,350. The lease payments under clauses (ii) through (iv) above are subject to automatic increases beginning on the sixth lease year. The net present value of the lease payments under clauses (ii) through (iv) is $77.2 million. Under GAAP, a portion of the transaction must be deferred in an amount equal to the present value of the minimum lease payments set forth in the lease back agreements. This deferred gain will be amortized to reduce lease expense on a straight-line basis over the life of the leases.

        As part of the Mall Sale, the Company entered into an agreement with the purchaser of the Mall to construct and sell the multi-level retail space of the our next casino resort, which is currently under construction, for an amount equal to the greater of (i) $250.0 million; or (ii) the projected net operating income divided by a cap rate. Such cap rate is .06 for every dollar of annual net operating income up to $38.0 million, and .08 for every dollar of operating income above $38.0 million. The Company has formed the Phase II Mall Subsidiary to develop and construct the Phase II Mall. The Phase II Mall is expected to cost approximately $275.0 million (excluding incentive payments described below). The Phase II Mall will be constructed with the proceeds of the $250.0 million Phase II Mall construction loan and an approximately $25.0 million investment from the Company. Under the Mall Sale agreement, the Company has agreed to substantially complete construction of the Phase II Mall before the earlier of 36 months after the date on which sufficient permits are received to allow the Phase II casino resort to begin construction of the Phase II Mall and March 1, 2008. These dates may be extended due to force majeure or certain other delays. In the event that the Company does not substantially complete construction of the Phase II Mall on or before the earlier of these dates, the Company must pay liquidated damages of $5,000 per day for the first six months and $10,000 per day for an additional six months after the completion deadline has passed. If substantial completion has not occurred on or before one year after the deadline, the Company will be required to pay liquidated damages in the amount of $100.0 million.

        The Company made an equity contribution to the Phase II Mall Subsidiary of $63.2 million on July 15, 2004, which was used to make certain incentive payments and pay related payroll taxes to the Principal Stockholder and other senior executives of the Company for their work, in connection with the Phase II Mall Sale and related financing transactions.

  Stock Option Issuances

        In July 2004, fully vested options to purchase an additional 11,474 shares of the Company's common stock were granted to employees of the Company by the board of directors under the Company's stock option plan at an exercise price of $1,500 per share. Each of these options may only be exercised by the delivery of cash or check, or its equivalent. In July and August 2004, a total of 7,559 options to purchase shares of the Company's common stock were exercised.

  Debt Refinancing

        On August 20, 2004 the Company closed a new $1.01 billion senior secured credit facility. The new senior secured credit facility is comprised of a $115.0 million term A delayed draw term loan, a $105.0 million term B delayed draw term loan, a $665.0 million term B loan and a $125.0 million revolving facility and is collateralized by a priority lien on certain assets of the Company. All amounts outstanding under the new senior secured credit facility bear interest at a variable rate based on LIBOR plus an applicable spread of 2.50%. The Company initially drew $665.0 million and utilized $290.0 million of the proceeds to repay the Senior Secured Credit Facility in full. The Company also utilized $19.5 million to pay transaction related costs and $1.0 million to pay accrued interest payable. The remainder of the $354.5 million of net proceeds were placed in an escrow account and will be utilized to fund the design, development, construction, and pre-opening costs of the Phase II casino resort and pay related fees and expenses.

  Phase II Mall Construction Loan

        On September 30, 2004 the Company entered into a new $250.0 million construction loan agreement (the "Phase II Mall Construction Loan"). The new loan agreement provides for delayed draw loans in an aggregate amount of $250.0 million. The proceeds of the Phase II Mall Construction Loan will be used to fund the financing, design, development and construction of the Phase II Mall. The loan agreement is secured by a first-priority security interest in substantially all of the Mall II subsidiaries assets, other than capital stock. The loan bears interest at LIBOR plus 1.75% with no interim amortization of principal and is due in 42 months. The Phase II Mall Construction Loan is expected to be repaid from the proceeds of the sale of the Phase II Mall as further described in Note 15.

  Distributions

        Immediately prior to the July 29, 2004 acquisition of Interface by LVSI as more fully described in Note 1 and 8, Interface distributed approximately $15.3 million to its sole stockholder, who is also the Principal Stockholder of LVSI. The distribution was comprised of $12.9 million of cash, $1.9 million of receivables due from the sole stockholder and $.5 million of certain fixed and other assets.

NOTE 16—PRO FORMA INCOME TAXES (UNAUDITED)

        In connection with the completion of the proposed IPO, the Company intends to revoke its S corporation status and therefore will be subject to corporate federal and state income taxes as a "C" corporation. Because the Company is an "S" corporation, deferred taxes have not been reflected in the financial statements and the Company is not responsible for these income taxes until the revocation of the "S" corporation status. The statement of operations includes a pro forma adjustment for income taxes that would have been recorded if the Company was a "C" corporation for the year ended December 31, 2003, calculated in accordance with SFAS No. 109, "Accounting for Income Taxes."

        Significant components of the pro forma provision for (benefit from) income taxes on income (loss) are as follows (in thousands):

December 31, 2003
Federal:
Current	$8,256
Deferred	19,603

Total income tax provision	$27,859

        The differences between pro forma income taxes at the statutory U.S. federal income tax rate of 35% and those reported in the statements of operations are as follows:

December 31, 2003
Statutory federal income tax rate	35.00%
Permanent differences:
Nondeductible losses of foreign subsidiary	6.22%
Other permanent differences	.59%

Effective tax rate	41.81%

NOTE 17—CONDENSED FINANCIAL INFORMATION

        LVSI and Venetian are co-obligors of the Mortgage Notes and the indebtedness under the Senior Secured Credit Facility and are jointly and severally liable for such indebtedness. Venetian, Mall Intermediate, Mall Construction, Lido Intermediate, Venetian Venture, Venetian Athens, Venetian Marketing and Venetian Operating (collectively, the "Subsidiary Guarantors") are subsidiaries of LVSI, all of the capital stock of which is owned by LVSI and Venetian. The Subsidiary Guarantors have jointly and severally guaranteed (and Venetian is a co-obligors of) such debt on a full and unconditional basis. The Mall is owned by the Mall II Subsidiary, a non-guarantor subsidiary which is the borrower under the Secured Mall Facility.

        Separate financial statements and other disclosures concerning each of Venetian and the Subsidiary Guarantors are not presented below because management believes that they are not material to investors. In accordance with Rule 3-10 of Regulation S-X of the Securities and Exchange commission, condensed consolidating financial information of LVSI, Venetian, the Subsidiary Guarantors and the non-guarantor subsidiaries on a combined basis as of December 31, 2002 and December 31, 2003, and for each of the three years in for the period ended December 31, 2003, is as follows (in thousands):

CONDENSED BALANCE SHEETS

December 31, 2002

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Cash and cash equivalents	$46,746	$9,973	$6	$49,758	$—	$106,483
Restricted cash and cash equivalents	—	19,936	—	21,548	—	41,484
Intercompany receivable	686	—	—	1,353	(2,039)	—
Accounts receivable, net	37,853	13,953	—	1,730	—	53,536
Inventories	—	5,070	—	156	—	5,226
Prepaid expenses	562	3,863	—	1,085	—	5,510

Total current assets	85,847	52,795	6	75,630	(2,039)	212,239
Property and equipment, net	4,722	967,442	—	274,443	—	1,246,607
Investment in subsidiaries	1,130,844	140,165	—	—	(1,271,009)	—
Deferred offering costs, net	—	35,351	—	4,667	—	40,018
Restricted cash	—	83,370	—			83,370
Redeemable Preferred Interest in Venetian	—	—	—	212,111	(212,111)	—
Other assets, net	4,115	17,195	—	3,218	—	24,528

	$1,225,528	$1,296,318	$6	$570,069	$(1,485,159)	$1,606,762

Accounts payable	$1,655	$9,635	$—	$3,781	$—	$15,071
Construction payables	—	27,332	—	2,395	—	29,727
Construction payables-contested	—	7,232	—	—	—	7,232
Intercompany payables	—	824	—	1,215	(2,039)	—
Accrued interest payable	—	4,156	—	180	—	4,336
Other accrued liabilities	24,739	52,998	—	18,841	—	96,578
Current maturities of long-term debt(1)	2,500	2,500	—	6,050	(2,500)	8,550

Total current liabilities	28,894	104,677	—	32,462	(4,539)	161,494
Other long-term liabilities	—	1,122	—	—	—	1,122
Long-term debt(1)	1,096,250	1,096,250	—	247,512	(1,096,250)	1,343,762

	1,125,144	1,202,049	—	279,974	(1,100,789)	1,506,378

Redeemable Preferred Interest in Venetian	—	212,111	—	—	(212,111)	—

Stockholders' equity (deficit)	100,384	(117,842)	6	290,095	(172,259)	100,384

	$1,225,528	$1,296,318	$6	$570,069	$(1,485,159)	$1,606,762

(1)
As more fully described in Note 7—Long-Term Debt, LVSI and Venetian are co-obligors of certain of the Company's indebtedness. Accordingly, such indebtedness has been presented as an obligation of both entities in the above balance sheets.

CONDENSED BALANCE SHEETS

December 31, 2003

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Cash and cash equivalents	$73,049	$29,549	$5	$50,190	$—	$152,793
Restricted cash and cash equivalents	—	2,121	—	53,534	—	55,655
Intercompany receivable	—	46,621	—	1,395	(48,016)	—
Accounts receivable, net	28,772	22,592	—	2,833	—	54,197
Inventories	—	6,093	—	158	—	6,251
Prepaid expenses	687	1,886	—	1,270	—	3,843

Total current assets	102,508	108,862	5	109,380	(48,016)	272,739
Property and equipment, net	4,687	1,101,726	—	378,257	—	1,484,670
Investment in subsidiaries	1,257,692	152,494	—	—	(1,410,186)	—
Deferred offering costs, net	—	30,513	—	8,630	—	39,143
Restricted cash	—	—	—	86,144	—	86,144
Redeemable Preferred Interest in Venetian	—	—	—	238,328	(238,328)
Other assets, net	3,922	18,894	—	11,523	—	34,339

	$1,368,809	$1,412,489	$5	$832,262	$(1,696,530)	$1,917,035

Accounts payable	$2,076	$11,270	$—	$3,333	$—	$16,679
Construction payables	—	10,330	—	31,825	—	42,155
Construction payables—contested	—	7,232	—	—	—	7,232
Intercompany payables	16,526	—	—	31,490	(48,016)	—
Accrued interest payable	—	3,896	—	913	—	4,809
Other accrued liabilities	29,116	62,454	—	19,542	—	111,112
Current maturities of long-term debt(1)	12,633	12,633	—	4,963	11,150	41,379

Total current liabilities	60,351	107,815	—	92,066	(36,866)	223,366
Other long-term liabilities	—	883	—	5,562	—	6,445
Long-term debt(1)	1,146,350	1,146,350	—	402,549	(1,170,133)	1,525,116

	1,206,701	1,255,048	—	500,177	(1,206,999)	1,754,927

Redeemable Preferred Interest in Venetian	—	238,328	—	—	(238,328)	—

Stockholders' equity (deficit)	162,108	(80,887)	5	332,085	(251,203)	162,108

	$1,368,809	$1,412,489	$5	$832,262	$(1,696,530)	$1,917,035

(1)
As more fully described in Note 7—Long-Term Debt, LVSI and Venetian are co-obligors of certain of the Company's indebtedness. Accordingly, such indebtedness has been presented as an obligation of both entities in the above balance sheets.

CONDENSED STATEMENTS OF OPERATIONS

For the year ended December 31, 2001

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Revenues:
Casino	$227,240	$—	$—	$—	$—	$227,240
Rooms	—	204,242	—	—	—	204,242
Food and beverage	—	61,977	—	—	(2,487)	59,490
Casino rental revenue from LVSI	—	45,973	—	—	(45,973)	—
Retail and other	1,417	38,125	—	103,156	(4,103)	138,595

Total revenue	228,657	350,317	—	103,156	(52,563)	629,567
Less promotional allowances	—	(5,181)	—	—	(37,413)	(42,594)

Net revenues	228,657	345,136	—	103,156	(89,976)	586,973

Operating expenses:
Casino	207,587	—	—	—	(68,364)	139,223
Rooms	—	55,322	—	—	(5,283)	50,039
Food and beverage	—	38,896	—	—	(9,505)	29,391
Retail and other	—	21,148	—	36,809	(3,580)	54,377
Provision for doubtful accounts	18,200	1,866	—	132	—	20,198
General and administrative	2,711	83,928	—	19,749	(1,325)	105,063
Corporate expense	2,459	3,917	—	—	(297)	6,079
Rental expense	914	6,625	—	2,157	(1,622)	8,074
Pre-opening and developmental expense	—	355	—	—	—	355
Depreciation and amortization	—	36,039	—	7,933	—	43,972

	231,871	248,096	—	66,780	(89,976)	456,771

Operating income (loss)	(3,214)	97,040	—	36,376	—	130,202

Other income (expense):
Interest income	643	613	—	3,906	—	5,162
Interest expense, net of amounts capitalized	—	(90,947)	—	(24,202)	—	(115,149)
Interest expense on indebtedness to Principal Stockholder	—	(4,052)	—	(4,968)	—	(9,020)
Other expense	—	(1,938)	—	—	—	(1,938)
Preferred return on Redeemable Preferred Interest in Venetian Casino Resort, LLC	—	—	—	20,766	(20,766)	—
Income on equity investment in Interface	32,041	—	—	—	(32,041)	—
Loss on early retirement of debt	—	(1,383)	—	—	—	(1,383)
Loss from equity investment in Grand Canal Shops II	(35)	(1,143)	—	—	1,178	—
Income (loss) from equity investment in VCR and subsidiaries	(795)	1,015	—	—	(220)	—

Income (loss) before preferred return	28,640	(795)	—	31,878	(51,849)	7,874
Preferred return on Redeemable Preferred Interest in Venetian Casino Resort, LLC	(20,766)	—	—	—	20,766	—

Net income (loss)	$7,874	$(795)	$—	$31,878	$(31,083)	$7,874

CONDENSED STATEMENTS OF OPERATIONS

For the year ended December 31, 2002

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Revenues:
Casino	$256,484	$—	$—	$—	$—	$256,484
Rooms	—	206,706	—	—	—	206,706
Food and beverage	—	70,300	—	—	(2,655)	67,645
Casino rental revenue from LVSI	—	96,844	—	—	(96,844)	—
Retail and other	1,743	34,159	—	96,719	(5,912)	126,709

Total revenue	258,227	408,009	—	96,719	(105,411)	657,544
Less promotional allowances	—	(3,757)	—	—	(30,451)	(34,208)

Net revenues	258,227	404,252	—	96,719	(135,862)	623,336

Operating expenses:
Casino	232,995	—	—	—	(114,152)	118,843
Rooms	—	58,009	—	—	(4,574)	53,435
Food and beverage	—	43,348	—	—	(8,204)	35,144
Retail and other	—	20,144	—	35,088	(3,900)	51,332
Provision for doubtful accounts	14,470	6,823	—	100	—	21,393
General and administrative	2,553	90,676	12	20,470	(798)	112,913
Corporate expense	5,895	5,120	—	—	(901)	10,114
Rental expense	924	7,670	—	2,379	(3,333)	7,640
Pre-opening and developmental expense	—	—	—	5,925	—	5,925
Depreciation and amortization	429	38,515	—	7,718	—	46,662

	257,266	270,305	12	71,680	(135,862)	463,401

Operating income (loss)	961	133,947	(12)	25,039	—	159,935

Other income (expense):
Interest income	460	2,027	—	540	—	3,027
Interest expense, net of amounts capitalized	(17)	(103,404)	—	(17,028)	—	(120,449)
Interest expense on indebtedness to Principal Stockholder	—	(1,914)	—	(2,096)	—	(4,010)
Other income (expense)	—	1,051	—	(6)	—	1,045
Preferred return on Redeemable Preferred Interest in Venetian Casino Resort, LLC	—	—	—	23,333	(23,333)	—
Loss on early retirement of debt	—	(49,865)	—	(1,527)	—	(51,392)
Income from equity investment in Interface	26,548	—	—	—	(26,548)	—
Income from equity investment in Grand Canal Shops II	161	5,189	—	—	(5,350)	—
Loss from equity investment in VCR and subsidiaries	(16,624)	(3,655)	—	—	20,279	—

Income (loss) before preferred return	11,489	(16,624)	(12)	28,255	(34,952)	(11,844)
Preferred return on Redeemable Preferred Interest in Venetian Casino Resort, LLC	(23,333)	—	—	—	23,333	—

Net income (loss)	$(11,844)	$(16,624)	$(12)	$28,255	$(11,619)	$(11,844)

CONDENSED STATEMENTS OF OPERATIONS

For the year ended December 31, 2003

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Revenues:
Casino	$272,804	$—	$—	$—	$—	$272,804
Rooms	—	251,397	—	—	—	251,397
Food and beverage	—	82,882	—	—	(2,675)	80,207
Casino rental revenues from LVSI	—	100,962	—	—	(100,962)	—
Retail and other	970	38,897	—	95,023	(2,688)	132,202

Total revenues	273,774	474,138	—	95,023	(106,325)	736,610
Less promotional allowances	—	(4,897)	—	—	(39,959)	(44,856)

Net revenues	273,774	469,241	—	95,023	(146,284)	691,754

Operating expenses:
Casino	253,237	—	—	—	(125,067)	128,170
Rooms	—	72,037	—	—	(7,218)	64,819
Food and beverage	—	49,091	—	—	(8,914)	40,177
Retail and other	—	20,335	—	37,005	(3,784)	53,556
Provision for doubtful accounts	7,724	473	—	(113)	—	8,084
General and administrative	4,499	101,645	1	20,552	(563)	126,134
Corporate expense	5,963	4,951	—	—	(738)	10,176
Rental expense	738	6,833	—	2,557	—	10,128
Pre-opening and developmental expense	—	1,125	—	9,400	—	10,525
Depreciation and amortization	1,905	43,558	—	8,396	—	53,859

	274,066	300,048	1	77,797	(146,284)	505,628

Operating income (loss)	(292)	169,193	(1)	17,226	—	186,126

Other income (expense):
Interest income	478	934	—	1,492	(779)	2,125
Interest expense, net of amounts capitalized	(53)	(107,214)	—	(15,954)	779	(122,442)
Other income (expense)	—	887	—	(62)	—	825
Preferred return on Redeemable Preferred Interest in Venetian Casino Resort, LLC	—	—	—	26,217	(26,217)	—
Income on equity investment in Interface	29,199	—	—	—	(29,199)	—
Income from equity investment in Grand Canal Shops II	347	11,221	—	—	(11,568)	—
Income (loss) from equity investment in VCR and subsidiaries	63,172	(11,849)	—	—	(51,323)	—

Income (loss) before preferred return	92,851	63,172	(1)	28,919	(118,307)	66,634
Preferred return on Redeemable Preferred Interest in Venetian Casino Resort, LLC	(26,217)	—	—	—	26,217	—

Net income (loss)	$66,634	$63,172	$(1)	$28,919	$(92,090)	$66,634

CONDENSED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2001

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Net cash provided by operating activities	$2,444	$43,711	$—	$19,597	$—	$65,752

Cash flows from investing activities:
Increase in restricted cash	—	(57)	—	(4,209)	—	(4,266)
Capital expenditures	—	(53,660)	—	(2,365)	—	(56,025)

Net cash used in investing activities	—	(53,717)	—	(6,574)	—	(60,291)

Cash flows from financing activities:
Contributions from stockholder	—	—	—	720	—	720
Dividends paid	—	—	—	(13,800)	—	(13,800)
Repayments on bank credit facility—tranche A term loan	—	(103,125)	—	—	—	(103,125)
Repayments on bank credit facility—tranche B term loan	—	(49,750)	—	—	—	(49,750)
Repayments on bank credit facility—tranche C term loan	—	(5,750)	—	—	—	(5,750)
Proceeds from bank credit facility—tranche C term loan	—	5,750	—	—	—	5,750
Repayments on bank credit term facility	—	(764)	—	—	—	(764)
Proceeds from bank credit term facility	—	152,750	—	—	—	152,750
Repayments on bank credit facility—revolver	—	(18,000)	—	—	—	(18,000)
Proceeds from bank credit facility—revolver	—	58,000	—	—	—	58,000
Repayments on FF&E credit facility	—	(21,494)	—	—	—	(21,494)
Proceeds from Phase II Subsidiary credit facility	—	—	—	3,933	—	3,933
Proceeds from Phase II Subsidiary unsecured bank loan	—	—	—	1,092	—	1,092
Proceeds from Interface Nevada loan	—	—	—	141,000	—	141,000
Repayments on Interface Nevada loan	—	—	—	(139,174)	—	(139,174)
Payments of deferred offering costs	—	(5,573)	—	(5,881)	—	(11,454)
Contributions	—	—	—	—	—	—
Net change in intercompany accounts	(409)	1,508	—	(1,099)	—	—

Net cash provided by (used in) financing activities	(409)	13,552	—	(13,209)	—	(66)

Increase (decrease) in cash and cash equivalents	2,035	3,546	—	(186)	—	5,395
Cash and cash equivalents at beginning of year	35,332	4,260	8	20,764	—	60,364

Cash and cash equivalents at end of year	$37,367	$7,806	$8	$20,578	$—	$65,759

CONDENSED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2002

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Net cash provided by (used in) operating activities	$3,293	$65,132	$(12)	$18,429	$—	$86,842

Cash flows from investing activities:
Increase in restricted cash	—	(101,778)	—	(1,039)	—	(102,817)
Notes receivable from shareholders	—	—	—	(680)	—	(680)
Capital expenditures	—	(128,793)	—	(7,947)	—	(136,740)
Dividend from Grand Canal Shops II LLC	—	21,590	—	—	(21,590)	—
Capital contributions to subsidiaries	—	(73,572)	—	—	73,572	—

Net cash provided by (used in) investing activities	—	(282,553)	—	(9,666)	51,982	(240,237)

Cash flows from financing activities:
Contribution from stockholder	—	—	—	719	—	719
Dividend to Venetian Casino Resort LLC	—	—	—	(21,590)	21,590	—
Capital contribution from Venetian Casino Resort LLC	—	—	10	73,562	(73,572)	—
Repayments on 12 1/4 mortgage notes	—	(425,000)	—	—	—	(425,000)
Proceeds from 11% mortgage notes	—	850,000	—	—	—	850,000
Repayments on senior subordinated notes	—	(97,500)	—	—	—	(97,500)
Proceeds from secured mall facility	—	—	—	120,000	—	120,000
Repayments on mall—tranche A take-out loan	—	—	—	(105,000)	—	(105,000)
Repayments on mall—tranche B take-out loan	—	—	—	(35,000)	—	(35,000)
Repayments on completion guaranty loan	—	(31,124)	—	—	—	(31,124)
Repayments on senior secured credit facility—term B	—	(1,250)	—	—	—	(1,250)
Proceeds from senior secured credit facility—term B	—	250,000	—	—	—	250,000
Repayments on bank credit facility—term	—	(151,986)	—	—	—	(151,986)
Repayments on bank credit facility—revolver	—	(61,000)	—	—	—	(61,000)
Proceeds from bank credit facility—revolver	—	21,000	—	—	—	21,000
Repayments on FF&E credit facility	—	(53,735)	—	—	—	(53,735)
Repayments on Phase II Subsidiary credit facility	—	—	—	(3,933)	—	(3,933)
Repayments on Phase II Subsidiary unsecured bank loan	—	—	—	(1,092)	—	(1,092)
Repayment on Interface Nevada loan	—	—	—	(5,643)	—	(5,643)
Repurchase premiums incurred in connection with refinancing transactions	—	(33,478)	—	—	—	(33,478)
Payments of deferred offering costs	—	(38,465)	—	(3,394)	—	(41,859)
Net change in intercompany accounts	6,086	(7,874)	—	1,788	—	—

Net cash provided by (used in) financing activities	6,086	219,588	10	20,417	(51,982)	194,119

Increase (decrease) in cash and cash equivalents	9,379	2,167	(2)	29,180	—	40,724
Cash and cash equivalents at beginning of year	37,367	7,806	8	20,578	—	65,759

Cash and cash equivalents at end of year	$46,746	$9,973	$6	$49,758	$—	$106,483

CONDENSED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2003

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Net cash provided by (used in) operating activities	$11,804	$101,159	$(1)	$24,154	$—	$137,116

Cash flows from investing activities:
(Increase) decrease in restricted cash	—	101,185	—	(118,130)	—	(16,945)
Notes receivable from stockholders	(843)	—	—	(590)	—	(1,433)
Capital expenditures	(1,870)	(195,148)	—	(82,930)	—	(279,948)

Net cash used in investing activities	(2,713)	(93,963)	—	(201,650)	—	(298,326)

Cash flows from financing activities:
Contributions from stockholder	—	—	—	721	—	721
Repayments on senior secured credit facility—term A	—	(1,667)	—	—	—	(1,667)
Proceeds from senior secured credit facility—term A	—	50,000	—	—	—	50,000
Repayments on senior secured credit facility—term B	—	(2,500)	—	—	—	(2,500)
Proceeds from Venetian Macau senior secured notes—tranche A	—	—	—	75,000	—	75,000
Proceeds from Venetian Macau senior secured notes—tranche B	—	—	—	45,000	—	45,000
Proceeds from Venetian Intermediate credit facility	—	—	—	40,000	—	40,000
Repayments on bank credit facility—revolver	—	(470)	—	—	—	(470)
Proceeds from bank credit facility—revolver	—	470	—	—	—	470
Repayments on FF&E credit facility	—	(600)	—	—	—	(600)
Proceeds from FF&E credit facility	—	15,000	—	—	—	15,000
Repayment on Interface Nevada loan	—	—	—	(6,050)	—	(6,050)
Payments of deferred offering costs	—	(408)	—	(6,976)	—	(7,384)
Net change in intercompany accounts	17,212	(47,445)	—	30,233	—	—

Net cash provided by financing activities	17,212	12,380	—	177,928	—	207,520

Increase (decrease) in cash and cash equivalents	26,303	19,576	(1)	432	—	46,310
Cash and cash equivalents at beginning of year	46,746	9,973	6	49,758	—	106,483

Cash and cash equivalents at end of year	$73,049	$29,549	$5	$50,190	$—	$152,793

LAS VEGAS SANDS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)
(Unaudited)

	December 31, 2003	September 30, 2004	Pro Forma September 30, 2004 (change in tax status)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$152,793	$622,198	$598,262
Restricted cash and cash equivalents	55,655	19,773	19,773
Accounts receivable, net	54,197	51,760	51,760
Inventories	6,251	6,541	6,541
Prepaid expenses and other current assets	3,843	12,496	29,967

Total current assets	272,739	712,768	706,303
Property and equipment, net	1,484,670	1,635,074	1,635,074
Deferred offering costs, net	39,143	54,397	54,397
Restricted cash and cash equivalents	86,144	355,117	355,117
Other assets, net	34,339	28,155	28,155

	$1,917,035	$2,785,511	$2,779,046

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,679	$28,377	$28,377
Construction payables	42,155	84,266	84,266
Construction payables—contested	7,232	7,232	7,232
Accrued interest payable	4,809	30,545	30,545
Other accrued liabilities	111,112	127,098	127,098
Current maturities of long-term debt	41,379	13,734	13,734

Total current liabilities	223,366	291,252	291,252
Other long-term liabilities	6,445	11,177	28,080
Deferred gain on sale of Grand Canal Shops	—	72,459	72,459
Deferred rent from Grand Canal Shops transaction	—	107,534	107,534
Long-term debt	1,525,116	1,777,810	1,777,810

	1,754,927	2,260,232	2,277,135

Stockholders' equity:
Common stock, $.10 par value, 3,000,000 shares authorized, 1,220,370 and 1,226,129 shares issued and outstanding	123	123	123
Receivables from stockholders	(2,113)	—	—
Capital in excess of par value	155,809	214,098	501,788
Retained earnings	8,289	311,058	—

	162,108	525,279	501,911

	$1,917,035	$2,785,511	$2,779,046

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2003	2004
Revenues:
Casino	$205,927	$468,786
Rooms	181,682	236,174
Food and beverage	60,929	92,544
Retail and other	101,297	94,354

	549,835	891,858
Less-promotional allowances	(31,505)	(42,379)

Net revenues	518,330	849,479

Operating expenses:
Casino	95,608	214,204
Rooms	47,196	58,444
Food and beverage	30,563	48,635
Retail and other	43,913	46,657
Provision for doubtful accounts	5,534	9,561
General and administrative	88,134	121,788
Corporate expense	6,621	123,857
Rental expense	8,216	8,307
Pre-opening and developmental expense	6,717	24,512
Loss on disposal of assets	—	30,635
Depreciation and amortization	38,465	51,729
Gain on sale of Grand Canal Shops	—	(417,822)

	370,967	320,507

Operating income	147,363	528,972
Other income (expense):
Interest income	1,531	3,278
Interest expense, net of amounts capitalized	(90,761)	(99,761)
Other income (expense)	820	(9)
Loss on early retirement of debt	—	(6,553)

Net income	$58,953	$425,927

Basic earnings per share	$48.31	$348.65

Diluted earnings per share	$48.19	$348.37

Dividends per share	$—	$100.81

Weighted average shares outstanding
Basic	1,220,370	1,221,650

Diluted	1,223,370	1,222,633

Pro forma data (reflecting change in tax status):
Provision for income taxes	(22,886)	(139,897)

Net income	$36,067	$286,030

Pro forma net income per share of common stock (reflecting change in tax status):
Basic	$29.55	$234.13

Diluted	$29.48	$233.95

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in thousands)
(Unaudited)

	Common Stock
	Number of Shares	Amount	Capital in Excess of Par Value	Receivables from Stockholders	Retained Earnings (Deficit)	Total
Balance at December 31, 2002	1,220,370	$123	$159,286	$(680)	$(58,345)	$100,384
Capital contributions	—	—	721	—	—	721
Declared and unpaid dividends	—	—	(4,198)	—	—	(4,198)
Receivables from stockholders	—	—	—	(1,433)	—	(1,433)
Net income	—	—	—	—	66,634	66,634

Balance at December 31, 2003	1,220,370	123	155,809	(2,113)	8,289	162,108
Capital contributions	—	—	420	—	—	420
Declared and paid dividends	—	—	—	—	(123,158)	(123,158)
Receivables from stockholders	—	—	—	2,113	—	2,113
Issuances of stock options	—	—	49,230	—	—	49,230
Exercises of stock options	5,759	—	8,639	—	—	8,639
Net income	—	—	—	—	425,927	425,927

Balance at September 30, 2004	1,226,129	$123	$214,098	$—	$311,058	$525,279

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2003	2004
Cash flows from operating activities:
Net income	$58,953	$425,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,465	51,729
Amortization of debt offering costs and original issue discount	5,986	6,729
Amortization of deferred revenue	—	(1,384)
Deferred rent from Grand Canal Shops transaction	—	109,220
Loss on early retirement of debt	—	6,553
Loss on disposition of fixed assets	269	30,635
Stock option compensation	—	49,230
Gain on sale of Grand Canal Shops	—	(417,822)
Provision for doubtful accounts	5,534	9,561
Changes in operating assets and liabilities:
Accounts receivable	(12,285)	(7,124)
Inventories	(980)	(290)
Prepaid expenses	760	(8,699)
Other assets	(9,688)	(7,385)
Accounts payable	1,594	6,473
Accrued interest payable	25,074	25,736
Other accrued liabilities	3,275	20,077

Net cash provided by operating activities	116,957	299,166

Cash flows from investing activities:
Proceeds from sale of Grand Canal Shops, net of transaction costs	—	649,568
Decrease in restricted cash	(37,569)	(233,091)
Net (increase) decrease in notes receivable from stockholders	(1,132)	205
Capital expenditures	(222,172)	(326,988)

Net cash provided by (used in) investing activities	(260,873)	89,694

Cash flows from financing activities:
Dividends paid to shareholders	—	(125,027)
Exercise of stock options	—	8,639
Contributions from shareholders	—	420
Repayments on 11% mortgage notes	—	(6,360)
Repayments on secured mall facility	—	(120,000)
Proceeds from senior secured credit facility—term A	50,000	—
Repayments on senior secured credit facility—term A	—	(48,333)
Repayments on senior secured credit facility—term B	(1,875)	(246,250)
Proceeds from senior second credit facility—term B	—	665,000
Proceeds from Venetian Macao senior secured notes—tranche A	75,000	—
Proceeds from Venetian Macao senior secured notes—tranche B	45,000	—
Proceeds from Macao revolver	—	10,000
Repayments on Macao revolver	—	(10,000)
Proceeds from Venetian Intermediate credit facility	15,000	10,000
Repayments on bank credit facility—revolver	(470)	—
Proceeds from bank credit facility—revolver	470	—
Repayments on FF&E credit facility	—	(1,200)
Proceeds from FF&E credit facility	15,000	—
Repayments on Interface Nevada note payable	(4,497)	(127,512)
Proceeds from Interface mortgage note payable	—	100,000
Repayments on Interface mortgage note payable	—	(296)
Payments of debt offering costs	(2,942)	(28,536)

Net cash provided by financing activities	190,686	80,545

Increase in cash and cash equivalents	46,770	469,405
Cash and cash equivalents at beginning of period	106,483	152,793

Cash and cash equivalents at end of period	$153,253	$622,198

Supplemental disclosure of cash flow information:
Cash payments for interest	$64,719	$71,445

Property and equipment asset acquisitions included in construction accounts payable	$28,563	$84,266

Property and equipment acquisitions included in accounts payable	$—	$5,225

Non cash distribution to Principal Shareholder	$—	$2,329

Deferred gain on sale of Grand Canal Shops	$—	$77,217

Decrease in other assets related to Grand Canal Shops sale	$—	$13,569

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS OF COMPANY

        The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes of the Company as of and for the year ended December 31, 2003 included in the Amendment No. 1 to the Registration Statement on Form S-1 of Las Vegas Sands Corp. as filed with the Securities and Exchange Commission on October 22, 2004. The year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. In addition, certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 presentation. In the opinion of management, all adjustments and normal recurring accruals considered necessary for a fair statement of the results for the interim period have been included. The interim results reflected in the unaudited condensed consolidated financial statements are not necessarily indicative of expected results for the full year.

        Las Vegas Sands, Inc. ("LVSI") and its subsidiaries (collectively, the "Company") own and operate the Venetian Casino Resort (the "Casino Resort"), a Renaissance Venice-themed resort situated on the Las Vegas Strip (the "Strip") and the Sands Expo and Convention Center, an expo and convention center of approximately 1,150,000 square feet (the "Expo Center"). On May 18, 2004, the Company opened a portion of the Sands Macao Casino, a Las Vegas style casino (the "Macao Casino") located in Macao, a Special Administrative Region of the People's Republic of China. The remainder of the Macao Casino opened in late August 2004. The Company is also in the process of developing two additional casino resorts: the Palazzo Casino Resort in Las Vegas and the Macao Venetian Casino Resort in Macao.

        On July 29, 2004, the Company acquired all of the capital stock of Interface Group Holding Company, Inc. ("Interface") from the Company's principal stockholder (the "Principal Stockholder") in exchange for the issuance to the Principal Stockholder of 220,370 additional shares of LVSI common stock. Interface is the indirect owner of the Expo Center and the holder of all the Series B Preferred Interest in Venetian Casino Resort, LLC (the "Redeemable Preferred Interest") (See Note 4). The acquisition of Interface by LVSI has been accounted for as a reorganization of entities under common control, in a manner similar to pooling-of-interests.

Las Vegas Properties

        The Casino Resort is located across from The Mirage and the Treasure Island Hotel and Casino. The Casino Resort includes the first all-suites hotel on the Strip with approximately 4,027 suites (the "Hotel"); a gaming facility of approximately 116,000 square feet (the "Casino"); and a meeting and conference facility of approximately 440,000 square feet (the "Congress Center"). In addition, the Grand Canal Shoppes located within the Casino Resort and owned by a third party offers approximately 500,000 square foot of shopping, dining and entertainment space (the "Mall"). On May 17, 2004, the Company sold the Mall to General Growth Properties (the "Mall Purchaser") and leased certain other restaurant and retail assets of the Casino Resort for approximately $766.0 million (the "Mall Sale"). See "Note 5—Commitments and Contingencies."

        The Company is involved in significant litigation relating to the cost of construction of the Casino Resort. See "Note 5—Commitments and Contingencies".

        The Company has begun design and construction work and has completed demolition and clearing on the site of the Palazzo Casino Resort (the "Palazzo"), a second resort similar in size to the Casino Resort, which will be situated on a 15-acre site situated adjacent to the Casino Resort and the Expo Center and across Sands Boulevard from the Wynn Resort. The Palazzo is expected to consist of an all-suite, 50-floor luxury hotel tower with approximately 3,025 rooms, a gaming facility of approximately 105,000 square feet, an enclosed shopping, dining and entertainment complex of approximately 375,000 square feet and additional meeting and conference space of approximately 450,000 square feet. As part of the Mall Sale, the Company entered into an agreement to construct and sell the multi-level retail space of the Palazzo (the "Phase II Mall") for approximately $250.0 million subject to an upward adjustment based on operating income performance upon completion of construction of the Palazzo (the "Phase II Mall Sale"). The Company entered into a new $1.01 billion senior secured credit facility, consisting of a revolving facility and term loan facilities, and a new $250.0 million Phase II Mall construction loan, the proceeds of which, along with existing cash and future operating cash flows, will be used, among other things, to fund the design, development, construction, and pre-opening costs of the Palazzo and the Phase II Mall. The Palazzo and the Phase II Mall are expected to be completed in 2007.

Macao Properties

        The Company intends to develop a "Las Vegas-style" collection of properties in Macao. On May 18, 2004, the Company opened a portion of the Macao Casino. The remaining portion of the Macao Casino opened in late August 2004. The Macao Casino consists, of approximately 160,000 gross square feet of gaming facilities, including approximately 328 table games and 667 slot machines or other similar electronic devices, as well as numerous restaurants and private VIP gaming room facilities.

        In addition, the Company has begun design and planning work for the Macao Venetian Casino Resort, a 3,000-suite hotel, casino and convention center complex, with a Venetian- style theme similar to that of the Casino Resort to be located in the area of Macao known as Cotai (the "Macao Venetian Casino Resort").

Subsidiaries

        The consolidated financial statements include the accounts of LVSI and its subsidiaries (the "Subsidiaries"), including Venetian Casino Resort, LLC ("Venetian"), Interface, Mall Intermediate Holding Company, LLC ("Mall Intermediate"), Grand Canal Shops Mall Subsidiary, LLC (the "New Mall Subsidiary"), Grand Canal Shops Mall MM Subsidiary, Inc., Venetian Hotel Operations, LLC ("Mall Construction"), Lido Intermediate Holding Company, LLC ("Lido Intermediate"), Lido Casino Resort Holding Company, LLC, Lido Casino Resort, LLC (the "Phase II Subsidiary"), Lido Casino Resort MM, Inc., Venetian Transport, LLC ("Venetian Transport"), Venetian Venture Development, LLC ("Venetian Venture"), Venetian Venture Development Intermediate Limited ("Venetian Intermediate"), Venetian Venture Development Intermediate I, Venetian Venture Development Intermediate II, Venetian Macau Finance Company, VI Limited, Las Vegas Sands ("UK") Limited, Las Vegas Sands ("Ibrox") Limited, Las Vegas Sands ("Sheffield") Limited, Venetian Macau Limited ("Venetian Macao"), Venetian Global Holdings Limited, Venetian Marketing, Inc. ("Venetian Marketing"), Venetian Far East Limited, Venetian Operating Company, LLC ("Venetian Operating"), Venetian Resort Development Limited, Phase II Mall Subsidiary, LLC ("Phase II Mall Subsidiary"), Phase II Mall Holding, LLC ("Phase II Mall Holding"), Interface Employee Leasing, LLC, Yona Venetian LLC, Interface Group Nevada Parent, Inc., Interface Group-Nevada, Inc. ("Interface Nevada"), Las Vegas Sands (Hull City) Limited, Las Vegas Sands (Stoke City) Limited and Las Vegas Sands (Sunderland City) Limited. Each of LVSI and its subsidiaries is a separate legal entity and the assets of each such entity are intended to be available only to the creditors of such entity, except to the extent of guarantees on indebtedness. See "Note 4—Long-Term Debt".

        Venetian was formed on March 20, 1997 to own and operate certain portions of the Casino Resort. LVSI is the managing member and owns 100% of the common voting equity in Venetian. The entire preferred interest in Venetian is owned by Interface, which became a wholly owned subsidiary of LVSI following the acquisition by LVSI of all of its capital stock on July 29, 2004. Various subsidiaries are guarantors or co-obligors of certain indebtedness related to the Casino Resort and the Palazzo. See "Note 4—Long-Term Debt."

        The Mall II Subsidiary was an indirect, wholly owned subsidiary of LVSI that owned and operated the Mall and was formed on May 31, 2002. The Mall II Subsidiary was sold on May 17, 2004. Venetian Macao is an indirect subsidiary of LVSI, which owns and operates the Macao Casino. The Phase II Subsidiary is an indirect wholly owned subsidiary of LVSI, which will own and operate the Palazzo. The Phase II Mall Subsidiary is an indirect wholly owned subsidiary of LVSI, which will own the Phase II Mall. See "Note 4—Long-Term Debt."

NOTE 2—STOCKHOLDERS' EQUITY AND PER SHARE DATA

        The Company has a nonqualified stock option plan, which provides for the granting of stock options pursuant to the applicable provisions of the Internal Revenue Code and regulations.

        During the first quarter of 2002, the Company entered into a stockholders' agreement (the "Stockholders' Agreement") with the employees to whom options were granted (the "Additional Stockholders") and the Principal Stockholder. The Stockholders' Agreement restricts the ability of the Additional Stockholders and any of their permitted transferees who have agreed to be bound by the terms and conditions of the agreement to sell, assign, pledge, encumber, or otherwise dispose of any shares of common stock of LVSI, except in accordance with the provisions of the Stockholders' Agreement. If at any time before LVSI completes an initial public offering, the Principal Stockholder wishes to sell 20% or more of his ownership interest in LVSI to any third party transferee, each Additional Stockholder shall have the right to participate in such sale on the same terms as those offered to the Principal Stockholder. The Additional Stockholders also have certain piggyback registration rights. Finally, if at any time prior to the completion by LVSI of an initial public offering, LVSI wishes to issue any new securities, the Additional Stockholders will have the right under certain circumstances to purchase that number of shares of LVSI common stock, at the proposed purchase price of the new securities, such that the Additional Stockholders' percentage ownership of LVSI would remain the same following such issuance.

        Basic and diluted income per share is calculated based upon the weighted average number of shares outstanding. In the first quarter of 2002, the Company completed a stock split whereby the number of shares of common stock outstanding was increased from 925,000 to 1,000,000. At the time of the stock split, the Principal Stockholder maintained 100% ownership of the Company's common stock. All references to share and per share data herein have been adjusted retroactively to give effect to the July 29, 2004 issuance of 220,370 shares of common stock in connection with the acquisition of Interface as further described in Note 1.

        The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting For Stock Issued to Employees" and accounts for its stock-based compensation to employees using the intrinsic value method. Under this method, compensation expense is the difference between the market value of the Company's stock and the stock option's exercise price at the measurement date. Under APB 25, if the exercise price of the stock options is equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        As of December 31, 2003, 2,000 fully vested stock options with an exercise price of $271 per share were outstanding. During July 2004, fully vested options to purchase an additional 11,474 shares of the Company's common stock were granted to employees of the Company by the board of directors under the Company's stock option plan at an exercise price of $1,500 per share. The fair value of the common stock at the dates of grant for the stock options granted during July 2004 was originally estimated by management based principally upon a May 31, 2004 valuation of the fair value of the common stock of the Company by an unaffiliated valuation specialist. The Company did not deem it necessary to obtain an additional third party valuation at the time of the option grants in July because it had already received an independent valuation as of a date (May 31) very close in time to the option grant dates. However, in retrospective review and given the proximity of the July 2004 grant dates to the proposed initial public offering date, the Company believed at the time the Company prepared its third quarter financial statements that the fair value of its common stock of $5,791 per share, based upon the mid-point of a preliminary estimated range for the proposed valuation in connection with this offering, was the best estimate of the fair value of the common stock underlying the options at their date of grant. As a result, the intrinsic value of the fully vested options granted during the nine months ended September 30, 2004 of $49.2 million ($4,291 per share) was recorded as compensation expense and is included in corporate expense in the accompanying statement of operations. The Company did not have unvested options outstanding as of September 30, 2004. The principal factors used to determine the mid-point of the preliminary estimated range of the shares to be sold in this offering were (i) the projections of the Company's three operating properties, the Venetian Casino Resort, the Macau Casino and the Sands Expo and Convention Center, and two future projects, the Venetian Macau and the Palazzo Casino Resort, (ii) the trading multiples of gaming, hospitality and other leisure industry companies and (iii) discount rates appropriate for comparable projects. The Company recorded no compensation expense during the corresponding 2003 period.

        In July and August 2004, a total of 7,559 stock options were exercised and as of September 30, 2004 fully vested options to purchase 5,915 shares of the Company's common stock were outstanding. Based on the mid-point of the preliminary estimated IPO valuation of $5,791 per share, the intrinsic value of the 200 fully vested outstanding options with an exercise price of $271 was $1.1 million ($5,520 per share) and the intrinsic value of the 5,715 fully vested outstanding options with an exercise price of $1,500 was $24.5 million ($4,291 per share). The preliminary estimated mid-point of $5,791 used by the Company has been updated to be $5,587 in conformity with the mid-point of the range shown on the cover of this prospectus.

        Had the Company accounted for the plan under the fair value method allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"

("SFAS 123"), the Company's net income, and earnings per share would have been adjusted to the following pro forma amounts (dollars in thousands except per share data):

	Nine Months Ended September 30,
	2003	2004
Net income, as reported	$58,953	$425,927
Add: Stock-based compensation expense using intrinsic value method	—	49,230
Deduct: Total stock-based employee compensation expense determined under the minimum value method for all awards	—	(57,310)

Pro forma net income	$58,953	$417,847

Basic earnings per share, as reported	$48.31	$348.65

Basic earnings per share, pro-forma	$48.31	$342.04

Diluted earnings per share, as reported	$48.19	$348.37

Diluted earnings per share, pro-forma	$48.19	$341.76

        The estimated grant date fair value of options granted during the nine months ended September 30, 2004 was $5,704 per share and was computed using the minimum value method with the following weighted average assumptions: risk free interest rate of 3.84%; no expected dividend yields; and expected life of 1/2 year.

        As of September 30, 2004 and 2003, there were unexercised options to purchase 5,915 and 3,000 shares of the Company's common stock, respectively. The impact of the unexercised options to purchase shares of the Company's common stock have been included in the computation of diluted earnings per share for the nine month period ended September 30, 2003 and 2004, as summarized in the following table:

	Nine Months Ended September 30,
	2003	2004
Weighted-average common shares outstanding (used in the calculation of basic earnings per share)	1,220,370	1,221,650
Potential dilution from stock options	3,000	983

Weighted-average common and common equivalent shares (used in the calculations of diluted earnings per share)	1,223,370	1,222,633

NOTE 3—PROPERTY AND EQUIPMENT

	December 30, 2003	September 30, 2004
Land and land improvements	$128,850	$170,430
Building and improvements	1,219,284	1,234,146
Equipment, furniture, fixtures and leasehold improvements	198,811	268,020
Construction in progress	167,235	215,664

	1,714,180	1,888,260
Less: accumulated depreciation and amortization	(229,510)	(253,186)

	$1,484,670	$1,635,074

        Capital expenditures during the nine months ended September 30, 2003 and 2004 were $222.2 million and $327.0 million, respectively and were comprised of the Company's construction of the Macao Casino, the Palazzo, and an addition to the Casino Resort, which we completed during the second quarter of 2003 (the "Phase IA Addition"). During the three and nine month periods ended September 30, 2003 and 2004, the Company capitalized interest expense of $0.4 million and $5.1 million, $0.4 million and $2.7 million, respectively.

        As of September 30, 2004, construction in progress represented design, pre-development, construction costs and shared facilities costs of $152.3 million for the Palazzo, $23.1 million for the Macao Casino, and $40.3 million for on-going capital improvement projects at the Casino Resort.

        Property and equipment with a net book value of approximately $132.4 million were sold in connection with the Mall Sale in May 2004 as further described in Note 5.

        During the nine months ended September 30, 2004, property and equipment with a net book value of approximately $30.2 million were disposed of in connection with the construction of a new theatre and renovation of 45 suites at the Casino Resort in Las Vegas.

NOTE 4—LONG-TERM DEBT

        Long-term debt consists of the following (in thousands):

	December 31, 2003	September 30, 2004
Indebtedness of the Company and its Subsidiaries other than the Mall II and Macao Subsidiaries:
11% Mortgage Notes, due June 15, 2010	$850,000	$843,640
Senior Secured Credit Facility—Term B (prior)	246,250	—
Senior Secured Credit Facility—Term A (prior)	48,333	—
Senior Second Credit Facility—Term B	—	665,000
FF&E Credit Facility	14,400	13,200
Interface Mortgage Loan	—	99,704
Interface Nevada Loan Payable	127,512	—
Indebtedness of the Mall II Subsidiary:
Secured Mall Facility	120,000	—
Indebtedness of the Macao Subsidiaries:
Venetian Macao Revolver	—	—
Venetian Macao Senior Secured Notes—Tranche A	75,000	75,000
Venetian Macao Senior Secured Notes—Tranche B	45,000	45,000
Venetian Intermediate Credit Facility	40,000	50,000

	1,566,495	1,791,544

Less: current maturities	(41,379)	(13,734)

Total long-term debt	$1,525,116	$1,777,810

Mortgage Notes

        On June 4, 2002, the Company issued $850.0 million in aggregate principal amount of 11.0% mortgage notes due 2010 (the "Mortgage Notes"). The Mortgage Notes bear interest at 11%, payable each June 15th and December 15th. The Mortgage Notes are secured by second priority liens on certain assets of the Company (the personal property and the real estate improvements that comprise the hotel, the casino, and the convention space, with certain exceptions). The Mortgage Notes are redeemable at the option of LVSI and Venetian at prices ranging from 100% to 105.5% commencing on or after June 15, 2006, as set forth in the Mortgage Notes and the indenture pursuant to which the Mortgage Notes were issued (the "Indenture"). Prior to June 15, 2006, LVSI and Venetian may redeem the Mortgage Notes at their principal amount plus an applicable make-whole premium. Upon a change of control (as defined in the Indenture), each Mortgage Note holder may require LVSI and Venetian to repurchase such Mortgage Notes at 101% of the principal amount thereof plus accrued interest and other amounts which are then due, if any. On or prior to June 15, 2005, the Company may redeem up to 35% of the Mortgage Notes with the net cash proceeds of one or more offerings of equity securities at a redemption price of 111% of the principal amount of the Mortgage Notes, plus accrued and unpaid interest. Upon an event of loss or certain asset sales, the Company may also be required to offer to purchase all or a portion of the Mortgage Notes with the proceeds of such event of loss or sale. The Mortgage Notes are not subject to a sinking fund requirement.

        As a result of the consummation of the Mall Sale on May 17, 2004 (as further described in Note 5), LVSI and Venetian were obligated to use the Excess Proceeds (as defined under the Indenture) from the Mall Sale to make an offer to purchase the maximum principal amount of Mortgage Notes that may be purchased out of the Excess Proceeds of the Mall Sale at an offer price in cash equal to 100% of the principal amount of the Mortgage Notes, plus accrued and unpaid interest and liquidated damages, if any, to the closing date of the offer (the "Asset Sale Offer"). The Asset Sale Offer closed on June 6, 2004, and $6.4 million of Mortgage Notes were tendered and re-purchased by the Company.

Senior Secured Credit Facility

        On August 20, 2004, the Company entered into a senior secured credit facility with a syndicate of lenders in an aggregate amount of $1.010 billion (the "Senior Secured Credit Facility"). The Senior Secured Credit Facility provides for a $665.0 million single draw senior secured term loan facility (the "Term B Facility"), a $105.0 million senior secured delayed draw facility (the "Term B Delayed Draw Facility") required to be drawn within six months; a $115.0 million senior secured delayed draw facility (the "Term A Delayed Draw Facility"), required to be drawn within eighteen months; and a $125.0 million senior secured revolving facility (the "Revolving Facility"). The proceeds from the Term B Facility of $665.0 million were used to pay the prior Senior Credit Facility Term A and Term B Loans in an aggregate amount of $290.0 million and $19.5 million of financing costs. The balance of $354.5 million was deposited into a disbursement account for the construction of the Palazzo, invested in cash or permitted investments and pledged to the terms of a disbursement agent for the Senior Secured Credit Facility lenders. These funds will be used as required for Palazzo project costs under a disbursement agreement and related agreements. As of September 30, 2004, $665.0 million of indebtedness was outstanding under the Senior Secured Credit Facility.

        The Term B Facility and Term B Delayed Draw Facility mature on June 15, 2011 (or December 15, 2009 if the Mortgage Notes are not repaid on or prior to such date) and when fully drawn are subject to quarterly amortization payments in the amount of $1.9 million from the first full fiscal quarter following substantial completion of the Palazzo until June 30, 2010, followed by four equal quarterly amortization payments of $186.7 million each until the maturity date. The Term A Facility was undrawn as of September 30, 2004, matures on August 20, 2009, and is subject to quarterly amortization payments commencing on April 15, 2006 in the amount of $2.9 million for the first four quarters, $4.3 million for the succeeding four quarters, $7.2 million for the next four quarters and $19.2 million for the final three quarters. The Revolving Facility matures on August 20, 2009 and has no interim amortization. No amounts had been drawn under the Revolving Facility as of September 30, 2004. However, as described below, LVSI has guaranteed borrowings under a $50.0 million credit facility of its wholly owned subsidiary, Venetian Intermediate, to fund construction and development costs of the Macao Casino. These guarantees are supported by $50.0 million of letters of credit that were issued under the Revolving Facility. In addition, LVSI guaranteed funding of certain cost overruns of the Macao Casino as further described in Note 5. This guaranty is supported by a $10.0 million letter of credit, which was issued under the prior revolving facility during January 2004. As a result of the issuance of these letters of credit, the amount available for working capital loans under the Revolving Facility is $65.0 million as of September 30, 2004.

        All amounts outstanding under the Senior Secured Credit Facility prior to substantial completion of the Palazzo bear interest at the option of the Company at the prime rate plus 1.50% per annum, or at the reserve adjusted Eurodollar rate plus 2.50% per annum. Interest is payable on the base rate loans on a quarterly basis and is payable on Eurodollar loans at the end of the applicable interest period. After substantial completion of the Palazzo, the applicable margin for amounts outstanding under the Term A Facility and the Revolving Facility will be determined by a grid based upon a leverage ratio. The leverage ratio is calculated as the ratio of consolidated total debt as of the last day of each fiscal quarter to EBITDA (as defined in the Senior Secured Credit Facility) for the four-fiscal quarter period ending on such date. Commitment fees equal to 0.75%, 0.75% and 1.50% per annum of the daily average unused portion of the commitment under the Revolving Facility, the Term B Delayed Draw Facility and the Term A Delayed Draw Facility respectively, are payable quarterly in arrears. The average interest rate for the Senior Secured Credit Facility was 5.54% during the nine months ended September 30, 2004.

        The Senior Secured Credit Facility is secured by a first priority lien on substantially the same assets of the Company as those securing the Mortgage Notes (namely, the personal property, and the real estate and improvements that comprise the hotel, the casino, and the convention space, with certain exceptions). The Senior Secured Credit Facility contains affirmative, negative and financial covenants, including limitations on indebtedness, liens, investments, guarantees, restricted junior payments, mergers and acquisitions, sales of assets, leases, transactions with affiliates and scope-changes and modifications to material contracts. Additionally, the Company is required to comply with certain financial ratios and other financial covenants including total debt to EBITDA ratios, EBITDA to interest coverage ratios, minimum net worth covenants and maximum capital expenditure limitations. At September 30, 2004, the Company was in compliance with all required covenants and ratios under the Senior Secured Credit Facility.

        Pursuant to the terms of the Senior Secured Credit Facility, the Company is also required to maintain certain funds in escrow for insurance and property taxes. At September 30, 2004, $2.1 million was held by the lenders' agent in escrow for these purposes. The amounts in escrow are classified as restricted cash in the accompanying financial statements.

FF&E Financing

        In September 2003, the Company and a lender entered into a credit facility (the "FF&E Credit Facility") to provide $15.0 million of financing for the Phase IA Addition. The proceeds from the FF&E Credit Facility were used to finance certain furniture, fixtures, and equipment (the "Specified FF&E") for the Phase IA Addition and the facility is secured by the specified FF&E. The FF&E Credit Facility provides for a 60-month basic term loan. Interest on the term loan is three month LIBOR plus 3.00% and is payable quarterly. The FF&E Credit Facility is subject to nineteen quarterly amortization payments of $600,000 beginning January 1, 2004, and one final payment of $3,600,000 on October 1, 2008. The average interest rate for the FF&E Credit Facility was 4.28% during the nine months ended September 30, 2004.

Interface Mortgage Loan

        On July 30, 2004, Interface Nevada entered into a mortgage loan (the "Interface Mortgage Loan") pursuant to which it borrowed $100.0 million. The proceeds from the loan and cash from a $27.0 million equity contribution from LVSI were used to repay in full the amounts outstanding under its prior mortgage loan and to pay for related fees and expenses. Interface Nevada's obligations under the loan are secured by a first priority mortgage on the Expo Center and by certain other related collateral. Interface Nevada must repay in full all amounts outstanding under the Interface Mortgage Loan by August 10, 2006, unless it exercises its renewal options, in which event the loan must be repaid by February 10, 2009. The loan will amortize pursuant to a 20-year mortgage schedule, based on a 9.25% interest rate amortization. If cash flow of Interface Nevada (as defined by the loan agreement) is available after the payment of interest and mandatory amortization, tax and insurance reserve amounts, operating expenses, capital expenditures and a reserve for advanced customer deposits, additional principal payments must be made equal to the difference between (i) the principal payments necessary to amortize the loan pursuant to a 15-year schedule, based on a 7.00% interest rate and (ii) the amortization payment required by the aforementioned 9.25% amortization schedule. The loan bears interest at an interest rate equal to LIBOR plus 3.75%. After twelve months, the loan may be prepaid in whole or in part. The average interest rate was 7.0% during the nine months ended September 30, 2004.

Venetian Intermediate Credit Facility

        On March 27, 2003, Venetian Intermediate entered into a credit agreement ("Venetian Intermediate Credit Agreement") with a lender to provide $50.0 million of financing for the Macao Casino. Venetian Intermediate owns 90% of the capital stock and 100% of the economic interest in the shares of Venetian Macau, the owner and operator of the Macao Casino. The obligations under the loans to be made under the Venetian Intermediate Credit Agreement are guaranteed by the Company and Venetian and supported by letters of credit, which have been issued under the Revolving Facility in favor of the Venetian Intermediate Credit Agreement lender. As a result of the issuance of the letters of credit, the amounts available for working capital loans under the Revolving

Facility have been reduced on a dollar for dollar basis. The amounts outstanding under the Venetian Intermediate Credit Agreement bear interest at the base rate or the adjusted Eurodollar rate plus 0.5% per annum. Interest is payable on the base rate loans on a quarterly basis and is payable on Eurodollar loans at the end of the applicable interest period, and there is no scheduled principal amortization. The credit facility is due in full on March 27, 2006. As of September 30, 2004, $50.0 million was outstanding under the Venetian Intermediate Credit Agreement and was supported by $50.0 million of letters of credit issued under the Revolving Facility. The average interest rate was 1.70% for the nine months ended September 30, 2004.

Venetian Macao Senior Secured Notes

        On August 21, 2003, a wholly owned subsidiary of Venetian Macao, Venetian Macao Finance Company, issued $120.0 million in aggregate principal amount of floating rate senior secured notes due August 2008 (the "Venetian Macao Senior Secured Notes"). The Venetian Macao Senior Secured Notes issued by Venetian Macao Finance Company are guaranteed by Venetian Macao. All assets of Venetian Macao and its subsidiaries secure the Venetian Macao Senior Secured Notes and restrictions have been placed on the payment of dividends to LVSI and its subsidiaries from Venetian Macao and its subsidiaries. As of September 30, 2004, all of the proceeds from the issuance of the Venetian Macao Senior Secured Notes have been utilized for the construction of the Sands Macao. As a result of the restrictions on dividend payments described above, approximately $39.9 million of net assets of Venetian Macau as of September 30, 2004 are not available at the present level and are considered to be restricted net assets of subsidiaries at such date.

        The Venetian Macao Senior Secured Notes of $75.0 million in aggregate principal amount bear interest at the rate of three month U.S. dollar LIBOR plus 3.25%, payable quarterly ("Tranche A Notes"), and $45.0 million in aggregate principal amount of the Venetian Macao Senior Secured Notes bear interest at the rate of three month U.S. dollar LIBOR plus 4.00%, payable quarterly ("Tranche B Notes"). The Tranche A Notes have a mandatory redemption of $7.5 million on August 21, 2005, $11.2 million on August 21, 2006, $18.8 million on August 21, 2007, and $37.5 million on August 21, 2008. The Tranche B Notes have no interim amortization and are due in full on August 21, 2008. The average interest rate on the Venetian Macao Senior Secured Notes was 4.90% during the nine months ended September 30, 2004.

Macao Revolver

        On December 18, 2003, Venetian Macao and Venetian Macao Finance Company entered into a $20.0 million revolving credit facility ("Macao Revolver") with a group of lenders. The Macao Revolver is secured on a pari passu basis with the same collateral as the Venetian Macao Senior Secured Notes. The Macao Revolver matures on December 18, 2006 and bears interest at LIBOR plus 3.75%. As of September 30, 2004, the there were no amounts outstanding under this facility.

Phase II Mall Construction Loan

        On September 30, 2004, Phase II Mall Holding and Phase II Mall Subsidiary entered into a construction loan agreement with a group of lenders. The agreement provides for delayed draw loans in an aggregate principal amount of $250.0 million. The proceeds will be used to fund the financing, design, development, and construction of the Phase II Mall. The loan is secured by a first-priority security interest in substantially all of the borrower's assets, other than capital stock. The loan bears interest, at the borrower's option, at either an adjusted Eurodollar rate plus 1.75% or an alternative base rate plus 0.75%. Interest is payable on the base rate loans on a quarterly basis and is payable on Eurodollar loans at the end of the applicable interest period. The loan is due in full on March 31, 2008 and there is no interim amortization. The Company has agreed to repay the loan from the proceeds of the Phase II Mall Sale (See Note 5—Commitments and Contingencies, Phase II Mall). There were no amounts outstanding under this facility as of September 30, 2004.

Acquisition of Interface and Redeemable Preferred Interest in Venetian Casino Resort, LLC

        On July 29, 2004, the Company acquired all of the capital stock of Interface from the Principal Stockholder in exchange for the issuance to the Principal Stockholder of 220,370 additional shares of LVSI's common stock. Prior to the exchange, Interface indirectly owned the Expo Center and held the $255.2 million Redeemable Preferred Interest in Venetian Casino Resort, LLC. The acquisition of Interface by LVSI has been accounted for as a reorganization of entities under common control, in a manner similar to pooling-of-interests. The rights of the Redeemable Preferred Interest include the accrual of a preferred return of 12% from June 30, 1997. During the second and third quarters of 1999, Interface contributed $37.3 million and $7.1 million, respectively, in cash in exchange for an additional Redeemable Preferred Interest. During the nine month periods ended September 30, 2003 and September 30, 2004, $19.5 million and $16.8 million, respectively, were accrued on the Redeemable Preferred Interest related to the contributions made. The Company ceased accrual of the preferred return on July 29, 2004 and plans to retire the Redeemable Preferred Interest. Due to the acquisition of Interface, the preferred interest and preferred return have been eliminated in the condensed consolidated financial statements.

        The following information presents certain income statement data of the separate companies from the periods preceding the acquisition of Interface (in thousands):

	Nine Months Ended September 30,
	2003	2004
Net revenue
Las Vegas Sands, Inc.	$478,208	$806,082
Interface	44,454	47,617
Less eliminations	(4,332)	(4,220)

	$518,330	$849,479

Net income (loss)
Las Vegas Sands, Inc.	$35,581	$403,887
Interface	23,372	22,040

	$58,953	$425,927

        The companies provided certain facilities usage and travel charges to each other and such revenues and expenses have been eliminated in consolidation as noted in the above table. There were no adjustments to conform the accounting policies of the companies and since both companies shared the same fiscal year end, there were no adjustments necessary related to changing the fiscal year of Interface.

NOTE 5—COMMITMENTS AND CONTINGENCIES

Construction Litigation

        The construction of the principal components of the Venetian Casino Resort was undertaken by Lehrer McGovern Bovis, Inc. pursuant to a construction management agreement and certain amendments thereto. The construction management contract established a final guaranteed maximum price of $645.0 million, so that, subject to certain exceptions (including an exception for cost overruns due to "scope changes"), the construction manager was responsible for any costs of the work covered by the construction management contract in excess of $645.0 million. The construction management contract also established a required "substantial completion" date (the date on which the construction of the Venetian Casino Resort was sufficiently complete, including the receipt of necessary permits, licenses and approvals, so that all components of the Venetian Casino Resort could be open to the general public) of April 21, 1999 (subject to extensions on account of "scope changes" and force majeure events), with a per-day liquidated damages penalty for failure to meet such deadline.

        The obligations of the construction manager under the construction management contract were guaranteed by Bovis, Inc., the construction manager's direct parent at the time the construction management contract was entered into. Bovis' obligations under the Bovis guaranty were guaranteed by The Peninsula and Oriental Steam Navigation Company, or P&O, a British public company and the construction manager's ultimate parent at the time the construction management contract was entered into.

        On July 30, 1999, Venetian Casino Resort, LLC filed a complaint against the construction manager and Bovis in the United States District Court for the District of Nevada. The action alleges breach of contract by the construction manager of its obligations under the construction management contract and a breach of contract by Bovis of its obligations under the Bovis guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. We amended this complaint on November 23, 1999 to add P&O as an additional defendant. In response to Venetian Casino Resort, LLC's breach of contract claims against the construction manager, Bovis and P&O, the construction manager filed a complaint on August 3, 1999 against Venetian Casino Resort, LLC in the District Court of Clark County, Nevada. The action alleges a breach of contract and quantum meruit claims under the construction management contract and also alleges that Venetian Casino Resort, LLC defrauded the construction manager in connection with the construction of the Venetian Casino Resort. A quantum meruit claim is one, which seeks to abandon the contract and recover for the reasonable value of services. This theory is sometimes pursued by contractors where they could not otherwise recover damages under the express terms and conditions of the contract. The construction manager seeks 114 compensatory damages, attorney's fees and costs and punitive damages. In the lawsuit, the construction manager claims that it is owed approximately $90.0 million from Venetian Casino Resort, LLC and its affiliates. This complaint was subsequently amended by the construction manager, which also filed an additional complaint against us relating to work done and funds advanced with respect to the contemplated development of the Palazzo Casino Resort. Simultaneously, commencing in March 2000, we and the construction manager engaged in arbitration proceedings ordered by the federal court to determine the cost and schedule impact of any changes in the scope of services of the construction manager under the construction management contract.

        In connection with these disputes, as of December 31, 1999 the construction manager and its subcontractors filed mechanics liens against the Venetian Casino Resort for $145.6 million and $182.2 million, respectively. We believe that a major reason these lien amounts exceeded the construction manager's claims of $90.0 million is based upon a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the construction manager. We have purchased surety bonds for virtually all of the claims underlying these liens (other than approximately $15.0 million of claims with respect to which the construction manager purchased bonds). As a result, there can be no foreclosure of the Venetian Casino Resort in connection with the claims of the construction manager and its subcontractors. However, we will be required to pay or immediately reimburse the bonding company if and to the extent that the underlying claims are judicially determined to be valid. If such claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

        In June 2000, we purchased an insurance policy for loss coverage in connection with all litigation relating to the construction of the Venetian Casino Resort. Under the insurance policy, we will insure the first $45.0 million of losses (excluding defense costs) and the insurer will insure defense costs and other covered losses up to next $80.0 million. The insurance policy provides coverage (subject to certain exceptions) for any amounts determined in the construction litigation to be owed to the construction manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule impact, allegedly caused by us during construction of the Venetian Casino Resort, and lien claims of, or acquired by, the construction manager as well as any defense costs.

        Prior to the entry of the verdict, the state court judge dismissed the construction manager's quantum meruit claim. On June 3, 2003, an approximate nine-month trial was concluded in the state court action when a jury returned a verdict, which awarded the construction manager approximately $44.0 million in additional costs under the construction management contract and awarded us approximately $2.0 million in damages for defective and incomplete work performed by the construction manager. The verdict also returned a defense verdict in our favor on the construction manager's fraud claim, and denied the construction manager's claim for punitive damages. The verdict did not address pre-judgment interest and reimbursement of attorney's costs, which are being sought from the state court by both parties.

        The judge in the state court action directed the clerk to file the verdict on December 24, 2003. It is unclear whether the filing of the verdict alone constitutes the entry of judgment under state law because the verdict has special interrogatories, which make the total amount of the judgment unclear. In an abundance of caution, both parties have treated the filing of the verdict as a final judgment and the Company has filed motions requesting that the state court reconsider the entry of the judgment and stay the verdict until the conclusion of the arbitration proceedings, which proceedings the Company contends must be considered in determination of any final award between the parties. The request for a stay was denied. The Company believes that the arbitration proceedings may result in the lowering of the verdict that was awarded to the construction manager in the state court action and may provide a basis to increase the amount that was awarded to it.

        By orders dated and filed June 17 and July 19, 2004, the post trial motions the Company denied in all material respects. The Company has filed a notice of appeal to the Nevada Supreme Court and several motions for reconsideration to the trial court, which have not yet been ruled upon by the state court judge.

        While there are pending subcontractor claims against the construction manager and the Company and related claims for indemnity by and against the construction manager, the Company believes that all such claims asserted against it in those actions should be subsumed within the verdict in the state court action and that its liability should be limited to the amount of any final judgment which may be ultimately entered in the state court action. If a judgment for the construction manager can be executed upon by the construction manager following the resolution of all appeals, the Company believes the payment of such a judgment will be applied towards satisfaction of the $45.0 million self-insured retention under the insurance policy. The Company intend to seek an elimination or reduction of the construction manager's and its subcontractors' mechanic's liens in an amount to be consistent with any final judgment on the verdict.

        Notwithstanding the entry of judgment in the state court action, the Company has continued to pursue certain claims in the arbitration proceedings to determine, among other things, the impact of certain changes, which determination by the arbitrator the Company believes may provide a basis for reducing the amount awarded to the construction manager in the state court action and raising the amount of the verdict for it or otherwise establishing offsetting claims for it against the construction manager. The Company also intends to pursue additional affirmative claims in the federal court action and in other proceedings that the Company is not resolved by the verdict in the state court action. Because of the magnitude of the remaining open items in the arbitration proceedings, which the Company believes must be considered in any ultimate award between the parties; the Company is not able to determine with any reasonable certainty the value of such claims or the probability of success on such claims at this time. Accordingly, no accrual for a liability has been reflected in the accompanying financial statements for this matter, other than approximately $7.2 million, which the Company had previously accrued in 1999 for unpaid construction costs and which have not yet been paid pending outcome of the litigation.

        Based on the recent judgment in the state court action and the remaining open items in the arbitration proceedings, the Company estimates that its range of loss in this matter is from zero (or a gain if all remaining matters are determined in our favor and considering the existing accrual of approximately $7.2 million for unpaid construction costs) to approximately $70.0 million (see below) if it were to lose all remaining arbitration matters and related pending actions and appeals that counsel has advised are reasonably possible of loss and which are not already included in the state court action. Such range of loss is before attorney fees, costs and interest, which have not yet been considered by the state court. The construction manager has asked the state court to award $19.0 million in prejudgment interest, $11.0 million in costs and $10.0 million in attorneys' fees. The Company is disputing these amounts as to both entitlement and amount. Substantially all of its attorneys' fees and costs related to the defense and prosecution of claims arising out of the construction management agreement incurred since June 28, 2000 are being paid by an insurance company under a special insurance policy obtained to mitigate its losses. The Company incurred approximately $2.2 million in attorneys' fees related to the construction litigation prior to June 28, 2000, which are not covered by insurance.

        The range of loss is possibly as high as $70.0 million, (the original verdict of $42.0 million plus $28.0 million, representing all remaining indemnity claims and arbitration matters), plus attorneys' fees, costs, any uncovered claims under the insurance policy and interest. While the state court's orders denying the Company's post trial motions could be viewed as increasing the possibility that it will be exposed to loss in this litigation, there are appellate issues that the Company intends to pursue and ongoing arbitration proceedings that it believe will impact the amount of loss and/or any award to which we may be entitled.

        There are two ways the state court judgment may change before it can be executed on by the construction manager. First, most of the Company's credit claims under the contract were ordered to arbitration. The Company has already obtained interim credit awards of $3.0 million in arbitration related to work that was required by the contract and never completed by the construction manager. In addition, the Company has claims in amounts in excess of $25.0 million, which will be submitted to arbitration within the next 12 months. The largest of these credit claims, in an amount in excess of $12.0 million, relates to payments due from the construction manager for workers' compensation and general liability insurance provided to the construction manager and trade contractors by the Company under the owner controlled insurance program. Other credit claims principally related to defective and incomplete work, which was completed by the Company after the construction manager stopped performing on the project. If the Company is successful in proving its remaining credit claims, the arbitration credit awards, in total, could offset up to $28.0 million of the verdict.

        It is likely that certain elements of the verdict will be preempted because they are duplicative of items ordered to arbitration by federal court before the state court jury trial began. For example, the jury verdict includes an award of over $8.0 million for trade contractor overtime incurred by the construction manager. The arbitrator has found that the construction manager is entitled to an award of zero dollars for these exact same overtime claims. It is the Company's position that the arbitration awards should be substituted for the portions of the verdict which overlap. In a March 31, 2004 hearing, the state court judge acknowledged that the verdict and the judgment on the verdict will need to be adjusted after the completion of the arbitration proceedings.

        Because of the possibility of offsetting credits that may be awarded in arbitration and the elimination of duplicative claims through the substitution of arbitration awards for the verdict, no single amount within the range of any loss can be reasonably determined as an estimated loss. If there is a loss, such loss could be material to our results of operations in the period that the estimate is recorded.

Interface Nevada Litigation

        On October 17, 2003, Bear Stearns Funding, Inc. (the "Plaintiff") filed a lawsuit against Interface Nevada. The Plaintiff is seeking damages against Interface Nevada for alleged breach of contract in the amount of $1.5 million, plus interest and costs. The claim asserts that the amount is due as an agreed-upon fee in connection with Interface Nevada's prior $141.0 million mortgage loan, which was paid off in July 2004. Interface Nevada has asserted six counter claims against the Plaintiff in an amount to be determined at trial, but alleged to be in excess of $1.5 million. Interface Nevada and its legal counsel are currently not able to determine the probability of the outcome of these matters. Accordingly, no adjustments have been provided for in the accompanying financial statements.

Litigation Relating to Sands Macao

        On October 15, 2004, Richard Suen and Round Square Company Limited filed an action against Las Vegas Sands Corp, LVSI, Sheldon Adelson, and William Weidner in the District Court of Clark County, Nevada. The suit asserts a cause of action for breach of an alleged agreement to pay a success fee of $5 million and 2% of the net profit from the Company's Macao resort operations to the plaintiffs in connection with their alleged assistance in securing a gaming concession in Macao. This suit also alleges fraud and quantum meruit in connection with these allegations. The plaintiffs are seeking unspecified damages, punitive damages and other costs, although the plaintiffs claim that damages could be in excess of $100 million. This action is in a preliminary stage and the Company's legal counsel is currently not able to determine the probability of the outcome of this action. The Company intends to defend it vigorously.

Macao Casino Projects

        On June 26, 2002, the Macao government granted a concession to operate casinos in Macao through June 26, 2027 to Galaxy Casino Company Limited, a consortium of Macao and Hong Kong-based investors ("Galaxy") on the condition that Venetian Macau be the management company. During December 2002, Venetian Macao and Galaxy entered into a subconcession agreement which was recognized and approved by the Macao government and allows Venetian Macao to develop and operate casino projects, including the Macao Casino, separately from Galaxy. The Macao Casino opened on May 18, 2004. Additional facilities, including restaurants and entertainment venues and 49 of 52 high-end suites opened during late August 2004.

        In addition to the Macao Casino, the Company also intends to build the Macao Venetian Casino Resort in Macao, a hotel, casino and convention center complex with a Venetian-style theme similar to the Company's Las Vegas property.

        Under the subconcession agreement, Venetian Macau is obligated to develop and open the Macao Venetian Casino Resort by June 2006 and invest, or cause to be invested, at least 4.4 billion Patacas (approximately $567.2 million at exchange rates in effect on September 30, 2004) in various development projects in Macao by June 2009. The construction and development costs of the Macao Casino will be applied to the fulfillment of this total investment obligation to the Macao government. The Company currently estimates the total cost of constructing, developing, and operating the Macao Casino, including design costs, construction costs, equipment costs, working capital and pre-opening expenses, will be approximately $265.0 million, all of which qualifies to meet the investment obligation to the Macao government. Assuming that all of the current estimated construction and development costs of the Macao Casino are applied towards fulfilling the investment obligations under the subconcession agreement, remaining investment obligations under the subconcession agreement will be approximately $302.2 million. It is expected that the construction and development costs of the Macao Venetian Casino Resort will satisfy the remainder of this obligation but the Company will need an extension of the June 2006 construction deadline for the Macao Venetian Casino Resort, which it currently expects to open in the first quarter of 2007. To support this obligation, a Macao bank and a subsidiary of the Company, Lido Casino Resort Holding Company, LLC, have guaranteed 500 million Patacas (approximately $64.5 million at exchange rates in effect on September 30, 2004) of Venetian Macau's legal and contractual obligations to the Macao government until March 31, 2007. Venetian Macau received consents during June 2004 from the holders of the Venetian Macao Senior Secured Notes to permit the creation of a junior lien on Venetian Macao's rights over the land upon which the Macao Casino is being constructed in Macao to support the guarantee being issued by the Macao bank under the Venetian Macao subconcession. Venetian Macao's development and investment obligations under its subconcession agreement may be satisfied by Venetian Macao and/or its affiliates, including the Company.

        As of September 30, 2004, approximately $224.4 million of the costs relating to the Macao Casino had been incurred. The Company anticipates funding the $40.6 million of remaining construction costs related to the additional restaurant and entertainment facilities, the guest suites and contractor retention from a combination of the following sources:

  •
  operating cash flow of Venetian Macao; and

  •
  borrowings under the $20.0 million Macao Revolver. As of September 30, 2004, the Macao Revolver had no outstanding balance.

The Company expects the funds provided by these sources to be sufficient to complete payment of the outstanding construction payables and contractor retention of the Macao Casino. The construction and development of the Macao Venetian Casino Resort will require significant additional debt and/or equity financing.

        Venetian Macao, Venetian Intermediate and the Company's other Macao subsidiaries are not guarantors under the Mortgage Notes or the Senior Secured Credit Facility and, subject to certain limited exceptions, are not restricted subsidiaries under the Indenture for the Mortgage Notes or the Senior Secured Credit Facility. Restrictions have been placed on the payment of dividends to LVSI and its subsidiaries from Venetian Macao and its subsidiaries.

Mall Sale and Related Matters

        On April 12, 2004, the Company entered into an agreement with the Mall Purchaser to sell the Mall and lease certain restaurant and other retail assets of the Casino Resort (the "Master Lease") for approximately $766.0 million. The Mall Sale closed on May 17, 2004 and the Company realized a gain of $418.2 million in connection with the Mall Sale. The Company used a portion of the proceeds from the Mall Sale to repay all of its $120.0 million secured Mall facility, repurchase $6.4 million in principal amount of the Mortgage Notes pursuant to the Asset Sale Offer, make a tax distributions of $100.0 million to its stockholders (See Note 5—Dividends) and make incentive payments of $62.0 million to certain of its executives. The Master Lease agreement provides for the Casino Resort to lease nineteen spaces currently occupied by various tenants to the Mall Purchaser for 89 years with annual rent of one dollar per year and for the Mall Purchaser to assume the various leases as landlord. Under generally accepted accounting principles ("GAAP"), the Master Lease agreement does not qualify as a sale of the related assets, which were not separately legally demised. Accordingly, $109.2 million of the transaction has been deferred as prepaid operating lease payments to the Casino Resort, which will amortize into income on a straight-line basis over the 89-year lease term. In addition the Company will: (i) continue to be obligated to fulfill certain lease termination and asset purchase agreements; (ii) lease the C2K Showroom space located within the Mall from the Mall Purchaser for a period of 25 years, subject to an additional 50 years of extension options, with initial fixed minimum rent of $3.3 million per year; (iii) operate the gondola retail store and the canal space located within The Grand Canal Shoppes from the Mall Purchaser for a period of 25 years, subject to an additional 50 years of extension options, with initial fixed minimum rent of $3.5 million per year; and (iv) lease certain office space from the Mall Purchaser for a period of 10 years, subject to extension options for a period of up to 65 years, with initial annual rent of $860,350. The lease payments under clauses (ii) through (iv) above are subject to automatic increases of 5.0% beginning on the sixth lease year and each subsequent fifth lease year thereafter. The net present value of the lease payments under clauses (ii) through (iv) is $77.2 million. Under GAAP, a portion of the transaction must be deferred in an amount equal to the present value of the minimum lease payments set forth in the lease back agreements. This deferred gain will be amortized to reduce lease expense on a straight-line basis over the life of the leases.

Phase II Mall

        The Company formed the Phase II Mall Subsidiary on July 1, 2004 to develop and construct the Phase II Mall. In connection with the Mall Sale, the Company entered into an agreement with the Mall Purchaser to construct and sell the Phase II Mall for an amount equal to the greater of (i) $250.0 million; and (ii) the Phase II Mall's net operating income for months 19 through 30 of its operations (assuming that the rent due from all tenants in month 30 was actually due in each of months 19 through 30) divided by a capitalization rate. The capitalization rate is .06 for every dollar of net operating income up to $38.0 million and .08 for every dollar of net operating income above $38.0 million. On the date the Phase II Mall opens to the public, the Mall Purchaser will be obligated to make an initial purchase price payment based on projected net operating income for the first 12 months of operations (but in no event less than $250.0 million). Every six months thereafter until the 24 month anniversary of the opening date, the required purchase price will be adjusted (up or down, but never to less than $250.0 million) based on projected net operating income for the upcoming 12 months. The "final" purchase price adjustment (subject to audit thereafter) will be made on the 30-month anniversary of the Phase II Mall's opening date based on the formula described in the first two sentences of this paragraph. For all purchase price and purchase price adjustment calculations, "net operating income" will be calculated by using the "accrual" method of accounting and, for purposes of calculating the final purchase price adjustment, by applying the base rent payable by all tenants in the last month of the applicable 12-month period to the entire 12-month period. The Phase II Mall is expected to cost approximately $275.0 million (excluding incentive payments described below). The Phase II Mall will be constructed using the proceeds of the recently entered into $250.0 million Phase II Mall construction loan (the "Phase II Mall Construction Loan") (See Note 4) and an approximately $25.0 million investment from the Company. Under the Mall Sale agreement, the Company has agreed to substantially complete construction of the Phase II Mall before the earlier of 36 months after the date on which sufficient permits are received to allow the Phase II Subsidiary to begin construction of the Phase II Mall and March 1, 2008. These dates may be extended due to force majeure or certain other delays. In the event that the Company does not substantially complete construction of the Phase II Mall on or before the earlier of these two dates (as such dates may be extended as described in the preceding sentences), the Company must pay liquidated damages of $5,000 per day for the first six months and $10,000 per day for the following six months if substantial completion does not occur by the end of six months after the completion deadline. If substantial completion has not occurred on or before one year after the deadline, the Company will be required to pay total liquidated damages in the amount of $100.0 million. In addition, failure to substantially complete construction of the Phase II Mall before the agreed-upon deadline would constitute an event of default under the Senior Secured Credit Facility and the Company's disbursement agreement.

        In the event that Phase II Mall Holding, LLC and Lido Casino Resort, LLC comply with all of their obligations under the aforementioned agreement with Mall Purchaser concerning the Phase II Mall, and Mall Purchaser fails to acquire the membership interests in the entity owning the Phase II Mall, Phase II Mall Holding, LLC will be entitled to:

  •
  sue Mall Purchaser for specific performance;

  •
  liquidated damages in the amount of $100.0 million; or

  •
  purchase the interest of Mall Purchaser in The Grand Canal Shoppes for (a) the lesser of (i) $766.0 million and (ii) the fair market value minus (b) $100.0 million.

        The Company made an equity contribution to the Phase II Mall Subsidiary of $63.2 million on July 15, 2004, which was used to make certain incentive payments and pay related payroll taxes to the Principal Stockholder and other senior executives of the Company for their work in connection with the Phase II Mall Sale and related financing transactions. The Company made an additional equity contribution of approximately $25.0 million on September 30, 2004 as required under the Phase II Mall Construction Loan Agreement (See Note 4—Phase II Mall Construction Loan).

Dividends

        During the nine months ending September 30, 2004, the Company declared $107.9 million of dividends to its stockholders for their tax obligations related to their allocated portion of the Company's earnings. The Company's debt agreements, generally restrict payments of cash dividends. However, the debt agreements allow for tax distributions to stockholders.

        Immediately prior to the July 29, 2004 acquisition of Interface by LVSI as more fully described in Notes 1 and 4, Interface distributed approximately $15.2 million to its sole stockholder, who is also the Principal Stockholder of LVSI. The distribution was comprised of $12.9 million of cash, $1.9 million of receivables due from the sole stockholder and $.4 million of certain fixed and other assets.

NOTE 6—SEGMENT INFORMATION

        The Company reviews the results of operations based on the following distinct segments: the Casino Resort on the Las Vegas Strip, the Sands Expo and Center on the Las Vegas Strip, the Macao Casino in Macao and the United Kingdom. The Company's segments are based on geographic locations (Las Vegas, Macau and the United Kingdom) or on type of business (casino resort operations or convention operations). The Company's segment information is as follows for the nine month periods ended September 30, 2003 and 2004 (in thousands):

	Nine Months Ended September 30,
	2003	2004
Net Revenues
Casino Resort	$473,876	$576,125
Expo Center	44,454	47,617
Macao Casino	—	225,737
United Kingdom	—	—

Total net revenues	$518,330	$849,479

Adjusted EBITDA(1)
Casino Resort	$187,604	$237,903
Expo Center	11,562	12,076
Macao Casino	—	91,904
United Kingdom	—	—

	199,166	341,883
Other Operating Costs and Expenses
Corporate expense	(6,621)	(123,857)
Depreciation	(38,465)	(51,729)
Pre-opening expenses	(6,717)	(24,512)
Loss on disposal of assets	—	(30,635)
Gain on sale of Grand Canal Shops	—	417,822

Operating income	147,363	528,972
Other Non-operating Costs and Expenses
Interest expense, net of amounts capitalized	(90,761)	(99,761)
Interest income	1,531	3,278
Other income (expenses)	820	(9)
Loss on early retirement of debt	—	(6,553)

Net income	$58,953	$425,927

(1)
Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening expenses, gain or loss on the sale or disposal of assets, other income or expense and loss on early retirement of debt. Adjusted EBITDA is used by management as the primary measure of operating performance of its properties and to compare the operating performance of its properties with those of its competitors.

	Nine Months Ended September 30,
	2003	2004
Capital Expenditures
Casino Resort	$181,500	$74,968
Expo Center	371	796
Macao Casino	29,369	171,613
Other (principally Las Vegas land and the Palazzo project)	10,932	79,611

Total capital expenditures	$222,172	$326,988

	December 31, 2003	September 30, 2004
Total Assets
Casino Resort	$1,494,163	$2,141,551
Expo Center	85,141	76,153
Macao Casino	232,174	357,409
Other (principally Las Vegas land and the Palazzo project)	105,557	210,398

Total consolidated assets	$1,917,035	$2,785,511

NOTE 7—INITIAL PUBLIC OFFERING

        On September 3, 2004, Las Vegas Sands Corp. a newly formed company, which is intended to become a holding company for LVSI and its subsidiaries, filed a registration statement with the Securities and Exchange Commission with respect to a proposed initial public offering of its common stock. The timing of the initial public offering is indefinite and subject to market conditions. There is no guarantee that an initial public offering will take place.

NOTE 8—CONDENSED CONSOLDATING FINANCIAL INFORMATION

        LVSI and Venetian are co-obligors of the Mortgage Notes and the indebtedness under the Senior Secured Credit Facility and are jointly and severally liable for such indebtedness. Mall Intermediate, Mall Construction, Lido Intermediate, Venetian Venture, Venetian Transport LLC, Venetian Marketing, Venetian Operating, Interface Employee Leasing LLC, Yona Venetian LLC and the Phase II Subsidiary (collectively, the "Subsidiary Guarantors") are subsidiaries of LVSI. The Subsidiary Guarantors have jointly and severally guaranteed (or are co-obligors of) such debt on a full and unconditional basis and are wholly owned by LVSI. The Macao Casino is owned by Venetian Macao, which is the guarantor for the Venetian Macao Senior Secured Notes. Venetian Macao is a non-guarantor unrestricted subsidiary under the Mortgage Notes and the Senior Secured Credit Facility.

        Separate financial statements and other disclosures concerning each of Venetian and the Subsidiary Guarantors are not presented below because management believes that they are not material to investors. The following information represents the summarized financial information of LVSI, Venetian, the Subsidiary Guarantors, and the non-guarantor subsidiaries on a combined basis as of December 31, 2003 and September 30, 2004, and for the nine month periods ended September 30, 2003 and September 30, 2004. In addition, certain amounts in the 2003 information have been reclassified to conform to the 2004 presentation.

CONDENSED BALANCE SHEETS
December 31, 2003

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Cash and cash equivalents	$73,049	$29,549	$5	$50,190	$—	$152,793
Restricted cash and cash equivalents	—	2,121	—	53,534	—	55,655
Intercompany receivable	—	46,621	—	1,395	(48,016)	—
Accounts receivable, net	28,772	22,592	—	2,833	—	54,197
Inventories	—	6,093	—	158	—	6,251
Prepaid expenses	687	1,886	—	1,270	—	3,843

Total current assets	102,508	108,862	5	109,380	(48,016)	272,739
Property and equipment, net	4,687	1,101,726	—	378,257	—	1,484,670
Investment in subsidiaries	1,257,692	152,494	—	—	(1,410,186)	—
Deferred offering costs, net	—	30,513	—	8,630	—	39,143
Restricted cash and cash equivalents	—	—	—	86,144	—	86,144
Redeemable Preferred Interest in Venetian	—	—	—	238,328	(238,328)	—
Other assets, net	3,922	18,894	—	11,523	—	34,339

	$1,368,809	$1,412,489	$5	$832,262	$(1,696,530)	$1,917,035

Accounts payable	$2,076	$11,270	$—	$3,333	$—	$16,679
Construction payables	—	10,330	—	31,825	—	42,155
Construction payables—contested	—	7,232	—	—	—	7,232
Intercompany payables	16,526	—	—	31,490	(48,016)	—
Accrued interest payable	—	3,896	—	913	—	4,809
Other accrued liabilities	29,116	62,454	—	19,542	—	111,112
Current maturities of long-term debt(1)	12,633	12,633	—	4,963	11,150	41,379

Total current liabilities	60,351	107,815	—	92,066	(36,866)	223,366
Other long-term liabilities	—	883	—	5,562	—	6,445
Long-term debt(1)	1,146,350	1,146,350	—	402,549	(1,170,133)	1,525,116

	1,206,701	1,255,048	—	500,177	(1,206,999)	1,754,927

Redeemable Preferred Interest in Venetian Casino Resort, LLC a wholly owned subsidiary	—	238,328	—	—	(238,328)	—

Stockholders' equity (deficit)	162,108	(80,887)	5	332,085	(251,203)	162,108

	$1,368,809	$1,412,489	$5	$832,262	$(1,696,530)	$1,917,035

(1)
As more fully described in Note 4 Long-Term Debt, LVSI and Venetian are co-obligors of certain of the Company's indebtedness. Accordingly, such indebtedness has been presented as an obligation of both entities in the above balance sheets.

CONDENSED BALANCE SHEETS
September 30, 2004

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other(2) Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Cash and cash equivalents	$66,776	$449,165	$29	$106,228	$—	$622,198
Restricted cash and cash equivalents	—	2,120	—	17,653	—	19,773
Intercompany receivable	—	154,007	—	5,075	(159,082)	—
Accounts receivable, net	26,014	23,572	—	2,174	—	51,760
Inventories	—	5,438	—	1,103	—	6,541
Prepaid expenses	929	8,160	—	3,407	—	12,496

Total current assets	93,719	642,462	29	135,640	(159,082)	712,768
Property and equipment, net	62,702	1,078,078	182,903	311,391	—	1,635,074
Investment in subsidiaries	2,039,582	239,900	5	—	(2,279,487)	—
Deferred offering costs, net	—	42,441	—	11,956	—	54,397
Restricted cash and cash equivalents	—	355,117	—	—	—	355,117
Redeemable Preferred Interest in Venetian Casino Resort, LLC a wholly owned subsidiary	—	—	—	255,154	(255,154)	—
Other assets, net	4,981	17,706	—	5,468	—	28,155

	$2,200,984	$2,375,704	$182,937	$719,609	$(2,693,723)	$2,785,511

Accounts payable	$982	$18,133	$—	$9,262	$—	$28,377
Construction payables	—	6,693	44,529	33,044	—	84,266
Construction payables—contested	—	7,232	—	—	—	7,232
Intercompany payables	135,578	—	2	23,502	(159,082)	—
Accrued interest payable	—	29,633	—	912	—	30,545
Other accrued liabilities	17,305	61,587	109	48,097	—	127,098
Current maturities of long-term debt(1)	2,400	2,400	—	11,334	(2,400)	13,734

Total current liabilities	156,265	125,678	44,640	126,151	(161,482)	291,252
Other long-term liabilities	—	6,097	—	5,080	—	11,177
Deferred gain on sale of Grand Canal Shops	—	72,459	—	—	—	72,459
Deferred rent from Grand Canal Shops transaction	—	107,534	—	—	—	107,534
Redeemable Preferred Interest in Venetian Casino Resort, LLC a wholly owned subsidiary	—	255,154	—	—	(255,154)	—
Long-term debt(1)	1,519,440	1,519,440	—	258,370	(1,519,440)	1,777,810

	1,675,705	2,086,362	44,640	389,601	(1,936,076)	2,260,232

Stockholders' equity	525,279	289,342	138,297	330,008	(757,647)	525,279

	$2,200,984	$2,375,704	$182,937	$719,609	$(2,693,723)	$2,785,511

(1)
As more fully described in Note 4—Long-Term Debt, LVSI and Venetian are co-obligors of certain of the Company's indebtedness. Accordingly, such indebtedness has been presented as an obligation of both entities in the above balance sheets.

(2)
The Phase II Subsidiary became a guarantor of certain of the Company's indebtedness including the Mortgage Notes on September 30, 2004.

CONDENSED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2003

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Revenues:
Casino	$205,927	$—	$—	$—	$—	$205,927
Rooms	—	181,682	—	—	—	181,682
Food and beverage	—	63,324	—	—	(2,395)	60,929
Casino rental revenue from LVSI	—	32,137	—	—	(32,137)	—
Retail and other	327	28,595	—	74,312	(1,937)	101,297

Total revenue	206,254	305,738	—	74,312	(36,469)	549,835
Less promotional allowances	—	(3,494)	—	—	(28,011)	(31,505)

Net revenues	206,254	302,244	—	74,312	(64,480)	518,330

Operating expenses:
Casino	144,612	—	—	—	(49,004)	95,608
Rooms	—	52,140	—	—	(4,944)	47,196
Food and beverage	—	36,890	—	—	(6,327)	30,563
Retail and other	—	15,097	—	32,022	(3,206)	43,913
Provision for doubtful accounts	4,686	823	—	25	—	5,534
General and administrative	2,468	73,723	—	12,333	(390)	88,134
Corporate expense	3,787	3,443	—	—	(609)	6,621
Rental expense	559	5,127	—	2,530	—	8,216
Pre-opening and developmental expense	—	1,118	—	5,599	—	6,717
Depreciation and amortization	1,396	30,947	—	6,122	—	38,465

	157,508	219,308	—	58,631	(64,480)	370,967

Operating income	48,746	82,936	—	15,681	—	147,363

Other income (expense):
Interest income	362	622	—	723	(176)	1,531
Interest expense, net of amounts capitalized	(51)	(80,461)	—	(10,425)	176	(90,761)
Other income	—	886	—	(66)	—	820
Income from equity investment in Interface Holding	23,372	—	—	—	(23,372)	—
Income from equity investment in Grand Canal Shops II	245	7,891	—	—	(8,136)	—
Income (loss) from equity investment in VCR and subsidiaries	5,751	(6,123)	—	—	372	—

Income before preferred return	78,425	5,751	—	5,913	(31,136)	58,953
Preferred return on Redeemable Preferred Interest in Venetian Casino Resort, LLC	(19,472)	—	—	19,472	—	—

Net income	$58,953	$5,751	$—	$25,385	$(31,136)	$58,953

CONDENSED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2004

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Revenues:
Casino	$248,633	$—	$—	$220,153	$—	$468,786
Rooms	—	236,139	—	35	—	236,174
Food and beverage	—	86,671	—	8,284	(2,411)	92,544
Casino rental revenues from LVSI	—	32,834	—	—	(32,834)	—
Retail and other	523	30,931	—	64,709	(1,809)	94,354

Total revenues	249,156	386,575	—	293,181	(37,054)	891,858
Less promotional allowances	—	(4,324)	—	(3,422)	(34,633)	(42,379)

Net revenues	249,156	382,251	—	289,759	(71,687)	849,479

Operating expenses:
Casino	159,923	—	—	109,045	(54,764)	214,204
Rooms	—	64,653	—	40	(6,249)	58,444
Food and beverage	—	49,546	—	6,090	(7,001)	48,635
Retail and other	—	18,764	—	30,451	(2,558)	46,657
Provision for doubtful accounts	9,361	200	—	—	—	9,561
General and administrative	3,416	89,662	1	29,356	(647)	121,788
Corporate expense	54,186	6,095	—	64,044	(468)	123,857
Rental expense	476	6,057	—	1,774	—	8,307
Pre-opening and developmental expense	—	993	—	23,519	—	24,512
Depreciation and amortization	1,693	38,973	—	11,063	—	51,729
Loss on disposal of assets	—	30,635	—	—	—	30,635
Gain on sale of Grand Canal Shoppes	—	(417,822)	—	—	—	(417,822)

	229,055	(112,244)	1	275,382	(71,687)	320,507

Operating income (loss)	20,101	494,495	(1)	14,377	—	528,972

Other income (expense):
Interest income	266	2,896	—	3,487	(3,371)	3,278
Interest expense, net of amounts capitalized	(25)	(87,075)	—	(16,032)	3,371	(99,761)
Preferred return on Redeemable Preferred Interest in Venetian Casino Resort, LLC	(16,826)	—	—	16,826	—	—
Other income (expense)	—	—	—	(9)	—	(9)
Loss on early retirement of debt	—	(5,406)	—	(1,147)	—	(6,553)
Income from equity investment in Interface Holding	22,040	—	—	—	(22,040)	—
Income from equity investment in Grand Canal Shops II	103	3,338	—	—	(3,441)	—
Income (loss) from equity investment in VCR and subsidiaries	400,268	(7,980)	—	—	(392,288)	—

Net income	$425,927	$400,268	$(1)	$17,502	$(417,769)	$425,927

CONDENSED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2003

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Net cash provided by operating activities	$47,832	$55,751	$—	$13,374	$—	$116,957

Cash flows from investing activities:
(Increase) decrease in restricted cash	—	87,773	—	(125,342)		(37,569)
Notes receivable from stockholders	(834)	—	—	(298)	—	(1,132)
Capital expenditures	(1,457)	(173,428)	—	(47,287)	—	(222,172)

Net cash used in investing activities	(2,291)	(85,655)	—	(172,927)	—	(260,873)

Cash flows from financing activities:
Proceeds from senior secured credit facility—term A	—	50,000	—	—	—	50,000
Repayments on senior secured credit facility—term B	—	(1,875)	—	—	—	(1,875)
Repayments on bank credit facility—revolver	—	(470)	—	—	—	(470)
Proceeds from bank credit facility—revolver	—	470	—	—	—	470
Proceeds from FF&E credit facility	—	15,000	—	—	—	15,000
Proceeds from senior note—tranche A	—	—	—	75,000	—	75,000
Proceeds from senior note—tranche B	—	—	—	45,000	—	45,000
Proceeds from Macao revolver	—	—	—	15,000	—	15,000
Repayments on Interface Nevada note payable	—	—	—	(4,497)	—	(4,497)
Payments of debt offering costs	—	(344)	—	(2,598)	—	(2,942)
Net change in intercompany accounts	(769)	(17,541)	—	18,310	—	—

Net cash provided by (used in) financing activities	(769)	45,240	—	146,215	—	190,686

Increase (decrease) in cash and cash equivalents	44,772	15,336	—	(13,338)	—	46,770
Cash and cash equivalents at beginning of period	46,746	9,973	6	49,758	—	106,483

Cash and cash equivalents at end of period	$91,518	$25,309	$6	$36,420	$—	$153,253

CONDENSED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2004

	Las Vegas Sands, Inc.	Venetian Casino Resort LLC	Other Guarantor Subsidiaries	Other Non- Guarantor Subsidiaries	Consolidating/ Eliminating Entries	Total
Net cash provided by operating activities	$64,099	$89,499	$14	$145,554	$—	$299,166

Cash flows from investing activities:
Proceeds from sale of Grand Canal Shops, net of transaction costs	—	649,568	—	—	—	649,568
(Increase) Decrease in restricted cash	—	(355,116)	—	122,025	—	(233,091)
Net (increase) decrease in notes receivable from stockholders	843	—	—	(638)	—	205
Capital expenditures	(59,731)	(52,576)	(32,880)	(181,801)	—	(326,988)
Capital contributions to subsidiaries	(27,068)	(145,725)	—	—	172,793	—

Net cash provided by (used in) investing activities	(85,956)	96,151	(32,880)	(60,414)	172,793	89,694

Cash flows from financing activities:
Dividends paid to shareholders	(112,107)	—	—	(12,920)	—	(125,027)
Exercise of stock options	8,639	—	—	—	—	8,639
Contributions from shareholders	—	—	—	420	—	420
Capital contribution from Venetian Casino Resort LLC	—	—	32,853	139,940	(172,793)	—
Repayments on 11% mortgage notes	—	(6,360)	—	—	—	(6,360)
Repayments on secured mall facility	—	—	—	(120,000)	—	(120,000)
Repayments on senior secured credit facility—term A	—	(48,333)	—	—	—	(48,333)
Repayments on senior secured credit facility—term B	—	(246,250)	—	—	—	(246,250)
Proceeds from senior second credit facility—term B	—	665,000	—	—	—	665,000
Proceeds from Macao revolver	—	—	—	10,000	—	10,000
Repayments on Macao revolver	—	—	—	(10,000)	—	(10,000)
Proceeds from Venetian Intermediate credit facility	—	—	—	10,000	—	10,000
Repayments on FF&E credit facility	—	(1,200)	—	—	—	(1,200)
Repayments on Interface Nevada note payable	—	—	—	(127,512)	—	(127,512)
Proceeds from Interface mortgage note payable	—	—	—	100,000	—	100,000
Repayments on Interface mortgage note payable	—	—	—	(296)	—	(296)
Payments of debt offering costs	—	(21,505)	—	(7,031)	—	(28,536)
Net change in intercompany accounts	119,052	(107,386)	2	(11,668)	—	—

Net cash provided by (used in) financing activities	15,584	233,966	32,855	(29,067)	(172,793)	80,545

Increase (decrease) in cash and cash equivalents	(6,273)	419,616	(11)	56,073	—	469,405
Cash and cash equivalents at beginning of period	73,049	29,549	40	50,155	—	152,793

Cash and cash equivalents at end of period	$66,776	$449,165	$29	$106,228	$—	$622,198

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Through and including                          , 2005 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

23,809,524 Shares

Las Vegas Sands Corp.

Common Stock

Goldman, Sachs & Co.
Citigroup
JPMorgan
Lehman Brothers
Merrill Lynch & Co.
UBS Investment Bank
Jefferies & Company, Inc.

Part II
Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

        The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common stock registered hereby:

SEC registration fee	$76,321.67
NASD fee	$30,500
New York Stock Exchange listing fees	$575,000
Printing and engraving expenses	$775,000
Accounting fees and expenses	$625,000
Legal fees and expenses	$1,277,178
Blue Sky fees and expenses	$7,500
Transfer agent fees and expenses	$3,500
Miscellaneous	$380,000

TOTAL	$3,750,000

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

        Las Vegas Sands Corp. ("LVS" or the "Company") is a Nevada corporation. Section 78.7502 of Chapter 78 of the Nevada Revised statutes (referred to throughout this registration statement as the Nevada General Corporation Law, or the "NGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        LVS's Articles of Incorporation, as amended and restated, provide in Article Seven that LVS shall indemnify its directors and officers to the fullest extent permitted by the laws of the State of Nevada.

        LVS maintains a Directors' and Officers' Liability and Reimbursement Insurance Policy designed to reimburse LVS for any payments made by it pursuant to the foregoing indemnification.

Item 15. Recent Sales of Unregistered Securities.

        The following relates to sale of securities that have occurred in the last three years that have not been registered under the Securities Act:

        On June 4, 2002, Las Vegas Sands Opco and Venetian Casino Resort, LLC sold $850,000,000 aggregate principal amount of their 11% mortgage notes due 2010 (the "Mortgage Notes") to Goldman, Sachs & Co. and Scotia Capital (the "Mortgage Note Initial Purchasers") for 97% of the aggregate principal amount. The Mortgage Notes are guaranteed by certain of our domestic subsidiaries. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act. The Mortgage Note Initial Purchasers subsequently resold the Mortgage Notes at 100% of their aggregate principal amount to qualified institutional buyers and non-U.S. persons pursuant to Rule 144A and Regulation S under the Securities Act.

        In 2002, options to purchase 55,400 shares of common stock of Las Vegas Sands Opco with an exercise price of $271.04 per share were granted under the 1997 Plan and options to purchase 49,900 shares were exercised. In 2003, options to purchase 5,000 shares of common stock of Las Vegas Sands Opco with an exercise price of $271.04 per share were granted under the 1997 Plan and options to purchase 7,500 shares were exercised. In 2004, options to purchase 11,474 shares of common stock of Las Vegas Sands Opco with an exercise price of $1,500 per share were granted under the 1997 Plan and options to purchase 7,559 shares were exercised. These options were granted and the shares issued in reliance on the exemptions from registration pursuant to Rule 701 and Section 4(2) under the Securities Act. No stock options were granted in 2001.

        On August 21, 2003, a wholly owned subsidiary of Venetian Macau S.A., Venetian Macau Finance Company, sold $120.0 million in aggregate principal amount of floating rate senior secured notes due August 2008 (the "Venetian Macau Senior Secured Notes") to Goldman Sachs (Asia) L.L.C., Banco National Ultramarino, S.A. and Banco Commercial de Macau S.A (the "Venetian Macau Senior Secured Note Initial Purchasers"). The Venetian Macau Senior Secured Note Initial Purchasers received a commission equal to 2.25% of the purchase price. These senior secured notes are guaranteed by Venetian Macau S.A. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act. The Venetian Macau Senior Secured Note Initial Purchasers subsequently resold the Venetian Macau Senior Secured Notes to non-U.S. persons pursuant to Regulation S under the Securities Act.

        On July 29, 2004, Las Vegas Sands Opco issued Mr. Adelson 220,370 shares of its common stock as consideration for his sale to it of all of the capital stock of Interface Group Holding, Inc. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

        Prior to this offering, Las Vegas Sands Opco will merge with and into our subsidiary, Las Vegas Sands Mergerco, Inc. with Las Vegas Sands Opco surviving as our operating subsidiary. In this merger, holders of Las Vegas Sands Opco will receive an aggregate of 326,190,476 shares of our common stock and we will receive all of the outstanding shares of common stock of Las Vegas Sands Opco. Each holder will receive 266.0327553 shares of our common stock in exchange for each share of Las Vegas Sands Opco common stock. Options to purchase an aggregate of 2,215 shares of common stock of Las Vegas Sands Opco will be converted into options to purchase 589,263 shares of our common stock. These shares and options will be issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act. Our 14 current stockholders are officers, directors, former senior officers and trusts for the benefit of such persons and their families and are all accredited or sophisticated investors. Appropriate legends will be affixed to the share certificates and other instruments issued in such transactions. All recipients either will receive adequate information about us or have access, through employment or other relationships, to such information.

Item 16. Exhibits

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
2.1**	Form of Agreement and Plan of Merger to be entered into by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Las Vegas Sands Mergerco, Inc.
3.1**	Certificate of Amended and Restated Articles of Incorporation of Las Vegas Sands Corp.
3.2**	Amended and Restated By-laws of Las Vegas Sands Corp.
4.1**	Form of Specimen Common Stock Certificate of Las Vegas Sands Corp.
4.2	Indenture, dated as of June 4, 2002, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC, as issuers, Mall Intermediate Holding Company, LLC, Grand Canal Shops Mall Construction, LLC, Lido Intermediate Holding Company, LLC, Venetian Casino Resort Athens, LLC, Venetian Venture Development, LLC, Venetian Operating Company, LLC and Venetian Marketing, Inc. (as "Subsidiary Guarantors") and U.S. Bank National Association, as trustee (the "Trustee") (incorporated by reference from Exhibit 4.1 to Las Vegas Sand Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.3**	First Supplemental Indenture, dated as of August 20, 2004, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC as issuers, the Subsidiary Guarantors, Yona Venetian, LLC, and Interface Employee Leasing, LLC as additional Subsidiary Guarantors, and the Trustee.
4.4**	Amended and Restated Security Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC, the Subsidiary Guarantors and The Bank of Nova Scotia, as Intercreditor Agent.
4.5	Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of June 4, 2002, made by Venetian Casino Resort, LLC and Las Vegas Sands Opco, jointly and severally as trustor, to First American Title Insurance Company, as trustee, for the Trustee, as beneficiary (incorporated by reference from Exhibit 4.4 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.6**	Amendment to Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, effective August 20, 2004, by Las Vegas Sands Opco and Venetian Casino Resort, LLC as trustors to First American Title Insurance Company, as trustee, for the benefit of the Trustee.
4.7**	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, effective as of May 6, 2004, made by Las Vegas Sands Opco, as trustor, to First American Title Insurance Company, as trustee, for the benefit of the Trustee.
4.8**	Amended and Restated Intercreditor Agreement, dated as of August 20, 2004, by and among The Bank of Nova Scotia, as Bank Agent and Intercreditor Agent, and U.S. Bank National Association, as Trustee.
4.9	Unsecured Indemnity Agreement, dated as of June 4, 2002, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC, to and for the benefit of U.S. Bank National Association, and the Indemnified Parties defined therein (incorporated by reference from Exhibit 4.6 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.10**	Amendment No. 1 to Unsecured Indemnity Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC, to and for the benefit of U.S. Bank National Association, as Trustee.
4.11**	Holding Account Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC and the Bank of Nova Scotia as Intercreditor Agent and securities intermediary.
4.12**	Grant of Security Interest in United States Trademarks, dated as of August 20, 2004, from Las Vegas Sands Opco in favor of The Bank of Nova Scotia as Intercreditor Agent.
4.13**	Grant of Security Interest in United States Trademarks, dated as of August 20, 2004, from Venetian Casino Resort, LLC in favor of The Bank of Nova Scotia as Intercreditor Agent.
4.14**	Letter regarding certain debt instruments.
5.1**	Legality Opinion of Lionel Sawyer & Collins.
8.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, regarding certain tax matters.
10.1**	Credit Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC as borrowers, the lenders party thereto, Goldman Sachs Credit Partners, L.P., as syndication agent, sole lead arranger and sole bookrunner, The Bank of Nova Scotia, as administrative agent, and Wells Fargo Foothill, Inc., CIT Group/Equipment Financing, Inc. and Commerzbank AG as documentation agents (the "Bank Agreement").
10.2**	Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of August 20, 2004, made by Venetian Casino Resort, LLC and Las Vegas Sands Opco, jointly and severally as trustor, to First American Title Insurance Company, as trustee, for the benefit of The Bank of Nova Scotia (as administrative agent), as beneficiary.
10.3**	Subsidiary Guaranty, dated as of August 20, 2004, by the Subsidiary Guarantors for the benefit of The Bank of Nova Scotia, as Administrative Agent.
10.4**	Environmental Indemnity Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC, to and for the benefit of The Bank of Nova Scotia, as Administrative Agent for itself and for the other lenders under the Bank Agreement.
10.5	Indemnity Agreement, dated as of August 25, 2000, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC, Grand Canal Shops Mall Subsidiary, LLC, Grand Canal Shops Mall Construction, LLC, Grand Canal Shops Mall, LLC, Interface Group Holding Company, and American Insurance Companies (of which American Home Assurance Company is a member company) (incorporated by reference from Exhibit 10.8 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.6	Energy Services Agreement, dated as of November 14, 1997, by and between Atlantic Pacific Las Vegas, LLC and Venetian Casino Resort, LLC (incorporated by reference from Exhibit 10.3 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.7	Energy Services Agreement Amendment No. 1, dated as of July 1, 1999, by and between Atlantic Pacific Las Vegas, LLC and Venetian Casino Resort, LLC (incorporated by reference from Exhibit 10.8 to Las Vegas Sands Opco's Annual Report on Form 10-K for the year ended December 31, 1999).

10.8**	Energy Services Agreement, dated as of November 14, 1997, by and between Atlantic-Pacific Las Vegas, LLC and Interface Group-Nevada, Inc.
10.9**	Energy Services Agreement Amendment No. 1, dated as of July 1, 1999, by and between Atlantic-Pacific Las Vegas, LLC and Interface Group-Nevada, Inc.
10.10	Ground Lease, dated November 14, 1997, between Venetian Casino Resort, LLC and Atlantic Pacific Las Vegas, LLC (incorporated by reference from Exhibit 10.10 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.11	Construction Management Agreement, dated as of February 15, 1997, between Las Vegas Sands Opco, as owner, and Lehrer McGovern Bovis, Inc (incorporated by reference from Exhibit 10.5 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.12	Assignment, Assumption and Amendment of Construction Management Agreement, dated as of November 14, 1997, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC and Lehrer McGovern Bovis, Inc. (incorporated by reference from Exhibit 10.6 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.13	Guaranteed Maximum Price Amendment to Construction Management Agreement, dated as of June 17, 1998 (effective September 9, 1998), between Lehrer McGovern Bovis, Inc. and Venetian Casino Resort, LLC (incorporated by reference from Exhibit 10.1 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
10.14	Guaranty of Performance, dated as of August 19, 1997, by Peninsular and Steam Navigation Company in favor of Las Vegas Sands Opco, as assigned by Las Vegas Sands Opco to Venetian Casino Resort, LLC by that certain Assignment, Assumption and Amendment of Contracts (incorporated by reference from Exhibit 10.24 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.15	Guaranty of Performance and Completion, dated as of August 19, 1997, by Bovis, Inc., in favor of Las Vegas Sands Opco (incorporated by reference from Exhibit 10.25 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.16	Primary Liquidated Damages Insurance Agreement, dated as of August 4, 1997, by and between the Construction Manager and C.J. Coleman Companies, Ltd. (incorporated by reference from Exhibit 10.23 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.17	Amended and Restated Services Agreement, dated as of November 14, 1997, by and among Las Vegas Sands Opco's, Venetian Casino Resort, LLC, Interface Group Holding Company, Inc., Interface Group-Nevada, Inc., Lido Casino Resort MM, Inc., Grand Canal Shops Mall MM Subsidiary, Inc. and certain subsidiaries of Venetian Casino Resort, LLC named therein (incorporated by reference from Exhibit 10.15 to Amendment No. 1 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.18	Construction Agency Agreement, dated as of November 14, 1997, by and between Venetian Casino Resort, LLC and Atlantic Pacific Las Vegas, LLC (incorporated by reference from Exhibit 10.21 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).

10.19	Sands Resort Hotel and Casino Agreement, dated as of February 18, 1997, by and between Clark County and Las Vegas Sands Opco (incorporated by reference from Exhibit 10.27 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.20**	Addendum to Sands Resort Hotel & Casino Agreement, dated as of September 16, 1997, by and between Clark County and Las Vegas Sands Opco
10.21**	Improvement Phasing Agreement by and between Clark County and Lido Casino Resort, LLC.
10.22	Amended and Restated Las Vegas Sands Opco 1997 Fixed Stock Option Plan (the "1997 Stock Option Plan") (incorporated by reference from Exhibit 10.10 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.23	First Amendment to the 1997 Stock Option Plan, dated June 4, 2002 (incorporated by reference from Exhibit 10.11 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.24	Assumption Agreement, dated as of January 2, 2002, by Sheldon G. Adelson with respect to the 1997 Stock Option Plan (incorporated by reference from Exhibit 10.5 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.25**	Assumption Agreement, dated as of July 15, 2004, by Las Vegas Sands Opco with respect to the 1997 Stock Option Plan.
10.26	Amended and Restated Employment Agreement, dated as of January 1, 2002, by and between Las Vegas Sands Opco and William P. Weidner (incorporated by reference from Exhibit 10.12 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.27**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and William P. Weidner.
10.28	Stock Option Agreement, dated as of January 2, 2002, by and among Las Vegas Sands Opco, Sheldon G. Adelson and William P. Weidner (incorporated by reference from Exhibit 10.1 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.29	Amended and Restated Employment Agreement, dated as of January 1, 2002, by and between Las Vegas Sands Opco and Bradley H. Stone (incorporated by reference from Exhibit 10.13 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.30**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Bradley H. Stone.
10.31	Stock Option Agreement, dated as of January 2, 2002, by and among Las Vegas Sands Opco, Sheldon G. Adelson and Bradley H. Stone (incorporated by reference from Exhibit 10.2 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.32	Amended and Restated Employment Agreement, dated as of January 1, 2002, by and between Las Vegas Sands Opco and Robert G. Goldstein (incorporated by reference from Exhibit 10.14 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.33**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Robert G. Goldstein.

10.34	Stock Option Agreement, dated as of January 2, 2002, by and among Las Vegas Sands Opco, Sheldon G. Adelson and Robert G. Goldstein (incorporated by reference from Exhibit 10.3 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.35	Stock Option Agreement, dated as of January 2, 2002, by and among Las Vegas Sands Opco, Sheldon G. Adelson and David Friedman (incorporated by reference from Exhibit 10.4 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.36**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Sheldon G. Adelson.
10.37	Catastrophic Equity Protection Insurance Agreement, dated as of June 28, 2000, by and among American Home Assurance Company, Las Vegas Sands Opco and Venetian Casino Resort, LLC (incorporated by reference from Exhibit 10.15 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.38	Concession Contract for Operating Casino Games of Chance or Games of Other Forms in the Macau Special Administrative Region, June 26, 2002, by and among the Macau Special Administrative Region and Galaxy Casino Company Limited (incorporated by reference from Exhibit 10.40 to Las Vegas Sands Opco's Form 10-K for the year ended December 31, 2002).
10.39**	Land concession, dated as of December 10, 2003, issued by the Macau Special Administrative Region to Venetian Macau, S.A.
10.40	Purchase Agreement, dated April 12, 2004, by and among Grand Canal Shops Mall Subsidiary, LLC, Grand Canal Shops Mall MM Subsidiary, Inc. and GGP Limited Partnership (incorporated by reference from Exhibit 10.1 to Las Vegas Sands Opco's Form 8-K filed on April 16, 2004).
10.41	Agreement, made as of April 12, 2004, by and between Lido Casino Resort, LLC and GGP Limited Partnership (incorporated by reference from Exhibit 10.2 to Las Vegas Sands Opco's Form 8-K filed on April 16, 2004).
10.42**	Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of May 17, 2004, by and among Venetian Casino Resort, LLC, Interface Group-Nevada, Inc., Grand Canal Shops II, LLC and Lido Casino Resort, LLC.
10.43**	First Amendment to Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of July 30, 2004, by and among Venetian Casino Resort, LLC, Interface Group-Nevada, Inc., Grand Canal Shops II, LLC and Lido Casino Resort, LLC.
10.44***	Form of Registration Rights Agreement, to be entered into by and among Las Vegas Sands Corp. and the stockholders named therein.
10.45**	Form of Las Vegas Sands Corp. 2004 Equity Award Plan.
10.46**	Form of Las Vegas Sands Opco Executive Cash Incentive Plan.
10.47**	Agreement, dated as of July 8, 2004, by and between Sheldon G. Adelson and Las Vegas Sands Opco.
10.48**	Aircraft Time Sharing Agreement, dated as of June 18, 2004, by and between Interface Operations LLC and Las Vegas Sands Opco.
10.49**	Venetian Hotel Service Agreement, dated as of June 28, 2001, by and between Venetian Casino Resort, LLC and Interface Group-Nevada, Inc. d/b/a Sands Expo and Convention Center.

10.50**	First Amendment to Venetian Hotel Service Agreement, dated as of June 28, 2004, by and between Venetian Casino Resort, LLC and Interface Group-Nevada, Inc. d/b/a Sands Expo and Convention Center.
10.51**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Scott D. Henry.
10.52**	Assignment and Assumption Agreement, dated as of November 8, 2004, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC, Interface Group Holding Company, Inc., Interface Group-Nevada, Inc., Interface Operations LLC, Lido Casino Resort MM, Inc., Grand Canal Shops Mall MM Subsidiary, Inc. and certain subsidiaries of Venetian Casino Resort, LLC named therein.
10.53	Construction Loan Agreement, dated September 30, 2004, by and among Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC, as borrowers, the lenders party thereto, The Bank of Nova Scotia, as the Sole Lead Arranger and the Sole Bookrunner, and Sumitomo Mitsui Banking Corporation, as the Syndication Agent (incorporated by reference from Exhibit 4.1 to Las Vegas Sands Opco's Form 8-K filed on October 20, 2004).
10.54**	Deed Of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of September 30, 2004, made by Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC jointly and severally as trustor, to First American Title Insurance Company, as trustee, for the benefit of The Bank of Nova Scotia, in its capacity as Administrative Agent, as beneficiary.
10.55**	Security Agreement, dated as of September 30, 2004, by and among Phase II Mall Holding, LLC, Phase II Mall Subsidiary, LLC, and each subsidiary from time to time party thereto, and The Bank of Nova Scotia, in its capacity as Administrative Agent for and on behalf of each Secured Party.
10.56**	Master Disbursement Agreement, dated as of September 30, 2004, among Lido Casino Resort, LLC, Phase II Mall Holding, LLC, Phase II Mall Subsidiary, LLC, The Bank of Nova Scotia, as the Bank Agent, The Bank of Nova Scotia, as the Phase II Mall Agent, Goldman Sachs Credit Partners L.P., as the Bank Arranger and The Bank of Nova Scotia, as the Disbursement Agent.
10.57**	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of September 30, 2004, made by Lido Casino Resort, LLC, as trustor, to First American Title Insurance Company, as trustee, for the benefit of The Bank of Nova Scotia, in its capacity as Administrative Agent, as beneficiary.
10.58**	Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated September 30, 2004, made by Lido Casino Resort, LLC, as trustor, to First American Title Insurance Company, as trustee, for the benefit of U.S. Bank National Association, in its capacity as the Mortgage Notes Indenture Trustee, as beneficiary.
10.59**	Environmental Indemnity Agreement, dated as of September 30, 2004, by and among Phase II Mall Holding, LLC, Phase II Mall Subsidiary, LLC, Las Vegas Sands, Inc., Lido Casino Resort, LLC and Venetian Casino Resort, LLC to and for the benefit of The Bank of Nova Scotia as administrative agent for itself and the other agents and lenders under the Construction Loan Agreement.
10.60**	Assignment and Assumption of Agreement and First Amendment to Agreement, dated September 30, 2004, made by Lido Casino Resort, LLC, as assignor, to Phase II Mall Holding, LLC, as assignee, and to GGP Limited Partnership, as buyer.

10.61**	Form of Tax Indemnification Agreement to be entered into by and among Las Vegas Sands Corp., Las Vegas Sands, Inc. and the stockholders named therein.
10.63**	Las Vegas Sands Opco Deferred Compensation Plan.
10.64**	First Amendment to Amended and Restated Security Agreement, dated as of September 30, 2004, by and between Las Vegas Sands, Inc., Venetian Casino Resort, LLC, the subsidiary guarantors as defined therein, and The Bank of Nova Scotia, as intercreditor agent, for and on behalf of each bank secured party as defined therein, U.S. Bank National Association, as trustee, and the intercreditor agent.
10.65**+	Subconcession Contract for Operating Casino Games of Chance or Games of Other Forms in the Macau Special Administrative Region, dated December 19, 2002, between Galaxy Casino Company Limited, as concessionaire, and Venetian Macau, S.A., as subconcessionaire.
10.66**	Second Supplemental Indenture, dated as of September 30, 2004, among Lido Casino Resort, LLC, Las Vegas Sands, Inc., Venetian Casino Resort, LLC, other note guarantors as defined therein and U.S. Bank National Association, as trustee.
10.67**	Supplement to Security Agreement, dated as of September 30, 2004, among the debtors as defined in the Amended and Restated Security Agreement, dated as of August 20, 2004, in favor of The Bank of Nova Scotia, as intercreditor agent for each of the secured parties as defined in the Amended and Restated Security Agreement.
10.68**	Disbursement Collateral Account Agreement, dated as of September 30, 2004, by and among Las Vegas Sands, Inc., Venetian Casino Resort, LLC, Lido Casino Resort, LLC, The Bank of Nova Scotia, as custodian and in its capacity as a securities intermediary, and the Bank of Nova Scotia, in its capacity as the intercreditor agent, for and on behalf of each bank intercreditor agent as defined therein, U.S. Bank National Association, as trustee for and on behalf of the mortgage note holders under the mortgage notes indenture as defined therein, and the intercreditor agent.
10.69**	Amendment No. 2 to Unsecured Indemnity Agreement, dated as of September 30, 2004, by Las Vegas Sands, Inc. and Venetian Casino Resort, LLC, to and for the benefit of U.S. Bank National Association and to the extent not otherwise referenced, the indemnified parties as defined therein.
21.1**	Subsidiaries of Las Vegas Sands, Corp.
23.1**	Consent of Lionel Sawyer & Collins (included in Exhibit 5.1).
23.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.1).
23.3*	Consent of PricewaterhouseCoopers LLP.
24.1**	Power of Attorney (included on signature pages hereto).

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.

+
Confidential treatment has been requested with respect to portions of this exhibit, and such confidential portions have been deleted and replaced with "**" and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933.

Item 17. Undertakings

(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 24, 2004.

LAS VEGAS SANDS CORP.
By:	* Name: Sheldon G. Adelson Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 24, 2004.

Signature	Title

* Sheldon G. Adelson	Chairman of the Board, Chief Executive Officer and Treasurer (principal executive officer)
* William P. Weidner	President, Chief Operating Officer and Director
/s/ SCOTT D. HENRY Scott D. Henry	Senior Vice President and Chief Financial Officer
/s/ HARRY D. MILTENBERGER Harry D. Miltenberger	Chief Accounting Officer, Vice President—Finance and Secretary
* Charles D. Forman	Director
* Michael A. Leven	Director
* James L. Purcell	Director

*By:	/s/ HARRY D. MILTENBERGER Harry D. Miltenberger, Attorney-in-fact

Financial Statement Schedule:
Report of Independent Registered Public Accounting Firm on Financial Statement Schedule	S-1
Schedule II—Valuation and Qualifying Accounts	S-2

        The financial information included in the financial statement schedule should be read in conjunction with the consolidated financial statements. All other financial statement schedules have been omitted because they are not applicable or the required information is included in the consolidated financial statements or the notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of
Las Vegas Sands, Inc.

        Our audits of the consolidated financial statements referred to in our report dated January 30, 2004, except for Note 14—Segment Information, as to which the date is August 16, 2004 and except for the acquisition of Interface Group Holding Company, Inc., as to which the date is October 5, 2004, appearing in this Registration Statement on Form S-1 also included an audit of the accompanying financial statement schedule. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada
January 30, 2004, except for the acquisition of
Interface Group Holding Company, Inc., as to
which the date is October 5, 2004

S-1

LAS VEGAS SANDS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(IN THOUSANDS)

		Additions	Deductions
Description	Balance at beginning of period	Charge to costs and expenses	Accounts charged off (recovered)	Balance at end of period
Allowance for doubtful accounts and discounts:
Year ended December 31:
2001	$23,202	$20,198	$(19,295)	$24,105

2002	$24,105	$21,393	$(18,556)	$26,942

2003	$26,942	$8,084	$(4,873)	$30,153

S-2

Exhibit Index

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
2.1**	Form of Agreement and Plan of Merger to be entered into by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Las Vegas Sands Mergerco, Inc.
3.1**	Certificate of Amended and Restated Articles of Incorporation of Las Vegas Sands Corp.
3.2**	Amended and Restated By-laws of Las Vegas Sands Corp.
4.1**	Form of Specimen Common Stock Certificate of Las Vegas Sands Corp.
4.2
Indenture, dated as of June 4, 2002, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC, as issuers, Mall Intermediate Holding Company, LLC, Grand Canal Shops Mall Construction, LLC, Lido Intermediate Holding Company, LLC, Venetian Casino Resort Athens, LLC, Venetian Venture Development, LLC, Venetian Operating Company, LLC and Venetian Marketing, Inc. (as "Subsidiary Guarantors") and U.S. Bank National Association, as trustee (the "Trustee") (incorporated by reference from Exhibit 4.1 to Las Vegas Sand Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.3**
First Supplemental Indenture, dated as of August 20, 2004, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC as issuers, the Subsidiary Guarantors, Yona Venetian, LLC, and Interface Employee Leasing, LLC as additional Subsidiary Guarantors, and the Trustee.
4.4**
Amended and Restated Security Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC, the Subsidiary Guarantors and The Bank of Nova Scotia, as Intercreditor Agent.
4.5
Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of June 4, 2002, made by Venetian Casino Resort, LLC and Las Vegas Sands Opco, jointly and severally as trustor, to First American Title Insurance Company, as trustee, for the Trustee, as beneficiary (incorporated by reference from Exhibit 4.4 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
4.6**
Amendment to Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, effective August 20, 2004, by Las Vegas Sands Opco and Venetian Casino Resort, LLC as trustors to First American Title Insurance Company, as trustee, for the benefit of the Trustee.
4.7**
Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, effective as of May 6, 2004, made by Las Vegas Sands Opco, as trustor, to First American Title Insurance Company, as trustee, for the benefit of the Trustee.
4.8**	Amended and Restated Intercreditor Agreement, dated as of August 20, 2004, by and among The Bank of Nova Scotia, as Bank Agent and Intercreditor Agent, and U.S. Bank National Association, as Trustee.
4.9
Unsecured Indemnity Agreement, dated as of June 4, 2002, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC, to and for the benefit of U.S. Bank National Association, and the Indemnified Parties defined therein (incorporated by reference from Exhibit 4.6 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.10**
Amendment No. 1 to Unsecured Indemnity Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC, to and for the benefit of U.S. Bank National Association, as Trustee.
4.11**	Holding Account Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC and the Bank of Nova Scotia as Intercreditor Agent and securities intermediary.
4.12**	Grant of Security Interest in United States Trademarks, dated as of August 20, 2004, from Las Vegas Sands Opco in favor of The Bank of Nova Scotia as Intercreditor Agent.
4.13**	Grant of Security Interest in United States Trademarks, dated as of August 20, 2004, from Venetian Casino Resort, LLC in favor of The Bank of Nova Scotia as Intercreditor Agent.
4.14**	Letter regarding certain debt instruments.
5.1**	Legality Opinion of Lionel Sawyer & Collins.
8.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, regarding certain tax matters.
10.1**
Credit Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC as borrowers, the lenders party thereto, Goldman Sachs Credit Partners, L.P., as syndication agent, sole lead arranger and sole bookrunner, The Bank of Nova Scotia, as administrative agent, and Wells Fargo Foothill, Inc., CIT Group/Equipment Financing, Inc. and Commerzbank AG as documentation agents (the "Bank Agreement").
10.2**
Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of August 20, 2004, made by Venetian Casino Resort, LLC and Las Vegas Sands Opco, jointly and severally as trustor, to First American Title Insurance Company, as trustee, for the benefit of The Bank of Nova Scotia (as administrative agent), as beneficiary.
10.3**	Subsidiary Guaranty, dated as of August 20, 2004, by the Subsidiary Guarantors for the benefit of The Bank of Nova Scotia, as Administrative Agent.
10.4**
Environmental Indemnity Agreement, dated as of August 20, 2004, by and among Las Vegas Sands Opco and Venetian Casino Resort, LLC, to and for the benefit of The Bank of Nova Scotia, as Administrative Agent for itself and for the other lenders under the Bank Agreement.
10.5
Indemnity Agreement, dated as of August 25, 2000, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC, Grand Canal Shops Mall Subsidiary, LLC, Grand Canal Shops Mall Construction, LLC, Grand Canal Shops Mall, LLC, Interface Group Holding Company, and American Insurance Companies (of which American Home Assurance Company is a member company) (incorporated by reference from Exhibit 10.8 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.6
Energy Services Agreement, dated as of November 14, 1997, by and between Atlantic Pacific Las Vegas, LLC and Venetian Casino Resort, LLC (incorporated by reference from Exhibit 10.3 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.7
Energy Services Agreement Amendment No. 1, dated as of July 1, 1999, by and between Atlantic Pacific Las Vegas, LLC and Venetian Casino Resort, LLC (incorporated by reference from Exhibit 10.8 to Las Vegas Sands Opco's Annual Report on Form 10-K for the year ended December 31, 1999).

10.8**	Energy Services Agreement, dated as of November 14, 1997, by and between Atlantic-Pacific Las Vegas, LLC and Interface Group-Nevada, Inc.
10.9**	Energy Services Agreement Amendment No. 1, dated as of July 1, 1999, by and between Atlantic-Pacific Las Vegas, LLC and Interface Group-Nevada, Inc.
10.10
Ground Lease, dated November 14, 1997, between Venetian Casino Resort, LLC and Atlantic Pacific Las Vegas, LLC (incorporated by reference from Exhibit 10.10 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147) ).
10.11
Construction Management Agreement, dated as of February 15, 1997, between Las Vegas Sands Opco, as owner, and Lehrer McGovern Bovis, Inc (incorporated by reference from Exhibit 10.5 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.12
Assignment, Assumption and Amendment of Construction Management Agreement, dated as of November 14, 1997, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC and Lehrer McGovern Bovis, Inc. (incorporated by reference from Exhibit 10.6 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.13
Guaranteed Maximum Price Amendment to Construction Management Agreement, dated as of June 17, 1998 (effective September 9, 1998), between Lehrer McGovern Bovis, Inc. and Venetian Casino Resort, LLC (incorporated by reference from Exhibit 10.1 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).
10.14
Guaranty of Performance, dated as of August 19, 1997, by Peninsular and Steam Navigation Company in favor of Las Vegas Sands Opco, as assigned by Las Vegas Sands Opco to Venetian Casino Resort, LLC by that certain Assignment, Assumption and Amendment of Contracts (incorporated by reference from Exhibit 10.24 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.15
Guaranty of Performance and Completion, dated as of August 19, 1997, by Bovis, Inc., in favor of Las Vegas Sands Opco (incorporated by reference from Exhibit 10.25 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147) ).
10.16
Primary Liquidated Damages Insurance Agreement, dated as of August 4, 1997, by and between the Construction Manager and C.J. Coleman Companies, Ltd. (incorporated by reference from Exhibit 10.23 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.17
Amended and Restated Services Agreement, dated as of November 14, 1997, by and among Las Vegas Sands Opco's, Venetian Casino Resort, LLC, Interface Group Holding Company, Inc., Interface Group-Nevada, Inc., Lido Casino Resort MM, Inc., Grand Canal Shops Mall MM Subsidiary, Inc. and certain subsidiaries of Venetian Casino Resort, LLC named therein (incorporated by reference from Exhibit 10.15 to Amendment No. 1 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.18
Construction Agency Agreement, dated as of November 14, 1997, by and between Venetian Casino Resort, LLC and Atlantic Pacific Las Vegas, LLC (incorporated by reference from Exhibit 10.21 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).

10.19
Sands Resort Hotel and Casino Agreement, dated as of February 18, 1997, by and between Clark County and Las Vegas Sands Opco (incorporated by reference from Exhibit 10.27 to Las Vegas Sands Opco's Registration Statement on Form S-4 (File No. 333-42147)).
10.20**	Addendum to Sands Resort Hotel & Casino Agreement, dated as of September 16, 1997, by and between Clark County and Las Vegas Sands Opco
10.21**	Improvement Phasing Agreement by and between Clark County and Lido Casino Resort, LLC.
10.22
Amended and Restated Las Vegas Sands Opco 1997 Fixed Stock Option Plan (the "1997 Stock Option Plan") (incorporated by reference from Exhibit 10.10 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.23
First Amendment to the 1997 Stock Option Plan, dated June 4, 2002 (incorporated by reference from Exhibit 10.11 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.24
Assumption Agreement, dated as of January 2, 2002, by Sheldon G. Adelson with respect to the 1997 Stock Option Plan (incorporated by reference from Exhibit 10.5 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.25**	Assumption Agreement, dated as of July 15, 2004, by Las Vegas Sands Opco with respect to the 1997 Stock Option Plan.
10.26
Amended and Restated Employment Agreement, dated as of January 1, 2002, by and between Las Vegas Sands Opco and William P. Weidner (incorporated by reference from Exhibit 10.12 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.27**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and William P. Weidner.
10.28
Stock Option Agreement, dated as of January 2, 2002, by and among Las Vegas Sands Opco, Sheldon G. Adelson and William P. Weidner (incorporated by reference from Exhibit 10.1 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.29
Amended and Restated Employment Agreement, dated as of January 1, 2002, by and between Las Vegas Sands Opco and Bradley H. Stone (incorporated by reference from Exhibit 10.13 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.30**	Employment Agreement, dated as of November 18, 2004 by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Bradley H. Stone.
10.31
Stock Option Agreement, dated as of January 2, 2002, by and among Las Vegas Sands Opco, Sheldon G. Adelson and Bradley H. Stone (incorporated by reference from Exhibit 10.2 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.32
Amended and Restated Employment Agreement, dated as of January 1, 2002, by and between Las Vegas Sands Opco and Robert G. Goldstein (incorporated by reference from Exhibit 10.14 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.33**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Robert G. Goldstein.
10.34
Stock Option Agreement, dated as of January 2, 2002, by and among Las Vegas Sands Opco, Sheldon G. Adelson and Robert G. Goldstein (incorporated by reference from Exhibit 10.3 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.35
Stock Option Agreement, dated as of January 2, 2002, by and among Las Vegas Sands Opco, Sheldon G. Adelson and David Friedman (incorporated by reference from Exhibit 10.4 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.36**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Sheldon G. Adelson.
10.37
Catastrophic Equity Protection Insurance Agreement, dated as of June 28, 2000, by and among American Home Assurance Company, Las Vegas Sands Opco and Venetian Casino Resort, LLC (incorporated by reference from Exhibit 10.15 to Las Vegas Sands Opco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
10.38
Concession Contract for Operating Casino Games of Chance or Games of Other Forms in the Macau Special Administrative Region, June 26, 2002, by and among the Macau Special Administrative Region and Galaxy Casino Company Limited (incorporated by reference from Exhibit 10.40 to Las Vegas Sands Opco's Form 10-K for the year ended December 31, 2002).
10.39**	Land concession, dated as of December 10, 2003, issued by the Macau Special Administrative Region to Venetian Macau, S.A.
10.40
Purchase Agreement, dated April 12, 2004, by and among Grand Canal Shops Mall Subsidiary, LLC, Grand Canal Shops Mall MM Subsidiary, Inc. and GGP Limited Partnership (incorporated by reference from Exhibit 10.1 to Las Vegas Sands Opco's Form 8-K filed on April 16, 2004).
10.41
Agreement, made as of April 12, 2004, by and between Lido Casino Resort, LLC and GGP Limited Partnership (incorporated by reference from Exhibit 10.2 to Las Vegas Sands Opco's Form 8-K filed on April 16, 2004).
10.42**
Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of May 17, 2004, by and among Venetian Casino Resort, LLC, Interface Group-Nevada, Inc., Grand Canal Shops II, LLC and Lido Casino Resort, LLC.
10.43**
First Amendment to Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of July 30, 2004, by and among Venetian Casino Resort, LLC, Interface Group-Nevada, Inc., Grand Canal Shops II, LLC and Lido Casino Resort, LLC.
10.44***	Form of Registration Rights Agreement, to be entered into by and among Las Vegas Sands Corp. and the stockholders named therein.
10.45**	Form of Las Vegas Sands Corp. 2004 Equity Award Plan.
10.46**	Form of Las Vegas Sands Opco Executive Cash Incentive Plan.
10.47**	Agreement, dated as of July 8, 2004, by and between Sheldon G. Adelson and Las Vegas Sands Opco.

10.48**	Aircraft Time Sharing Agreement, dated as of June 18, 2004, by and between Interface Operations LLC and Las Vegas Sands Opco.
10.49**	Venetian Hotel Service Agreement, dated as of June 28, 2001, by and between Venetian Casino Resort, LLC and Interface Group-Nevada, Inc. d/b/a Sands Expo and Convention Center.
10.50**	First Amendment to Venetian Hotel Service Agreement, dated as of June 28, 2004, by and between Venetian Casino Resort, LLC and Interface Group-Nevada, Inc. d/b/a Sands Expo and Convention Center.
10.51**	Employment Agreement, dated as of November 18, 2004, by and among Las Vegas Sands Corp., Las Vegas Sands Opco and Scott D. Henry.
10.52**
Assignment and Assumption Agreement, dated as of November 8, 2004, by and among Las Vegas Sands Opco, Venetian Casino Resort, LLC, Interface Group Holding Company, Inc., Interface Group-Nevada, Inc., Interface Operations LLC, Lido Casino Resort MM, Inc., Grand Canal Shops Mall MM Subsidiary, Inc. and certain subsidiaries of Venetian Casino Resort, LLC named therein.
10.53
Construction Loan Agreement, dated September 30, 2004, by and among Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC, as borrowers, the lenders party thereto, The Bank of Nova Scotia, as the Sole Lead Arranger and the Sole Bookrunner, and Sumitomo Mitsui Banking Corporation, as the Syndication Agent (incorporated by reference from Exhibit 4.1 to Las Vegas Sands Opco's Report on Form 8-K filed on October 20, 2004).
10.54**
Deed Of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated September 30, 2004, made by Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC jointly and severally as trustor, to First American Title Insurance Company, as trustee, for the benefit of The Bank of Nova Scotia, in its capacity as Administrative Agent, as beneficiary.
10.55**
Security Agreement, dated as of September 30, 2004, by and among Phase II Mall Holding, LLC, Phase II Mall Subsidiary, LLC, and each subsidiary from time to time party thereto, and The Bank of Nova Scotia, in its capacity as Administrative Agent for and on behalf of each Secured Party.
10.56**
Master Disbursement Agreement, dated as of September 30, 2004, among Lido Casino Resort, LLC, Phase II Mall Holding, LLC, Phase II Mall Subsidiary, LLC, The Bank of Nova Scotia, as the Bank Agent, The Bank of Nova Scotia, as the Phase II Mall Agent, Goldman Sachs Credit Partners L.P., as the Bank Arranger and The Bank of Nova Scotia, as the Disbursement Agent.
10.57**
Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of September 30, 2004, made by Lido Casino Resort, LLC, as trustor, to First American Title Insurance Company, as trustee, for the benefit of The Bank of Nova Scotia, in its capacity as Administrative Agent, as beneficiary.
10.58**
Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated September 30, 2004, made by Lido Casino Resort, LLC, as trustor, to First American Title Insurance Company, as trustee, for the benefit of U.S. Bank National Association, in its capacity as the Mortgage Notes Indenture Trustee, as beneficiary.

10.59**
Environmental Indemnity Agreement, dated as of September 30, 2004, by and among Phase II Mall Holding, LLC, Phase II Mall Subsidiary, LLC, Las Vegas Sands, Inc., Lido Casino Resort, LLC and Venetian Casino Resort, LLC to and for the benefit of The Bank of Nova Scotia as administrative agent for itself and the other agents and lenders under the Construction Loan Agreement.
10.60**
Assignment and Assumption of Agreement and First Amendment to Agreement, dated September 30, 2004, made by Lido Casino Resort, LLC, as assignor, to Phase II Mall Holding, LLC, as assignee, and to GGP Limited Partnership, as buyer.
10.61**	Form of Tax Indemnification Agreement to be entered into by and among Las Vegas Sands Corp., Las Vegas Sands, Inc. and the stockholders named therein.
10.63**	Las Vegas Sands Opco Deferred Compensation Plan.
10.64**
First Amendment to Amended and Restated Security Agreement, dated as of September 30, 2004, by and between Las Vegas Sands, Inc., Venetian Casino Resort, LLC, the subsidiary guarantors as defined therein, and The Bank of Nova Scotia, as intercreditor agent, for and on behalf of each bank secured party as defined therein, U.S. Bank National Association, as trustee, and the intercreditor agent.
10.65**+
Subconcession Contract for Operating Casino Games of Chance or Games of Other Forms in the Macau Special Administrative Region, dated December 19, 2002, between Galaxy Casino Company Limited, as concessionaire, and Venetian Macau, S.A., as subconcessionaire.
10.66**
Second Supplemental Indenture, dated as of September 30, 2004, among Lido Casino Resort, LLC, Las Vegas Sands, Inc., Venetian Casino Resort, LLC, other note guarantors as defined therein and U.S. Bank National Association, as trustee.
10.67**
Supplement to Security Agreement, dated as of September 30, 2004, among the debtors as defined in the Amended and Restated Security Agreement, dated as of August 20, 2004, in favor of The Bank of Nova Scotia, as intercreditor agent for each of the secured parties as defined in the Amended and Restated Security Agreement.
10.68**
Disbursement Collateral Account Agreement, dated as of September 30, 2004, by and among Las Vegas Sands, Inc., Venetian Casino Resort, LLC, Lido Casino Resort, LLC, The Bank of Nova Scotia, as custodian and in its capacity as a securities intermediary, and the Bank of Nova Scotia, in its capacity as the intercreditor agent, for and on behalf of each bank intercreditor agent as defined therein, U.S. Bank National Association, as trustee for and on behalf of the mortgage note holders under the mortgage notes indenture as defined therein, and the intercreditor agent.
10.69**
Amendment No. 2 to Unsecured Indemnity Agreement, dated as of September 30, 2004, by Las Vegas Sands, Inc. and Venetian Casino Resort, LLC, to and for the benefit of U.S. Bank National Association and to the extent not otherwise referenced, the indemnified parties as defined therein.
21.1**	Subsidiaries of Las Vegas Sands, Corp.
23.1**	Consent of Lionel Sawyer & Collins (included in Exhibit 5.1).
23.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.1).
23.3*	Consent of PricewaterhouseCoopers LLP.
24.1**	Power of Attorney (included on signature pages hereto).

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.

+
Confidential treatment has been requested with respect to portions of this exhibit, and such confidential portions have been deleted and replaced with "**" and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933.

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PROSPECTUS SUMMARY
Our Company
Corporate and Ownership Structure
The Offering
Summary Historical and Pro Forma Financial and Other Data
Pro Forma Financial Data
Summary Historical Financial and Operating Data
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
USE OF PROCEEDS
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SELECTED HISTORICAL FINANCIAL AND OTHER DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
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WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
LAS VEGAS SANDS, INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share data)
LAS VEGAS SANDS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data)
LAS VEGAS SANDS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (Dollars in thousands)
LAS VEGAS SANDS, INC. CONSOLIDATED STATEMENT OF CASH FLOWS (Dollars in thousands)
LAS VEGAS SANDS, INC. NOTES TO FINANCIAL STATEMENTS
CONDENSED BALANCE SHEETS
December 31, 2003
CONDENSED STATEMENTS OF OPERATIONS For the year ended December 31, 2001
CONDENSED STATEMENTS OF OPERATIONS For the year ended December 31, 2002
CONDENSED STATEMENTS OF OPERATIONS For the year ended December 31, 2003
CONDENSED STATEMENTS OF CASH FLOWS For the year ended December 31, 2001
CONDENSED STATEMENTS OF CASH FLOWS For the year ended December 31, 2002
CONDENSED STATEMENTS OF CASH FLOWS For the year ended December 31, 2003
LAS VEGAS SANDS, INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share data) (Unaudited)
LAS VEGAS SANDS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (Unaudited)
LAS VEGAS SANDS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Dollars in thousands) (Unaudited)
LAS VEGAS SANDS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)
LAS VEGAS SANDS, INC. NOTES TO CONDENSED FINANCIAL STATEMENTS
CONDENSED BALANCE SHEETS December 31, 2003
CONDENSED BALANCE SHEETS September 30, 2004
CONDENSED STATEMENT OF OPERATIONS For the nine months ended September 30, 2003
CONDENSED STATEMENT OF OPERATIONS For the nine months ended September 30, 2004
CONDENSED STATEMENTS OF CASH FLOWS For the nine months ended September 30, 2003
CONDENSED STATEMENTS OF CASH FLOWS For the nine months ended September 30, 2004
Part II Information Not Required in Prospectus
SIGNATURES
LAS VEGAS SANDS, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS)
Exhibit Index